Exhibit 10.1

CREDIT AGREEMENT

dated as of September 27, 2024,

among

AMENTUM PARENT HOLDINGS LLC
(becoming AMENTUM HOLDINGS, INC. on the date hereof upon the effective time of the Merger), as the Company,

the BORROWING SUBSIDIARIES party hereto,

the LENDERS party hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.
MORGAN STANLEY SENIOR FUNDING, INC.,
MUFG BANK, LTD.,
PNC CAPITAL MARKETS LLC,
RBC CAPITAL MARKETS1,
TRUIST SECURITIES, INC.,
WELLS FARGO SECURITIES, LLC,
BMO CAPITAL MARKETS CORP.,
CAPITAL ONE, NATIONAL ASSOCIATION,
CITIZENS BANK, N.A.,
GOLDMAN SACHS BANK USA,
KEYBANC CAPITAL MARKETS INC.
and
SUMITOMO MITSUI BANKING CORPORATION,
as Joint Lead Arrangers and Joint Bookrunners in respect of the Initial Term Loans

1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.,
MORGAN STANLEY SENIOR FUNDING, INC.,
MUFG BANK, LTD.,
PNC CAPITAL MARKETS LLC,
RBC CAPITAL MARKETS,
TRUIST SECURITIES, INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners in respect of the Revolving Facility

BOFA SECURITIES, INC.,
MORGAN STANLEY SENIOR FUNDING, INC.,
MUFG BANK, LTD.,
PNC CAPITAL MARKETS LLC,
RBC CAPITAL MARKETS,
TRUIST BANK
and
WELLS FARGO SECURITIES, LLC,
as Co-Syndication Agents in respect of the Revolving Facility

BMO CAPITAL MARKETS CORP.,
CAPITAL ONE, NATIONAL ASSOCIATION,
CITIZENS BANK, N.A.,
GOLDMAN SACHS BANK USA,
KEYBANC CAPITAL MARKETS INC.
and
SUMITOMO MITSUI BANKING CORPORATION,
as Co-Documentation Agents in respect of the Revolving Facility

TABLE OF CONTENTS

i

SECTION 9.24.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	241
SECTION 9.25.	Acknowledgment Regarding Any Supported QFCs	241
SECTION 9.26.	Permitted Reorganization Transaction	242

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.05A	–	Existing Letters of Credit
Schedule 2.05B	–	Issuing Banks and LC Commitments
Schedule 3.13	–	Subsidiaries
Schedule 5.14	–	Post-Closing Obligations
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.05	–	Existing Investments

EXHIBITS:

Exhibit A-1	–	Form of Affiliated Lender Assignment and Assumption
Exhibit A-2	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Borrowing Subsidiary Agreement
Exhibit B-2	–	Form of Borrowing Subsidiary Termination
Exhibit C	–	Form of Compliance Certificate
Exhibit D-1	–	Form of First Lien Intercreditor Agreement
Exhibit D-2	–	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit E	–	Form of Intellectual Property Security Agreement
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Joinder Agreement
Exhibit H	–	Form of Perfection Certificate
Exhibit I	–	Form of Promissory Note
Exhibit J	–	Form of Letter of Credit Request
Exhibit K-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	–	Form of Solvency Certificate

CREDIT AGREEMENT, dated as of September 27, 2024 (this “Agreement”), by and among AMENTUM PARENT HOLDINGS LLC, a Delaware limited liability company (becoming AMENTUM HOLDINGS, INC. on the date hereof upon the effective time of the Merger), the BORROWING SUBSIDIARIES from time to time party hereto, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

Reference is made to (a) the Separation and Distribution Agreement, dated as of November 20, 2023 (including the exhibits and annexes thereto and the schedules (including disclosure schedules) referred to therein and, in each case, as amended, modified or waived from time to time, the “Separation and Distribution Agreement”), by and among Jacobs Solutions Inc., a Delaware corporation (“Jacobs”), Amazon Holdco Inc., a Delaware corporation (to be renamed Amentum Holdings, Inc. on the date hereof) (“SpinCo”), Amentum Parent Holdings LLC, a Delaware limited liability company (“Historical Amentum”), and Amentum Joint Venture LP, a Delaware limited partnership (“Historical Amentum Equityholder”), and (b) the Agreement and Plan of Merger, dated as of November 20, 2023 (including the exhibits and annexes thereto and the schedules (including disclosure schedules) referred to therein and, in each case, as amended, modified or waived from time to time, the “Merger Agreement”), by and among Jacobs, SpinCo, Historical Amentum and Historical Amentum Equityholder.

Pursuant to the Merger Agreement and the Separation and Distribution Agreement, (a) Jacobs will effectuate the Separation of the SpinCo Business from the Company Business (as defined in the Separation and Distribution Agreement), including the Reorganization, (b) as part of the Reorganization and prior to the Distribution, SpinCo will make the SpinCo Payment to Jacobs, (c) following the payment of the SpinCo Payment, Jacobs will consummate the Distribution and (d) following the Separation, Historical Amentum will merge with and into SpinCo (the “Merger”), with SpinCo surviving the Merger.

In connection with the foregoing, SpinCo entered into the SpinCo Term Credit Agreement, pursuant to which SpinCo obtained SpinCo Term Loans in an aggregate principal amount of US$1,130,000,000, the net proceeds of which were used by SpinCo to make, among other things, the SpinCo Payment.  On the Closing Date, immediately upon the effective time of the Merger, the SpinCo Term Loans shall, pursuant to the SpinCo Term Credit Agreement and Section 1.13 hereof, cease to be outstanding under and governed by the SpinCo Term Credit Agreement and the other SpinCo Loan Documents and instead shall constitute “Initial Term Loans”, “Term Loans” and “Loans” under, and shall be governed by, this Agreement and the other Loan Documents, and the SpinCo Term Credit Agreement and the other SpinCo Loan Documents shall be deemed to be superseded and replaced in their entirety with this Agreement and the other Loan Documents, and shall cease to be in effect.

Furthermore, in connection with the Merger, Historical Amentum requested that the Lenders and the Issuing Banks extend credit under this Agreement in the form of (a) Initial Term Commitments in an aggregate amount equal to US$2,620,000,000, pursuant to which the Initial Term Lenders will, on the Closing Date, make Initial Term Loans to Historical Amentum the proceeds of which will be used, together with the net proceeds of the Senior Notes and cash on hand of Historical Amentum and its Restricted Subsidiaries, to consummate the Historical Amentum Refinancing and which Initial Term Loans will constitute a single Class of Loans with the SpinCo Term Loans, and (b) an Initial Revolving Facility in an aggregate available amount thereunder as of the Closing Date of US$850,000,000.

On the Closing Date, immediately upon the effective time of the Merger, SpinCo shall become a successor to Historical Amentum and shall assume all of the rights, obligations and liabilities of

Historical Amentum under this Agreement (including as the “Company” hereunder and as a borrower in respect of the Initial Term Loans made to the Company) and under the other Loan Documents.

The Lenders and the Issuing Banks are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

ACCORDINGLY, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01.          Defined Terms.  As used in this Agreement, including the preamble and the recitals hereto, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means:

(a)          with respect to any Indebtedness that is secured by a Lien on the Collateral that is intended to be pari passu (but without regard to the control of remedies) with the Lien on the Collateral securing the Credit Facilities, a First Lien Intercreditor Agreement;

(b)          with respect to any Indebtedness that is intended to be secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Credit Facilities, a First Lien/Second Lien Intercreditor Agreement; and/or

(c)          with respect to any Indebtedness, an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Company and the Administrative Agent in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto or (ii) reasonably acceptable to the Company and the Administrative Agent;

provided that any changes to an existing form or any new form of intercreditor or subordination agreement or arrangement referred to in this definition shall be deemed acceptable to the Administrative Agent if the Required Lenders have not objected thereto by written notice to the Administrative Agent within five Business Days after a copy thereof is provided to the Lenders.

“Additional Amendment” has the meaning assigned to such term in Section 9.02(d)(ii).

“Additional Commitment” means any commitment established pursuant to Section 2.21, 2.22 or 9.02(c).

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitment” means any revolving credit commitment established pursuant to Section 2.21, 2.22 or 9.02(c)(ii), as the same may be reduced or terminated from time to time.

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, (b) the amount at such time of such Lender’s LC Exposure attributable to its Additional Revolving Credit Commitment and (c) the amount at such time of such Lender’s Swingline Exposure attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loan” means any revolving loan made pursuant to an Additional Revolving Credit Commitment.

“Additional Term Commitment” means any term commitment established pursuant to Section 2.21, 2.22 or 9.02(c)(i).

“Additional Term Lender” means any Lender with an Additional Term Commitment or an outstanding Additional Term Loan.

“Additional Term Loans” means any term loan established as outstanding hereunder pursuant to, or made pursuant to an Additional Term Commitment established pursuant to, Section 2.21, 2.22 or 9.02(c)(i).

“Adjustment Date” means the third Business Day following the date of delivery of the Compliance Certificate most recently required to be delivered pursuant to Section 5.01(c).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, or any successor thereto appointed in accordance with Article 8.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.  No Person shall be an “Affiliate” of the Company or any of its subsidiaries solely because it is an unrelated portfolio company of any Sponsor and none of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of the Company or any subsidiary thereof.

“Affiliated Lender” means (a) any Non-Debt Fund Affiliate and (b) the Company and/or any of its subsidiaries.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any Person whose consent is required by Section 9.05) and accepted by the Administrative Agent, which shall be in the form of Exhibit A-1, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Company.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iii).

“Aggregate Initial Revolving Credit Commitments” means, at any time, the sum of all the Initial Revolving Credit Commitments of all the Lenders at such time.

“Aggregate Initial Revolving Credit Exposures” means, at any time, the sum of all the Initial Revolving Credit Exposures of all the Lenders at such time.  For purposes of this definition, the Swingline Exposure of any Lender that is a Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Revolving Credit Percentage (to the extent attributable to its Initial Revolving Credit Commitment) of the aggregate principal amount of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time.

“Agreed Currencies” means U.S. Dollars and the Alternative Currencies.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.23(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of

(a)          the Prime Rate in effect on such day,

(b)          the NYFRB Rate in effect on such day plus 0.50%, and

(c)          the Term SOFR for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%.  For purposes of clause (c) above, the Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 with respect to Term SOFR (for the avoidance of doubt, only until the Benchmark Replacement with respect to Term SOFR has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the higher of clauses (a) and (b) above and shall be determined without reference to clause (c) above; provided if the Alternate Base Rate, as so determined, would be less than 1.00%, the Alternate Base Rate shall be deemed to be 1.00%.

“Alternative Currency” means Canadian Dollars, Euro, Sterling and any other currency, other than U.S. Dollars, (a) that is freely available, freely transferable and freely convertible into U.S. Dollars and (b) that has been designated by the Company as an Alternative Currency with the written consent (such consent not to be unreasonably withheld, conditioned or delayed) of each Revolving Lender and, in the case of Letters of Credit to be issued by any Issuing Bank, such Issuing Bank.

“Alternative Currency Overnight Rate” means, for any day, (a) with respect to any amount denominated in Sterling, the Daily Simple SONIA, (b)  with respect to any amount denominated in Canadian Dollars, the Canadian Prime Rate and (c) with respect to any amount denominated in any currency other than Sterling and Canadian Dollars (or denominated in Sterling or Canadian Dollars if the rate referred to in clause (a) or (b) above, respectively, is not available), a rate per annum at which overnight deposits in such currency would be offered on such day in the London or, if applicable, other offshore interbank market, as such rate is determined by the Administrative Agent by such means as the Administrative Agent shall determine to be reasonable.

“Alternative LC Currency” means any Alternative Currency and any other currency (other than U.S. Dollars) for which an Exchange Rate may be obtained; provided that at the time of the issuance of any Letter of Credit denominated in an Alternative LC Currency (other than an Alternative Currency), such other currency is acceptable to the Issuing Bank that is the issuer of such Letter of Credit.

“Ancillary Document” has the meaning assigned to such term in Section 9.07(b).

“Ancillary Services” means any of the following: letters of credit, bank guaranties, bankers’ acceptances, surety, performance, completion or similar guaranties, bonds or similar instruments in respect of tenders, statutory obligations, licenses, permits, bids, leases, governmental contracts, development obligations, client, customer and other trade contracts, utility contracts or services, surety, stay, customs, appeal, performance, completion, payment, financial assurance, return of money and/or other similar obligations and/or supply chain financing services and any arrangements or services similar to any of the foregoing.

“Ancillary Services Obligations” means any and all obligations of the Company, any of its Restricted Subsidiaries or any joint venture of any of the foregoing, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement in connection with Ancillary Services (a) that is in effect on the Closing Date between the Company, any of its Restricted Subsidiaries or any joint venture of any of the foregoing, on the one hand, and a counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date, or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof after the Closing Date) or (ii) any other Person designated by the Company, on the other hand, or (b) that is entered into after the Closing Date by the Company, any of its Restricted Subsidiaries or any joint venture of any of the foregoing, on the one hand, with any counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date or at the time such arrangement is entered into or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof thereafter) or (ii) any other Person designated by the Company, on the other hand, and in each case under this definition, that have been designated to the Administrative Agent in writing by the Company as being Ancillary Services Obligations for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (x) to have appointed the Administrative Agent as its agent under the applicable Loan Documents and (y) to have agreed to be bound by the provisions of Article 8 and Section 9.10 as if it were a Lender and by the provisions of each Intercreditor Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010.

“Applicable Creditor” has the meaning assigned to such term in Section 9.23(b).

“Applicable Percentage” means, at any time, (a) with respect to any Term Lender of any Class, (i) when used in reference to payments and other matters relating to the Term Loans of such Class, a percentage equal to a fraction the numerator of which is the aggregate Outstanding Amount of the Term Loans of such Class of such Term Lender at such time and the denominator of which is the aggregate Outstanding Amount of the Term Loans of all Term Lenders of such Class at such time and (ii) when used in reference to matters relating to the Term Commitments of such Class, a percentage equal to a fraction the numerator of which is the aggregate amount of the Term Commitments of such Term Lender of such Class at such time and the denominator of which is the aggregate amount of the Term Commitments of all Term Lenders of such Class at such time and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class at such time represented by such Lender’s Revolving Credit Commitment of such Class at such time.  In the case of clause (b) above, in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, for any day:

(a)          with respect to any Initial Term Loan that is an ABR Loan, 1.25% per annum, and with respect to any Initial Term Loan that is a Term SOFR Loan or, if applicable pursuant to Section 2.13, a Daily Simple SOFR Loan, 2.25% per annum; provided that, on and after the first date on which the Company’s corporate family rating or corporate rating, as applicable, of each of Moody’s, S&P and Fitch is Ba3 or better, BB- or better and BB- or better, respectively, the “Applicable Rate” for any Initial Term Loan of any Type shall be reduced by 0.25% per annum; and

(b)          with respect to any Initial Revolving Loan of any Type or any Swingline Loan, the applicable rate per annum set forth in the table below under the caption “ABR/Canadian Prime Rate Spread for Initial Revolving Loans and Swingline Loans” or “Term Benchmark/RFR Spread for Initial Revolving Loans”, as the case may be, based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period;

provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Initial Revolving Loan of any Type or any Swingline Loan shall be the applicable rate per annum set forth in the table below in Category 2 for such Class and Type of Loans:

Initial Revolving Loans and Swingline Loans
Category	First Lien Leverage Ratio	ABR/Canadian Prime Rate Spread for Initial Revolving Loans and Swingline Loans	Term Benchmark/RFR Spread for Initial Revolving Loans
Category 1	Greater than 3.75 to 1.00	1.25%	2.25%
Category 2	Less than or equal to 3.75 to 1.00 and greater than 2.75 to 1.00	1.00%	2.00%
Category 3	Less than or equal to 2.75 to 1.00 and greater than 1.75 to 1.00	0.75%	1.75%
Category 4	Less than or equal to 1.75 to 1.00	0.50%	1.50%

The Applicable Rate with respect to any Initial Revolving Loan or Swingline Loan shall be adjusted, to the extent applicable, in accordance with the table set forth above, quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period; provided that if a Compliance Certificate is not delivered when required pursuant to Section 5.01(c), then, upon notice to that effect from the Administrative Agent (given at the direction of the Required Lenders) to the Company, the “Applicable Rate” for any Initial Revolving Loan or Swingline Loan shall be the rate per annum set forth in the table above in Category 1 for such Class of Loans, from the third Business Day after the date that such Compliance Certificate was required to have been delivered pursuant to Section 5.01(c) and until such Compliance Certificate is delivered (and thereafter the applicable Category shall be as otherwise determined in accordance with this definition).

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitments at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.20, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations.  In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Approved Borrower Portal” means any electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” means any Person designated by the Company as a lead arranger and/or bookrunner (joint or otherwise), in each case, in its capacity as such, in respect of any credit facilities established hereunder on the Closing Date or at any time thereafter, including such Persons designated on the cover of this Agreement.

“AS” means American Securities, LLC, a New York limited liability company.

“Assignment Agreement” means (a) in the case of an assignment to an Affiliated Lender, an Affiliated Lender Assignment and Assumption and (b) otherwise, an Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.05), and accepted by the Administrative Agent, which shall be in the form of Exhibit A-2, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Company.

“Assumed Acquisition Debt” means Indebtedness incurred pursuant to Section 6.01(m).

“Auction” means an auction conducted by any Affiliated Lender or any Debt Fund Affiliate in order to purchase Term Loans of any Class or Classes, in accordance with such procedures as shall be agreed with respect to such auction by the Company and the applicable Auction Agent.

“Auction Agent” means any financial institution or advisor engaged by the Company (whether or not such Person is, or is an Affiliate of, the Administrative Agent) to act, and that agrees to act, as an arranger in connection with any Auction; provided that neither the Company nor any of its subsidiaries may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.05(c).

“Availability Period” means the period from and including the Closing Date  and until the termination of the Initial Revolving Credit Commitments in accordance with the terms hereof.

“Available Amount” means, at any time, an amount (which shall not be less than zero) equal to, without duplication:

(a)          the sum of:

(i)          the greater of US$560,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period; plus

(ii)          the greater of (A) an amount equal to the CNI Growth Amount and (B) an amount equal to (x) an amount determined on a cumulative basis for each Fiscal Quarter (commencing with the Fiscal Quarter during which the Closing Date occurs) with respect to which (or with respect to the Fiscal Year that includes such Fiscal Quarter) financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable (or, if earlier, at the option of the Company, are internally available), equal to 100% of Consolidated Adjusted EBITDA for such Fiscal Quarter, minus (y) an amount determined on a cumulative basis for each such Fiscal Quarter referred to in clause (x) equal to 150% of Consolidated Fixed Charges for such Fiscal Quarter; plus

(iii)          (A) the aggregate amount of any capital contribution in respect of Qualified Capital Stock and the aggregate proceeds of any issuance of Qualified Capital Stock, in each case, received in Cash by the Company, plus (B) the aggregate amount of the fair market value of Cash Equivalents, marketable securities or other property (x) received by the Company as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock (including pursuant to any merger, consolidation, amalgamation or similar transaction) or (y) that otherwise becomes part of the consolidated equity capital of the Company (other than any portion thereof attributable to Disqualified Capital Stock) as a result of any merger, consolidation, amalgamation or similar transaction between the Company or any of its Restricted Subsidiaries and any other Person, in each case, during the period from and including the day immediately following the Closing Date through and including such time (and, in each case, other than any Excluded Equity Contribution Amounts); plus

(iv)          (A) the aggregate principal amount of any Indebtedness and the aggregate amount of any Disqualified Capital Stock of the Company or any Restricted Subsidiary

issued after the Closing Date (other than Indebtedness or Disqualified Capital Stock issued to the Company or any Restricted Subsidiary) that has been converted into or exchanged for Qualified Capital Stock of the Company or Capital Stock of any Parent Company, plus (B) the aggregate amount of any Cash and the fair market value of any Cash Equivalents, marketable securities or other property received by the Company or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)          the aggregate amount of any net Cash proceeds and the aggregate fair market value of any net proceeds constituting Cash Equivalents, marketable securities and other property, in each case, received by the Company or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Company or any Restricted Subsidiary) of any Investment made after the Closing Date pursuant to Section 6.05(r); plus

(vi)          the aggregate amount of Cash and the fair market value of Cash Equivalents, marketable securities or other property, in each case, received by the Company or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time as Returns with respect to any Investment made after the Closing Date pursuant to Section 6.05(r); plus

(vii)          an amount equal to the sum of, without duplication, (A) the amount of any Investments by the Company or any Restricted Subsidiary made after the Closing Date pursuant to Section 6.05(r) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or liquidated, wound up or dissolved into, the Company or any Restricted Subsidiary, (B) the fair market value of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Company or any Restricted Subsidiary and (C) to the extent not duplicative of amounts in clause (ii) or (vi) above, the aggregate amount of Cash dividends and/or other Cash distributions received by the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)          the amount of any Declined Proceeds plus the amount of any Retained Asset Sale Proceeds; plus

(ix)          the fair market value of the aggregate principal amount of any Indebtedness that is contributed to the Company or any Restricted Subsidiary in accordance with the provisions set forth in Section 9.05(g) of this Agreement and/or in accordance with the equivalent provisions under any document governing such Indebtedness; minus

(b)          an amount equal to (i) the sum of (A) Restricted Payments made pursuant to Section 6.03(a)(ii), plus (B) Restricted Debt Payments made pursuant to Section 6.03(b)(v), plus (C) Investments made pursuant to Section 6.05(r), in each case, after the Closing Date and prior to such time or contemporaneously therewith, plus (ii) the aggregate principal amount of Indebtedness outstanding at such time in reliance on Section 6.01(q)(i).

“Available Equity Contribution Amount” means the portion of the Available Amount that the Company attributes to clauses (a)(iii), (a)(iv) and (a)(ix) of the definition of such term.

“Available RP/RDP Capacity Amount” means, at any time, (a) the aggregate amount of Restricted Payments then permitted to be made by the Company in reliance on Section 6.03(a)(viii) plus (b) the aggregate amount of Restricted Debt Payments then permitted to be made by the Company or any Restricted Subsidiary in reliance on Section 6.03(b)(iv)(A), in each case, determined without giving effect to any reduction thereof on account of any Indebtedness outstanding in reliance on Section 6.01(q)(ii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means any of the following services: services with respect to commercial credit cards, stored value cards and purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transfer transactions, return items and interstate depository network services), services in connection with collections, payroll, trust, lockbox and/or stop payment, employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Banking Services Obligations” means any and all obligations of the Company, any of its subsidiaries or any joint venture of any of the foregoing, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement in connection with Banking Services (a) that is in effect on the Closing Date between the Company, any of its subsidiaries or any joint venture of any of the foregoing, on the one hand, and a counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date, or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof after the Closing Date) or (ii) any other Person designated by the Company, on the other hand, or (b) that is entered into after the Closing Date by the Company, any of its subsidiaries or any joint venture of any of the foregoing, on the one hand, with any counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date or at the time such arrangement is entered into or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a

Lender, an Arranger or an Affiliate thereof thereafter) or (ii) any other Person designated by the Company, on the other hand, and in each case, that have been designated to the Administrative Agent in writing by the Company as being Banking Services Obligations for the purposes of the Loan Documents; it being understood that each counterparty referred to in clause (a) or (b) above shall be deemed (x) to have appointed the Administrative Agent as its agent under the applicable Loan Documents and (y) to have agreed to be bound by the provisions of Article 8 and Section 9.10 as if it were a Lender and by the provisions of each Intercreditor Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).

“Benchmark Replacement” means, for any Available Tenor, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the applicable then‑current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than the applicable Floor, the Benchmark Replacement will be deemed to be such Floor for all purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-

prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Alternative Currency Overnight Rate”, the definition of “Business Day”, the definition of “Effective Yield”, the definition of “Interest Period”, the definition of “RFR Business Day”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent determines in its reasonable discretion (after consultation with the Company) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines (after consultation with the Company) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark for any Agreed Currency, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.13(b) and (b) ending at the time that a Benchmark

Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.13(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.  In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any Company Competitor or (b) any Affiliate of any Company Competitor, but, in each case, only if no personnel involved with the investment in the relevant Company Competitor or its Affiliates, or the management or operation thereof, (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to the Company or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent, as applicable, in accordance with clause (a) of the definition of “Disqualified Institution” or any Affiliate of any such Person that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrower Communications” means, collectively, any Borrowing Request, any Interest Election Request, any notice of prepayment, any notice of termination or reduction of Commitments, any notice requesting the issuance, amendment or extension of any Letter of Credit or any other notice, demand, communication, information, document or other material provided by or on behalf of any of the Loan Parties pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Loan Party to the Administrative Agent through an Approved Borrower Portal.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the applicable Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the applicable Lender to the applicable Borrower and the Administrative Agent.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means (a) any Loans of the same Type, Class and currency made, converted or continued on the same date and to the same Borrower and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing (other than an ABR Borrowing) denominated in U.S. Dollars, US$1,000,000, (b) in the case of an ABR Borrowing, US$500,000, (c) in the case of a Borrowing (other than a Canadian Prime Rate Borrowing) denominated in Canadian Dollars, C$1,000,000, (d) in the case of a Canadian Prime Rate Borrowing, C$500,000, (e) in the case of a Borrowing denominated in Euro, €1,000,000, (f) in the case of a Borrowing denominated in Sterling, ₤1,000,000 and (g) in the case of a Borrowing denominated in any other Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency and that has a U.S. Dollar Equivalent of US$1,000,000 or more.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in U.S. Dollars, US$100,000, (b) in the case of a Borrowing denominated in Canadian Dollars, C$500,000, (c) in the case of a Borrowing denominated in Euro, €100,000, (d) in the case of a Borrowing denominated in Sterling, ₤100,000 and (e) in the case of a Borrowing denominated in any other Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 100,000 units of such currency and that has a U.S. Dollar Equivalent of US$100,000 or more.

“Borrowing Request” means a request by or on behalf of a Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Company.

“Borrowing Subsidiary” means each Restricted Subsidiary that has become a Borrowing Subsidiary pursuant to Section 2.23, other than any such Restricted Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.23.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement duly executed by the Company and the applicable Restricted Subsidiary and substantially in the form of Exhibit B-1, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Company.

 “Borrowing Subsidiary Permitted Jurisdiction” means Canada, Australia and the United Kingdom.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination duly executed by the Company and substantially in the form of Exhibit B-2, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Company.

“Burdensome Agreements” has the meaning assigned to such term in Section 6.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Term SOFR Loan or a Daily Simple SOFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any Term SOFR Loan or any Daily Simple

SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day that is not a TARGET Day or any day on which banks in London are not open for general business, (c) when used in connection with a Loan denominated in Canadian Dollars or any calculation or computation of the Term CORRA, the Daily Simple CORRA or the Canadian Prime Rate, the term “Business Day” shall also exclude any day on which banks are not open for general business in Toronto, (d) when used in connection with any RFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day and (e) when used in connection with a Letter of Credit denominated in an Alternative LC Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the principal interbank market for such Alternative LC Currency.

“Canadian Dollars” or “C$” means the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m., Toronto time, on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided that if the above rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Canadian Prime Rate Borrowing” means any Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” means a Loan that bears interest by reference to the Canadian Prime Rate.

“Capital Expenditures” means, with respect to the Company and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid or accrued as liabilities) that would, in accordance with GAAP, be included as additions to property, plant and equipment on the Company’s consolidated statement of cash flows for such period and (b) other capital expenditures of such Person for such period (whether paid or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases and all capitalized software expenditures).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP and subject to Section 1.04(a), is or should be accounted for as a capital lease on the balance sheet of that Person.  The amount of obligations with respect to any Capital Lease shall be the amount thereof recorded as a liability on the balance sheet of such Person prepared in accordance with GAAP and subject to Section 1.04(a).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company (or any subsidiary thereof).

“Cash” means money, currency or a credit balance in any deposit account.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or the Canadian government or (ii) issued by any agency or instrumentality of the U.S. or Canada the obligations of which are backed by the full faith and credit of the U.S. or Canada, as the case may be, and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or the District of Columbia or any political subdivision or any public instrumentality thereof or by any foreign government or any political subdivision or any public instrumentality thereof, in each case, having, at the time of the acquisition thereof, a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper having, at the time of the acquisition thereof, a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than US$100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than US$100,000,000; (f) Indebtedness issued by Persons (other than the Company, any Sponsor, Jacobs or any Affiliate of any of the foregoing) with a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (f) above, (ii) net assets of not less than US$250,000,000 and (iii) a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.  “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or parent companies thereof) have, where applicable, the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by the Company or its Restricted Subsidiaries in accordance with their ordinary course investment practices for cash management.

“Casualty/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary Guarantor that constitutes Collateral.

“CBR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means, with respect to any CBR Loan at any time, the Applicable Rate that would be applicable at such time to the Loan that was converted into such CBR Loan in accordance herewith.

“Central Bank Rate” means the greater of (a) (i) for any Loan denominated in (A) Sterling, the Bank of England’s (or any successor thereto’s) “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time and (B) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion:  (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto) or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, plus (ii) the applicable Central Bank Rate Adjustment and (b) zero.

“Central Bank Rate Adjustment” means, for any day, (a) for any Loan denominated in Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) for any Loan denominated in Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Daily Simple SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (a)(ii) of the definition of such term and (y) the EURIBO Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date).

“Change of Control” means the Company becoming aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), other than one or more of the Permitted Holders (and other than any Person that is acting solely as an underwriter or initial purchaser in connection with a public or private offering of any Capital Stock, acting in such capacity), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Closing Date) of Voting Stock of the Company representing more than 50.0% of the total voting power of all of the outstanding Voting Stock of the Company, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors having a majority of the aggregate votes on the Board of Directors of the Company.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 under the Exchange Act, (i) a Person or group shall not be deemed to beneficially own any Voting Stock

(x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock pursuant to such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a group consisting solely of one or more Permitted Holders) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns Voting Stock of such Person’s parent representing more than 50% of the total voting power of all of the outstanding Voting Stock of such Person’s parent, (iv) the right of any Person to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power of any Person in connection with the acquisition or disposition of Capital Stock will not cause such Person to be a beneficial owner of such Voting Stock and (v) for the avoidance of doubt, the Merger shall not constitute a Change of Control.

“Charge” means any loss, charge, fee, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(i), Initial Revolving Loans, Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(ii) or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, an Additional Term Commitment of any series established as a separate “Class” pursuant to Section 2.21, 2.22 and/or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class.

“Closing Date” means September 27, 2024, which is the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (or a successor administrator).

“CNI Growth Amount” means, at any time, an amount determined on a cumulative basis for each Fiscal Quarter (commencing with the Fiscal Quarter during which the Closing Date occurs) with respect to which (or with respect to the Fiscal Year that includes such Fiscal Quarter) financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable (or, if earlier, at the option of the Company, are internally available), equal to 50% of Consolidated Net Income for such Fiscal Quarter, if Consolidated Net Income for such Fiscal Quarter is greater than zero; provided that the CNI Growth Amount shall not be less than zero at any time.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets of any Loan Party, whether now existing or hereafter acquired, that are or become subject (or purported to be subject) to a Lien under any Collateral Document to secure the Secured Obligations.  For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.11, the requirement that the Administrative Agent shall have received with respect to each Restricted Subsidiary that is required to become a Subsidiary Guarantor (including by ceasing to be an Excluded Subsidiary) or that the Company elects to make a Subsidiary Guarantor, in each case, after the Closing Date:

(a)          (i) a Joinder Agreement, (ii) an executed joinder to or acknowledgement of, as applicable, each Intercreditor Agreement, if any, in substantially the form attached as an exhibit thereto or as otherwise provided therein, (iii) if such Restricted Subsidiary owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (iv) a completed Perfection Certificate, executed by a Responsible Officer of such Restricted Subsidiary or the Company and (v) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request; and

(b)          each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the applicable time periods set forth in Section 5.11(a)).

“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Intellectual Property Security Agreement and (c) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations, in each case, solely to the extent, and for so long as, it is in effect in accordance with its terms.

“Commitment” means, with respect to each Lender at any time, such Lender’s Initial Term Commitment, Initial Revolving Credit Commitment or Additional Commitment, as applicable, in effect at such time.

“Commitment Fee Rate” means, on any day, with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Commitment Fee Rate” shall be the rate per annum set forth below in Category 2:

Category	First Lien Leverage Ratio	Commitment Fee Rate
Category 1	Greater than 3.75 to 1.00	0.40%
Category 2	Less than or equal to 3.75 to 1.00 and greater than 2.75 to 1.00	0.35%
Category 3	Less than or equal to 2.75 to 1.00 and greater than 1.75 to 1.00	0.30%
Category 4	Less than or equal to 1.75 to 1.00	0.25%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitments shall be adjusted, to the extent applicable, in accordance with the table set forth above, quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period; provided that if a Compliance Certificate is not delivered when required pursuant to Section 5.01(c), then, upon notice to that effect from the Administrative Agent (given at the direction of the Required Revolving Lenders) to the Company, the “Commitment Fee Rate” for any Initial Revolving Credit Commitments shall be the rate per annum set forth in the table above in Category 1, from the third Business Day after the date that such Compliance Certificate was required to have been delivered pursuant to Section 5.01(c) and until such Compliance Certificate is delivered (and thereafter the applicable Category shall be as otherwise determined in accordance with this definition).

“Commitment Letter” means that certain Commitment Letter, dated September 3, 2024, among Historical Amentum, the Arrangers party thereto and, as applicable, the Arrangers’ respective Affiliates.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed by or to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through an Approved Electronic Platform.

“Company” means, subject to Section 9.26, (a) initially, Historical Amentum, and, upon the effective time of the Merger, SpinCo, and (b) thereafter, any Successor Company (including any Successor Company in respect of any Person referred to in this clause (b)).

“Company Competitor” means any competitor of the Company and/or any of its subsidiaries.

“Company Model” means the model delivered by Historical Amentum to the Lead Left Arranger on June 25, 2024.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Company.  It is understood and agreed that (a) with respect to any calculations set forth in a Compliance Certificate, (i) any such calculations set forth as of the end of or for any Fiscal Quarter shall be subject to changes from audit and normal year-end adjustments and (ii) any such calculations set forth as of the end of or for any period may be recast by the Company in any subsequent Compliance Certificate to give effect to (A) any change referred to in clause (i) above, (B) any change arising from any requirement set forth in this Agreement that the applicable calculation be determined on a Pro Forma Basis and (C) solely to the extent the original calculation thereof did not result in a Default or Event of Default (for this purpose, disregarding clause (b) below), other modifications thereto determined by the Company in good faith if, as so modified, such calculation would be in accordance with this Agreement and (b) no Default or Event of Default under Section 7.01(d) shall arise from any changes, recasting or other modifications permitted by clause (a) above (or from any previously delivered Compliance Certificate or calculations therein being subject to such changes, recasting or other modifications).

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, with respect the Company and its Restricted Subsidiaries on a consolidated basis for any period and subject to Section 1.04(d), the sum (without duplication) of:

(a)          Consolidated Net Income for such period; plus

(b)          without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for (and only to the extent not added back pursuant to the definition of Consolidated Net Income):

(i)          Consolidated Interest Expense;

(ii)          Taxes paid and any provision for Taxes, including income, capital, federal, state, provincial, territorial, local, franchise, excise and similar Taxes, sales and use Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination and any such Tax pursuant to any Tax sharing arrangement or as a result of any Tax distribution that is permitted pursuant to Section 6.03(a)(xiv)(B)) paid or accrued during such period;

(iii)          all depreciation;

(iv)          any non-cash Charge, provided that to the extent that any such non-cash Charge represents an accrual of or reserve for Cash expenditures in any future period, (A) the Company may determine, in its sole discretion, not to add back such non-cash Charge in the then-current period and (B) to the extent Company elects to add back such non-cash Charge, the cash payment in respect thereof in any future period shall be deducted in calculating Consolidated Adjusted EBITDA for such future period;

(v)          all Public Company Costs;

(vi)          the amount of any indemnities and expenses paid or accrued to any Permitted Holders or directors (or Persons performing equivalent functions) of the Company or any of its subsidiaries;

(vii)          the amount of any Charge incurred in connection with sales of accounts receivable, notes receivable, unbilled revenue or other securitization assets and any related assets (or interests therein) in connection with any Permitted Receivables Financing; and

(viii)          internal software development costs that were expensed during such period but could have been capitalized under alternative accounting policies or application thereof in accordance with GAAP; plus

(c)          to the extent not otherwise included in the determination of Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash income or gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA (including pursuant to any component definition thereof) for such period or any prior period and not added back; plus

(d)          the amount of the pro forma “run rate” effects of expected cost savings, operating expense reductions, operational improvements (including as a result of entry into, amendment or renegotiation of any contract or other arrangement relating to costs), cost synergies and commencement or changes in operations (including “run rate” effects arising from any acquisition, construction, development or improvement of any assets used or to be used in the business) (collectively, “Expected Run Rate Effects”) (calculated on a pro forma basis as though such items had been realized on the first day of such period, but net of actual amounts realized during such period), in each case, to the extent reasonably identifiable and factually supportable (in each case, in the good faith determination of the Company and whether or not such effects are permitted to be included in any pro forma financial information pursuant to the rules and regulations of the SEC), related to the Transactions or any acquisition or other Investment, Disposition or other specified transaction or related to any restructuring or operational initiative, cost savings initiative and/or other initiative (any such restructuring or operational initiative, cost savings initiative or other initiative, an “Initiative”), in each case, that are projected by the Company in good faith to result from actions that have been taken, with respect to which substantial steps have been taken or that are expected to be taken, it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any such actions; plus

(e)          other add-backs and adjustments consistent with, reflected in or of the type reflected in (i) the Company Model and/or the QofE Report or (ii) any quality of earnings report delivered by any independent accounting or valuation firm of recognized national standing or any other accounting or valuation firm reasonably acceptable to the Administrative Agent and prepared in connection with any acquisition or Investment consummated after the Closing Date and permitted by this Agreement, which may include adjustments consistent with the adjustments reflected in such report for the period from the last day of the period covered by such report to the date of the consummation of such acquisition or Investment; plus

(f)          the aggregate amount of “run rate” income attributable to (i) new Customer Contracts or (ii) amendments or changes to existing Customer Contracts reflecting a pricing and/or volume increase (or pricing and/or volume increases pursuant to the terms of existing Customer Contracts otherwise becoming effective) (any of the foregoing described in clause (i) and (ii) being referred to as a “Customer Contract Event”) in each case entered into (in the case of clause (i)) or effected (in the case of clause (ii)) during the relevant period that the Company in good faith estimates would have been realized or achieved within 24 months of, in the case of clause (i), the entry into such new Customer Contract and, in the case of clause (ii), the effectiveness of such pricing and/or volume increase, as if such new Customer Contract (in the case of clause (i)) or such pricing and/or volume increase (in the case of clause (ii)) was in effect during the entire period, in each case at the applicable contracted pricing and/or volume (in the case of clause (ii), for the avoidance of doubt, giving effect to such pricing and/or volume increase) (in each case, calculated based on an assumed margin determined by the Company in good faith based on its estimate of the actual costs associated with such Customer Contract Event, but net of actual income attributable to such Customer Contract Event during such period); minus

(g)          to the extent included in the determination of Consolidated Net Income (and only to the extent not deducted pursuant to the definition of Consolidated Net Income) for such period, any non-cash income or non-cash gain, all as determined in accordance with GAAP, excluding (i) any such non-cash income or non-cash gain in respect of which Cash was received in a prior period or will be received in a future period and (ii) any such non-cash income or non-cash gain that represents reversal of Charges that reduced Consolidated Net Income or Consolidated Adjusted EBITDA for any prior period; minus

(h)          the amount of any Cash payment made during such period in respect of any non-cash Charge that was added back for any prior period pursuant to clause (b)(iv) of this definition.

Notwithstanding anything to the contrary herein, Consolidated Adjusted EBITDA (before giving effect to (x) any pro forma adjustments in connection with Subject Transactions occurring after the Closing Date as contemplated by the definition of Pro Forma Basis or (y) any adjustment pursuant to clause (d), (e) or (f) above to the extent such adjustment was not otherwise included in the calculation of the amounts set forth below) shall be deemed to be US$282,000,000 for the Fiscal Quarter ended March 29, 2024, US$274,000,000 for the Fiscal Quarter ended December 29, 2023, US$302,000,000 for the Fiscal Quarter ended September 29, 2023 and US$260,000,000 for the Fiscal Quarter ended June 30, 2023.  It is understood that in the event any item meets the criteria of more than one clause of the definition of “Consolidated Adjusted EBITDA” and/or the definition of “Consolidated Net Income”, the classification of such item as among such clauses shall be determined by the Company in its sole discretion.

“Consolidated First Lien Debt” means, on any date of determination, (a) the aggregate principal amount of Loans outstanding on such date and (b) the aggregate principal amount of Consolidated Total Debt (other than Loans) outstanding on such date that is secured by a Lien on any Collateral that is pari passu (but without regard to the control of remedies) with the Lien on such Collateral securing the Credit Facilities.

“Consolidated Fixed Charges” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any period, the sum, without duplication, of (a) Ratio Interest Expense for such period, plus (b) all scheduled dividends or other scheduled distributions (excluding items eliminated in consolidation) paid in Cash during such period by the Company and its Restricted Subsidiaries on any series of Preferred Stock or Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries (for the avoidance of doubt, excluding the SpinCo Payment).

“Consolidated Interest Expense” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any period, the sum, without duplication, of (a) consolidated total interest expense of the Company and its Restricted Subsidiaries for such period, determined in accordance with GAAP, whether paid or accrued and whether or not capitalized, and in any event including, without duplication, (i) amortization, accretion or accrual of any original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any costs associated with surety, performance, completion, payment, financial assurance or similar bonds or instruments (whether amortized or immediately expensed), (iii) any interest capitalized during construction, (iv) any non-cash interest Charges, (v) the interest component of any deferred payment obligation, (vi) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (vii) any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guaranty or a similar instrument, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder and any other bank, administrative agency (or trustee) and/or financing fee, and any other fees and expenses relating to Indebtedness, including commitment, bridge, amendment, consent, structuring, debt rating fees and administrative or trustee fees and charges with respect to the credit facilities established hereunder or with respect to other Indebtedness, (viii) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (ix) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations or for failure to comply with reporting obligations, (x) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness and (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any acquisition or Investment, in each case, paid, incurred or amortized by the Company or its Restricted Subsidiaries during such period, plus (b) any cash Restricted Payment (or similar payments by any Restricted Subsidiary) paid or payable in respect of Disqualified Capital Stock or Preferred Stock during such period, other than to the Company or any of its Restricted Subsidiaries, plus (c) any Charges during such period arising from any Hedge Agreement and/or other derivative financial instrument entered into by the Company or any of its Restricted Subsidiaries for the purpose of hedging interest rate risk (net of any realized or unrealized gain in respect of any such Hedge Agreement and/or other derivative financial instrument), plus (d) to the extent not otherwise included in consolidated total interest expense, commissions, discounts, yield, make-whole premium and other fees and charges (including interest expense) relating to any Permitted Receivables Financing or inventory financing.  For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, for any period and subject to Section 1.04(d), an amount equal to the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP, for such period, but excluding (without duplication):

(a)          (i) the income of any Person (other than a variable interest entity to the extent provided in Section 1.04(c)) that is not the Company or a Restricted Subsidiary, provided that the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) actually paid in Cash or Cash Equivalents (or subsequently converted into Cash or Cash Equivalents) to the Company or any of its Restricted Subsidiaries by such Person during such period shall be included in Consolidated Net Income, and (ii) the loss of any Person (other than a variable interest entity to the extent provided in Section 1.04(c)) that is not the Company or a Restricted Subsidiary; provided that, notwithstanding the foregoing, Consolidated Net Income for such period shall include (without duplication) the net income (loss) attributable to the ownership of joint ventures (including Project Joint Ventures) that are accounted for under the equity method of accounting;

(b)          any gain or Charge with respect to (i) any Disposed, abandoned, closed, non-operating, divested and/or discontinued asset, property or operation (other than, at the option of the Company, any asset, property or operation pending the completion of the Disposition, abandonment, closure, cessation of operations, divestiture and/or discontinuation of the operation thereof), including Charges with respect to consummating or effecting such Disposition, abandonment, closure, cessation, divestiture or discontinuation, and/or (ii) any Disposition (including asset retirement costs) outside the ordinary course of business;

(c)          any gain or Charge attributable to the early extinguishment of Indebtedness and/or early termination of any Hedge Agreement, including any Charge with respect to any write-off or amortization of any deferred financing cost and/or premium paid;

(d)          (i) any non‑cash Charge arising from any employee benefit or management compensation plan, other non-cash compensation or the grant of stock, stock options, stock appreciation rights or other equity and equity based interests (including any profits interests), including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation right or other equity and equity based interest or the vesting thereof, (ii) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, long term incentive plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme that has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme and/or any other equity plan or agreement (including any deferred compensation arrangement), including any Charges associated with payments to holders of stock options, stock appreciation rights, phantom equity or similar equity based interest (including any profit interests) as a result of, or in connection with, any Restricted Payment permitted by this Agreement (or any similar payment by a Restricted Subsidiary), and (iii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by any Employee Related Person;

(e)          any Charge that is established, adjusted and/or incurred, as applicable, as a result of the Transactions or any acquisition or Investment, in each case, in accordance with GAAP;

(f)          (i) the effects of adjustments (including the effects of such adjustments pushed down to the Company and its subsidiaries) required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof) resulting from the application of acquisition method or purchase accounting in relation to any acquisition or Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, (ii) any non-Cash gain or Charge in connection with any change in accounting principles or policies, including the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks and (iii) at the election of the Company, the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, or the adoption or modification of, accounting principles or policies made during such period in accordance with GAAP which affect Consolidated Net Income;

(g)          (i) any gain or Charge with respect to any extraordinary, exceptional, nonrecurring and/or unusual item (as determined in good faith by the Company), including (A) furlough, workers’ compensation and paid leave costs, sanitation costs, incremental freight and warehousing costs and other expenses incurred in connection with any pandemic (for the avoidance of doubt, not including lost revenue and/or lost profits) and (B) any Charge relating to quality issues and penalties (including customer service penalties) and/or professional liability claims and liquidated damages, (ii) any Charge in connection with any single or one-time event (as determined in good faith by the Company), including in connection with (A) acquisitions or other Investments, (B) any restructuring, (C) consulting costs and legal expenses and (D) any regulatory compliance project, including in respect of environmental remediation, (iii) the fees and expenses paid or accrued in connection with services provided by industry experts and consultants (other than those that are acting in an executive capacity) for the Company or any of its subsidiaries, whether or not on an on-going basis, and/or (iv) any Charge with respect to any legal dispute and/or Charge with respect to or payment of any actual or prospective litigation or legal claim or settlement, governmental audit, penalty, fine, judgment or order;

(h)          Transaction Costs and Charges incurred in connection with any transaction (whether or not consummated, and including transactions consummated prior to the Closing Date), including any incurrence or offering of Indebtedness and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any acquisition or Investment (including related due diligence expenses, appraisal, broker, legal accounting, advisor and other professional fees, amounts paid in respect of “tail” insurance, integration costs, bonus payments and retention and severance expenses incurred in connection therewith and Charges incurred in connection with any rollover, acceleration or payout of Capital Stock arising therefrom), any Disposition, any casualty or condemnation event, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of any Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction;

(i)          any nonrecurring or startup Charge incurred or accrued solely as a result of the SpinCo Business becoming a stand-alone company, including Charges related to establishing or separating information technology, accounting, treasury, tax and audit functions and establishing human resources functions;

(j)          any Charge attributable to contingent or deferred payments in connection with any acquisition or other Investment (including any acquisition or other Investment consummated prior to the Closing Date), including earn-outs, non-compete payments, purchase price adjustments and similar obligations, and any adjustments with respect thereto;

(k)          any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses and any facility or office opening and/or pre-opening), any Charge related to the entry into, renegotiation of, or ramp up for performance of, any contract (including any collective bargaining agreement) and/or other arrangement, any Charge attributable to any inventory optimization program, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring or integration Charge (including any Charge relating to any Tax restructuring), any Charge relating to the closure (including shut-downs other than on a short-term basis), consolidation or reconfiguration of any facility or office (including costs incurred with respect to such facility or office during (or pending implementation of) such closure (or shut-down), consolidation or reconfiguration thereof and including rent termination costs, moving costs and legal costs), any severance or furlough Charge, any Charge relating to any entry into a new market, any Charge related to any strategic initiative, any retention or completion bonus, any expansion and/or relocation Charge, any software or intellectual property development Charge, any Charge relating to recruitment costs, any Charge associated with new systems or software design or implementation, any startup Charge (including startup costs and pre-operating losses incurred in connection with opening new facilities or offices), any corporate development Charge and any consulting Charge outside the ordinary course of business;

(l)          (i) any realized or unrealized gain or Charge in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized net foreign currency translation or transaction gains or Charges (including any currency re-measurement of Indebtedness, any net gain or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and any gain or loss resulting from intercompany Indebtedness or payables); provided that notwithstanding anything to the contrary herein, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

(m)          any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of any acquisition or Investment, or the release of any valuation allowance related to any such item;

(n)          (i) any non-cash gain, excluding (A) any such gain in respect of which Cash was received in a prior period or will be received in a future period and (B) any such gain that represents reversal of Charges that reduced Consolidated Net Income or Consolidated Adjusted EBITDA in any prior period, or (ii) without limiting any addback pursuant to any other clause of this definition, any non-cash Charge (including (x) any impairment Charge, any bad debt expense, any write-off and/or write-down of assets, any amortization (including amortization of goodwill, software or other intangible assets) and any non-cash Charges arising from revaluation of inventory (including any impact of changes to inventory valuation policy methods) and (y) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes), but excluding (A) any such Charge representing depreciation of fixed assets and (B) any such Charge to the extent it represents an accrual of or a reserve for Cash expenditures in any future period;

(o)          any Charge arising from any curtailment or modification to any pension and post-retirement employee benefit plan, including any settlement of pension liabilities and Charges resulting from changes in estimates, valuations and judgments thereof;

(p)          any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Board’s Accounting Standards Codification Topic 715, and any other items of a similar nature;

(q)          any Charges accrued during such period related to workers’ compensation programs to the extent that such Charges exceed the net amounts related to workers’ compensation programs paid by the Company and its Restricted Subsidiaries in Cash during such period;

(r)          any Charges accrued during such period for any employment tax liabilities, including social security, unemployment and disability taxes, to the extent that such Charges exceed the net amount related to employment tax liabilities paid by the Company and its Restricted Subsidiaries in Cash during such period; and

(s)          the amount of any Charge that is actually reimbursed or that is reimbursable by any Person (other than the Company or its Restricted Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or Investment or any Disposition permitted by this Agreement) or any insurance policy, provided that, in the case of any such expected reimbursement, the Company in good faith expects that such reimbursement will be received by the Company or its Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that (i) any reimbursement amount added back pursuant to this clause (s) shall be without duplication of any expected reimbursement amount previously added back pursuant to this clause (s) and (ii) to the extent any such reimbursement amount is not actually received by the Company or its Restricted Subsidiaries during such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Net Income for the next succeeding Fiscal Quarter);

provided that, to the extent not otherwise included in the determination of Consolidated Net Income for such period, Consolidated Net Income for such period shall include the amount of any business interruption insurance policy proceeds expected to be received by the Company or its Restricted Subsidiaries with respect to earnings for the applicable period that such proceeds are intended to replace, provided that, with respect to any amount added back under this proviso, the Company in good faith expects that such proceeds will be received by the Company or its Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that (i) any proceeds added back pursuant to this proviso shall be without duplication of any expected proceeds previously added back pursuant to this proviso and (ii) to the extent such proceeds are not actually received by the Company or its Restricted Subsidiaries during such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Net Income for the next succeeding Fiscal Quarter).

“Consolidated Secured Debt” means, on any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Total Assets” means, at any date, all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date.

“Consolidated Total Debt” means, on any date of determination and subject to Section 1.04(d), the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting solely of (a) third party Indebtedness (including, to the extent constituting third party Indebtedness, purchase money financing) of the type referred to in clause (a), (b) or (c) of the definition of such term and (b) drawings under letters of credit or bank guaranties that have not been reimbursed within three Business Days (excluding all other drawings thereunder and any undrawn letters of credit or bank guaranties), in each case, as such amount may be adjusted to reflect the effect (as determined by the Company in good faith) of any Debt FX Hedge; provided that “Consolidated Total Debt” shall be calculated excluding (i) all Indebtedness in respect of Permitted Receivables Financing or inventory financing and (ii) any Indebtedness of the Company and its Restricted Subsidiaries to the extent that, upon or prior to the maturity thereof, Cash and/or Cash Equivalents shall have been irrevocably deposited with the applicable agent, trustee or other proper Person in trust or escrow for the benefit of the holders of such Indebtedness for the payment, redemption or satisfaction of such Indebtedness, and thereafter such Cash and Cash Equivalents so deposited are not included in the calculation of the Unrestricted Cash Amount.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications, (b) all renewals of any of the foregoing and (c) all rights corresponding to any of the foregoing.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.25(b).

“Credit Facilities” means the Revolving Facilities and the Term Facilities.

“Cross Default Trigger” means, with respect to any Standstill Event of Default, (a) the acceleration of the Revolving Loans and the termination of the Revolving Credit Commitments, in each case, as described in Section 7.01(b) or 7.01(c), as applicable, or (b) any other event that, pursuant to the express terms of Section 7.01(b) or Section 7.01(c), as applicable, results in such Standstill Event of Default constituting an Event of Default with respect to any Term Loans or Term Commitments.

“Current Assets” means, at any date, all assets of the Company and its Restricted Subsidiaries which under GAAP would be classified as current assets, other than (a) Cash or Cash Equivalents (including funds of third parties on deposit with the Company and/or any Restricted Subsidiary), (b) loans or advances made to Persons other than the Company or any Restricted Subsidiary and permitted under Section 6.05, (c) deferred financing fees, (d) assets arising under Hedge Agreements, (e) the current portion of Tax assets, (f) assets held for sale and (g) pension assets.

“Current Liabilities” means, at any date, all liabilities of the Company and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (a) the current portion of long-term Indebtedness, (b) revolving loans, letter of credit exposure and bank overdrafts, (c) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) liabilities arising under Hedge Agreements, (e) the current portion of Tax liabilities, (f) liabilities in respect of unpaid earn-outs or similar contingent obligations or unpaid acquisition, disposition or refinancing related expenses and deferred purchase price holdbacks, (g) accruals relating to restructuring reserves or severance, (h) liabilities in respect of funds of third parties on deposit with the Company and/or any Restricted Subsidiary, (i) the current portion of any obligations with respect to Capital Leases, (j) accrued settlement costs, (k) non-cash compensation costs and expenses, (l) the current portion of pension liabilities and (m) any other liabilities that are not Indebtedness and will not be settled in Cash or Cash Equivalents during the next succeeding twelve month period after such date.

“Customary Bridge Loans” means customary bridge loans (as determined by the Company in good faith) that have a scheduled final maturity of one year or less; provided that, where the term Customary Bridge Loans is used in the context of any exception to any requirement as to the scheduled final maturity or the Weighted Average Life to Maturity of any Indebtedness, to the extent that any such bridge loans will, pursuant to the express terms thereof, be exchanged for or converted into other Indebtedness, such exception shall apply only if such other Indebtedness satisfies such requirement.

“Customary Term A Loans” means term loans that have scheduled final maturity of five years or less and are primarily syndicated to investment and commercial banks in connection with the primary syndication thereof (as determined by the Company in good faith).

“Customer Contract” means any contract or agreement entered into by the Company or any of its Restricted Subsidiaries for the sale, lease and/or other provision of products, goods and services by the Company or any of its Restricted Subsidiaries.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), an interest rate per annum equal to CORRA for the day that is five Business Days prior to (a) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (b) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website; provided that if the Daily Simple CORRA as so determined would be less than zero, such rate shall be deemed to be zero. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to any Borrower.

“Daily Simple CORRA Borrowing” means any Borrowing comprised of Daily Simple CORRA Loans.

“Daily Simple CORRA Loan” means any Loan that bears interest at a rate determined by reference to the Daily Simple CORRA.

“Daily Simple RFR” means, for any day, an interest rate per annum equal to (a) for any RFR Loan denominated in Sterling, SONIA for such day, (b) for any RFR Loan denominated in U.S. Dollars (if applicable pursuant to Section 2.13), the Daily Simple SOFR for such day and (c) for any RFR Loan denominated in Canadian Dollars (if applicable pursuant to Section 2.13), the Daily Simple CORRA for such day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), an interest rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”)  that is three RFR Business Days prior to (a) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be zero.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower. If by 5:00 p.m., New York City time, on the second RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SOFR Borrowing” means any Borrowing comprised of Daily Simple SOFR Loans.

“Daily Simple SOFR Loan” means any Loan that bears interest at a rate determined by reference to the Daily Simple SOFR.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is three RFR Business Days prior to (i) if such SONIA Interest Day is an RFR Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SONIA Interest Day and (b) zero.

“Debt Fund Affiliate” means any Affiliate of any Sponsor (other than the Company, its subsidiaries or a natural person) that is primarily engaged in, or advises (or whose general partner or manager advises, as applicable) funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Persons making investment decisions for such Affiliate are not primarily engaged in the making, acquiring or holding of equity investments in the Company or any of its subsidiaries.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(b)(v).

“Default” means any event which constitutes an Event of Default or which upon notice, lapse of time or both, unless cured or waived, would become an Event of Default.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.20, any Person that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including to make a Loan within two Business Days of the date required to be made by it hereunder or to fund any portion of its participations in Letters of Credit or Swingline Loans, (b) notified the Administrative Agent, any Issuing Bank, the Swingline Lender or the Company in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to the effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Person’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Company, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement (and is financially able to meet such obligations); provided that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent and the Company’s receipt of such certification in form and substance satisfactory to the Administrative Agent and the Company, or (d) become (or any parent company thereof has become) the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Company in good faith) of non-Cash consideration received by the Company or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.06(h) that is deemed by the Company to constitute “Designated Non-Cash Consideration”, which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale, conversion, exchange or other disposition of such Designated Non-Cash Consideration to or for Cash or Cash Equivalents.

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Company or any of its Restricted Subsidiaries that is deemed by the Company to constitute a “Designated Operational FX Hedge”.

“Designated Preferred Stock” means any Preferred Stock of the Company (other than Disqualified Capital Stock) that is issued (other than to the Company or a Restricted Subsidiary or any employee benefit plan or trust established by the Company or any of its subsidiaries) for Cash and Cash Equivalents and that is deemed by the Company to constitute “Designated Preferred Stock”.

“Discretionary Foreign Subsidiary Guarantor” means any Foreign Subsidiary designated as a Subsidiary Guarantor pursuant to the last sentence of the definition of “Subsidiary Guarantor”.

“Disposition” means the sale, lease, sublease or other disposition of any property of any Person.  “Dispose” shall have a correlative meaning.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock and Cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and Cash in lieu of fractional shares of such Capital Stock), in whole or in part, in each case, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case, at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, or (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock); provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof requiring the issuer to, or provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to, redeem such Capital Stock upon the occurrence of any change of control or any Disposition shall not constitute Disqualified Capital Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of, or by any such plan to, any Employee Related Person, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any Parent Company, the Company or any of its subsidiaries, or by any Employee Related Person, shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means, unless the Company otherwise agrees in writing in its sole discretion, (a) (i) any Person identified in writing by or on behalf of the Company or any Sponsor to the Lead Left Arranger prior to July 23, 2024, (ii) any Affiliate of any such Person described in clause (a)(i) that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name and (iii) any other Affiliate of any such Person described in clause (a)(i) that is identified in writing by or on behalf of the Company to the Lead Left Arranger (if on or prior to the Closing Date) or the Administrative Agent (if after the Closing Date) and/or (b) (i) any Person that is or becomes a Company Competitor and is identified as such in writing by the Company to the Lead Left Arranger (if on or prior to the Closing Date) or the Administrative Agent (if after the Closing Date), (ii) any Affiliate of any such Company Competitor described in clause (b)(i) (other than a Bona Fide Debt Fund) that is reasonably identifiable as an Affiliate of such Company Competitor on the basis of such Affiliate’s name and (iii) any other Affiliate of any such Company Competitor described in clause (b)(i) (other than a Bona Fide Debt Fund) that is identified in writing by the Company to the Lead Left Arranger (if on or prior to the Closing Date) and the Administrative Agent (if after the Closing Date); provided that (i) no designation of any Person as a “Disqualified Institution” shall apply retroactively to disqualify any Person that has previously acquired (x) any assignment or participation interest that is otherwise permitted pursuant to the terms of this Agreement or (y) any allocation in, to or of any Credit Facility that was approved in writing by the Company in connection with the primary syndication of such Credit Facility (solely in the case of clause (y) to the extent such allocated Person shall have actually become a Lender in connection with the settlement of the primary syndication of such Credit Facility) and (ii) any designation after the Closing Date of a Person as a Disqualified Institution shall become effective three Business Days after such designation.  The Company shall deliver any updates to the list of Disqualified Institutions and any modifications thereto to the Administrative Agent via email to JPMDQ_Contact@jpmorgan.com.  Notwithstanding the foregoing, (A) each Borrower, each other Loan Party and each Lender acknowledges and agrees that the Administrative Agent shall not have any responsibility, obligation or duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Institutions, including to make any determinations as to whether any Lender or potential Lender is a Disqualified Institution or Disqualified Person, and the Administrative Agent shall have no liability with respect to any assignment or participation made by a Lender to a Disqualified Institution or Disqualified Person, disclosure of information to any Disqualified Institution or Disqualified Person (other than in the case of the Administrative Agent’s affirmative disclosure of information to a Person that the Administrative Agent has actual knowledge is a Disqualified Institution or Disqualified Person in violation of the terms of this Agreement) or the restrictions on any exercise of rights or remedies of any Disqualified Institution or Disqualified Person, (B) any assignment or participation by a Lender to a Disqualified Institution shall be subject to the terms of Section 9.05(f) and (C) nothing in the foregoing shall prejudice any right or remedy that the Borrowers and the other Loan Parties may have at law or in equity against any Lender who enters into an assignment, participation or other transaction (including the disclosure of the Lender Presentation) with a Disqualified Institution in contravention of the terms of this Agreement.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Distribution” has the meaning assigned to such term in the Separation and Distribution Agreement.

“Domestic Subsidiary” means any subsidiary of the Company incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.10(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Company in consultation with the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins (it being understood that if the interest rate margins with respect to any Indebtedness are based on a pricing grid, such interest rate margins will be calculated based on the rate on such grid applicable on the applicable date of determination), (b) interest rate floors (subject to the proviso set forth below) and credit spread adjustments, (c) any amendment to the relevant interest rate margins, credit spread adjustments and interest rate floors effective after the Closing Date but prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or, if less, the remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line, amendment and/or similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any holder of such Indebtedness) and (ii) any other fee that is not paid directly by a Borrower generally to all relevant holders of such Indebtedness; provided that if such Indebtedness includes any “Term SOFR” interest rate floor and, at the time of determination (or, at the election of the Company, on the date commitments with respect to the applicable Indebtedness shall have become effective or on any LCT Test Date applicable thereto), such floor is greater than the Term SOFR (disregarding any “floor” set forth in the definition of such term) for an Interest Period of three months on such date, such excess amount shall be equated to interest rate margins for purposes of calculating the Effective Yield with respect to such Indebtedness.  For the purposes of determining Effective Yield with respect to the Term Loans of any Class, if the Term Loans of such Class shall have been incurred with different amounts of original issue discount or upfront fees, then the Effective Yield with respect to the Term Loans of such Class will be determined on the basis of the higher of (i) the weighted average of the amounts of the original issue discount or upfront fees with respect to such of the Term Loans of such Class as shall have been first made under this Agreement and (ii) the weighted average of the amounts of the original issue discount and/or upfront fees with respect to all the Term Loans of such Class.  Any determination by the Company, in consultation with the Administrative Agent, of the Effective Yield shall be conclusive and binding on all Lenders, and it is understood and agreed that (x) the Company shall not have any Liability, on any theory of liability, to any Person with respect to such determination unless such determination shall have been made with bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment and (y) the Administrative Agent shall not have any Liability, on any theory of liability, to any Person with respect to such determination.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that, in any event, “Eligible Assignee” shall not include (i) any natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (ii) any Disqualified Institution, unless the Company otherwise agrees in writing in its sole discretion, or (iii) except as permitted under Section 9.05(g), the Company or any of its Affiliates.

“Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees, members of management, managers, consultants or independent contractors of such Person or any Immediate Family Member of any of the foregoing.  Unless otherwise specified, “Employee Related Persons” shall mean any Employee Related Persons of the Company or any of its subsidiaries, any joint venture of any of the foregoing or any Parent Company.

“Environment” means ambient and indoor air, surface water, groundwater, land surface, subsurface strata and natural resources.

“Environmental Laws” means any and all foreign, domestic, federal or state (or any subdivision of either of them) statutes, ordinances, orders, rules, regulations, judgments or decrees, or any other applicable and legally binding requirements, of Governmental Authorities governing pollution or the protection of the Environment or, to the extent relating to exposure to toxic or hazardous substances or wastes, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Company or any Restricted Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Company or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Company or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Company or any Restricted Subsidiary, notification of the Company or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification of the Company or any Restricted Subsidiary or any ERISA Affiliate that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice with the PBGC of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Company or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the appointment of a trustee under Section 4042 of ERISA to administer any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any

Restricted Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the imposition of a Lien under Section 303(k) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, on the day two TARGET Days before the first day of such Interest Period.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the EURIBO Rate.

“EURIBOR Screen Rate” means, in respect of the EURIBO Rate for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for the applicable Interest Period, as displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if any EURIBOR Screen Rate, determined as provided above, would be less than zero, such EURIBOR Screen Rate shall be deemed to be zero for all purposes of this Agreement.

“Euro” or “€” means the single currency unit of Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to (without duplication):

(a)          the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP, for such Fiscal Year, adjusted to exclude therefrom (i) net income (or loss) of any Person that is not the Company or a Restricted Subsidiary (including net income (or loss) of any variable interest entity that is not a Restricted Subsidiary), (ii) net income of any consolidated Restricted Subsidiary that is not a Wholly-Owned Subsidiary to the extent such income is attributable to the non-controlling interest in such consolidated Restricted Subsidiary, (iii) the income (or loss) of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into the Company or any of its Restricted Subsidiaries or the date such Person’s assets are acquired by the Company or any of its Restricted Subsidiaries and (iv) any extraordinary gains or losses for such Fiscal Year; plus

(b)          the aggregate amount of all non-Cash Charges deducted in arriving at such net income (or loss), but excluding any non-cash Charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period, minus

(c)          the aggregate amount of all non-Cash gains, credits and items of income included in arriving at such net income (or loss); plus

(d)          the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Fiscal Year, other than to the extent any such decrease in Consolidated Working Capital is attributable to (i) the acquisitions, or Dispositions outside the ordinary course of business, by the Company or any Restricted Subsidiary consummated during such Fiscal Year, it being understood that in the case of any acquisition, the effect on Consolidated Working Capital attributable to the Persons or assets subject thereto shall be determined only from and after the consummation of such acquisition, (ii) the reclassification during such period of current assets or liabilities to long-term assets or liabilities, and vice versa, (iii) the application of purchase and/or recapitalization accounting, (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement and/or (v) any write-off or write-down of current assets; minus

(e)          the increase, if any, in Consolidated Working Capital from the first day to the last day of such Fiscal Year, other than to the extent any such increase in Consolidated Working Capital is attributable to (i) the acquisitions, or Dispositions outside the ordinary course of business, by the Company or any Restricted Subsidiary consummated during such Fiscal Year, it being understood that in the case of any acquisition, the effects on Consolidated Working Capital attributable to the Persons or assets subject thereto shall be determined only from and after the consummation of such acquisition, (ii) the reclassification during such period of current assets or liabilities to long-term assets or liabilities, and vice versa, (iii) the application of purchase and/or recapitalization accounting, (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement and/or (v) any write-off or write-down of current assets; minus

(f)          the amount, if any, which, in the determination of such net income (or loss), has been included in respect of income or gain from any Disposition outside of the ordinary course of business or any casualty or other insured damage to, or any taking under power or eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Restricted Subsidiary; minus

(g)          to the extent not deducted in arriving at such net income (or loss), Taxes paid or payable in Cash by the Company and/or any Restricted Subsidiary during such Fiscal Year; minus

(h)          to the extent not deducted in arriving at such net income (or loss), and without duplication of clause (g) above, the amount of any Taxes that is estimated in good faith by the Company as payable in Cash (but not currently due and payable in such Fiscal Year) by the Company and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Company and/or any Restricted Subsidiary; minus

(i)          to the extent not deducted in arriving at such net income (or loss), Consolidated Interest Expense actually paid or payable in Cash by the Company and/or any Restricted Subsidiary during such Fiscal Year; minus

(j)          payments (other than in respect of Taxes) made in Cash by the Company and/or any Restricted Subsidiary during such Fiscal Year in respect of any liability the accrual of which in a prior Fiscal Year resulted in an increase in Excess Cash Flow for such prior Fiscal Year, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness); minus

(k)          payments made in Cash by the Company and/or any Restricted Subsidiary during such Fiscal Year in respect of any Hedge Agreement to the extent (i) not deducted in arriving at such net income (or loss) and (ii) not financed with long-term Indebtedness (other than revolving Indebtedness); minus

(l)          amounts paid in Cash by the Company and/or any Restricted Subsidiary (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)) during such Fiscal Year on account of (i) items that were accounted for as non-Cash Charges deducted in arriving at Excess Cash Flow in any prior Fiscal Year and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts were added back, or not deducted, in arriving at Excess Cash Flow in any prior Fiscal Year; minus

(m)          to the extent not deducted in arriving at such net income (or loss), the aggregate amount of expenditures (other than in respect of Indebtedness) actually made by the Company and/or any Restricted Subsidiary in Cash during such Fiscal Year (including any expenditure for the payment of financing fees), except to the extent (i) financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) or (ii) such expenditures are included in Excess Cash Flow Credits with respect to such Fiscal Year or any prior Fiscal Year; minus

(n)          to the extent not deducted in arriving at such net income (or loss), the aggregate amount of Cash payments made by the Company and/or any Restricted Subsidiary during such Fiscal Year in respect of long-term liabilities (other than Indebtedness) of the Company and the Restricted Subsidiaries, except to the extent (i) financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) or (ii) such payments are included in Excess Cash Flow Credits with respect to such Fiscal Year or any prior Fiscal Year.

“Excess Cash Flow Credits” means, with respect to any Fiscal Year, the sum of (without duplication):

(a)          (i) the aggregate principal amount of any Loans prepaid pursuant to Section 2.10(a) during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), (ii) the amount of any reduction in the outstanding principal amount of any Term Loans resulting from any purchase and assignment made in accordance with Section 9.05(g) (including in connection with any Auction) during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), (iii) the aggregate principal amount of any Indebtedness otherwise prepaid, repurchased, redeemed or otherwise discharged during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), including the principal component of payments with respect to Capital Leases but, in the case of any mandatory prepayment of any Indebtedness on account of receipt of any net proceeds from any Disposition or any casualty or condemnation event, only to the extent such net proceeds increased Excess Cash Flow for such Fiscal Year, and (iv) the aggregate amount of any premium, make-whole or penalty payment actually paid in Cash by the Company and/or any Restricted Subsidiary during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year) in connection with any prepayment, repayment, repurchase, redemption or other retirement of Indebtedness, in each case under this clause (a), (x) excluding any amount that was included in Excess Cash Flow Credits for the prior Fiscal Year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Company or its Restricted Subsidiaries, (y) only to the extent of the actual amount of Cash paid by the Company and its Restricted Subsidiaries in connection with the relevant prepayment, assignment, repurchase, redemption or other discharge and (z) in the case of any prepayment of Revolving Loans or any other Indebtedness in the form of revolving loans, only to the extent accompanied by a permanent reduction in the relevant revolving credit commitment;

(b)          any acquisition or Investment permitted by Section 6.05 (other than (i) Investments in Cash or Cash Equivalents, (ii) Investment in the Company or any Restricted

Subsidiary, except, in the case of Investments in any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, to the extent of payments to a Person that is not the Company or any Restricted Subsidiary), earn-outs or similar payments and/or any Restricted Payment permitted by Section 6.03(a) (and any similar payment by a Restricted Subsidiary) and actually made by the Company and/or any Restricted Subsidiary in Cash during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), in each case under this clause (b), excluding any amount that was included in Excess Cash Flow Credits for the prior Fiscal Year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Company or its Restricted Subsidiaries;

(c)          Capital Expenditures actually made by the Company and/or any Restricted Subsidiary in Cash during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), in each case under this clause (c), excluding any amount that was included in Excess Cash Flow Credits for the prior Fiscal Year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Company or its Restricted Subsidiaries; and

(d)          without duplication of amounts included in Excess Cash Flow Credits for a prior Fiscal Year, (i) the aggregate consideration required to be paid in Cash by the Company and/or any Restricted Subsidiary pursuant to binding contracts (or, with respect to acquisitions or other Investments, pursuant to letters of intent or binding offers) entered into prior to or during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year) relating to acquisitions or Investments (including with respect to earn-out or similar payments) and/or Restricted Payments (and any similar payment by a Restricted Subsidiary) described in clause (b) above or Capital Expenditures and/or (ii) the aggregate amount otherwise committed or budgeted to be paid in Cash by the Company and/or any Restricted Subsidiary in connection with acquisitions or Investments (including with respect to earn-out or similar payments) and/or Restricted Payments (and any similar payment by a Restricted Subsidiary) described in clause (b) above and/or Capital Expenditures (clauses (i) and (ii), the “Scheduled Consideration”), in each case under this clause (d), to be consummated or made during the period of four consecutive Fiscal Quarters of the Company following the end of such Fiscal Year (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such acquisitions or Investments, Restricted Payments (or similar payments by Restricted Subsidiaries) or Capital Expenditures during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means on any day, for purposes of determining the U.S. Dollar Equivalent of any currency other than U.S. Dollars, the rate at which such other currency may be exchanged into U.S. Dollars or, for purposes of determining the U.S. Dollar Equivalent for purposes of Sections 2.05(d), 2.05(e) or 2.05(l), at which U.S. Dollars may be exchanged into such other currency, as applicable, in each case, at the time of determination on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion).  Notwithstanding the foregoing provisions of this definition or the definition of “U.S. Dollar Equivalent”, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.11(b), compute the U.S. Dollar amounts of the LC Exposures attributable to Letters of Credit issued by it and denominated in Alternative LC Currencies by reference to exchange rates determined using any reasonable method customarily employed by it for such purpose.

“Exchange Rate Date” means (a) with respect to any Loan denominated in an Alternative Currency, each of the following:  (i) in the case of any Term Benchmark Loan, the date of the borrowing of, or conversion to, such Loan and the date of each continuation of such Loan and (ii) in the case of any RFR Loan or any Canadian Prime Rate Loan, the date of the borrowing of, or conversion to, such Loan and each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of, or conversion to, such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative LC Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Excluded Accounts” means (a) payroll, healthcare, workers’ compensation and other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) escrow, defeasance and redemption accounts, (d) fiduciary or trust accounts, (e) disbursement accounts, (f) cash collateral accounts (other than the LC Collateral Account) and (g) with respect to any of the foregoing, Cash, Cash Equivalents or other assets on deposit therein or credited thereto.

“Excluded Assets” means each of the following:

(a)          (i) any contract, instrument, lease, license, agreement or other document, or any rights thereunder or (ii) any other asset, in each case, in which a grant of a security interest would be prohibited by the terms of any restriction in favor of, or require the consent of, any Person (other than the Company or any of its Restricted Subsidiaries), or result in a breach, termination (or a right of termination), default under (including pursuant to any “change of control” or similar provision) or right of payment or material modification or in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party in or under, such contract, instrument, lease, license, agreement or other document or, in the case of clauses (i) and (ii), any Contractual Obligation relating to any such asset, provided, solely in the case of clause (ii), that such Contractual Obligation exists on the Closing Date or on the date of acquisition of such asset and is not entered into in anticipation of such acquisition and, solely in the case of clause (ii), excluding any such Contractual Obligation that purports to prohibit or restrict grant of Liens over all the assets of any Loan Party; provided, however, that any such property or asset will only constitute an Excluded Asset under this clause (a) to the extent such prohibition, restriction, consent right, breach, termination (or right of termination), default, abandonment, invalidation, right of payment or material modification or unenforceability would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or the equivalent provisions under any other applicable law; provided further that any such asset shall cease to constitute an Excluded Asset under this clause (a) at such time as the condition causing such prohibition, restriction, right of consent, breach, termination (or right of termination), default, abandonment, invalidation, right of payment or material modification or unenforceability no longer exists (including on account of consents of the relevant Persons having been obtained, it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of the Company or any of its subsidiaries shall be required to seek any such consent) and, to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such asset that does not result in any of the consequences specified in this clause (a);

(b)          any asset subject to any Capital Lease or finance lease or any “purchase money” security interest, equipment financing or similar financing or arrangements, in each case, permitted under this Agreement;

(c)          the Capital Stock of (i) any Captive Insurance Subsidiary, (ii) any Immaterial Subsidiary, (iii) any Unrestricted Subsidiary, (iv) any not-for-profit subsidiary and/or (v) any subsidiary that is a special purpose entity (as reasonably determined by the Company in good faith), including any Receivables Subsidiary;

(d)          any intent-to-use Trademark application prior to the filing and acceptance by the U.S. Patent and Trademark Office or other applicable Governmental Authority of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application (or any Trademark registration resulting therefrom) under applicable law;

(e)          any asset (including Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited by applicable law or would require any consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of the Company or any of its subsidiaries shall be required to seek any such consent, approval, license or authorization) or (ii) be prohibited by enforceable anti-assignment provisions of applicable law, in each case, to the extent such prohibition or requirement would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or the equivalent provisions under any other applicable law; provided that any such asset shall cease to constitute an Excluded Asset under this clause (e) at such time as the condition causing such prohibition or requirement no longer exists;

(f)          (i) any Real Estate Asset and (ii) except to the extent a security interest therein can be perfected by the filing of a UCC or equivalent financing statement in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction where such Loan Party is organized, any other leasehold interests;

(g)          any Capital Stock of any Person that is not a Wholly-Owned Subsidiary (including any joint venture) that (i) cannot be pledged pursuant to the terms of such Person’s Organizational Documents (and/or any joint venture, shareholders’ or similar agreements), (ii) would require the consent of any Person (other than the Company or any of its Restricted Subsidiaries), which consent has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of the Company or any of its subsidiaries shall be required to seek any such consent) or (iii) would give rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any Person (other than the Company or any of its Restricted Subsidiaries) in accordance with the Organizational Documents (and/or any joint venture, shareholders’ or similar agreements) of such Person;

(h)          any Margin Stock;

(i)          other than in the case of any such Capital Stock owned by a Discretionary Foreign Subsidiary Guarantor, the Capital Stock of (i) any Foreign Subsidiary (other than any Capital Stock of any Discretionary Foreign Subsidiary Guarantor) and (ii) any Foreign Subsidiary Holdco, in each case (x) in excess of 65% of the issued and outstanding Voting Stock of any such Person or (y) to the extent such Foreign Subsidiary or Foreign Subsidiary Holdco is not a first-tier subsidiary of a Loan Party;

(j)          any Commercial Tort Claim (as defined in Article 9 of the UCC);

(k)          any motor vehicles, aircraft and other assets subject to certificates of title and letter of credit rights that do not constitute supporting obligations, in each case, except to the extent a security interest herein can be perfected by the filing of a UCC or equivalent financing statement (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of the Company or any of its subsidiaries shall be required to take any actions to perfect a security interest such assets or letter of credit rights other than filing a UCC or equivalent financing statement);

(l)          (i) any Excluded Accounts and (ii) any other deposit, securities and/or similar account (including any security entitlements) and Cash, Cash Equivalents or other assets on deposit therein or credited thereto (other than, in the case of clause (ii), (A) proceeds of other Collateral as to which perfection may be accomplished by filing a UCC or equivalent financing statement and (B) any LC Collateral Account and any Cash or Cash Equivalents on deposit therein or credited thereto cash collateralizing any LC Exposure);

(m)          any Third Party Assets;

(n)          any licenses, franchises, charters and authorizations issued, granted or otherwise provided by any Governmental Authority, in each case to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, to the extent such prohibition or restriction would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or the equivalent provisions under any other applicable law;

(o)          other than in the case of any such asset owned by a Discretionary Foreign Subsidiary Guarantor, any asset as to which any action outside of the U.S., any State thereof or the District of Columbia is required in order to create or perfect any security interest in such asset (including any foreign IP Rights);

(p)          any accounts receivable, notes receivable, unbilled revenue or other securitization assets and any related assets (or interests therein) (i) Disposed of to any Receivables Subsidiary or (ii) otherwise sold, conveyed or otherwise transferred to any other Person, granted a security interest in, or otherwise subject to, any Permitted Receivables Financing;

(q)          any asset with respect to which the Company in consultation with the Administrative Agent shall have reasonably determined in writing that the cost, burden, difficulty or consequence (including (i) any mortgage, stamp, intangibles or other Tax or expenses relating to such security interest and (ii) any effect on the ability of the Company and its subsidiaries to conduct their operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs, or would be excessive in light of, the practical benefit of a security interest to the Lenders afforded thereby (it being understood that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, Taxes and duties where the benefit to the Lenders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, Taxes and duties);

(r)          any assets to the extent the grant or perfection of a security interest in respect of such assets would result in material and adverse tax consequences to any Parent Company, the Company or any of their respective subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Company in good faith; and

(s)          (i) any assets of a Restricted Subsidiary acquired by the Company or any Restricted Subsidiary that, at the time of the relevant acquisition or Investment, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits Liens on such assets to secure the Secured Obligations, which prohibition was not implemented in contemplation of such Restricted Subsidiary becoming a subsidiary in order to avoid the requirement of creating Liens on such assets as Collateral, and (ii) any Capital Stock in any such Restricted Subsidiary to the extent that (and for so long as) (x) such Capital Stock is subject to Liens securing such assumed Indebtedness, (y) such Liens are Permitted Liens and (z) at the time of the relevant acquisition or Investment, the documentation governing such assumed Indebtedness prohibits Liens on such Capital Stock to secure the Secured Obligations, which prohibition was not implemented in contemplation of such Restricted Subsidiary becoming a subsidiary of the Company in order to avoid the requirement of creating Liens on such Capital Stock as Collateral;

provided that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clauses (a) through (s) above unless such proceeds or receivables would independently constitute an Excluded Asset.

“Excluded Equity Contribution Amounts” means any amount (a) received from the Company or any Restricted Subsidiary, (b) in respect of which any Restricted Payment is made in reliance on Section 6.03(a)(vi) or (c) received from the issuance of Designated Preferred Stock.

“Excluded Subsidiary” means:

(a)          any Restricted Subsidiary that is not a Wholly-Owned Subsidiary;

(b)          any Immaterial Subsidiary;

(c)          any Restricted Subsidiary that (i) is prohibited or restricted from providing a Loan Guaranty by (A) any applicable law or (B) any Contractual Obligation (including in respect of assumed Indebtedness permitted by Section 6.01) that, in the case of this clause (B), exists on the Closing Date or, in the case of any Person that becomes a subsidiary of the Company after the Closing Date, at the time such Restricted Subsidiary becomes a subsidiary of the Company (and which prohibition or restriction was not entered into in contemplation of such Restricted Subsidiary becoming a subsidiary and cannot be waived by the Company or a Restricted Subsidiary), in each case under this clause (i), only for so long as such prohibition or restriction is in effect or (ii) would require a consent, approval, license or authorization of or from any Governmental Authority in order to provide a Loan Guaranty, in each case, only for so long as such consent, approval, license or authorization is required and to the extent it has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of the Company or any of its subsidiaries shall have any obligation under the Loan Documents to seek any such consent, approval, license or authorization);

(d)          any not-for-profit subsidiary;

(e)          any Captive Insurance Subsidiary;

(f)          any subsidiary that is a special purpose entity (as determined by the Company in good faith), including any Receivables Subsidiary;

(g)          any Foreign Subsidiary;

(h)          (i) any Foreign Subsidiary Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or Foreign Subsidiary Holdco;

(i)          any Restricted Subsidiary the provision of a Loan Guaranty by which would result in material and adverse tax consequences to any Parent Company, the Company or any of their respective subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), as reasonably determined by the Company in good faith;

(j)          any Unrestricted Subsidiary;

(k)          any Restricted Subsidiary acquired by the Company or any Restricted Subsidiary that, at the time of the relevant acquisition, is the obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Loan Guaranty; and

(l)          any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Company, the cost, burden, difficulty or consequences of providing a Loan Guaranty outweighs, or would be excessive in light of, the practical benefits afforded thereby to the Lenders.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Guaranty Agreement and any other “keepwell”, support or other agreement for the benefit of such Guarantor) at the time the Loan Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation.  If any Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any

Borrower or any other Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) its net or overall gross income and franchise Taxes (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a), (c) in the case of a Lender or an Issuing Bank, any U.S. federal and, with respect to any payment to be made by any U.K. Borrower under any Loan Document, United Kingdom withholding Tax that is, in either case, imposed on amounts payable to or for the account of such Lender or Issuing Bank with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which such Lender or Issuing Bank (i) becomes a party hereto (other than a Lender that became a Lender pursuant to an assignment under Section 2.18) or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it designated a new lending office, (d) any Tax imposed as a result of a failure by the Administrative Agent, such Lender, such Issuing Bank or such other recipient to comply with Section 2.16(f) or 2.16(g) and (e) any withholding Tax imposed under FATCA.

“Existing First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of January 31, 2020 (as amended, restated, supplemented or otherwise modified on or prior to the Closing Date), among Historical Amentum, Amentum Holdings LLC, Amentum Government Services Holdings LLC, Amentum N&E Holdings LLC, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

“Existing Letter of Credit” means (a) any letter of credit set forth on Schedule 2.05A and (b) any other letter of credit, bank guaranty or similar instrument that is issued by any Issuing Bank (or any Person that substantially concurrently with such designation shall become an Issuing Bank in accordance with this Agreement) for the account of the Company, any of its subsidiaries or any joint venture of any of the foregoing and, subject to compliance with the requirements set forth in Section 2.05 as to the maximum LC Exposure and expiration of Letters of Credit, is designated as an Existing Letter of Credit by written notice thereof by the Company and such Issuing Bank (or such Person) to the Administrative Agent (which notice shall contain a representation and warranty by the Company that, as of the date of such designation (or, in the case of any such designation in connection with a Limited Conditionality Transaction, as of such other time as shall be applicable thereto pursuant to Section 1.09(a)), the conditions precedent set forth in Sections 4.02(b) and 4.02(c) shall be satisfied and specify whether such Letter of Credit is a Performance Letter of Credit).

“Existing Receivables Agreement” means the master accounts receivable purchase agreement, dated as of March 26, 2024, among Amentum Services, Inc., Amentum Environment & Energy, Inc., CENTRA Technology, Inc., DynCorp International LLC and PAE Government Services, Inc., and MUFG Bank, Ltd., as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Second Lien Credit Agreement” means that certain Second Lien Term Loan Agreement dated as of January 31, 2020 (as amended, restated, supplemented or otherwise modified on or prior to the Closing Date), among Historical Amentum, Amentum Holdings LLC, Amentum Government Services Holdings LLC, Amentum N&E Holdings LLC, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent.

“Expected Run Rate Effects” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Export Controls” means the export control laws and regulations administered, maintained and enforced by the United States, including, but not limited to, the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State.

“Extended/Modified Revolving Credit Commitment” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended/Modified Revolving Facility” means the Extended/Modified Revolving Credit Commitments and the Extended/Modified Revolving Loans and other extensions of credit thereunder.

“Extended/Modified Revolving Loans” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended/Modified Term Loans” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extension/Modification” has the meaning assigned to such term in Section 2.22(a).

“Extension/Modification Amendment” means an amendment to this Agreement among the Company (and, if applicable, any other Borrower) and each Lender that has accepted the applicable Extension/Modification Offer pursuant hereto and in accordance with Section 2.22; provided that the Administrative Agent may be a party thereto (and, to the extent the Administrative Agent is not a party thereto, the Administrative Agent shall have received prior notice of the proposed execution thereof and an executed copy thereof).

“Extension/Modification Offer” has the meaning assigned to such term in Section 2.22(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention implementing any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Covenant” means the covenant contained in Section 6.09.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit D-1, with any changes thereto that are reasonably acceptable to the Company and the Administrative Agent.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated First Lien Debt less (ii) the Unrestricted Cash Amount, in each case, as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.

“First Lien/Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit D-2, with any changes thereto that are reasonably acceptable to the Company and the Administrative Agent.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Fixed Amount” has the meaning assigned to such term in Section 1.09(c).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the Test Period then most recently ended to (b) Consolidated Fixed Charges for such Test Period.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the Closing Date or upon the modification, amendment or renewal of this Agreement or otherwise) with respect to any applicable Benchmark.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries or Foreign Subsidiary Holdcos.

“Form 10” means the Form 10 filed by SpinCo with the SEC pursuant to the Exchange Act (including the information statement and the other exhibits filed therewith) relating to the RMT Transactions, as amended or supplemented from time to time after the original filing thereof and prior to the Distribution.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether associated with the U.S., a foreign government or any political subdivision thereof (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of the guarantor securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnity, reimbursement or similar obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated amount of the Indebtedness in respect of which such Guarantee is made or, if not stated, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that, for purposes of clause (f) above, (i) the amount of any Guarantee shall be deemed to be, if the applicable Indebtedness has not been assumed by the guarantor, equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the assets encumbered by the applicable Lien (as determined by such Person in good faith) and (ii) no Guarantee shall arise solely as a result of a Lien on the Capital Stock of, or other Investment in, any Unrestricted Subsidiary securing Indebtedness of any Unrestricted Subsidiary.

“Guarantors” means (a) the Company and (b) any Subsidiary Guarantor.

“Guaranty Agreement” means the Guaranty Agreement, dated as of the Closing Date, among the Guarantors and the Administrative Agent, as supplemented by each Joinder Agreement.

“Hazardous Materials” means any chemical, material, substance or waste that, in relevant form, quantity or concentration, is prohibited, limited or regulated as “hazardous” or “toxic” or words of similar import under any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials and polychlorinated biphenyls.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, foreign exchange or exchange-rate transactions, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by any Employee Related Person shall be a Hedge Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Historical Amentum” has the meaning assigned to such term in the recitals to this Agreement.

“Historical Amentum Equityholder” has the meaning assigned to such term in the recitals to this Agreement.

“Historical Amentum Refinancing” means (a) the repayment of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under and with respect to the Existing First Lien Credit Agreement (other than (i) any amounts cashlessly exchanged, continued or settled in accordance with Section 1.08 and (ii) contingent obligations not then due and payable and that by their terms survive the termination of the Existing First Lien Credit Agreement), the termination of all commitments in respect thereof, the cancelation or termination of all letters of credit outstanding thereunder (or the cash collateralization or backstopping of such letters of credit in a manner reasonably satisfactory to the issuing bank thereof (or the designation of such letters of credit as Existing Letters of Credit hereunder)) and the release of (or the existence of arrangements reasonably satisfactory to the Administrative Agent for the release of) all Guarantees and Liens in respect thereof and (b) the repayment of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under and with respect to the Existing Second Lien Credit Agreement (other than contingent obligations not then due and payable and that by their terms survive the termination of the Existing Second Lien Credit Agreement) and the release of (or the existence of arrangements reasonably satisfactory to the Administrative Agent for the release of) all Guarantees and Liens in respect thereof.  The Company agrees that, upon the occurrence of the Historical Amentum Refinancing, the Amended and Restated Commitment Letter dated December 14, 2023, among Historical Amentum, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Bank of Montreal, BMO Capital Markets Corp., Citizens Bank, N.A., Goldman Sachs Bank USA, KeyBank National Association, KeyBanc Capital Markets Inc., SF Credit Partners, LLC and Stifel, Nicolaus and Company, Incorporated, and the commitments provided thereunder, shall automatically terminate.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“IFRS” means, subject to Section 1.04(a), international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Company (a) the total assets of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but eliminating all intercompany items) do not represent more than 10% of the Consolidated Total Assets and (b) the contribution to Consolidated Adjusted EBITDA by which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but eliminating all intercompany items) does not exceed 10% of the Consolidated Adjusted EBITDA, in each case, as of the last day of or for the most recently ended Test Period; provided that if as of the last day of or for such Test Period the combined total assets or contribution to Consolidated Adjusted EBITDA (in each case, as so determined) of all Restricted Subsidiaries that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have represented more than 10% of the Consolidated Total Assets or 10% of the Consolidated Adjusted EBITDA, then one or more of such Restricted Subsidiaries shall for all purposes of this Agreement be deemed not to be an Immaterial Subsidiary in descending order (or such other order as the Company shall have selected in its discretion) based on their respective amounts of total assets or such contribution, as the case may be, until such excess shall have been eliminated.  At all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), determinations under this definition shall be made based on the most recent pro forma financial statements of the Company included in Form 10.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and/or daughter-in-law (including any adoptive relationship), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a)          the Shared Incremental Amount, plus

(b)          the Reallocated Incremental Amount, plus

(c)          in the case of any Incremental Facility or Incremental Equivalent Debt that effectively refinances or extends the Maturity Date with respect to any Loans and/or Commitments hereunder or refinances or extends the scheduled final maturity of any Specified Other Indebtedness (in each case, other than any Loans or Commitments or any Specified Other Indebtedness to the extent incurred or established in reliance on the Shared Incremental Amount), an amount equal to the portion of the relevant Loans or Commitments or Specified Other Indebtedness that will be refinanced or extended by such Incremental Facility or Incremental Equivalent Debt, provided that (i) Incremental Facilities may be incurred in reliance on this clause (c) solely in respect of refinancing or extension of Loans and Commitments and of Specified Other Indebtedness that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities, (ii) Incremental Equivalent Debt that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities may be incurred in reliance on this clause (c) solely in respect of refinancing or extension of Loans and Commitments and of Specified Other Indebtedness that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities and (iii) no Incremental Equivalent Debt that is secured may be incurred in reliance on this clause (c) in respect of any Specified Other Indebtedness that is unsecured or that is secured solely by Liens on assets not constituting Collateral; plus

(d)          without duplication of clause (c) above, the sum of the aggregate amount of (i) any optional prepayment of any Term Loan in accordance with Section 2.10(a) and any optional permanent reduction of any Revolving Credit Commitments, (ii) any optional prepayment, redemption, repurchase or other retirement of any Other First Lien Indebtedness (in the case of any revolving Other First Lien Indebtedness, solely to the extent accompanied by a permanent reduction of the revolving commitments in respect thereof) and (iii) any reduction in the outstanding principal amount of any Term Loan or Other First Lien Indebtedness (other than revolving Other First Lien Indebtedness) resulting from any assignment of such Term Loan or Other First Lien Indebtedness to, or purchase thereof by, the Company and/or any subsidiary (in each case, other than Term Loans, Revolving Credit Commitments or Other First Lien Indebtedness to the extent incurred or established in reliance on the Shared Incremental Amount), so long as, in the case of any such optional prepayment, redemption, purchase, repurchase or assignment and/or other retirement, it was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e)          an unlimited amount so long as, in the case of this clause (e), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt and to all related transactions (including any acquisition or Investment consummated concurrently therewith and any other application of the proceeds thereof) on a Pro Forma Basis (without “netting” the cash proceeds thereof or of any Indebtedness incurred concurrently therewith) and, in the case of any Incremental Facility or any Incremental Equivalent Debt, assuming a full drawing thereof, in each case, as of the last day of or for the most recently ended Test Period, (i) in the case of any Incremental Facility or any Incremental Equivalent Debt that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities, the First Lien Leverage Ratio would not exceed the greater of (x) 4.75:1.00 and (y) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (ii) in the case of any Incremental Equivalent Debt that is secured by Liens on the Collateral junior to the Liens on the Collateral securing the Credit Facilities, at the election of the Company, either (I) the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period or (II) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period and (iii) in the case of any Incremental Equivalent Debt that is unsecured or is secured solely by assets that do not constitute Collateral, at the election of the Company, either (I) the Total Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Total Leverage Ratio as of the last day of the most recently ended Test Period, (II) the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period, provided that, to the extent of reliance on this clause (II), such Incremental Equivalent Debt shall be deemed to be (whether or not it actually is) secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Credit Facilities for purposes of determining Secured Leverage Ratio, including (but solely for so long and to the extent such Indebtedness continues to be classified as outstanding in reliance on this clause (II)) for purposes of any subsequent determination of Secured Leverage Ratio, or (III) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period.

It is agreed that (i) any Incremental Facility and/or Incremental Equivalent Debt shall be classified as utilizing one or more of clauses (a) through (e) above, or any combination thereof, all as selected by the Company in its sole discretion but in accordance with such clauses, and to the extent of the aggregate principal amount thereof outstanding (or, in the case of unfunded Incremental Commitments, to the extent of the amount thereof in effect), (A) the portion of such Incremental Facility and/or Incremental Equivalent Debt so classified as utilizing clause (a) or (d) above (and not subsequently reclassified) shall reduce availability under such clause and (B) the portion of such Incremental Facility and/or Incremental Equivalent Debt so classified as utilizing clause (b) above shall reduce (to the extent such reduction is required to eliminate duplication of availability) availability under the applicable clauses of Section 6.01 and/or 6.02 on the basis of which the Reallocated Incremental Amount was determined (and, as among such clauses of each such Section, such reduction shall be allocated in such manner as shall be selected by the Company), (ii) the Company may, at any time and from time to time in its sole discretion, reclassify (or deem such reclassification to have occurred automatically) any portion of any Incremental Facility or Incremental Equivalent Debt that was utilizing any of clauses (a) through (d) above as utilizing clause (e) above if, at any time after the establishment or incurrence thereof, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures as of the end of or for any Test Period ended after the time of the establishment or incurrence thereof, be permitted under the First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio or Interest Coverage Ratio test, as applicable, set forth in clause (e) above and (iii) if any Incremental Facility or Incremental Equivalent Debt, or any portion thereof, is intended to be established or incurred utilizing clause (e) above and any other clause of this definition in a single transaction or series of related transactions, the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be established or incurred utilizing clause (e) above shall be determined in accordance with Section 1.09.

It is further agreed that if, for purposes of determining capacity under this definition, the entire committed amount of any Indebtedness with respect to which Incremental Cap is being determined has been tested, such committed amount may thereafter be borrowed and, in the case of any revolving credit Indebtedness, reborrowed, in whole or in part, from time to time, without any further testing under this definition.

“Incremental Commitment” means any commitment made by a Lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means any Indebtedness, whether in the form of loans, notes or other Indebtedness and/or, in each case, commitments in respect of any of the foregoing, in each case, on such terms and pursuant to documentation as shall be determined by the Company and the Persons providing such Indebtedness; provided that, in each case:

(a)          the aggregate amount of any Incremental Equivalent Debt incurred at any time shall not exceed the Incremental Cap as of such time;

(b)          if any Initial Term Loans will remain outstanding after giving effect to the incurrence of such Incremental Equivalent Debt and the application of the proceeds thereof, then, other than with respect to the Inside Maturity Amount, the scheduled final maturity of any Incremental Equivalent Debt (other than Customary Bridge Loans, Customary Term A Loans, Incremental Equivalent Debt incurred in connection with an acquisition or Investment permitted hereunder and Incremental Equivalent Debt incurred in reliance on clause (b) of the definition of “Incremental Cap”) shall be no earlier than the Initial Term Loan Maturity Date as of the date of the incurrence thereof; provided that such requirement shall not apply with respect to any Incremental Equivalent Debt that effectively refinances any Term Loans or Specified Other Indebtedness so long as such Incremental Equivalent Debt shall have a scheduled final maturity that is no earlier than the scheduled final maturity of such Term Loans or Specified Other Indebtedness so refinanced;

(c)          if any Initial Term Loans will remain outstanding after giving effect to the incurrence of such Incremental Equivalent Debt and the application of the proceeds thereof, then, other than with respect to the Inside Maturity Amount, the Weighted Average Life to Maturity of such Incremental Equivalent Debt (other than Customary Bridge Loans, Customary Term A Loans, Incremental Equivalent Debt incurred in connection with an acquisition or Investment permitted hereunder and Incremental Equivalent Debt incurred in reliance on clause (b) of the definition of “Incremental Cap”) shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) on the date of the incurrence thereof; provided that such requirement shall not apply with respect to any Incremental Equivalent Debt that effectively refinances any Term Loans or

Specified Other Indebtedness so long as such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of such Term Loans or Specified Other Indebtedness so refinanced;

(d)          subject to the proviso to clause (e)(ii) below, any Incremental Equivalent Debt that is secured by any Lien on the Collateral may be secured only on a pari passu (but without regard to the control of remedies) or junior basis to the Liens on the Collateral securing the Credit Facilities;

(e)          no Incremental Equivalent Debt may be (i) borrowed or guaranteed by any Person that is not a Loan Party, provided that the obligations of any Person with respect to any escrow or similar arrangement described in clause (ii) shall be deemed not to constitute a guarantee by such Person, or (ii) secured by any assets other than the Collateral, provided that any Incremental Equivalent Debt may be secured by the proceeds of such Incremental Equivalent Debt, and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Incremental Equivalent Debt, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Incremental Equivalent Debt pending the application of the proceeds thereof; and

(f)          any Incremental Equivalent Debt that is secured on a pari passu (but without regard to the control of remedies) or junior basis to the Liens securing the Credit Facilities shall be subject to an Acceptable Intercreditor Agreement.

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” means an amendment to this Agreement among the Company (and, if applicable, any Borrowing Subsidiary) and each Lender that agrees to provide all or any portion of the Incremental Facility being established pursuant thereto and in accordance with Section 2.21; provided that the Administrative Agent may be a party thereto (and, to the extent the Administrative Agent is not a party thereto, the Administrative Agent shall have received prior notice of the proposed execution thereof and an executed copy thereof).

“Incremental Increase” has the meaning assigned to such term in Section 2.21(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.21(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a)(ii).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Incurred Acquisition Debt” means Indebtedness incurred pursuant to Section 6.01(p).

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.09(c).

“Indebtedness” as applied to any Person means, without duplication:

(a)          all indebtedness for borrowed money of such Person (it being understood that obligations in respect of Banking Services do not constitute indebtedness for borrowed money);

(b)          all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c)          all obligations of such Person with respect to Capital Leases to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d)          all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(e)          the face amount of any letter of credit or bank guaranty issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(f)          all net obligations (determined giving effect to any netting arrangements) of such Person in respect of any Hedge Agreement; and

(g)          the Guarantee by such Person of the Indebtedness of another.

Notwithstanding the foregoing and, where applicable, for the avoidance of doubt, the term “Indebtedness” shall not include (i) intercompany loans, advances or other indebtedness among the Company, its subsidiaries and the joint ventures of any of the foregoing arising from cash management, tax and accounting operations, (ii) intercompany loans, advances or other indebtedness among the Company and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover or extensions of terms), (iii) any deferred or prepaid revenue, (iv) any earn-out or similar contingent obligation or purchase price adjustment until such obligation (A) becomes fixed and determined and (B) has not been paid within 90 days after becoming due and payable (it being understood that any such obligation or adjustment that is subject to a good faith ongoing dispute by the Company or any Restricted Subsidiary shall not be deemed fixed or determined, or due and payable, pending the settlement or other resolution of such dispute), (v) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (vi) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (vii) trade and other ordinary course payables and accrued expenses and royalties, including any take-or-pay arrangements, (viii) obligations in respect of surety bonds, performance bonds, completion bonds and similar instruments, (ix) deferred compensation arrangements or obligations incurred under ERISA, (x) liabilities associated with customer prepayments and deposits, (xi) obligations of any Person arising under any Supply Chain Financing Arrangements solely as a result of a recharacterization of a sale by such Person of accounts receivable as incurrence of debt and (xii) obligations under any indenture or other Contractual Obligation that has been defeased or satisfied and discharged pursuant to the terms thereof.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in such other Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt.  Notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or other Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Lenders” means the Lenders that are party to this Agreement on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans and acquire participations in Letters of Credit and Swingline Loans hereunder as such commitment, expressed as an amount representing the maximum permitted amount of such Lender’s Initial Revolving Credit Exposure, is set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender assumed or provided its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 or 2.18, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.21.  The aggregate amount of the Initial Revolving Credit Commitments on the Closing Date is US$850,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, (b) the amount at such time of such Lender’s LC Exposure attributable to its Initial Revolving Credit Commitment and (c) the amount at such time of such Lender’s Swingline Exposure attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date (or if such date is not a Business Day, the immediately succeeding Business Day).

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loans” means the revolving loans made by the Initial Revolving Lenders to any Borrower pursuant to Section 2.01(b).

“Initial Term Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as the same may be (a) reduced from time to time pursuant to Section 2.08 or 2.18(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.21.  The aggregate amount of the Initial Term Commitments on the Closing Date is US$2,620,000,000.

“Initial Term Facility” means the Initial Term Commitments and the Initial Term Loans.

“Initial Term Lender” means any Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” means the date that is seven years after the Closing Date (or if such date is not a Business Day, the immediately succeeding Business Day).

“Initial Term Loans” means (a) the term loans made by the Initial Term Lenders to the Company pursuant to Section 2.01(a) and (b) the SpinCo Term Loans.

“Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Inside Maturity Amount” means, at any time, (a) the greater of (i) US$1,120,000,000 and (ii) 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis, including to give effect to any acquisition or other Investment to be consummated in connection with the incurrence of any Indebtedness with respect to which the Inside Maturity Amount is being determined) minus, without duplication, (b) the aggregate principal amount of all Indebtedness incurred in reliance on an exception set forth herein available for the Inside Maturity Amount, but only to the extent such Indebtedness is outstanding at such time in reliance on any such exception.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement substantially in the form of Exhibit E, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Company.

“Intercreditor Agreement” means, at any time, any Acceptable Intercreditor Agreement in effect at such time.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the Test Period then most recently ended to (b) Ratio Interest Expense for such Test Period.

“Interest Election Request” means a request by or on behalf of a Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Company.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), any Canadian Prime Rate Loan and any RFR Loan, the last day of each March, June, September and December (commencing December 31, 2024) and the Maturity Date applicable to such Loan, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or (other than in the case of a Term CORRA Borrowing) six months thereafter (or, if available to, or approved by, all the Lenders participating in such Borrowing, another period of 12 months or less thereafter), as the applicable Borrower (or the Company on its behalf) may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date applicable to such Borrowing and (d) no tenor that has been removed from this definition pursuant to Section 2.13(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  Notwithstanding anything herein to the contrary, (i) the initial Interest Period for Loans borrowed on the Closing Date shall be as set forth in the Borrowing Request delivered with respect thereto and (ii) the initial Interest Period for any Additional Loans may be such period as shall be set forth in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension/Modification Amendment.

“Investment” means (a) any purchase or other acquisition by the Company or any of its Restricted Subsidiaries of any Capital Stock of any other Person, (b) the purchase or other acquisition (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person and (c) any loan, advance or capital contribution by the Company or any of its Restricted Subsidiaries to, or Guarantee of Indebtedness of, or purchase or other acquisition of Indebtedness of, any other Person; provided that the term “Investment” shall not include (i) intercompany loans, advances and other indebtedness among the Company, its subsidiaries and the joint ventures of any of the foregoing arising from cash management, tax and accounting operations and (ii) intercompany loans, advances or other indebtedness among the Company and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any roll-over or extension of terms).  The amount of any Investment shall be the original cost (in the case of any cost other than in the form of Cash and Cash Equivalents, determined at the fair market value thereof) of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any Returns in respect of such Investment; provided that the amount of any Investment in the form of a Guarantee of Indebtedness shall be determined in accordance with the definition of the term “Guarantee”.

“IP Rights” has the meaning assigned to such term in Section 3.05(b).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means (a) each Person set forth on Schedule 2.05B and (b) each other Person that agrees to act in such capacity in accordance with Section 2.05(i), each in its capacity as an issuer of Letters of Credit hereunder (other than any such Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i)).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank (provided that (i) the identity and creditworthiness of such Affiliate is reasonably acceptable to the Company and (ii) no such branch or Affiliate shall be entitled to any greater indemnification under Section 2.14 or 2.16 than that to which the applicable Issuing Bank was entitled on the date on which such Letter of Credit was issued except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Letter of Credit was issued), in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate (it being agreed that such Issuing Bank shall, or shall cause such branch or Affiliate to, comply with the requirements of Sections 2.05 and 2.16(f) with respect to such Letters of Credit).

“Jacobs” has the meaning assigned to such term in the recitals to this Agreement.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit G, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Company.

“Judgment Currency” has the meaning assigned to such term in Section 9.23(b).

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder as of such date (giving effect to any repayment or prepayment of Loans and termination of Commitments to occur on such date).

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Revolving Loan or Revolving Credit Commitment hereunder as of such date (giving effect to any repayment or prepayment of Loans and termination of Commitments to occur on such date).

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Term Loan or Term Commitment hereunder as of such date (giving effect to any repayment or prepayment of Loans to occur on such date).

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Commitment” means, with respect to each Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank.  The amount of the LC Commitment of each Issuing Bank is set forth on Schedule 2.05B or in the written agreement referred to in Section 2.05(i) pursuant to which such Issuing Bank agreed to act as such hereunder or, in each case, is such other maximum amount as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Company.

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.  The amount of any LC Disbursement made by an Issuing Bank in an Alternative LC Currency and not reimbursed by the applicable Borrower as required by Section 2.05(e) shall be determined as set forth in Section 2.05(e) or 2.05(l), as applicable.

“LC Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all outstanding Letters of Credit at such time and (b) the aggregate Outstanding Amount of all LC Disbursements that have not yet been reimbursed at such time.  The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the LC Exposure of Defaulting Lenders in effect at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to the applicable Borrower, in each case in a currency other than U.S. Dollars, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with U.S. Dollars the currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“LCT Election” has the meaning assigned to such term in Section 1.09(a).

“LCT Test Date” has the meaning assigned to such term in Section 1.09(a).

“Lead Left Arranger” means JPMorgan Chase Bank, N.A.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender Presentation” means the Lender Presentation provided to the Initial Lenders on July 23, 2024, relating to the Company, SpinCo, their respective subsidiaries and the Transactions.

“Lenders” means the Term Lenders and the Revolving Lenders, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (a) any letter of credit (or, if agreed by the applicable Issuing Bank, any bank guaranty or a similar instrument) issued pursuant to this Agreement and (b) each Existing Letter of Credit.

“Letter of Credit Reimbursement Loan” means any Revolving Loan or Swingline Loan the proceeds of which are to be applied by the applicable Borrower to reimburse an LC Disbursement, as specified in the applicable Borrowing Request.

“Letter of Credit Sublimit” means, at any time, the sum of the LC Commitments at such time.  On the Closing Date, the Letter of Credit Sublimit is US$200,000,000.

“LG” means Goldberg Lindsay & Co. LLC, a Delaware limited liability company.

“Liabilities” means any losses, claims, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, pledge, hypothecation, assignment by way of security, encumbrance, lien (statutory or other), charge or other security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale or other title retention agreement or any Capital Lease relating to such asset; provided that in no event shall an operating lease, or the interest of a lessor thereunder, be deemed to constitute a Lien.

“Limited Conditionality Transaction” means (a) any acquisition or Investment, (b) any merger, consolidation, amalgamation or similar transaction to which the Company or any Restricted Subsidiary is a party, (c) any Disposition, (d) any acquisition by any Person of beneficial ownership, directly or indirectly, of any Capital Stock of the Company (including pursuant to an acquisition of any Capital Stock of any Permitted Holder), (e) any Restricted Payment, (f) any designation of any subsidiary of the Company as an Unrestricted Subsidiary or as a Restricted Subsidiary, (g) any Permitted Reorganization Transaction and (h) any incurrence or issuance of, or repayment, prepayment, redemption, repurchase, defeasance, satisfaction or other refinancing of, any Indebtedness, Disqualified Capital Stock or Preferred Stock, and the creation of any Liens securing any Indebtedness.

“Loan” means any Initial Term Loan, any Additional Term Loan, any Initial Revolving Loan, any Additional Revolving Loan or any Swingline Loan.

“Loan Documents” means this Agreement, any Promissory Note (other than for purposes of Section 9.02), the Guaranty Agreement, the Collateral Documents, each Joinder Agreement, each Intercreditor Agreement, each Refinancing Amendment, each Incremental Facility Amendment, each Extension/Modification Amendment, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination and any other document or instrument designated by the Company and the Administrative Agent as a “Loan Document”.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means any Guarantee of the Secured Obligations created under the Guaranty Agreement.

“Loan Parties” means the Company, each Borrowing Subsidiary and each Subsidiary Guarantor.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means, at any time, an amount equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Company (or, if applicable any Parent Company that is a Public Company) on a Business Day (as selected by the Company) no more than five Business Days prior to such time multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the 30 consecutive trading days immediately preceding such time (or, if such common Capital Stock has only been traded on such securities exchange for a period of time that is less than 30 consecutive trading days, such shorter period of time).

“Master Agreement” has the meaning assigned to such term in the definition of “Hedge Agreement”.

“Material Acquisition” means any acquisition or similar Investment (including by way of merger, consolidation, amalgamation or other similar transaction) consummated by the Company or any Restricted Subsidiary for aggregate consideration (including Indebtedness assumed in connection with such transaction) in excess of the greater of (a) US$225,000,000 and (b) 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies, taken as a whole, of the Administrative Agent under the Loan Documents or (c) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents.

“Material Disposition” means any Disposition (including by way of merger, consolidated, amalgamation or other similar transaction, but excluding Dispositions in the ordinary course of business) consummated by the Company or any Restricted Subsidiary for aggregate consideration (including Indebtedness assumed in connection with such transaction) in excess of the greater of (a) US$225,000,000 and (b) 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Material Indebtedness” means, at any time, (a) any Indebtedness of the type referred to in clause (a), (b) or (c) of the definition of such term (or, if in respect of any such Indebtedness, of the type referred to in clause (g) of the definition of such term, but only if the applicable Guarantee is not contingent and has become due and payable) of the Company or any Restricted Subsidiary, other than (i) Indebtedness under the Loan Documents, (ii) Indebtedness owed to the Company or any Restricted Subsidiary and (iii) Indebtedness under any Permitted Receivables Financing or any inventory financing arrangement, and (b) any Indebtedness of the type referred to in clause (f) of the definition of such term of the Company or any Restricted Subsidiary, in each case under clauses (a) and (b) above, if the aggregate principal amount of all such Indebtedness exceeds the Threshold Amount at such time.  For purposes of determining Material Indebtedness, the “principal amount” outstanding under any Hedge Agreement at any time shall be the net obligations (determined giving effect to any netting arrangements) of the Company or any Restricted Subsidiary in respect of such Hedge Agreement that the Company or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (b) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (c) with respect to any Replacement Term Loans or Replacement Revolving Facility, the scheduled final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the scheduled final maturity date set forth in the applicable Incremental Facility Amendment and (e) with respect to any Extended/Modified Term Loans or Extended/Modified Revolving Credit Commitments, the scheduled final maturity date set forth in the applicable Extension/Modification Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Merger” has the meaning assigned to such term in the recitals to this Agreement.

“Merger Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Minimum Extension/Modification Condition” has the meaning assigned to such term in Section 2.22(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any “employee benefit plan” as defined in Section (3)(3) of ERISA which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Company or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability.

“Net Proceeds” means (a) with respect to any Disposition or any Casualty/Condemnation Event, (i) the Cash proceeds received by the Company or any Restricted Subsidiary in respect thereof (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received and, in the case of any Casualty/Condemnation Event, any insurance proceeds, but excluding any business interruption insurance policy proceeds), minus (ii) the sum, without duplication, of (A) any actual out-of-pocket costs and expenses incurred (or expected by the Company in good faith to be incurred) by the Company or any Restricted Subsidiary in connection with such Disposition or Casualty/Condemnation Event (including (x) in the case of a Casualty/Condemnation Event, in connection with the adjustment, settlement or collection of any claims of the Company or any Restricted Subsidiary in respect thereof or in connection with the repair, clean-up or operational adjustments arising therefrom (including any additional costs and expenses as a result of such adjustments) and (y) in each case, reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer and similar Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Company’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any tax distribution)), (B) the amount of all payments expected by the Company in good faith to be required to be made by the Company or any Restricted Subsidiary in respect of purchase price adjustment, indemnification and other contingent liabilities that are attributable to such Disposition or Casualty/Condemnation Event or in respect of any other retained liabilities associated therewith (including pension and other post-employment benefit liabilities and Environmental Liabilities), (C) the aggregate amount of the principal, interest, premium or penalty, if any, and other amounts of or in respect of any Indebtedness (other than the Loans and any Indebtedness that is secured by a Lien on the Collateral that is expressly pari passu (but without regard to the control of remedies) with or expressly junior to the Lien on the Collateral securing the Credit Facilities or that is expressly subordinated in right of payment to the Credit Facilities) that is secured by the assets subject to such Disposition or Casualty/Condemnation Event and that is required to be repaid or otherwise comes due, or would be in default, as a result of such Disposition or Casualty/Condemnation Event and that is, or will be, repaid by the Company or its Restricted Subsidiaries, (D) Cash escrows (until released from escrow to the Company or any of its Restricted Subsidiaries) from the sale price for such Disposition, (E) all costs and expenses associated with unwinding any Hedge Agreement in connection with such Disposition or Casualty/Condemnation Event and (F) in the case of any Disposition or Casualty/Condemnation Event of or in respect of the assets of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (F)) attributable to minority interests owned by third parties; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, defeasance costs, underwriting discounts and other fees and expenses incurred by the Company or any Restricted Subsidiary in connection therewith.

“Net Short Lender” has the meaning assigned to such term in Section 9.02(e)(i).

“Non-Debt Fund Affiliate” means any Sponsor and any Affiliate of any such Sponsor, other than (a) any Debt Fund Affiliate, (b) the Company or any of its subsidiaries or (c) a natural person.

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Extending/Modifying Lender” has the meaning assigned to such term in Section 2.22(a).

“Non-Loan Party Debt Cap” means, at any time, the greater of US$560,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis, including to give effect to any acquisition or other Investment to be consummated in connection with the incurrence of any Indebtedness with respect to which the Non-Loan Party Debt Cap is being determined and all related transactions).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Disbursements, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, and debts, liabilities and obligations of, any Borrower or other Loan Party to any Lender, the Administrative Agent, any Issuing Bank or any Indemnitee arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws or equivalent, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity.  In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Indebtedness” means any Indebtedness (other than the Credit Facilities) that is secured by Liens on any Collateral on a pari passu basis (but without regard to control of remedies) with the Liens on such Collateral securing the Credit Facilities, including any such Indebtedness that constitutes Incremental Equivalent Debt, Incurred Acquisition Debt, Assumed Acquisition Debt or Ratio Debt.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Amount” means (a) with respect to any Loan on any date, the U.S. Dollar Equivalent of the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loan occurring on such date, (b) with respect to any Letter of Credit on any date, the U.S. Dollar Equivalent of the Stated Amount thereof after giving effect to any changes in such Stated Amount, including as a result of any LC Disbursement, and (c) with respect to any LC Disbursement on any date, the U.S. Dollar Equivalent of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by any Borrower of such LC Disbursement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the NYFRB Rate and (b) with respect to any amount denominated in any other currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Company” means any Person of which the Company is a direct or indirect subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patent” means (a) any and all patents and patent applications, (b) all inventions described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof and (d) all rights corresponding to any of the foregoing.

“Payment” has the meaning assigned to such term in Article 8.

“Payment Notice” has the meaning assigned to such term in Article 8.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Company or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability.

“Perfection Certificate” means a certificate substantially in the form of Exhibit H, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Company.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the location (as determined by Section 9-307 of the UCC) of each Loan Party, (b) the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, (c) the delivery to the Administrative Agent of any stock or equivalent certificate, instrument or promissory note, together with instruments of transfer executed in blank and (d) the taking of other actions required by the Collateral Documents to establish perfection of the Liens intended to be created thereby with the priority contemplated thereby, in each case, to the extent required by the applicable Loan Documents.

“Performance Letter of Credit” means (a) any standby Letter of Credit issued in support of performance obligations in respect of tenders, licenses, permits, bids, governmental contracts, development obligations and client, customer and other trade contracts (including in connection with obtaining, maintaining, renewing or performing under client, customer or other trade contracts), or (b) any standby Letter of Credit issued in support of, or to back, any bank guaranties, bankers’ acceptances, surety, performance, completion or similar guaranties, bonds or similar instruments or obligations, in each case, issued in support of performance obligations referred to in clause (a) above.

“Permitted Acquisition” means any acquisition made by the Company or any of its Restricted Subsidiaries, whether by purchase, merger, consolidation, amalgamation or otherwise, of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person or of a majority of the outstanding Capital Stock of any other Person (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase the Company’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing the Company’s or any Restricted Subsidiary’s ownership interest in such joint venture) if (i) such Person becomes or continues as a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets (or of such division, line of business or business unit) to, or is liquidated into, the Company or any Restricted Subsidiary as a result of such transaction.

“Permitted Holders” means (a) any Sponsor, (b) Jacobs or any of its subsidiaries, (c) any employee benefit plan or trust of any Parent Company, the Company or any of its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or trust, (d) any Permitted Parent and (e) any Person with which one or more of Persons referred to in clause (a), (b) and/or (d) above form a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date) so long as, in the case of this clause (e), the Persons referred to in clause (a), (b) and/or (d) above beneficially own, directly or indirectly, more than 50.0% of the Voting Stock of the Company beneficially owned by such group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Parent” means any Public Company (or any subsidiary of such Public Company), provided that no Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), other than one or more of the Permitted Holders (and other than any Person that is acting solely as an underwriter or initial purchaser in connection with a public or private offering of any Capital Stock, acting in such capacity), is a beneficial owner of Voting Stock of such Public Company representing more than 50.0% of the total voting power of all the outstanding Voting Stock of such Public Company (as determined in accordance with the provisions of the final paragraph of the definition of “Change of Control”).

“Permitted Receivables Financing” means any receivables, factoring or securitization facilities, financings or arrangements made available to the Company or any of its subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers and/or grants a security interest in accounts receivable, notes receivable, unbilled revenue or other securitization assets and any related assets (including all collateral securing such accounts receivable, notes receivable, unbilled revenue or other securitization assets and related assets, all contracts and all guarantees or other obligations in respect of such accounts receivable, notes receivable, unbilled revenue or other securitization assets and related assets, proceeds of such accounts receivable, notes receivable, unbilled revenue or other securitization assets and related assets, any deposit accounts into which collections on such account receivables or other securitization assets are made and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with receivables, factoring or securitization facilities, financings or arrangements) to (a) any Person that is not a Restricted Subsidiary (including any special purpose securitization subsidiary of the Company or directly to one or more investors or purchasers) or (b) a Receivables Subsidiary that in turn sells, conveys or otherwise transfers and/or grants a security interest in such accounts receivable, notes receivable, unbilled revenue or other securitization assets and related assets to any Person that is not the Company or a Restricted Subsidiary (including any special purpose securitization subsidiary of the Company or directly to one or more investors or purchasers); provided that such receivables, factoring or securitization facility, financing or arrangement shall be non-recourse to any Loan Party except to the extent customary (as determined by the Company in good faith) for similar transactions in the applicable jurisdictions. It is expressly acknowledged and agreed that the transactions pursuant to the Existing Receivables Agreement constitute a Permitted Receivables Financing.

“Permitted Reorganization Transaction” means a transaction as described in, and consummated in accordance with the requirements of, Section 9.26.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by the Company and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Asset Sale” means any Disposition of any assets that constitute Collateral by the Company or any Subsidiary Guarantor made pursuant to Section 6.06(h).

“Prepayment Net Proceeds” has the meaning assigned to such term in Section  2.10(b)(ii).

“Prepayment Thresholds” has the meaning assigned to such term in Section 2.10(b)(ii).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Side Information” means any information with respect to any Parent Company, the Company and its subsidiaries, or any of their securities, that is not Public Side Information.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Net Income, Consolidated Total Asset, Unrestricted Cash Amount or any other financial ratio, test or metric (including component definitions thereof) in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect pursuant to Section 1.04(b) shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or Unrestricted Cash Amount, as of the last day of such Test Period) and that:

(a)          (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or a division, line of business or other business unit of the Company or any Restricted Subsidiary, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or (C) the implementation of any Initiative, income statement items (whether positive or negative and including any Expected Run Rate Effects) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, any other acquisition or Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment described in this clause (a) may be applied to Consolidated Net Income or Consolidated Adjusted EBITDA (or to any other metric that is based on Consolidated Net Income or Consolidated Adjusted EBITDA) solely to the extent that such adjustment is consistent with the definition of Consolidated Net Income or Consolidated Adjusted EBITDA;

(b)          any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c)          any Indebtedness incurred or assumed by the Company or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company.

All calculations hereunder on a Pro Forma Basis or after giving pro forma effect shall be as determined by the Company in good faith (it being understood and agreed that, in connection with any

Permitted Acquisition or any other acquisition or Investment, to the extent the Company has not received financial statements as of the end of or for the applicable Test Period in respect of the property or Person subject to such Subject Transaction, the Company may make calculations hereunder on a Pro Forma Basis in respect of, or give pro forma effect to, such Subject Transaction using such financial information or data (including internal or management financial information or data) as has been made available to the Company in connection therewith (including any such financial information or data as of the end of or for any prior period)).

“Project Joint Venture” means any joint venture of the Company or any of its Restricted Subsidiaries established in the ordinary course of business for the purpose of performing a single project or series of related projects and obtaining, maintaining, renewing or performing under related customer contracts.

“Projections” means the financial projections of the Company and its subsidiaries included in the Lender Presentation (or any supplement thereto).

“Promissory Note” means a promissory note of the applicable Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit I, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Company, evidencing the aggregate outstanding principal amount of Loans made by such Lender to such Borrower.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Voting Stock that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Frankfurt Stock Exchange, the Hong Kong Stock Exchange, The International Stock Exchange or any comparable stock exchange or similar market.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (or similar laws under other applicable jurisdictions) and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar laws under other applicable jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange as applicable to companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation or other costs to the extent attributable to being a Public Company, officer and director fee and expense reimbursement to the extent attributable to being a Public Company, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a Public Company, directors’ and officers’ insurance and other legal and other professional fees (including auditors’ fees), listing fees, filing fees and other costs and expenses associated with being a Public Company.

“Public Lenders” means Lenders that do not wish to receive Private Side Information.

“Public Side Information” means information that either (a) is publicly available or (b) is not material with respect to any Parent Company, the Company or any of its subsidiaries or any of their respective securities, as determined in good faith by the Company, for purposes of U.S. federal securities laws.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.25(a).

“QofE Report” means the quality of earnings report with respect to the SpinCo Business that was made available to the Lead Left Arranger on or prior to November 20, 2023.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Ratio Debt” means Indebtedness incurred pursuant to Section 6.01(v).

“Ratio Interest Expense” means, for any period, (a) the consolidated cash interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding therefrom (without duplication) (i) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any costs associated with surety, performance, completion, payment, financial assurance or similar bonds or instruments (whether amortized or immediately expensed), (iii) any non-cash interest expense, (iv) any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guaranty or a similar instrument, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder and any other bank, administrative agency (or trustee) and/or financing fee and any other fees and expenses relating to Indebtedness, including commitment, bridge, amendment, consent, structuring, debt rating fees and administrative or trustee fees and charges with respect to the credit facilities established hereunder or with respect to other Indebtedness, (v) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (vi) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations or for failure to comply with reporting obligations, (vii) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (viii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other acquisition or Investment, (ix) any commissions, discounts, yield, make-whole premium or other fees and Charges (including interest expense) relating to any Permitted Receivables Financing or inventory financing, (x) any lease, rental or other expense in connection with any leases (other than Capital Leases), (xi) any interest expense with respect to Indebtedness of any Parent Company reflected in consolidated cash interest expense of the Company and its Restricted Subsidiaries solely by reason of push-down accounting, (xii) any penalty and/or interest relating to Taxes and (xiii) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, minus (b) cash interest income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Reallocated Incremental Amount” means, at any time, the maximum principal amount of Indebtedness of the type described in clause (a) or (b) of the definition of such term that the Company or any Subsidiary Guarantor could incur at such time in compliance with Section 6.01 (but disregarding

Sections 6.01(a) and 6.01(w) and disregarding any availability based on the Shared Incremental Amount) and Section 6.02 (but disregarding Section 6.02(a) and 6.02(s)(iii) and disregarding any availability based on the Shared Incremental Amount) assuming such Indebtedness were to be secured by Liens that are pari passu (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities.

“Receivables Subsidiary” means any subsidiary of the Company formed for the purpose of, or that solely engages in, any receivables, factoring or securitization facilities, financings or arrangements and other activities reasonably related to the foregoing.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (a) if such Benchmark is the Term SOFR, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is the EURIBO Rate, 11:00 a.m., Brussels time, two TARGET Days preceding the date of such setting, (c) if such Benchmark is the Term CORRA, 1:00 p.m., Toronto time, four Business Days preceding the date of such setting, (d) if such Benchmark is the Daily Simple SONIA, two Business Days prior to such setting or (e) if such Benchmark is none of the Term SOFR, the EURIBO Rate, the Term CORRA or Daily Simple SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“refinances” means renews, extends, prepays, repays, redeems, defeases, retires, extinguishes, substitutes, refinances or replaces.  “Refinanced” and “refinancing” shall have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement among the Company (and, if applicable, any Borrowing Subsidiary) and each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being established pursuant thereto and in accordance with Section 9.02(c); provided that the Administrative Agent may be a party thereto (and, to the extent the Administrative Agent is not a party thereto, the Administrative Agent shall have received prior notice of the proposed execution thereof and an executed copy thereof).

“Refinancing Indebtedness” means, with respect to any Indebtedness or other obligation, any other Indebtedness that refinances such Indebtedness or other obligation (or any prior Refinancing Indebtedness in respect thereof). It is understood and agreed that (a) a refinancing of any Indebtedness or other obligation need not occur concurrently with (and may occur at any time after) the prepayment, repayment, redemption, repurchase, defeasance or other satisfaction of such Indebtedness or other obligation and (b) so long as the requirements of Section 6.01(o)(i) are satisfied, the Company may, at its election, deem any Indebtedness to constitute Refinancing Indebtedness in respect of any other Indebtedness or other obligation that shall have been prepaid, repaid, redeemed, repurchased, defeased or otherwise satisfied prior to the incurrence of such Refinancing Indebtedness.

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.03(a)(vi).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least US$5,000,000,000 that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the  Federal Reserve Board under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation U” means Regulation U of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, discharge, dispersal, dumping or leaching of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (d) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA, (c) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBOR, (d) with respect to any RFR Borrowing denominated in US Dollars (if applicable pursuant to Section 2.13), the Daily Simple SOFR, (e) with respect to any RFR Borrowing denominated in Sterling, the Daily Simple SONIA and (f) with respect to any RFR Borrowing denominated in Canadian Dollars (if applicable pursuant to Section 2.13), the Daily Simple CORRA.

“Relevant Screen Rate” means (a) with respect to any Term SOFR Borrowing, the Term SOFR Reference Rate, (b) with respect to any Term CORRA Borrowing, Term CORRA and (c) with respect to any EURIBOR Borrowing, the EURIBOR Screen Rate.

“Reorganization” has the meaning assigned to such term in the Separation and Distribution Agreement.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Revolving Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment or repayment of all or a portion of the Initial Term Loans substantially concurrently with the incurrence by any Loan Party of, and using the proceeds of, any broadly syndicated (as determined by the Company in good faith) secured first lien “term B loans” denominated in U.S. Dollars having an Effective Yield that is less than the Effective Yield applicable to the Initial Term Loans so prepaid, or repaid and (b) any amendment, waiver or other modification to this Agreement that has the effect of reducing the Effective Yield applicable to the Initial Term Loans; provided that the primary purpose (as determined by the Company in good faith) of such prepayment, repayment, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term Loans; provided further that in no event shall any such prepayment, repayment, amendment, waiver or other modification in connection with any Material Acquisition, Material Disposition or Change of Control constitute a Repricing Transaction.

“Required Asset Sale Percentage” means (a) if the First Lien Leverage Ratio is greater than 4.25:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to 4.25:1.00 and greater than 3.75:1.00, 50% and (c) if the First Lien Leverage Ratio is less than or equal to 3.75:1.00, 0%, in each case, with the First Lien Leverage Ratio to be determined as of the last day of the most recent Test Period on or prior to the date on which the prepayment under Section 2.10(b)(ii) with respect to which the Required Asset Sale Percentage is being determined is required to be made (or, if earlier, is made), determined on a Pro Forma Basis (and giving pro forma effect to such prepayment under Section 2.10(b)(ii)).

“Required Excess Cash Flow Percentage” means (a) if the First Lien Leverage Ratio is greater than 4.25:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 4.25:1.00 and greater than 3.75:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to 3.75:1.00, 0%, in each case, with the First Lien Leverage Ratio to be determined as of the last day of the most recent Test Period on or prior to the date on which the prepayment under Section 2.10(b)(i) with respect to which the Required Excess Cash Flow Percentage is being determined is required to be made (or, if earlier, is made), determined on a Pro Forma Basis (and giving pro forma effect to such prepayment under Section 2.10(b)(i)).

“Required Lenders” means, subject to Section 9.02(e), at any time, Lenders having Term Loans, Revolving Credit Exposures or unused Commitments representing more than 50% of the sum of the aggregate principal amount of the Term Loans, the total Revolving Credit Exposures and the total unused Commitments at such time.  For purposes of this definition, the Swingline Exposure of any Lender that is a Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Revolving Credit Percentage of the aggregate principal amount of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the unused Revolving Credit Commitment of any such Lender shall be determined without regard to any such excess amount.

“Required Prepayment Date” has the meaning assigned to such term in Section 2.10(b)(ii).

“Required Revolving Lenders” means, subject to Section 9.02(e), at any time, Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and the total unused Revolving Credit Commitments at such time.  For purposes of this definition, the Swingline Exposure of any Lender that is a Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Revolving Credit Percentage of the aggregate principal amount of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the unused Revolving Credit Commitment of any such Lender shall be determined without regard to any such excess amount.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means, with respect to any Person, (a) where such term is used in the Loan Documents in reference to knowledge or awareness, or similar context, of a Responsible Officer of such Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person and (b) otherwise, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer, any assistant treasurer, the chief operating officer, the secretary, any assistant secretary or any other officer of such Person (or, if such Person does not have officers, any director of such Person or any manager, sole member, managing member or general partner of such Person) and any other individual designated by any of the foregoing as an authorized signatory on behalf of such Person with respect to any Loan Document or any Ancillary Document to be executed and delivered by or on behalf of such Person or as responsible for the administration of the obligations of such Person under the Loan Documents.

“Restricted Amount” has the meaning set forth in Section 2.10(b)(iv)(C).

“Restricted Debt” means any Indebtedness that (a) is Indebtedness of the type described in clause (a) or (b) of the definition of “Indebtedness” and (b) constitutes Subordinated Indebtedness; provided that, with respect to any such Indebtedness outstanding under a single agreement, the aggregate principal amount thereof exceeds the Threshold Amount.

“Restricted Debt Payment” has the meaning set forth in Section 6.03(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any Capital Stock of the Company, except a dividend or other distribution payable or made solely in shares of Qualified Capital Stock of the Company, and (b) any payment (other than a payment made solely in Qualified Capital Stock of the Company) on account of any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any Capital Stock of the Company, it being understood that payments with respect to earn-outs or similar contingent obligations or purchase price adjustments in connection with any acquisition or Investment, in each case, do not constitute Restricted Payments.

“Restricted Subsidiary” means, at any time, with respect to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary at such time.  Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Company.

“Retained Asset Sale Proceeds” means the aggregate amount of Net Proceeds received by the Company or any Restricted Subsidiary since the Closing Date in respect of any Prepayment Asset Sale or Casualty/Condemnation Event that are not required to be applied to prepay the Term Loans pursuant to

Section 2.10(b)(ii), including as a result of the Required Asset Sale Percentage being less than 100% or the application of the Prepayment Thresholds, but excluding as a result of the reinvestment thereof or prepayment of Other First Lien Indebtedness as permitted by Section 2.10(b)(ii).

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, a successor thereto.

“Revolving Borrowing” means any Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Credit Extension” means each of (a) the making of a Revolving Loan (other than any Letter of Credit Reimbursement Loan), (b) the making of a Swingline Loan (other than any Letter of Credit Reimbursement Loan) and (c) the issuance, amendment or extension of any Letter of Credit (other than any such amendment or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Revolving Facilities” means the Initial Revolving Facility, any Incremental Revolving Facility, any Extended/Modified Revolving Facility and any Replacement Revolving Facility.

“Revolving Facility Test Condition” shall be deemed satisfied if, as of the last day of the applicable Test Period, the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all drawings under Letters of Credit that have not been reimbursed within five Business Days (excluding any such drawings under any Letter of Credit that is subject to cash collateral or backstop arrangements equal to at least 100% of the amount of the LC Exposure attributable to such Letter of Credit) exceeds an amount equal to 40% of the aggregate Revolving Credit Commitments; provided that (a) for the first and second full Fiscal Quarters ended after the Closing Date, an amount equal to the sum of the U.S. Dollar Equivalents of the principal amounts of Initial Revolving Loans borrowed on the Closing Date to fund the Transactions and Transaction Costs (other than any amount set forth in clause (b) below) shall be excluded from such calculation (and thereafter, for the avoidance of doubt, any such amount that remains outstanding shall be included in such calculation) and (b) an amount equal to the sum of the U.S. Dollar Equivalents of the principal amounts of Initial Revolving Loans borrowed on the Closing Date to fund certain original issue discount and/or fees payable as separately agreed by the Company and the Arrangers shall be excluded from such calculation.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Business Day” means (a) for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) if applicable pursuant to Section 2.13, for any Loan denominated in U.S. Dollars, a U.S. Government Securities Business Day and (c) if applicable pursuant to Section 2.13, for any Loan denominated in Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Loan” means any Loan that bears interest at a rate determined by reference to (a) the Daily Simple SONIA, (b) if applicable pursuant to Section 2.13, the Daily Simple SOFR or (c) if applicable pursuant to Section 2.13, the Daily Simple CORRA.

“RMT Transaction Documents” means the Merger Agreement, the Separation and Distribution Agreement and the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Project Services Agreement, the Stockholders Agreement (each such term as defined in the Merger Agreement) and the other agreements entered or to be entered by Jacobs, SpinCo, Historical Amentum and the Historical Amentum Equityholder (as applicable) pursuant to any of the foregoing, including all annexes, exhibits, schedules, attachments and appendices thereto.

“RMT Transactions” means the Reorganization, the Separation, the SpinCo Payment, the Distribution, the Merger and the other transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement and the other RMT Transaction Documents.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Company or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal (including IP Rights), owned by the Company or any of its Restricted Subsidiaries to any Person (other than the Company or any of its Restricted Subsidiaries) and (b) as part of such transaction, thereafter leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of, from such Person or its Affiliates.

“Sanctioned Country” means a country, region or territory that is the subject of country-, region- or territory-wide Sanctions broadly restricting or prohibiting dealings with, in or involving such country, region or territory (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person (a) identified on a Sanctions List, (b) domiciled, organized or resident in any Sanctioned Country, (c) owned or controlled by any Person or Persons described in the foregoing clause (a) or (b) or (d) otherwise the subject or target of Sanctions.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, adopted, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means OFAC, the U.S. Department of State, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council or the European Union.

“Sanctions List” means any Sanctions-related list of designated persons maintained by any Sanctions Authority, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“Scheduled Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow Credits”.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement (a) that is in effect on the Closing Date between the Company, any of its Restricted Subsidiaries or any joint venture of any of the foregoing, on the one hand, and a counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date, or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof after the Closing Date) or (ii) any other Person designated by the Company, on the other hand, or (b) that is entered into after the Closing Date between the Company, any of its Restricted Subsidiaries or any joint venture of any of the foregoing, on the one hand, and any counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date or at the time such Hedge Agreement (or the Master Agreement governing such Hedge Agreement) is entered into or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof thereafter) or (ii) any other Person designated by the Company, on the other hand, and, in each case, that has been designated to the Administrative Agent in writing by the Company as being Secured Hedging Obligations for the purposes of the Loan Documents; it being understood that (x) such designation to the Administrative Agent may be made in respect of a Master Agreement that governs multiple Hedge Agreements among the parties thereto and (y) each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to have agreed to be bound by the provisions of Article 8 and Section 9.10 as if it were a Lender and by the provisions of each Intercreditor Agreement.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Secured Debt less (ii) the Unrestricted Cash Amount, in each case, as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.

“Secured Obligations” means (a) all Obligations, (b) all Banking Services Obligations, (c) all Ancillary Services Obligations and (d) all Secured Hedging Obligations.

“Secured Parties” means (a) the Lenders and the Issuing Banks, (b) the Administrative Agent, (c) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services the obligations under which constitute Banking Services Obligations, (e) each provider of Ancillary Services the obligations under which constitute Ancillary Services Obligations and (f) the beneficiaries of each indemnification obligation undertaken by any Borrower or any other Loan Party under any Loan Document.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as supplemented by any Joinder Agreement.

“Senior Notes” means the US$1,000,000,000 in aggregate principal amount of the 7.250% Senior Notes due 2032 issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of August 13, 2024, between Amentum Escrow Corporation and U.S. Bank Trust Company, National Association, as trustee.

“Separation” has the meaning assigned to such term in the Merger Agreement.

“Separation and Distribution Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Shared Incremental Amount” means, at any time, (a) the greater of US$1,120,000,000 and 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis, including to give effect to any acquisition or other Investment to be consummated in connection with the incurrence of any Indebtedness with respect to which the Shared Incremental Amount is being determined) minus (b) (i) for purposes of Sections 2.21(a) and 6.01(w), the aggregate principal amount of all Incurred Acquisition Debt and Ratio Debt outstanding in reliance on the Shared Incremental Amount, (ii) for purposes of Section 6.01(p), the aggregate principal amount of all Incremental Facilities, Incremental Equivalent Debt and Ratio Debt outstanding in reliance on the Shared Incremental Amount or (iii) for purposes of Section 6.01(v), the aggregate principal amount of all Incremental Facilities, Incremental Equivalent Debt and Incurred Acquisition Debt outstanding in reliance on the Shared Incremental Amount.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 6.08 if the references to “Restricted Subsidiaries” in Section 6.08 were read to refer to such Person.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Loan” means any Loan that bears interest at a rate determined by reference to the Daily Simple SONIA.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Intercreditor Indebtedness” has the meaning assigned to such term in Section 9.20(a).

“Specified Joint Venture Indebtedness” means (a) working capital Indebtedness, (b) obligations with respect to Capital Leases, (c) Indebtedness incurred to finance the acquisition, construction, improvement, repair or replacement of any assets and (d) letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar obligations.

“Specified Merger Agreement Representations” means the representations and warranties made by SpinCo or Jacobs on behalf of or with respect to the SpinCo Business in the Merger Agreement as are material to the interests of the Lenders in their capacity as such, but only to the extent that Historical Amentum or its applicable Affiliate has the right (giving effect to any applicable notice or cure period and without incurring any liability) to terminate its obligations under the Merger Agreement or to decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement, in each case, in accordance with the Merger Agreement.

“Specified Net Proceeds” has the meaning assigned to such term in Section 2.10(b)(ii).

“Specified Other Indebtedness” means (a) any Other First Lien Indebtedness and (b) any other Incremental Equivalent Debt, Incurred Acquisition Debt, Assumed Acquisition Debt, Ratio Debt and, if in respect of any of the foregoing, any Indebtedness incurred under Section 6.01(o).

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a)(i) (solely as it pertains to the Loan Parties), 3.02, 3.03(b)(i), 3.08, 3.12, 3.14 (subject to the last paragraph of Section 3.14 and the last paragraph of Section 4.01), 3.15 and 3.16 (solely as it pertains to use of proceeds of the Loans made and Letters of Credit issued on the Closing Date).

“SpinCo” has the meaning assigned to such term in the recitals to this Agreement.

“SpinCo Business” has the meaning assigned to such term in the Separation and Distribution Agreement.

“SpinCo Common Stock” means the outstanding shares of the common stock, $0.01 par value, of SpinCo.

“SpinCo Loan Documents” has the meaning assigned to the term “Loan Documents” in the SpinCo Term Credit Agreement.

“SpinCo Payment” has the meaning assigned to such term in the Separation and Distribution Agreement.

“SpinCo Term Credit Agreement” means that certain Term Credit Agreement, dated as of September 27, 2024, among SpinCo, the lenders from time to time party thereto and JPMorgan, as administrative agent.

“SpinCo Term Loans” has the meaning assigned to the term “Initial Term Loans” in the SpinCo Term Credit Agreement.

“Sponsor” means each of (a) AS, its Affiliates and funds, partnerships or other investment or co-investment vehicles sponsored, controlled, managed or advised by any of them or any of their respective Affiliates and (b) LG, its Affiliates (including Lindsay Goldberg LLC) and funds, partnerships or other investment or co-investment vehicles sponsored, controlled, managed or advised by any of them or any of their respective Affiliates, but excluding, however, any operating portfolio company of any Sponsor.

“Standstill Event of Default” means any Event of Default that, pursuant to the express terms of Section 7.01(b) or 7.01(c), as applicable, does not constitute an Event of Default with respect to any Term Loans or Term Commitments unless and until a Cross Default Trigger occurs with respect to such Event of Default.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder at such time, in each case, determined (a) except for purposes of determining any participation or fronting fees with respect to Letters of Credit and the amount of unused Revolving Credit Commitments for purposes of determining any commitment fees  payable hereunder, as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Sterling” or “₤” means the lawful currency of the United Kingdom.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger, consolidation, amalgamation or otherwise, of all or substantially all of the assets of, or any division, line of business or other business unit of, any Person or of a majority of the outstanding Capital Stock of any Person and any similar Investment (and, in any event, including any Investment in (i) any Person if, as a result thereof, such Person became a Restricted Subsidiary, (ii) any Restricted Subsidiary the effect of which is to increase the Company’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (iii) any joint venture for the purpose of increasing the Company’s or any Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any Restricted Subsidiary (or any division, line of business or other business unit of the Company or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.09, (e) any incurrence of any Indebtedness (other than of revolving Indebtedness incurred for working capital purposes in the ordinary course of business (as determined by the Company in good faith)) and the application of the proceeds thereof, and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than of revolving Indebtedness incurred for working capital purposes in the ordinary course of business (as determined by the Company in good faith)), (f) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock, (g) the implementation of any Initiative, (h) any Customer Contract Event and/or (i) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis; provided that any transaction referred to in clause (b) or (c) above may, in the sole discretion of the Company, be deemed not to constitute a Subject Transaction to the extent pro forma financial information in respect thereof would not be required to be prepared pursuant to the rules and regulations of the SEC.

“Subordinated Indebtedness” means any Indebtedness of the type described in clause (a) or (b) of the definition of “Indebtedness” of any Loan Party (other than Indebtedness among the Company and/or its subsidiaries) that is expressly subordinated in right of payment to the Credit Facilities.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case, solely if the relevant entity’s financial results are required to be consolidated in such Person’s consolidated financial statements in accordance with GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Company.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that is a guarantor of the Secured Obligations pursuant to the terms of the Guaranty Agreement, until such time as such Restricted Subsidiary is released from its obligations under the Guaranty Agreement in accordance with the terms hereof. Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, elect to cause any Restricted Subsidiary that is not otherwise required to become a Subsidiary Guarantor in accordance with the terms hereof to become a Subsidiary Guarantor by satisfying the requirements of Section 5.11 as if it were subject to such requirements, and any such Restricted Subsidiary shall be a Loan Party and Subsidiary Guarantor for all purposes of the Loan Documents.

“Successor Borrowing Subsidiary” has the meaning assigned to such term in Section 6.06(a).

“Successor Company” has the meaning assigned to such term in Section 6.06(a).

“Supply Chain Financing Arrangement” means an arrangement whereby the Company or any of its subsidiaries sells its accounts receivables, in connection with the collection of such accounts receivable in the ordinary course of business (and not as part of a financing by the Company or any of its subsidiaries), pursuant to a “supply chain financing” program established by or at the direction of the customer that is the account debtor with respect to such accounts receivables.

“Supported QFC” has the meaning assigned to such term in Section 9.25(a).

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means any Borrowing comprised of Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate Outstanding Amount at such time of all Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Revolving Credit Percentage of the aggregate Outstanding Amount at such time of all Swingline Loans (excluding, in the case of the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case the Swingline Lender, the aggregate Outstanding Amount at such time of all Swingline Loans made by such Lender to the extent that the other Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.04.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such system ceases to be operative, such other system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”), the EURIBO Rate or the Term CORRA.

“Term Commitment” means any Initial Term Commitment and any Additional Term Commitment.

“Term CORRA” means with respect to any Term CORRA Borrowing, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided that if as of 1:00 p.m., Toronto time, on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five Business Days prior to such Periodic Term CORRA Determination Day; provided further that if the Term CORRA as so determined shall be less than zero, then the Term CORRA shall be deemed to be zero.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Borrowing” means any Borrowing comprised of Term CORRA Loans.

“Term CORRA Loan” means a Loan that bears interest at a rate determined by reference to Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Facilities” means the Term Loans provided to or for the benefit of the applicable Borrowers pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender and any Additional Term Lender.

“Term Loans” means any Initial Term Loans and any Additional Term Loans.

“Term SOFR” means, with respect to any Term SOFR Borrowing for any Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period at approximately 5:00 a.m.,

Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that, if the Term SOFR as so determined would be less than zero, then the Term SOFR shall be deemed to be zero.

“Term SOFR Borrowing” means any Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” means any Loan that bears interest at a rate determined by reference to the Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for a tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for such tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the first date on which (a) all Commitments have expired or terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on the Company) have been paid in full in Cash and (c) all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise, or deemed issued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements have been reimbursed.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable, or, if earlier (and other than as such term is used in Section 6.09 (other than for the purpose of determining compliance with the Financial Covenant on a Pro Forma Basis as a condition to taking any action under this Agreement) or in the definitions of “Applicable Rate” or “Commitment Fee Rate”), at the option of the Company, for which financial statements are internally available.

“Third Party Assets” means Cash, Cash Equivalents or other assets that are comprised solely of (a) any funds which any Loan Party is permitted or otherwise not prohibited by the terms of the Loan Documents to provide as cash collateral for the benefit of another Person (other than the Company or any Restricted Subsidiary), (b) any funds which any Loan Party provided or received as a deposit in connection with any acquisition, Investment or other transaction permitted hereunder and (c) any assets that any Loan Party holds in trust or as an escrow or fiduciary for any other Person (other than the Company or any Restricted Subsidiary).

“Threshold Amount” means the greater of (a) US$310,000,000 and (b) 27.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Debt less (ii) the Unrestricted Cash Amount, in each case, as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.

“Total Revolving Credit Commitments” means, at any time, the sum of all the Revolving Credit Commitments of all the Lenders at such time.

“Total Revolving Credit Exposures” means, at any time, the sum of all the Revolving Credit Exposures of all the Lenders at such time.  For purposes of this definition, the Swingline Exposure of any Lender that is a Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Revolving Credit Percentage of the aggregate principal amount of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time.

“Trademark” means (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing and (b) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses, closing payments and other transaction costs (including original issue discount and upfront fees) payable or otherwise borne by Historical Amentum, SpinCo and/or any of their respective subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Borrowers and the other Loan Parties of the Loan Documents to which they are a party and the borrowing of Loans and issuance of Letters of Credit (if any) hereunder on the Closing Date, (b) the RMT Transactions, (c) the Historical Amentum Refinancing, (d) the execution, delivery and performance by Amentum Escrow Corporation of the Senior Notes Indenture, the issuance of the Senior Notes by Amentum Escrow Corporation pursuant to the Senior Notes Indenture, the Guarantee of the Senior Notes by the Subsidiary Guarantors and the merger of Amentum Escrow Corporation with and into the Company, with the Company continuing as the surviving company and becoming the issuer under the Senior Notes and the Senior Notes Indenture, and (e) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.03(a)(vi).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”), the Daily Simple SONIA, the EURIBO Rate, the Term CORRA, the Canadian Prime Rate, the Alternate Base Rate or, if applicable pursuant to Section 2.13, the Daily Simple SOFR or the Daily Simple CORRA.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“U.K. Borrower” means any Borrower that is organized or formed under the laws of the United Kingdom.

“U.K. Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash Amount” means, on any date of determination, the amount determined as of such date equal to the sum, without duplication, of (a)  Cash and Cash Equivalents of the Company and its Restricted Subsidiaries, excluding Cash and Cash Equivalents that would be set forth as “restricted” on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, and (b) Cash and Cash Equivalents of the Company and its Restricted Subsidiaries that are so restricted (i) in the case of any determination of the First Lien Leverage Ratio, in favor of the Credit Facilities and/or any other Indebtedness included in the numerator of the First Lien Leverage Ratio (which Cash and Cash Equivalents may also be restricted in favor of other Indebtedness), (ii) in the case of any determination of the Secured Leverage Ratio, in favor of the Credit Facilities and/or any other Indebtedness included in the numerator of the Secured Leverage Ratio (which Cash and Cash Equivalents may also be restricted in favor of other Indebtedness) and (iii) in the case of any determination of the Total Leverage Ratio, in favor of the Credit Facilities and any other Indebtedness included in the numerator of the Total Leverage Ratio (which Cash and Cash Equivalents may also be restricted in favor of other Indebtedness), in each case, whether or not held in a pledged account.

“Unrestricted Subsidiary” means any subsidiary of the Company that is designated by the Company as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.09 and any subsidiary of such subsidiary.

“U.S.” means the United States of America.

“U.S. Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount and (b) with respect to any amount in any other currency, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.07(a) using the Exchange Rate with respect to such currency at the time in effect under the provisions of Section 1.07(a).

“U.S. Dollars” or “US$” refers to lawful money of the U.S.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code or any Person that is disregarded as an entity separate from any such United States person for U.S. federal income tax purposes.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.25(a).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“U.S. Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” means, with respect to any Person at any time, Capital Stock of such Person that at such time is generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons that are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at scheduled final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (with the amount of any such required scheduled payment prior to the scheduled final maturity thereof to be determined disregarding the effect thereon of any prepayment made in respect of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be owned by a resident of the relevant jurisdiction) is owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.  Unless the context otherwise requires, any reference to a Wholly-Owned Subsidiary refers to a Wholly-Owned Subsidiary of the Company.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Company or any Restricted Subsidiary (or any of their ERISA Affiliates) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that U.K. Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Initial Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Initial Term Loan Borrowing”).

SECTION 1.03.          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees (including administrative or judicial precedents or authorities), standards, guidelines, ordinances, injunctions, and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authorities.  The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document (including any Loan Document, the Senior Notes Indenture and any RMT Transaction Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein or in any other Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any other Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document and (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.  It is understood and agreed that, for purposes of this Agreement or any other Loan Document, (i) the fair market value of any asset or property shall be such fair market value as is determined by the Company in good faith (it being understood that the Company may base its determination on the book value of such asset or property), (ii) Unrestricted Subsidiaries may use value transferred, by means of an Investment permitted hereunder, from the Company and its Restricted Subsidiaries to purchase or otherwise acquire Indebtedness or Capital Stock of the Company and its Restricted Subsidiaries, and/or to transfer value to any direct or indirect holders of the Capital Stock of the Company or any Restricted Subsidiary or to Affiliates thereof, and such purchase, acquisition or transfer by any Unrestricted Subsidiary will not be deemed to be a “direct or indirect” action by the Company or its Restricted Subsidiaries, (iii) nothing in Section 6.01, 6.02, 6.03 or 6.05 is intended to expand the definition of the terms Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment, as applicable, it being further understood that any clause or subclause set forth in any such Section that contains an exception for items or actions that are not (even if such clause or subclause were to be disregarded) restricted by such Section are intended to evidence, for the avoidance of doubt, the permissibility of such item or action or to permit other items or actions that expressly refer to such clause or subclause and (iv) the term “ordinary course of business” or phrases of similar import, when used in reference to the Company, its subsidiaries or any joint ventures of any of the foregoing, is not limited to actions consistent with their past practice and instead shall be ordinary course of business as determined by the Company in good faith (it being understood that the Company may base its determination on general industry practices or industry norm).  Any reference in this Agreement or any other Loan Document to a “merger” includes an amalgamation, and to “merge” includes to “amalgamate”.

SECTION 1.04.          Accounting Terms; GAAP; Pro Forma Basis.

(a)          All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (i) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (but only to the extent that the Company and, if applicable, its auditors are capable, in each case, without undue burden and expense, including in view of any limitations of the financial and accounting systems of the Company and its subsidiaries, to comply with such provision or make calculations or determinations in respect thereof on such basis) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and if such an amendment is requested by the Company or the Required Lenders, then the Company, the Administrative Agent and the Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof, (ii) any calculation or determination in this Agreement or any other Loan Document that requires the application of GAAP across multiple Fiscal Quarters need not be calculated or determined using the same accounting standard for each constituent Fiscal Quarter and (iii) unless otherwise elected by the Company, GAAP (and, if applicable, IFRS) shall not include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies (unless the Company is a Public Company); provided further that all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Section 3.04(a), 5.01(a) or 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification, Financial Accounting Standard or International Accounting Standard having a similar result or effect) to value any Indebtedness of the Company or any subsidiary at “fair value,” as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting

Standards Codification, Financial Accounting Standard or International Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (C) unless otherwise elected by the Company by written notice to the Administrative Agent (in which case the provisions of this clause (C) shall cease to apply from and after such notice), any change to GAAP occurring after December 31, 2017, as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a Capital Lease (or a finance lease) where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017.  If the Company notifies the Administrative Agent that the Company is required or has elected to report under IFRS, then “GAAP” shall mean IFRS.  For the avoidance of doubt, it is understood and agreed that (I) a conversion to report under IFRS will not result, and will not be treated as, (x) an incurrence of any Indebtedness or (y) have the effect of making any action (including any action conditioned on compliance with a financial ratio or test) that was taken prior to such conversion (and that, at the time taken, was in compliance with the terms of this Agreement) to cease to be in compliance with the terms of this Agreement and (II) the Company and its subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or in the application thereof (including as a result of conversion to report under IFRS), and such restatements will not, solely as a result of compliance with such change in GAAP or in the application thereof (including such conversion to report under IFRS), result in a Default or an Event of Default.

(b)          Notwithstanding anything to the contrary herein, but subject to Section 1.09, all financial ratios and tests (including the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Unrestricted Cash Amount, Consolidated Adjusted EBITDA, Consolidated Net Income and Consolidated Fixed Charges) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated or any Indebtedness or Liens to be incurred in connection therewith is permitted to be incurred) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a Pro Forma Basis.  Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period), provided that when calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate”, “Commitment Fee Rate”, “Required Asset Sale Percentage” (except as expressly set forth in the definition of such term) and “Required Excess Cash Flow Percentage” (except as expressly set forth in the definition of such term) and for purposes of the Financial Covenant (other than for the purpose of determining compliance with the Financial Covenant on a Pro Forma Basis as a condition to taking any action in accordance with this Agreement), the Subject Transactions that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.  For purposes of the foregoing, (i) to the extent the proceeds of any newly incurred Indebtedness are intended to be used by the Company and its Restricted Subsidiaries to refinance any other Indebtedness of the Company and its Restricted Subsidiaries no later than 60 days following the date of the incurrence of such Indebtedness, the Company may, in its sole discretion, give pro forma effect to such refinancing of such other Indebtedness and (ii) in the event the Company or any of its Restricted Subsidiaries shall have entered into a binding definitive agreement or letter of intent with respect any acquisition, Investment or Disposition that constitutes a Subject Transaction (but which acquisition, Investment or Disposition has not yet been consummated), the Company may, in its sole discretion and for purposes of this Section 1.04(b), deem such acquisition, Investment or Disposition (and all related Subject Transactions, including any incurrence or repayment of Indebtedness) to “have been consummated” or to “have occurred” upon the entry into such binding definitive agreement or letter of intent (but not after such binding definitive agreement or letter of intent is terminated without consummation of such acquisition, Investment or Disposition).

(c)          For purposes of this Agreement, when any term of an accounting or financial nature refers to a determination being made on a “consolidated basis”, when such reference is made with respect to the Company and the Restricted Subsidiaries (or any Restricted Subsidiary and its Restricted Subsidiaries), such determination shall, unless expressly indicated otherwise, exclude from such consolidation the accounts of the Unrestricted Subsidiaries.  Notwithstanding anything to the contrary herein or in any other Loan Document, all references in this Agreement or any other Loan Document to the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Net Income, Consolidated Total Assets or any other financial metric (including component definitions thereof) being determined on a consolidated basis for the Company or on a consolidated basis for the Company and its Restricted Subsidiaries (or references of similar import) will be deemed to include each variable interest entity the financial results of which are required to be consolidated in the Company’s consolidated financial statements in accordance with GAAP as if such variable interest entity were a Restricted Subsidiary of the Company; provided that such variable interest entities shall not otherwise be treated as subsidiaries of the Company for any other purpose under this Agreement or any other Loan Document, including for purposes of Articles 3, 5, 6 and 7 hereof and any representations, warranties or covenants set forth in any other Loan Document unless otherwise constituting Restricted Subsidiaries of the Company.

(d)          Notwithstanding anything to the contrary herein or in any other Loan Document, all references in this Agreement to the Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Debt attributable to any Person in which the Company, directly or indirectly, owns any Capital Stock but that is not a Wholly-Owned Subsidiary of the Company, the percentage of Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Debt of such Person (assuming for purposes of this Section 1.04(d) that all references to the Company and its Restricted Subsidiaries in the definition of “Consolidated Adjusted EBITDA”, “Consolidated Net Income” or “Consolidated Total Debt” referred to such Person and its subsidiaries) that may be considered to be Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Debt under this Agreement shall be equal to the percentage of all issued and outstanding Capital Stock of such Person that is owned, directly or indirectly, by the Company.

SECTION 1.05.          Effectuation of Transactions.  Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.06.          Timing of Payment or Performance.  When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.07.          Currency Equivalents Generally.

(a)          The Administrative Agent shall determine the U.S. Dollar Equivalent of any Borrowing or any Letter of Credit denominated in a currency other than U.S. Dollars on each applicable

Exchange Rate Date, in each case using the Exchange Rate for such currency in relation to U.S. Dollars in effect on the date of determination, and such amount shall be the U.S. Dollar Equivalent of such Borrowing or such Letter of Credit until the next calculation thereof pursuant to this sentence.  The Administrative Agent shall notify the Company and the Lenders of each determination of the U.S. Dollar Equivalent of each Borrowing and Letter of Credit denominated in a currency other than U.S. Dollars.

(b)          For purposes of any determination under Article 5, Article 6 (other than Section  6.09 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance (any of the foregoing, a “specified transaction”) in a currency other than U.S. Dollars, the U.S. Dollar equivalent amount of a specified transaction shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or by reference to any other reputable publicly available service for displaying exchange rates as may be selected by the Company) for such foreign currency, as in effect (as of the time of determination by the Company) on the date of such specified transaction (or, in the case of any specified transaction, at the election of the Company, such other date as shall be applicable with respect to such specified transaction pursuant to Section 1.09(a) or, in the case of the incurrence of Indebtedness, on the date such Indebtedness is first committed).  Notwithstanding anything to the contrary set forth herein, (i) if any Indebtedness is incurred or assumed (and, if applicable, associated Lien granted) to refinance other Indebtedness denominated in a currency other than U.S. Dollars, and the relevant refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced, except by the sum of (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums and prepayment premiums) thereon plus defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing, (B) an amount equal to any existing commitments unutilized thereunder or letters of credit undrawn thereunder and (C) additional amounts permitted to be incurred pursuant to Section 6.01 (or, if applicable, secured under Section 6.02) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence).  For purposes of Section 6.09 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the applicable currency exchange rate used by the Company in preparing the financial statements delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, the most recent financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and may, at the election of the Company, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. Dollar equivalent amount of such Indebtedness.  Notwithstanding anything to the contrary set forth herein, to the extent that the Company would not be in compliance with Section 6.09) if any Indebtedness denominated in a currency other than U.S. Dollars were to be translated into U.S. Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements for the relevant Test Period, but would be in compliance with Section 6.09 if such Indebtedness that is denominated in a currency other than in U.S. Dollars were instead translated into U.S. Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account, at the election of the Company, the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.09, the First Lien Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(c)          Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Company’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

SECTION 1.08.          Cashless Rollovers.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, (a) in connection with any refinancing of any Class of Loans hereunder, any Lender may, with the consent of the Company, elect to accept any other Indebtedness (which other Indebtedness, unless the Termination Date shall occur substantially concurrently therewith, shall be permitted by the terms of this Agreement) in lieu of all or any part of such Lender’s Applicable Percentage, Applicable Revolving Credit Percentage or other applicable share of any payment hereunder with respect to such Loans, it being agreed that (i) such acceptance shall not be subject to any requirement hereunder or under any other Loan Document that such payment be made “in U.S. Dollars”, “in the currency”, “in the applicable currency”, “in immediately available funds”, “in like funds”, “in Cash” or any other similar requirement and (ii) notice of such acceptance shall be provided to the Administrative Agent and, if such other Indebtedness is in the form of Loans, the mechanics of the cashless settlement thereof shall be reasonably acceptable to the Administrative Agent and (b) the Administrative Agent is hereby authorized, directed and instructed to exchange, continue or rollover a portion of the loans under the Existing First Lien Credit Agreement on the Closing Date in accordance with Section 4.01(h) pursuant to a cashless settlement mechanism approved by Historical Amentum, the Administrative Agent and the administrative agent under the Existing First Lien Credit Agreement.

SECTION 1.09.          Certain Calculations and Tests.

(a)          Notwithstanding anything to the contrary herein, for purposes of determining (i) compliance (including any requirement to determine compliance on a Pro Forma Basis) with any financial ratio or test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test, any Fixed Charge Coverage Ratio test or any Interest Coverage Ratio test (including any such test expressed as such ratio being no worse than the corresponding ratio prior to giving pro forma effect to the applicable Limited Conditionality Transaction) and determining compliance with Section 6.09 on a Pro Forma Basis (but not the actual compliance with Section 6.09)) and/or testing availability under any basket expressed as a percentage of Consolidated Adjusted EBITDA or otherwise determined by reference to a financial metric (including by reference to the CNI Growth Amount or any other financial metric set forth in the definition of Available Amount or to the Market Capitalization), (ii) the accuracy of any representation or warranty or (iii) the absence of any Default or Event of Default (or any type of Default or Event of Default), in each case, as a condition to, or for purposes of determining permissibility under this Agreement of, any Limited Conditionality Transaction (or of any related action or transaction, including any assumption or incurrence of any Indebtedness, including any Incremental Facility, or the creation of any Liens in connection therewith), the determination of whether the relevant condition is satisfied or such Limited Conditionality Transaction (and any related action or transaction) is permitted under this Agreement may be made, at the election of the Company in its sole discretion (such election, the “LCT Election”), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (such time, the “LCT Test Date”) (A) the execution of the definitive agreement or a letter of intent (or a similar undertaking) with respect to such Limited Conditionality Transaction (or, in the case of any Limited Conditionality Transaction made pursuant to a tender or similar offer, at the time of the commencement of such offer or, in the case of any Limited Conditionality

Transaction to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction)), (B) the declaration of, or delivery of irrevocable (which may be conditional) notice with respect to, such Limited Conditionality Transaction and/or (C) the obtainment of a binding commitment from a third party with respect to such Limited Conditionality Transaction, all as determined to be applicable by the Company in good faith, in each case, after giving effect on a Pro Forma Basis to the relevant Limited Conditionality Transaction (and the related actions and transactions).  For the avoidance of doubt, if the Company has made an LCT Election with respect to any Limited Conditionality Transaction (and any related actions or transactions), (1) the applicable financial ratios or tests, baskets, financial metrics or other items with respect to which the determination was made on the LCT Test Date as set forth above shall not be re-tested or re-determined again at the time of the consummation of such Limited Conditionality Transaction (and any such related actions or transactions); provided that (x) the Company may elect, in its sole discretion, to re-test or re-determine any of the applicable financial ratios or tests, baskets or other financial metrics as of the last day of, or for, any Test Period ending after such LCT Test Date (but prior to the consummation of such Limited Conditionality Transaction), in which case, solely as to such financial ratios or tests, baskets or other financial metrics, the last day of such Test Period shall thereafter be deemed to be the applicable LCT Test Date and (y) if any financial ratios or tests or financial metrics improve or baskets increase after the applicable LCT Test Date, such improved ratios, tests, financial metrics or baskets may be utilized by the Company and its Restricted Subsidiaries with respect to such Limited Conditionality Transaction (and any related actions or transactions) and (2) any inaccuracy of the representations and warranties, or the occurrence of any Default or Event of Default, in each case, after the applicable LCT Test Date shall be disregarded for the purposes of determining whether such Limited Conditionality Transaction (and any related actions or transactions) are permitted under this Agreement.  For purposes of any determination under this Section 1.09(a), Ratio Interest Expense with respect to any Indebtedness expected to be assumed or incurred as part of, or in connection with, any Limited Conditionality Transaction will, for purposes of the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by the Company in good faith.  If the Company has made an LCT Election with respect to any Limited Conditionality Transaction, then, in connection with any subsequent calculation of the financial ratios or tests, baskets or other financial metrics on or following the applicable LCT Test Date and prior to the earlier of (x) the date on which such Limited Conditionality Transaction is consummated or (y) the date that the definitive agreement, tender or similar offer with respect to such Limited Conditionality Transaction is terminated without the consummation thereof or such Limited Conditionality Transaction is otherwise abandoned prior to the consummation thereof, any such financial ratio or tests, basket or financial metric shall be calculated on a Pro Forma Basis assuming such Limited Conditionality Transaction (and the related actions and transactions) have been consummated.

(b)          For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio, test or metric (including Section 6.09, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test, any Fixed Charge Coverage Ratio test and/or any Interest Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Net Income (including for purposes of the CNI Growth Amount) and/or Consolidated Total Assets), such financial ratio, test or metric shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to Section 1.09(a)), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio, test or metric.  In furtherance of and without limiting the foregoing, if, in connection with any such action, change, transaction or event, any financial ratio, test or metric (other than actual compliance (but not compliance on a Pro Forma Basis) with Section 6.09) was calculated by the Company in good faith on the basis of the financial statements or financial information available to the Company at the time such action was taken, such change was made, such transaction was consummated or such event occurred, as the case may be (or, in each case, such other time as is applicable thereto pursuant to Section 1.09(a)), and on such basis such action, change, transaction or event was permitted hereunder (or otherwise did not result in a Default or Event of Default), then such action, change, transaction or event (and the taking, making, consummation or occurrence thereof) shall continue to be permitted (and shall not result or constitute a Default or Event of Default) even if any such financial statements or financial information are subsequently restated, modified or adjusted (it being understood that nothing in this sentence shall affect whether or not such restatement, modification or adjustment itself constitutes a Default or Event of Default).

(c)          Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement (including any prong of the definition of Incremental Cap) that does not require compliance with a financial ratio (including Section 6.09, any First Lien Leverage Ratio, any Secured Leverage Ratio, any Total Leverage Ratio, any Fixed Charge Coverage Ratio and/or any Interest Coverage Ratio) (any such amount, including any amount borrowed under any Revolving Facility, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including Section 6.09, any First Lien Leverage Ratio, any Secured Leverage Ratio, any Total Leverage Ratio, any Fixed Charge Coverage Ratio and/or any Interest Coverage Ratio) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that any Fixed Amount (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amount) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amount, but giving full pro forma effect to any increase in the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets (including the Unrestricted Cash Amount (other than with respect to the netting of the Cash proceeds of Indebtedness)) resulting from the applicable transaction consummated in reliance on, or with the use of proceeds of, the Fixed Amounts.  The Company may elect, in its sole discretion, that any such amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated), in whole or in part, in reliance on one or more of any Fixed Amounts or Incurrence-Based Amounts; provided that unless the Company elects otherwise, each such amount incurred or transaction entered into (or consummated) will be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder.  It is further agreed that in connection with the calculation of any financial ratio applicable to any incurrence or assumption of Indebtedness in reliance on any Incurrence-Based Amount, such calculation shall be made on a Pro Forma Basis for the incurrence of such Indebtedness (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof), but without netting the Cash proceeds of such Indebtedness, and, at the election of the Company, assuming a full drawing of any undrawn committed amounts of such Indebtedness.

(d)          It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07, respectively (or one clause or subclause of any related definitions, including Incremental Cap), but may instead be permitted in part under any combination of clauses or subclauses of such Section (or such related definitions), all as classified or reclassified by the Company in its sole discretion at any time and from time to time, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that (i) the Credit Facilities may only be permitted under Section 6.01(a) and secured by Liens permitted pursuant to Section 6.02(a) and (ii) Indebtedness incurred under Section 6.01(p), 6.01(v) or 6.01(w), to the extent such Indebtedness is secured by Liens on the Collateral that are pari passu (but without regard to the control of remedies) with or expressly junior to the Liens on the Collateral securing the Credit Facilities, may not be reclassified to any other clause of Section 6.01 and such Liens on the Collateral may only be incurred under Section 6.02(s)(i) or 6.02(s)(iii), as applicable.  In addition, for purposes of determining compliance at any time with Section 6.01, 6.02,

6.03 or 6.05 (and for purposes of any related definitions, including the Incremental Cap and Inside Maturity Amount), the Company may, at any time and from time to time in its sole discretion, reclassify (or deem such reclassification to have occurred automatically), any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment (or a portion thereof), as applicable, previously incurred, made or otherwise undertaken under any basket or prong as having been incurred, made or otherwise undertaken under any applicable “ratio-based” basket or prong set forth in such Section (or such related definitions) if such item (or such portion thereof) would, using the figures as of the end of or for any Test Period ended after the date of such incurrence, making or undertaking, be permitted under the applicable “ratio-based” basket or prong; provided that, in the case of Sections 6.01 and 6.02, any such reclassification shall be subject to the limitations set forth in the proviso to the immediately preceding sentence.  For the avoidance of doubt, any amount so classified or reclassified to any applicable “ratio-based” basket or prong shall be disregarded, and shall be deemed not to be outstanding, for purposes of determining availability under any other applicable exception in such Section (and for purposes of any related definitions, including any Fixed Amount under the Incremental Cap) that does not require compliance with a ratio.  In addition, in the case of any clause or subclause of Section 6.01 or 6.02 that requires a calculation of any such financial ratio or test, to the extent the committed amount of any Indebtedness has been tested, such committed amount may, at the election of the Company, thereafter be borrowed and, in the case of commitments of a revolving nature, reborrowed in whole or in part, from time to time, without any further testing under Section 6.01 or Section 6.02.

(e)          For purposes of determining compliance with this Agreement, (i) the outstanding principal amount of any Indebtedness issued at a price that is less than the principal amount thereof shall be equal, as of any date of determination, to the principal amount thereof that would appear on a consolidated balance sheet of the Company as of such date prepared in accordance with GAAP and (ii) the accrual of interest, fees or premium, the accretion of accreted value, the amortization of original issue discount, the payment of interest, fees or premiums in the form of additional Indebtedness and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligation.

SECTION 1.10.          Rounding.  Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.11.          Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been Disposed by the original Person to the subsequent Person and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.12.          Interest Rates; Benchmark Notification.  The interest rate on a Loan denominated in U.S. Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 2.13 provides a mechanism for determining an alternative rate of interest.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rates used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing rate prior to its discontinuance or unavailability.  The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to any Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.13.          SpinCo Term Loans; SpinCo Term Credit Agreement.  The Company, each Lender (under and as defined in the SpinCo Term Credit Agreement) holding SpinCo Term Loans and the other parties hereto agree that:

(a)          immediately upon the effective time of the Merger on the Closing Date, the SpinCo Term Loans shall, pursuant to the SpinCo Term Credit Agreement and this Section 1.13, cease to be outstanding under and governed by the SpinCo Term Credit Agreement and the other SpinCo Loan Documents and instead shall constitute “Initial Term Loans”, “Term Loans” and “Loans” under, and be governed by, this Agreement and the other Loan Documents, and the SpinCo Term Credit Agreement and the other SpinCo Loan Documents shall be deemed to be superseded and replaced in their entirety with this Agreement and the other Loan Documents, and shall cease to be in effect;

(b)          immediately upon the effective time of the Merger on the Closing Date, each Lender (under and as defined in the SpinCo Term Credit Agreement) holding Initial Term Loans previously constituting SpinCo Term Loans shall be an “Initial Term Lender”, a “Term Lender” and a “Lender” under this Agreement and the other Loan Documents, shall be entitled to all the rights of, and benefits accruing to, an Initial Term Lender (or a Term Lender or a Lender, as applicable) under this Agreement and the other Loan Documents and shall be bound by all agreements, acknowledgements and other obligations of an Initial Term Lender (or a Term Lender or a Lender, as applicable) under this Agreement and the other Loan Documents;

(c)          (i) the terms of Initial Term Loans previously constituting SpinCo Term Loans shall be identical to those of Initial Term Loans made on the Closing Date pursuant to Section 2.01(a), and all such Loans shall constitute a single Class of Loans for all purposes of this Agreement and the other Loan Documents; provided that, for the avoidance of doubt, Initial Term Loans previously constituting SpinCo Term Loans shall not be required to be funded in accordance with Section 2.06 and shall instead become Initial Term Loans in accordance with the provisions of this Section 1.13, and (ii) notwithstanding anything to the contrary contained herein, on the Closing Date, the Initial Term Loans (including Initial Term Loans previously constituting SpinCo Term Loans) shall be of such Type and, in the case of Term SOFR Loans, shall have such Interest Periods as shall be specified for Initial Term Loans in the Borrowing Request delivered under Section 2.03 in respect of the Initial Term Loans to be funded on the Closing Date;

(d)          notwithstanding anything to the contrary contained herein or in the SpinCo Term Credit Agreement, it is understood and agreed that no Default or Event of Default (each such term under and as defined in the SpinCo Term Credit Agreement), if any, existing at any time under the SpinCo Term

Credit Agreement, including prior to the time that the SpinCo Term Credit Agreement is superseded and replaced by this Agreement in accordance with this Section 1.13, shall, in and of itself, constitute or give rise to a Default or Event of Default under this Agreement and neither the Administrative Agent nor any Lender shall have any rights or ability to exercise any remedies hereunder or under any other Loan Document in respect thereof; and

(e)          this Section 1.13 shall supersede any provision of Section 2.01, 2.02 or 2.03 or Article 7 to the contrary.

ARTICLE 2

THE CREDITS

SECTION 2.01.          Commitments.  Subject to the terms and conditions set forth herein, (a) each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans denominated in U.S. Dollars to the Company on the Closing Date in a principal amount not to exceed its Initial Term Commitment and (b) each Initial Revolving Lender severally, and not jointly, agrees to make Initial Revolving Loans denominated in U.S. Dollars or Alternative Currencies to any Borrower at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the amount of its Initial Revolving Credit Exposure exceeding its Initial Revolving Credit Commitment or (ii) the Aggregate Initial Revolving Credit Exposures exceeding the Aggregate Initial Revolving Credit Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, pay or prepay and re-borrow Initial Revolving Loans.  Amounts paid or prepaid in respect of the Initial Term Loans may not be re-borrowed.

SECTION 2.02.          Loans and Borrowings.

(a)          Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class to the same Borrower.  Each Swingline Loan shall be made in accordance with Section 2.04.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Subject to Section 2.13, (i) each Borrowing denominated in U.S. Dollars (other than a Swingline Loan) shall be comprised entirely of ABR Loans or Term SOFR Loans, as the applicable Borrower may request in accordance herewith, (ii) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans, (iii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Term CORRA Loans or Canadian Prime Rate Loans, as the applicable Borrower may request in accordance herewith, (iv) each Borrowing denominated in Sterling shall be comprised entirely of SONIA Loans and (v) each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (x) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement, (y) such Loan shall be deemed to have been made and held by such Lender, and the obligation of the applicable Borrower to repay such Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (z) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the applicable Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply); provided further that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.14 or 2.16 with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c)          At the commencement of each Interest Period for any Term Benchmark Borrowing, and at the time each ABR Borrowing (other than a Swingline Loan), Canadian Prime Rate Borrowing or RFR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (or, in each case, such other amount as is reasonably acceptable to the Administrative Agent); provided that (i) any Term Benchmark Borrowing that results from a continuation of an outstanding Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing, (ii) any Term Benchmark Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments of such Class and (iii) any ABR Borrowing, Canadian Prime Rate Borrowing or RFR Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments of such Class or, in the case of Revolving Borrowings, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of US$100,000 and not less than US$100,000 (or, in each case, such other amount as is reasonably acceptable to the Swingline Lender); provided that a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Credit Commitments of the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for Term Benchmark Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)          Notwithstanding any other provision of this Agreement to the contrary, the Borrowers shall not be entitled to request, or to elect to convert to or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

SECTION 2.03.          Requests for Borrowings.

(a)          To request a borrowing of Loans, the applicable Borrower (or the Company on its behalf) shall deliver a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the applicable Borrower (or of the Company), to the Administrative Agent not later than (i) 1:00 p.m., New York City time, three U.S. Government Securities Business Days prior to the requested day of any Term SOFR Borrowing, (ii) 1:00 p.m., New York City time, three Business Days prior to the requested day of any EURIBOR Borrowing or Term CORRA Borrowing, (iii) 1:00 p.m., New York City time, five RFR Business Days prior to the requested day of any RFR Borrowing, (iv) 12:00 p.m., New York City time, on the requested date of any ABR Borrowing or (v) 12:00 p.m., New York City time, two Business Days prior to the requested date of any Canadian Prime Rate Borrowing (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided that (A) any such request for an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be delivered not later than 2:00 p.m., New York City time, on the date of the proposed Borrowing, (B) any such request for a Borrowing to be made under an Incremental Facility Amendment or a Refinancing Amendment may be delivered no later than such later time as shall be specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment, (C) any such request for a Borrowing of Term Benchmark Loans to be made on the Closing Date may be delivered no later 1:00 p.m.,

New York City time, one Business Day before the Closing Date and (D) if such Borrowing Request is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion.  Any such Borrowing Request may state that it is conditioned upon one or more events specified therein, in which case such Borrowing Request may be revoked, if such condition is not satisfied, by the applicable Borrower (or the Company on its behalf) delivering notice of revocation to the Administrative Agent on or prior to the date of the applicable Borrowing.

(b)          Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrower requesting the Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii)          the currency and aggregate principal amount of the requested Borrowing and the Class thereof;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          the Type of such Borrowing;

(v)          in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)          the location and number of the account(s) to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement.

If no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected U.S. Dollars.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in U.S. Dollars, an ABR Borrowing, (B) in the case of a Borrowing denominated in Sterling, a SONIA Borrowing, (C) in the case of a Borrowing denominated in Euros, a EURIBOR Borrowing and (D) in the case of a Borrowing denominated in Canadian Dollars, a Term CORRA Borrowing.  If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall, promptly upon receipt of any Borrowing Request, advise each applicable Lender of the details and amount of any Loan to be made by such Lender as part of the relevant requested Borrowing.

SECTION 2.04.          Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in U.S. Dollars to any Borrower at any time and from time to time during the period commencing on the Closing Date and ending on the Latest Revolving Credit Maturity Date (determined, with respect to the Swingline Lender, giving effect to Section 2.22(a)(vi)) in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding US$100,000,000, (ii) the amount of any Revolving Lender’s Revolving Credit Exposure attributable to the Revolving Credit Commitments of any Class exceeding such Revolving Lender’s Revolving Credit Commitment of such Class or (iii) the Total Revolving Credit Exposures exceeding the Total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline

Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and re-borrow Swingline Loans.

(b)          To request a Swingline Loan, the applicable Borrower (or the Company on its behalf) shall deliver to the Administrative Agent a completed Borrowing Request executed by a Responsible Officer of the applicable Borrower (or of the Company) not later than 3:00 p.m., New York City time, on the day of the proposed Swingline Loan; provided that if such Borrowing Request is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion.  Each such Borrowing Request shall be irrevocable and shall specify (i) the Borrower requesting such Swingline Loan (or on whose behalf the Company is requesting such Swingline Loan), (ii) the requested date (which shall be a Business Day) and the principal amount of the requested Swingline Loan and (iii) the location and number of the account(s) to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement.  Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof.  The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, promptly following receipt of such Borrowing Request.

(c)          The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on or after such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of the Swingline Loans in which the Revolving Lenders will be required to participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Revolving Credit Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 p.m., New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 p.m., New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Revolving Credit Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of any Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Required Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from a Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Revolving Loan and shall not relieve any Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05.          Letters of Credit.

(a)          General.  Subject to the terms and conditions set forth herein, each Issuing Bank agrees, at any time and from time to time during the period commencing on the Closing Date and ending on the date that is five Business Days prior to the Latest Revolving Credit Maturity Date (determined, with respect to each Issuing Bank, giving effect to Section 2.22(a)(vi)), upon the request of any Borrower, (i) to issue Letters of Credit denominated in U.S. Dollars or in any Alternative LC Currency for the account of the Company, any of its subsidiaries (including any Borrowing Subsidiary) or any joint ventures of any of the foregoing (provided that, in the case of any Letter of Credit issued for the account of any such subsidiary (other than any Borrowing Subsidiary) or any such joint venture, the Company will be a co-applicant and remain primarily liable for the obligations of such Person with respect to such Letter of Credit) in support of its or its subsidiaries’ or such joint ventures’ obligations, in a form reasonably acceptable to such Issuing Bank, and (ii) to amend or extend Letters of Credit previously issued by it; provided that no Issuing Bank shall be required (but shall be permitted) to issue any Letter of Credit that is not a standby Letter of Credit.  Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including Sections 2.05(d) and 2.05(e)), to be a Letter of Credit issued hereunder.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company, any of its subsidiaries or any joint ventures of any of the foregoing to, or entered into by the Company, any of its subsidiaries or any joint ventures of any of the foregoing with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  To the extent any letter of credit application or other document entered into by the Company, any of its subsidiaries or any joint ventures of any of the foregoing with any Issuing Bank relating to any Letter of Credit contains any representations or warranties, covenants, defaults or events of default that are not set forth in this Agreement (or that are inconsistent with this Agreement, including because they do not contain the standards, qualifications, thresholds and exceptions for materiality consistent with those set forth in this Agreement), such representations or warranties, covenants, defaults and events of default shall be deemed to be not a part of such letter of credit application or other document (or in the case of such inconsistency, shall be deemed to be reformulated (including to include the applicable standards, qualifications, thresholds and exceptions set forth herein) to conform to the terms of this Agreement) without further action by any Person, and each Issuing Bank expressly agrees that no default, breach or penalty under such letter of credit application or other document shall arise as a result thereof; provided that, notwithstanding the above, the representations and warranties set forth in any letter of credit application in respect of the issuance, amendment or extension of any Letter of Credit may include an enforceability representation and warranty consistent with Section 3.02.  The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit (including any Existing Letter of Credit) issued for the account of any of its subsidiaries (other than any Borrowing Subsidiary) or any joint venture of the Company or any of its subsidiaries, the Company will be fully responsible for the reimbursement of

LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such subsidiary or such joint venture, as applicable, that is an account party in respect of any such Letter of Credit).  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Company, its subsidiaries and the joint ventures of any of the foregoing inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of the Company, its subsidiaries and such joint ventures.

(b)          Notice of Issuance, Amendment or Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to Section 2.05(c))), the applicable Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance, amendment or extension (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, in the form of Exhibit J attached hereto or such other form as the Company and the applicable Issuing Bank may agree to and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the currency of such Letter of Credit (which shall comply with Section 2.05(a)), the name and address of the beneficiary thereof, whether such Letter of Credit is a Performance Letter of Credit and such other information as shall be necessary to prepare, amend or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and provide any documentation or other information required by regulatory authorities under applicable “know your customer” rules and regulations for the beneficiary and any party to be named on such Letter of Credit.  A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the total LC Exposure shall not exceed the Letter of Credit Sublimit, (ii) the Total Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitments, (iii) the amount of any Revolving Lender’s Revolving Credit Exposure attributable to the Revolving Credit Commitments of any Class shall not exceed such Revolving Lender’s Revolving Credit Commitment of such Class and (iv) the portion of the total LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank shall not (unless otherwise agreed by such Issuing Bank) exceed its LC Commitment.

(c)          Expiration Date.  No Letter of Credit shall expire later than the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after the then-current expiration at the time of such extension) or such longer period as may be agreed by the applicable Issuing Bank and (ii) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date, unless such Letter of Credit, as of the date specified in this clause (ii), is subject to cash collateral or backstop arrangements reasonably acceptable to the relevant Issuing Bank; provided that, if the applicable Borrower so requests in any applicable letter of credit application, the relevant Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”).  Unless otherwise directed by an Issuing Bank, no Borrower shall be required to make a specific request to an Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date set forth in Section 2.05(c)(ii) (or, if such Letter of Credit is subject to cash collateral or backstop arrangements reasonably acceptable to the relevant Issuing Bank, a later date).

(d)          Participations.  By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the applicable Borrower for any reason, each such payment to be made (i) in the case of Letters of Credit denominated in an Agreed Currency, in the currency of such LC Disbursement or (ii) in the case of Letters of Credit denominated in any other currency, in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the Exchange Rate on the applicable LC Participation Calculation Date.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.05(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default or Event of Default, reduction or termination of the Revolving Credit Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency of such LC Disbursement, not later than 2:00 p.m., New York City time, on the Business Day immediately following the date on which such Borrower receives notice that such LC Disbursement is made; provided that, in the case of any LC Disbursement denominated in U.S. Dollars or Canadian Dollars, the applicable Borrower may request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing (with respect to any LC Disbursement denominated in U.S. Dollars only), a Canadian Prime Rate Revolving Borrowing (with respect to any LC Disbursement denominated in Canadian Dollars only) or a Swingline Loan (with respect to any LC Disbursement denominated in U.S. Dollars only) in an amount of such LC Disbursement and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Canadian Prime Rate Revolving Borrowing or Swingline Loan, as the case may be.  If such Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent thereof, whereupon (i) if such payment relates to a Letter of Credit denominated in an Alternative LC Currency that is not an Agreed Currency, automatically and with no further action required, the obligation of such Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the U.S. Dollar Equivalent, calculated using the Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from such Borrower in the currency of such LC Disbursement (or, in the case of any LC Disbursement in respect of a Letter of Credit denominated in a currency that is not an Agreed Currency, in U.S. Dollars), in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this Section 2.05(e)), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this Section 2.05(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this Section 2.05(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this Section 2.05(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Canadian Prime Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(f)          Obligations Absolute.  Each Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligation hereunder.  None of the Administrative Agent, the Revolving Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that nothing in this Section 2.05(f) shall be construed to excuse any Issuing Bank from liability to the Company, any of its subsidiaries or any joint ventures of any of the foregoing to the extent of any direct damages suffered by any such Person that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank or its Related Parties (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by email or other electronic transmission) of such demand for payment and whether such Issuing Bank has made or will make any LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)          Interim Interest.  If any Issuing Bank makes any LC Disbursement, unless the applicable Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made,

the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at (i) in the case of any LC Disbursement denominated in U.S. Dollars, and at all times following the conversion to U.S. Dollars of any LC Disbursement made in an Alternative LC Currency pursuant to Section 2.05(e) or 2.05(l), the rate per annum then applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the ABR Revolving Loans of such other Class) and (ii) in the case of an LC Disbursement denominated in any Alternative LC Currency, at all times prior to its conversion to Dollars pursuant to Section 2.05(e) or 2.05(l), a rate per annum equal to the applicable Alternative Currency Overnight Rate plus the Applicable Rate used to determine interest applicable to Initial Revolving Loans that are Term Benchmark Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the Applicable Rate used to determine interest applicable to the Revolving Loans of such other Class that are Term Benchmark Loans); provided that if such Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.12(e) shall apply.  Interest accrued pursuant to this Section 2.05(h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(e) to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the applicable Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i)          Replacement of an Issuing Bank; Designation of New Issuing Banks.  From time to time, the Company may (i) replace any Issuing Bank with any other Person that shall have agreed to act in such capacity or (ii) designate as an additional Issuing Bank any Person that shall have agreed to act in such capacity, in each case pursuant to an agreement in writing executed by the Company and such other Person; provided that (A) any replacement or additional Issuing Bank shall be acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, delayed or conditioned) and (B) such agreement shall set forth the LC Commitment of such replacement or additional Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement or addition of an Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay (or cause to be paid) all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b)(ii).  From and after the effective date of any such replacement or addition, (x) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or additional Issuing Bank or to any previous Issuing Bank, or to such successor or additional Issuing Bank and all previous Issuing Banks, as the context shall require.  After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of Cash collateral pursuant to this Section 2.05(j), the Company shall deposit (or cause to be deposited), in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash and in the currency of each applicable Letter of Credit (or, in the case of any LC Disbursements in an Alternative LC Currency in respect of which any Borrower’s reimbursement obligations have been converted to obligations in U.S. Dollars as provided in Section 2.05(e) or 2.05(l), in U.S. Dollars) equal to 103% of the amount of the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon

(minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in Section 7.01(f) or 7.01(g).  The Company shall also deposit (or cause to be deposited) Cash collateral in accordance with this Section 2.05(j) as and to the extent required by Section 2.10(b)(vii) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this Section 2.05(j).  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and the Company hereby grants the Administrative Agent, for the benefit of the Secured Parties, a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the direction of the Company but subject to the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations.  If the Company is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Company promptly after such Event of Default has been cured or waived.  If the Company is required to provide an amount of Cash collateral hereunder pursuant to Section 2.10(b)(vii), such amount (to the extent not applied as aforesaid) shall be returned to the Company promptly to the extent that the applicable excess referred to in such Section shall have been eliminated and no Event of Default shall have occurred and be continuing.  If an amount of Cash collateral is required to be provided hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Company promptly to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Credit Commitments of the Non-Defaulting Revolving Lenders and/or the remaining Cash collateral and no Event of Default shall have occurred and be continuing.

(k)          Issuing Bank Agreements.  Each Issuing Bank agrees that such Issuing Bank shall report to the Administrative Agent such information with respect to Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

(l)          Conversion.  In the event that the Revolving Loans become immediately due and payable on any date pursuant to Article 8, all amounts (i) that any Borrower is at the time or becomes thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative LC Currency that is not an Agreed Currency (other than amounts in respect of which the applicable Borrowers have deposited cash collateral, if such cash collateral was deposited in the applicable currency), (ii) that the Revolving Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to Section 2.05(e) in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative LC Currency that is not an Agreed Currency and (iii) of each Lender’s participation in any Letter of Credit denominated in an Alternative LC Currency that is not an Agreed Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, calculated using the Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts.  On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing

Bank or any Lender in respect of the obligations described in this Section 2.05(l) shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder.

SECTION 2.06.          Funding of Borrowings.

(a)          Each Lender shall make each Loan to be made by it hereunder not later than (i) 12:00 p.m., New York City time, in the case of Term Benchmark Loans or RFR Loans, and (ii) 12:00 p.m., New York City time (or, if later, such time as shall be two hours after delivery to the Administrative Agent of the applicable Borrowing Request), in the case of ABR Loans or Canadian Prime Rate Loans, in each case, on the Business Day specified in the applicable Borrowing Request (or, in each case, in respect of any Loans to be made pursuant to any Incremental Facility Amendment or Refinancing Amendment, such other time as may be specified therein) by wire transfer of immediately available funds in the applicable currency to such account of the Administrative Agent as has been most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the applicable Borrower (or the Company on its behalf); provided that ABR Revolving Loans, Canadian Prime Rate Revolving Loans or Swingline Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)          Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender,  the applicable Overnight Rate or (ii) in the case of such Borrower, the interest rate applicable to Loans comprising such Borrowing at such time.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of such Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.06(b) shall cease.  If such Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.07.          Type; Interest Elections.

(a)          Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the applicable Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the applicable Class based upon their Applicable Percentages of such Class and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.  Notwithstanding any other provision of this Section 2.07, no Borrower shall be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for a Term Benchmark Borrowing that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(b)          To make an election pursuant to this Section 2.07, the applicable Borrower (or the Company on its behalf) shall deliver an Interest Election Request, appropriately completed and signed by a Responsible Officer of the applicable Borrower (or of the Company), to the Administrative Agent by not later than (i) in the case of any election to convert any Borrowing to, or to continue such Borrowing as, a Term SOFR Borrowing, 1:00 p.m., New York City time, three U.S. Government Securities Business Days prior to the effective date of such election, (ii) in the case of any election to convert any Borrowing to, or to continue such Borrowing as, a EURIBOR Borrowing or a Term CORRA Borrowing, 1:00 p.m., New York City time, three Business Days prior to the effective date of such election, (iii) in the case of any election to convert any Borrowing to an RFR Borrowing, 1:00 p.m., New York City time, three RFR Business Days prior to the effective date of such election and (iv) in the case of any election to convert any Borrowing to an ABR Borrowing or a Canadian Prime Rate Borrowing, 12:00 p.m., New York City time, on the effective date of such election (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided that if such Interest Election Request is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion.  Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          the Type of the resulting Borrowing; and

(iv)          if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)          If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein and subject to Section 2.13, at the end of such Interest

Period, such Borrowing shall be continued as a Borrowing of the same Type for an Interest Period of one month’s duration.  Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, notifies the Company of the application of this sentence, then, so long as such Event of Default exists no Borrower may elect an Interest Period for any Term Benchmark Borrowing of more than one month’s duration.

SECTION 2.08.          Termination and Reduction of Commitments.

(a)          Unless previously terminated, (i) the Initial Term Commitments in effect on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date and (ii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date.

(b)          Upon delivery of the notice required by Section 2.08(c), the Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of US$100,000 and not less than US$1,000,000 (or, in each case, such other amount as is reasonably acceptable to the Administrative Agent) and (ii) the Company shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans or Swingline Loans, (A) the amount of any Revolving Lender’s Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed such Revolving Lender’s Revolving Credit Commitment of such Class or (B) the Total Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class.

(c)          The Company shall notify the Administrative Agent of any election to terminate or reduce any Commitments under Section 2.08(b) in writing at least one Business Day prior to the effective date of such termination or reduction (or such later time to which the Administrative Agent may agree), specifying such election and the effective date thereof; provided that if such notice is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of each applicable Class of the contents thereof.  Each notice delivered by the Company pursuant to this Section 2.08 shall be irrevocable; provided that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked, if such condition is not satisfied, by the Company delivering notice of revocation to the Administrative Agent on or prior to the specified effective date.  Any termination or reduction of any Commitment pursuant to this Section 2.08 shall be permanent.  Upon any optional reduction of the Commitments of any Class, the Commitment of each Lender of the relevant Class shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

SECTION 2.09.          Repayment of Loans; Evidence of Debt.

(a)          (i) The Company hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans to the Administrative Agent, for the account of each Initial Term Lender, (A) on the last day of each March, June, September and December prior to the Initial Term Loan Maturity Date (commencing on March 31, 2025), in each case, in an amount equal to 0.25% of the original principal amount of the Initial Term Loans made on the Closing Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 and repurchases and assignments in accordance with Section 9.05(g) or increased as a result of any increase in the principal amount of the Initial Term Loans pursuant to Section 2.21(a)), and (B) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together with, in each case, accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii)          The applicable Borrower or Borrowers shall repay the Additional Term Loans of any Class in such scheduled amortization payments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension/Modification Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 or repurchases and assignments in accordance with Section 9.05(g) or increased as a result of any increase in the principal amount of the Additional Term Loans of such Class pursuant to Section 2.21(a)).

(b)          Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent, for the account of each Initial Revolving Lender, the then-outstanding principal amount of each Initial Revolving Loan made by such Lender to such Borrower on the Initial Revolving Credit Maturity Date, (ii) to the Administrative Agent, for the account of each Additional Revolving Lender, the then-outstanding principal amount of each Additional Revolving Loan made by such Additional Revolving Lender to such Borrower on the Maturity Date applicable thereto and (iii) to the Swingline Lender the then-outstanding principal amount of each Swingline Loan made to such Borrower on the earlier of the Latest Revolving Credit Maturity Date and the fifteenth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in U.S. Dollars is made, the applicable Borrowers shall repay all Swingline Loans then outstanding.

(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts and currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder and the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount and currency of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount and currency of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e)          The entries made in the accounts maintained pursuant to Section 2.09(c) or 2.09(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided further that the Register shall govern in the event of any inconsistency between the Register and any Lender’s records.

(f)          Any Lender may request that any Loan made by it be evidenced by a Promissory Note.  In such event, the applicable Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the applicable Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable).  If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Company.

SECTION 2.10.          Prepayment of Loans.

(a)          Optional Prepayments.

(i)          Upon prior notice in accordance with Section 2.10(a)(iii), the applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of any Class, in whole or in part, without premium or penalty (but subject, in the case of Borrowings of Initial Term Loans only, to Section 2.11(e)).  Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii)          Upon prior notice in accordance with Section 2.10(a)(iii), the applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class or any Swingline Loan, in whole or in part, without premium or penalty (but subject, if applicable, to Section 2.15).  Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class or to the Swingline Lender, as applicable.

(iii)          The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment under this Section 2.10(a) (A) in the case of any prepayment of a Term SOFR Borrowing, not later than 1:00 p.m., New York City time, three U.S. Government Business Days before the date of prepayment, (B) in the case of any prepayment of a EURIBOR Borrowing or a Term CORRA Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (C) in the case of any prepayment of any RFR Borrowing, not later than 1:00 p.m., New York City time, five RFR Business Days before the date of prepayment or (D) in the case of any prepayment of an ABR Borrowing, a Canadian Prime Rate Borrowing or a CBR Borrowing, not later than 1:00 p.m., New York City time, on the day of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree); provided that if such notice is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any such notice may be conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked, if such condition is not satisfied, by the applicable Borrower (or the Company on its behalf) delivering notice of revocation to the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) on or prior to the specified prepayment date.  Promptly following receipt of any such notice relating to any Borrowing (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02(c).  Each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied to the Class of Term Loans specified in the applicable prepayment notice, and each such prepayment of Term Loans of such Class shall be applied against the remaining scheduled amortization payments due in respect of the Term Loans of such Class in the manner specified by the applicable Borrower (or the Company on its behalf) or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b)          Mandatory Prepayments.

(i)          No later than the 10th Business Day after the date on which the financial statements with respect to each Fiscal Year of the Company are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending on or about October 3, 2025, the applicable Borrowers shall prepay the outstanding principal amount of Term Loans, and accrued and unpaid interest thereon, in accordance with Section 2.10(b)(vi) in an aggregate amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow for such Fiscal Year, minus (B) at the option of the Company, the Excess Cash Flow Credits with respect to such Fiscal Year; provided that, to the extent the amount of Excess Cash Flow Credits specified in clause (B) above exceeds, with respect to any Fiscal Year, the amount specified in clause (A) above with respect to such Fiscal Year, the full amount of any such excess shall carry over and be deducted in calculating the ECF Prepayment Amount in respect of subsequent Fiscal Years until such time as no excess remains; provided further that no prepayment under this Section 2.10(b)(i) shall be required unless the ECF Prepayment Amount would exceed the greater of (x) US$170,000,000 and (y) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period (and shall thereafter be required only in respect of such excess); provided further that if, at the time that any prepayment would be required under this Section 2.10(b)(i), the Company or any of its Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the ECF Prepayment Amount pursuant to the terms of such Other First Lien Indebtedness, then the applicable Borrowers may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided that the portion of such ECF Prepayment Amount allocated to the Other First Lien Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans in accordance with the terms hereof and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(i) shall be reduced accordingly; provided further that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the 10th Business Day after the date of such declination) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii)          In the event that the Company or any of its Restricted Subsidiaries receives Net Proceeds in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, in each case, (A) with respect to any single Prepayment Asset Sale or Casualty/Condemnation Event (or series of related Prepayment Asset Sales or Casualty/Condemnation Events), in excess of the greater of (x) US$170,000,000 and (y) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (B) with respect to all Prepayment Asset Sales and Casualty/Condemnation Events satisfying the requirements of clause (A) above, in excess, for any Fiscal Year, of the greater of (x) US$280,000,000 and (y) 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period (the requirements of clauses (A) and (B) above being referred to as the “Prepayment Thresholds”), then the applicable Borrowers shall, not later than the 10th Business Day following receipt of such Net Proceeds in excess of the Prepayment Thresholds (the portion of such Net Proceeds in excess of the Prepayment Thresholds being referred to as the “Specified Net Proceeds”), apply an amount equal to the Required Asset Sale Percentage of the Specified Net Proceeds (such percentage thereof, the “Prepayment Net Proceeds”) to prepay the outstanding principal amount of Term Loans, and accrued and unpaid interest thereon, in accordance with Section 2.10(b)(vi); provided that (A) except with respect to the Prepayment Net Proceeds that are attributable to a Disposition by the Company or any Subsidiary Guarantor pursuant to Section 6.06(h)(ii), if the Company and/or its Restricted Subsidiaries intend to reinvest any Prepayment Net Proceeds in the business of the Company or any of its Restricted Subsidiaries (other than Cash or Cash Equivalents, but including any reinvestment in the form of an acquisition or a similar Investment and any Investment in any Person that becomes a Restricted Subsidiary as a result of such Investment and, in the case of any Casualty/Condemnation Event, any repair or replacement of the relevant assets affected by such Casualty/Condemnation Event), then, so long as no Event of Default exists on the date such prepayment would otherwise have been required to be made (such date, the “Required Prepayment Date”), the applicable Borrowers shall not be required to make a prepayment under this Section 2.10(b)(ii) in respect of such Prepayment Net Proceeds; provided further that to the extent any such Prepayment Net Proceeds have not been so reinvested within 18 months following the Required Prepayment Date (or, if the Company or any of its Restricted Subsidiaries has committed so to reinvest any such Prepayment Net Proceeds during such 18-month period and any such Prepayment Net Proceeds have not been so reinvested, within 180 days after the expiration of such 18-month period), the applicable Borrowers shall promptly (and in any event no later than the 10th Business Day after the expiration of the applicable period) prepay an outstanding principal amount of Term Loans, and accrued and unpaid interest thereon, in accordance with the terms hereof (but without giving effect to the reinvestment right set forth above) in an aggregate amount equal to the amount of such Prepayment Net Proceeds not so reinvested; provided further that the Company may elect to deem, as to any Net Proceeds in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, any expenditures by the Company and its Restricted Subsidiaries that are made prior to the receipt of such Net Proceeds, if such expenditures (1) are made following the earlier of (x) 180 days prior to the receipt of such Net Proceeds and (y) (A) in the case of a Prepayment Asset Sale, the date the definitive agreement with a third party is entered into with respect to such Prepayment Asset Sale and (B) in the case of any Casualty/Condemnation Event, the occurrence of such Casualty/Condemnation Event and (2) would otherwise be a reinvestment permitted by this clause (A), to constitute a reinvestment of such Net Proceeds that satisfies the requirements of this clause (A), and (B) if at the time that any prepayment would be required under this Section 2.10(b)(ii), the Company or any of its Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the applicable Prepayment Net Proceeds pursuant to the terms of such Other First Lien Indebtedness, then the applicable Borrowers may apply such portion of the applicable Prepayment Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided that the portion of the applicable Prepayment Net Proceeds allocated to the Other First Lien Indebtedness shall not exceed the amount of the Prepayment Net Proceeds required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Prepayment Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans in accordance with the terms hereof and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(ii) shall be reduced accordingly; provided further that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined portion of the applicable Prepayment Net Proceeds shall promptly (and in any event no later than the 10th Business Day after the date of such declination) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii)          In the event that the Company or any of its Restricted Subsidiaries receives Net Proceeds from the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01), the applicable

Borrowers shall, promptly upon (and in any event not later than two Business Days after) the receipt of such Net Proceeds by the Company or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Class or Classes of Term Loans, and accrued and unpaid interest thereon, in accordance with Section 2.10(b)(vi).

(iv)          Notwithstanding anything in this Section 2.10(b) to the contrary:

(A)          no Borrower shall be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(i) or 2.10(b)(ii) to the extent that (as determined by the Company in good faith) the relevant Excess Cash Flow is generated by any Foreign Subsidiary or the relevant Net Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the repatriation to the applicable Borrower of any such amount would be, in the good faith determination of the Company, prohibited or delayed under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by applicable law to permit such repatriation); it being understood that if the repatriation of the relevant affected Excess Cash Flow or Net Proceeds, as the case may be, is permitted under the applicable law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow or Net Proceeds, as the case may be, and the repatriated Excess Cash Flow or Net Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow or such Net Proceeds as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (A)), provided that the foregoing repatriation and prepayment requirements shall cease to apply 365 days after the end of the applicable Fiscal Year or the occurrence of the event giving rise to the relevant Net Proceeds;

(B)          no Borrower shall be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(i) or 2.10(b)(ii) to the extent that (as determined by the Company in good faith) the relevant Excess Cash Flow is generated by any joint venture or the relevant Net Proceeds are received by any joint venture, in each case, for so long as, and to the extent that (as determined by the Company in good faith), the relevant joint venture has not distributed to the Company or any of its wholly-owned Restricted Subsidiaries such Excess Cash Flow or Net Proceeds; it being understood that if the relevant joint venture has so distributed the relevant Excess Cash Flow or the relevant Net Proceeds, as the case may be, the distributed Excess Cash Flow or Net Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (B)), provided that the foregoing prepayment requirement shall cease to apply 365 days after the end of the applicable Fiscal Year or the occurrence of the event giving rise to the relevant Net Proceeds; and

(C)          if the Company determines in good faith that the repatriation to the applicable Borrowers as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.10(b)(i) or 2.10(b)(ii) that are attributable to Foreign Subsidiaries would result in material and adverse Tax consequences (including any withholding Tax) to the Company or any Restricted Subsidiary (such amount, a “Restricted Amount”), the amount that the applicable Borrowers shall be required to mandatorily prepay pursuant to Section 2.10(b)(i) or 2.10(b)(ii), as applicable, shall be reduced by the Restricted Amount; it being understood that to the extent that the repatriation of the relevant Excess Cash Flow or Net Proceeds from the relevant Foreign Subsidiary would no longer have a material and adverse Tax consequence, an amount equal to the Excess Cash Flow or the Net Proceeds, as applicable and to the extent available, not previously applied pursuant to this clause (C) shall be promptly applied to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (C)), provided that the foregoing prepayment requirement shall cease to apply 365 days after the end of the applicable Fiscal Year or the occurrence of the event giving rise to the relevant Net Proceeds.

(v)          Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by any Borrower pursuant to this Section 2.10(b) (other than Section 2.10(b)(iii)), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds will be retained by the applicable Borrowers.  If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vi)          Except as otherwise contemplated by this Agreement or provided in any Refinancing Amendment, any Incremental Facility Amendment or any Extension/Modification Amendment, each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied ratably to each Class of Term Loans then outstanding.  With respect to each Class of Term Loans, all prepayments of principal under this Section 2.10(b) shall be applied against the remaining scheduled amortization payments due in respect of such Term Loans as directed by the applicable Borrower (or the Company on its behalf) or, in the absence of such direction, in direct order of maturity, and each such prepayment, except as otherwise provided pursuant to Section 2.10(b)(v), shall be paid to the Term Lenders in accordance with their respective Applicable Percentage of the applicable Class.  Any mandatory prepayment by any Borrower of the Term Loans of any Class pursuant to this Section 2.10(b) shall be applied on a pro rata basis to the then outstanding Term Loans of such Class, irrespective of whether such outstanding Term Loans are ABR Loans, Term SOFR Loans or Daily Simple SOFR Loans; provided that, in the case of a mandatory prepayment under Section 2.10(b)(iii) or, if no Lenders exercise the right to waive such mandatory prepayment pursuant to Section 2.10(b)(v), any other clause of this Section 2.10(b), the amount of such mandatory prepayment shall be applied first to the then outstanding Term Loans of such Class that are ABR Loans, then to the then outstanding Term Loans of such Class that are Daily Simple SOFR Loans, and then to the then outstanding Term Loans of such Class that are Term SOFR Loans.

(vii)          In the event that the Total Revolving Credit Exposure attributable to the Revolving Credit Commitments of any Class exceeds the total Revolving Credit Commitments of such Class then in effect, then on the day that is five Business Days after receipt by the Company of notice from the Administrative Agent of such excess, the applicable Borrowers shall take the actions referred to in the next sentence to the extent necessary to eliminate such excess; provided that, if such excess arises as a result of fluctuations in the Exchange Rate, the applicable Borrowers shall not be required to take such actions with respect to the Term Benchmark Borrowings prior to the end of the Interest Period then applicable thereto unless the Total Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class exceeds 105% of the total Revolving Credit Commitments of such Class then in effect.  In each case, the applicable Borrowers may eliminate such excess by taking any of the following actions as the Company shall determine at its sole discretion: (x) prepaying Revolving Loans or Swingline Loans or (y) with respect to any excess LC Exposure, the Company’s depositing of Cash in a Cash collateral account established for the benefit of the relevant Issuing Bank or the “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 103% of such excess LC Exposure (minus any amount then on deposit in the LC Collateral Account or any Cash collateral account established for the benefit of the relevant Issuing Bank).  Each prepayment of any Revolving Borrowing under this Section 2.10(b)(vii) shall be paid to the Revolving Lenders of the applicable Class in accordance with their respective Applicable Percentages of such Class.

(viii)          Prepayments made under this Section 2.10(b) shall be (A) accompanied by accrued interest as required by Section 2.12 and (B) in the case of prepayments of Initial Term Loans under Section 2.10(b)(iii) that constitutes a Repricing Transaction, subject to Section 2.11(e), but shall otherwise be without premium or penalty.

SECTION 2.11.          Fees.

(a)          The Company agrees to pay (or cause to be paid) to the Administrative Agent, in U.S. Dollars, for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate applicable to the Revolving Credit Commitments of such Class on the average daily amount of the unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates.  Commitment fees accrued pursuant to this Section 2.11(a) through and including the last day of each March, June, September and December (commencing with December 31, 2024) shall be payable in arrears on the 15th day following such last day, and accrued commitment fees shall also be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate.  For purposes of calculating the commitment fees only, the Revolving Credit Commitment of any Class of any Revolving Lender shall be deemed to be used to the extent of Revolving Loans of such Class of such Revolving Lender and the LC Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class (and the Swingline Exposure of such Revolving Lender shall be disregarded for such purpose).

(b)          The Company agrees to pay (or cause to be paid) (i) to the Administrative Agent, in U.S. Dollars, for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit, which fee shall accrue, at (x) in the case of participations in any Letter of Credit (other than a Performance Letter of Credit), the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Term Benchmark Loans and (y) in the case of participations in any Performance Letter of Credit, a rate equal to 50% of the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Term Benchmark Loans, in each case, on the daily amount of such Lender’s LC Exposure (excluding any portion thereof that is attributable to unreimbursed LC Disbursements or that is attributable to Letters of Credit that are cash collateralized or backstopped in accordance with this Agreement) attributable to its Revolving Credit Commitment of such Class, during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in U.S. Dollars, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earlier of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date, which shall accrue at a rate equal to 0.125% per annum of the daily amount of the LC Exposure attributable to such Letter of Credit (excluding any portion thereof that is attributable to unreimbursed LC Disbursements and except to the extent such Letter of Credit is cash collateralized or backstopped in accordance with this Agreement), as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable in arrears on the 15th day following such last day; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c)          The Company agrees to pay (or cause to be paid) to the Administrative Agent, for its own account, the annual administration fee as separately agreed in writing by the Company in respect of the Credit Facilities.  The Company further agrees to pay (or cause to be paid) to the Administrative Agent, for the account of the relevant Person, any other fees as separately agreed in writing by the Company in respect of the Credit Facilities.

(d)          All fees payable hereunder shall be paid on the dates due, in U.S. Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank).  Fees paid shall not be refundable under any circumstances except as otherwise as separately agreed in writing by the Company and the applicable Person to which such fee is paid.

(e)          In the event that, prior to the date that is six months after the Closing Date, the Company (i) prepays or repays any Initial Term Loans in a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.10(b)(iii) that constitutes a Repricing Transaction) or (ii) effects any amendment, waiver, consent or other modification of this Agreement that constitutes a Repricing Transaction, the Company shall pay (or cause to be paid) to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, 1.00%, in each case, of the aggregate principal amount of the Initial Term Loans so prepaid or repaid or, in the case of clause (ii), that are the subject of such Repricing Transaction and that are required to be assigned by any Initial Term Lender pursuant to Section 2.18(b) as a result of, or in connection with, such Initial Term Lender not agreeing or otherwise consenting to such amendment, waiver, consent or other modification.  All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(f)          Unless otherwise indicated herein, all computations of accruing fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(g)          In the event that any Compliance Certificate delivered under Section 5.01(c) shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees with respect to Loans or Commitments of any Class at rates lower than those that were in fact applicable for any period (based on the actual First Lien Leverage Ratio), then, if such inaccuracy is discovered prior to the repayment in full of the principal of all Loans and the termination of all Commitments of such Class, (i) if the determination of such inaccuracy shall have been made by the Company, the Company shall, promptly after such determination, notify the Administrative Agent in writing thereof and (ii) the Company shall pay to the Administrative Agent, promptly upon written demand (and in no event later than five Business Days after written demand) by the Administrative Agent, for distribution to the Lenders of such Class as their interests may appear, any additional interest or fees that should have been paid but were not paid as a result of such inaccuracy.  Notwithstanding anything to the contrary in this Agreement, any such additional interest or fees hereunder shall not be due and payable until written demand is made for such payment pursuant to this Section 2.11(g) and accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no such amounts shall accrue default interest pursuant to Section 2.12(e)), at any time prior to the date that is five Business Days following such written demand.

SECTION 2.12.          Interest.

(a)          The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each Term Benchmark Borrowing shall bear interest (i) in the case of any such Borrowing denominated in U.S. Dollars, at the Term SOFR, (ii) in the case of any such Borrowing denominated in Euros, at the EURIBO Rate, (iii) in the case of any such Borrowing denominated in Canadian Dollars, at the Term CORRA, in each case, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          The Loans comprising (i) each SONIA Borrowing shall bear interest at the Daily Simple SONIA plus the Applicable Rate, (ii) if applicable pursuant to Section 2.13, each Daily Simple SOFR Borrowing shall bear interest at the Daily Simple SOFR plus the Applicable Rate and (iii) if applicable pursuant to Section 2.13, each Daily Simple CORRA Borrowing shall bear interest at the Daily Simple CORRA plus the Applicable Rate.

(d)          The Revolving Loans comprising Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(e)          Notwithstanding the foregoing but in all cases subject to Section 9.05(f), if any principal of or interest on any Loan, any LC Disbursement or any fee payable by any Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section 2.12 or in Section 2.05(h) or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in Section 2.12(a); provided that no amount shall accrue pursuant to this Section 2.12(e) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(f)          Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) on the Maturity Date applicable to such Loan and (iii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class, as applicable; provided that (A) interest accrued pursuant to Section 2.12(e) shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than an ABR Revolving Loan or Canadian

Prime Rate Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion or continuation of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation.  All interest shall be payable in the currency in which the applicable Loan is denominated.

(g)          All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Daily Simple RFR with respect to Sterling, the Canadian Prime Rate, the Term CORRA or the Daily Simple CORRA shall be computed on the basis of a year of 365 days and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Term SOFR, EURIBO Rate, Term CORRA, Alternate Base Rate, Canadian Prime Rate, Daily Simple RFR, Central Bank Rate or Alternative Currency Overnight Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

SECTION 2.13.          Alternate Rate of Interest.

(a)          Subject to Section 2.13(b), if:

(i)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR, the EURIBO Rate or the Term CORRA, as the case may be (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable Agreed Currency; or

(ii)          the Administrative Agent is advised by the Required Revolving Lenders in writing (A) prior to the commencement of any Interest Period for a Term Benchmark Revolving Borrowing, that the Term SOFR, the EURIBO Rate or the Term CORRA, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Revolving Lenders of making or maintaining their Revolving Loans included in such Revolving Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, that the applicable Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Revolving Lenders of making or maintaining their Revolving Loans included in any RFR Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Company and the Lenders (or, in the case of Section 2.13(a)(ii) above, the Revolving Lenders) as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, which the Administrative Agent (and, in the case of Section 2.13(a)(ii), each Revolving Lender) agrees promptly to do, (A) in the case of Loans denominated in U.S. Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, the affected Term Benchmark Borrowing and any Borrowing Request that requests the affected Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowings denominated in U.S.

Dollars so long as the Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or 2.13(a)(ii) or (2) an ABR Borrowing if the Daily Simple SOFR also is the subject of Section 2.13(a)(i) or 2.13(a)(ii), (B) in the case of Loans denominated in Canadian Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, the affected Term Benchmark Borrowing and any Borrowing Request that requests the affected Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) a Daily Simple CORRA Borrowing so long as the Daily Simple CORRA is not also the subject of Section 2.13(a)(i) or 2.13(a)(ii) or (2) a Canadian Prime Rate Borrowing if the Daily Simple CORRA also is the subject of Section 2.13(a)(i) or 2.13(a)(ii), (C) in the case of Loans denominated in any other Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, the affected Term Benchmark Borrowing and any Borrowing Request that requests the affected Term Benchmark Borrowing or RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective (and, in the case of any Borrowing Request, no Lender shall be obligated to make a Loan on account thereof) and (D) if any Term Benchmark Borrowing or RFR Borrowing (in the case of Section 2.13(a)(ii), only if such Borrowing is a Revolving Borrowing) in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Borrowing or RFR Borrowing, then (1) in the case of Borrowing denominated in U.S. Dollars, (A) any such Term Benchmark Borrowing shall on the last day of the Interest Period applicable to such Borrowing convert to, and shall constitute, (x) an RFR Borrowing denominated in U.S. Dollars so long as the Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or 2.13(a)(ii) or (y) an ABR Borrowing if the Daily Simple SOFR also is the subject of Section 2.13(a)(i) or 2.13(a)(ii) and (B) any such RFR Borrowing shall, on and from such day, convert to, and shall constitute, an ABR Borrowing, (2) in the case of Borrowings denominated in Canadian Dollars, (A) any such Term Benchmark Borrowing shall on the last day of the Interest Period applicable to such Borrowing convert to, and shall constitute, (x) a Daily Simple CORRA Borrowing so long as the Daily Simple CORRA is not also the subject of Section 2.13(a)(i) or 2.13(a)(ii) or (y) a Canadian Prime Rate Borrowing if the Daily Simple CORRA also is the subject of Section 2.13(a)(i) or 2.13(a)(ii) and (B) any such RFR Borrowing shall, on and from such day, convert to, and shall constitute, a Canadian Prime Rate Borrowing and (3) in the case of Borrowings denominated in any other Alternative Currency, (x) any such Term Benchmark Borrowing shall on the last day of the Interest Period applicable thereto convert to, and shall constitute, a CBR Borrowing that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any Term Benchmark Borrowing shall, at the election of the applicable Borrower, (i) be prepaid by the applicable Borrower on the day that the Company receives notice thereof from the Administrative Agent or (ii) solely for the purpose of calculating the rate of interest applicable to such Term Benchmark Borrowing, such Term Benchmark Borrowing denominated in any Alternative Currency shall be deemed to be a Term Benchmark Borrowing denominated in U.S. Dollars and shall accrue interest at the same rate of interest as would be applicable to a Term Benchmark Borrowing of the applicable Class denominated in U.S. Dollars at such time (assuming consecutive Interest Periods of one month’s duration, with the first such Interest Period commencing on the date such Central Bank Rate cannot be determined); and (y) any such RFR Borrowing shall convert to, and shall constitute, a CBR Borrowing that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such affected RFR Borrowing denominated in any Alternative Currency shall, at the election of the applicable Borrower, (i) be prepaid by the applicable Borrower on the day that the Company receives notice thereof from the Administrative Agent or (ii) solely for the purpose of calculating the rate of interest applicable to such RFR Borrowing, such RFR Borrowing denominated in any Alternative Currency shall be deemed to be a Term Benchmark Borrowing denominated in U.S. Dollars and shall accrue interest at the same rate of interest as would be applicable to a Term Benchmark Borrowing of the applicable Class denominated in U.S. Dollars at such time (assuming consecutive Interest Periods of one month’s duration, with the first such Interest Period commencing on the date such Central Bank Rate cannot be determined).  Interest on any CBR Loan shall be payable, and principal of any CBR Loan shall be payable or prepayable, in each case, as would be applicable to the Loan that was converted into such CBR Loan.

(b)          (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(ii)          In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)          The Administrative Agent will promptly notify the Company and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(b)(v) and (E) the commencement or conclusion of any Benchmark Unavailability Period.

(iv)          Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or Term CORRA) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)          Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the applicable Borrower (or the Company on its behalf) may revoke any request for a borrowing of, conversion to or continuation of any affected Term Benchmark Borrowing or RFR Borrowing to be made, converted or continued during any Benchmark Unavailability Period and, failing that (1) in the case of Loans denominated in U.S. Dollars, the applicable Borrower will be deemed to have converted such request into a request for a borrowing of or conversion to (x) an RFR Borrowing denominated in U.S. Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event, (2) in the case of Loans denominated in Canadian Dollars, the applicable Borrower will be deemed to have converted such request into a request for a borrowing of or conversion to (x) a Daily Simple CORRA Borrowing so long as the Daily Simple CORRA is not the subject of a Benchmark Transition Event or (y) a Canadian Prime Rate Borrowing if the Daily Simple CORRA is the subject of a Benchmark Transition Event and (3) in the case of Loans denominated in any other Alternative Currency, such request shall be ineffective (and, in the case of any Borrowing Request, no Lender shall be obligated to make a Loan on account thereof), and (B) if any Term Benchmark Borrowing or RFR Borrowing in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then, until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.13(b), (1) in the case of Loans denominated in U.S. Dollars, any Term Benchmark Borrowing shall on the last day of the Interest Period applicable to such Borrowing convert to, and shall constitute, (x) an RFR Borrowing denominated in U.S. Dollars so long as the Daily Simple SOFR is not also the subject of a Benchmark Transition Event or (y) an ABR Borrowing if the Daily Simple SOFR also is the subject of a Benchmark Transition Event, (2) in the case of Loans denominated in Canadian Dollars, any Term Benchmark Borrowing shall on the last day of the Interest Period applicable to such Borrowing convert to, and shall constitute, (x) a Daily Simple CORRA Borrowing so long as the Daily Simple CORRA is not also the subject of a Benchmark Transition Event or (y) a Canadian Prime Rate Borrowing if the Daily Simple CORRA also is the subject of a Benchmark Transition Event and (3) in the case of Loans denominated in any other Alternative Currency, (x) any Term Benchmark Borrowing shall on the last day of the Interest Period applicable thereto convert to, and shall constitute, a CBR Borrowing that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such affected CBR Borrowing shall, at the election of the applicable Borrower, (i) be prepaid by the applicable Borrower on the day that the Company receives notice thereof from the Administrative Agent or (ii) solely for the purpose of calculating the rate of interest applicable to such Term Benchmark Borrowing, such Term Benchmark Borrowing denominated in any Alternative Currency shall be deemed to be a Term Benchmark Borrowing denominated in U.S. Dollars and shall accrue interest at the same rate of interest as would be applicable to a Term Benchmark Borrowing of the applicable Class denominated in U.S. Dollars at such time (assuming consecutive Interest Periods of one month’s duration, with the first such Interest Period commencing on the date such Central Bank Rate cannot be determined); and (y) any RFR Borrowing shall convert to, and shall constitute, a CBR Borrowing that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such affected RFR Borrowing denominated in any Alternative Currency shall, at the election of the applicable Borrower, (i) be prepaid by the applicable Borrower on the day that the Company receives notice thereof from the Administrative Agent or (ii) solely for the purpose of calculating the rate of interest applicable to such RFR Borrowing, such RFR Borrowing denominated in any Alternative Currency shall be deemed to be a Term Benchmark Borrowing denominated in U.S. Dollars and shall accrue interest at the same rate of interest as would be applicable to a Term Benchmark Borrowing of the applicable Class denominated in U.S. Dollars at such time (assuming consecutive Interest Periods of one month’s duration, with the first such Interest Period commencing on the date such Central

Bank Rate cannot be determined).  Interest on any CBR Loan shall be payable, and principal of any CBR Loan shall be payable or prepayable, in each case, as would be applicable to the Loan that was converted into such CBR Loan.

(vi)          Any determination, decision or election that may be made by the Administrative Agent, the Company or the Lenders pursuant to this Section 2.13(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13(b).

SECTION 2.14.          Increased Costs.

(a)          If any Change in Law:

(i)          imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank that, in each case, is a Regulated Bank;

(ii)          subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          imposes on any Lender or Issuing Bank that, in each case, is a Regulated Bank any other condition (other than Taxes) affecting this Agreement or Term Benchmark Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan), as applicable, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Term Benchmark Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Company’s receipt of the certificate contemplated by Section 2.14(c), the Company will pay (or cause to be paid) to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that no Borrower shall be liable for such compensation if (A) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (B) such Lender invokes Section 2.19 or (C) in the case of any request for reimbursement under clause (iii) above, the relevant circumstances do not generally affect the banking market or the applicable request has not been made by Lenders constituting Required Revolving Lenders.

(b)          If any Lender or Issuing Bank that, in each case, is a Regulated Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to

Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity) in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days of receipt by the Company of the certificate contemplated by Section 2.14(c), the Company will pay (or cause to be paid) to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that no Borrower shall be liable for such compensation if (i) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (ii) such Lender invokes Section 2.19.

(c)          Any Lender or Issuing Bank requesting compensation under this Section 2.14 shall be required to deliver a certificate to the Company that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in Section 2.14(a) or 2.14(b), (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers (and no Lender or Issuing Bank shall request any such compensation hereunder unless it shall be the general practice at such time of such Lender or Issuing Bank, as the case may be, to charge such amounts to similarly situated borrowers), which certificate shall be conclusive absent manifest error.  The Company shall pay (or cause to be paid) to such Lender or Issuing Bank the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)          Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however, that no Borrower shall be required to compensate any Lender or Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.          Break Funding Payments.  Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any EURIBOR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any EURIBOR Loan on the date or in the amount specified in any notice delivered pursuant hereto (other than the failure to borrow any EURIBOR Loans to be made in connection with any acquisition or Investment, (x) notice of which was conditioned upon the closing of such acquisition or Investment and (y) which acquisition or Investment did not close on or prior to the date of such Borrowing) or (c) the assignment of any EURIBOR Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18(b)(v) or 2.18(b)(vii), then, in any such event, the Company shall compensate (or cause to be compensated) each Revolving Lender for the actual out-of-pocket loss, cost and/or liability (including any loss, cost or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Revolving Lender to fund EURIBOR Loans) incurred by such Revolving Lender that is attributable to such event, it being understood that such loss, cost or liability shall in any case exclude any interest rate floor, any credit spread adjustment, any loss of anticipated profit and all administrative, processing or similar fees.  Any Revolving Lender requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Company that (i) sets forth any amount or amounts that such Revolving Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifies that such Revolving Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.  The Company shall pay (or cause to be paid) to such Revolving Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16.          Taxes.

(a)          Any and all payments by or on account of any obligation of any Borrower or other Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, the amount payable by the applicable Borrower or other Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.16) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)          The Borrowers and other Loan Parties shall pay any Other Taxes (without duplication of any amounts paid under Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law.

(c)          The Borrowers and other Loan Parties shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided that if the Company reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Company to obtain a refund of such Taxes (which shall be repaid to the applicable Borrower or other Loan Party in accordance with Section 2.16(h)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by such Borrower or other Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable.  In connection with any request for indemnification by the Administrative Agent or any Lender under this Section 2.16(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Company setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability for which indemnification is being requested.  Notwithstanding anything to the contrary contained in this Section 2.16, the Borrowers and other Loan Parties shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.16 for any amount to the extent the Administrative Agent or such Lender fails to notify the Company of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d)          Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Borrower or other Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this Section 2.16(d).

(e)          As soon as practicable after any payment of any Taxes pursuant to this Section 2.16 by any Borrower or other Loan Party to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued, if any, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)          (i)  Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation as the Company or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Each Lender hereby authorizes the Administrative Agent to deliver to the Company and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.16(f).

(ii)          Without limiting the generality of the foregoing:

(A)          each U.S. Lender shall deliver to the Company and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), two executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)          each Foreign Lender shall deliver to the Company and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form), establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2)          two executed copies of IRS Form W-8ECI (or any successor form);

(3)          in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form); or

(4)          to the extent any Foreign Lender is not the beneficial owner, two executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K‑3 on behalf of each such direct or indirect partner(s);

(C)          each Foreign Lender shall deliver to the Company and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), two executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation as is prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation (including any specific documentation required above in this Section 2.16(f)) it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall deliver to the Company and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Company or the

Administrative Agent) or promptly notify the Company and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.16(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g)          (i)  Subject to Section 2.16(g)(ii), each Lender and each U.K. Borrower that makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such U.K. Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii)          (A)  A Lender that is such on the Closing Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each U.K. Borrower and the Administrative Agent; and

(B)          a Lender that becomes a Lender hereunder after the Closing Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each U.K. Borrower and the Administrative Agent; and

(C)          upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under Section 2.16(g)(i).

(iii)          If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.16(g)(ii), the U.K. Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A)          each U.K. Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B)          each U.K. Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)          such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)          HM Revenue & Customs has not given such U.K. Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;

and in each case, such U.K. Borrower has notified that Lender in writing of either clause (1) or (2) above, then such Lender and such U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for such U.K. Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)          If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.16(g)(ii), no U.K. Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of such Lender’s Commitment(s) or its participation in any Loan unless such Lender otherwise agrees.

(v)          Each Lender shall notify the Company and the Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any U.K. Borrower hereunder.

Notwithstanding anything to the contrary in this Section 2.16(g), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(h)          If the Administrative Agent or any Lender receives a refund (whether received in cash or applied as a credit against any cash taxes payable) of any Indemnified Taxes as to which it has been indemnified by any Borrower or other Loan Party or with respect to which such Borrower or other Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the applicable Borrower or other Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or other Loan Party under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Borrower or other Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower or other Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.16(h), in no event will the Administrative Agent or any Lender be required to pay any amount to any Borrower or other Loan Party pursuant to this Section 2.16(h) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Borrower or other Loan Party or any other Person.

(i)          Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)          Administrative Agent Documentation.  On or before the Closing Date, the Administrative Agent shall (and any successor or replacement Administrative Agent shall on or before the date on which it becomes the Administrative Agent hereunder) deliver to the Company two duly executed copies of either (i) IRS Form W-9 (or any successor form) or (ii) IRS Form W-8ECI (or any successor form) (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (or any successor form) (for all other payments), establishing that the Borrowers and other Loan Parties can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(k)          Definition of Lender.  The term “Lender” shall, for all purposes of this Section 2.16, include any Issuing Bank.

SECTION 2.17.          Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)          Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amount received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  Each such payment shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Company, except that any payment made pursuant to Section 2.14, 2.15, 2.16 or 9.03 shall be made directly to the Person or Persons entitled thereto and any payment required to be made directly to any Issuing Bank or Swingline Lender shall be so made.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole unit of the applicable currency.  All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the date and time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)          Subject in all respects to the provisions of each applicable Intercreditor Agreement, all proceeds of Collateral and any proceeds realized with respect to any Loan Guaranties received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Borrower or other Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to any Issuing Bank or Lender from any Borrower constituting Secured Obligations, third, on a pro rata basis, to pay interest due and payable in respect of the Loans and any other Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made), which, for the avoidance of doubt, shall include periodic payments then due in respect of any Secured Hedging Obligations, owed to the Secured Parties on the date of any such distribution, fourth, on a pro rata basis, to (i) payment of that portion of the Obligations constituting unreimbursed LC Disbursements, provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.17(b), beginning with clause first above, and (ii) (A) payment of the portion of the Obligations constituting unpaid principal on the Loans and (B) payment of breakage, termination and other amounts then due and owing in respect of any Secured Hedging Obligations, fifth, to the payment of any other Secured Obligation due to the Administrative Agent, any Issuing Bank or any Lender (or any Affiliate thereof) by any Borrower, sixth, as provided in each applicable Intercreditor Agreement and seventh, to, or at the direction of, the Company or as a court of competent jurisdiction may otherwise direct.  Any proceeds of Collateral received by the Administrative Agent while no Event of Default exists and no portion of the Loans have been accelerated hereunder shall be paid to, or at the direction of, the Company.

(c)          If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class or participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class of the other Lenders or sub-participations in LC Disbursements or Swingline Loans of the other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of each applicable Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.17(c) shall not apply to (A) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, in each case as amended, restated, supplemented or otherwise modified from time to time), including any payment made or deemed made in connection with Sections 1.08, 2.17(b), 2.18(b), 2.19, 2.20, 2.21, 2.22, 9.02(c) and/or 9.05, or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or any of its participations in LC Disbursements or Swingline Loans to any permitted assignee or participant.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of setoff and counterclaim against the applicable Borrowers with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.17(c) and will, in each case, notify the Lenders following any such purchases or repayments.  For purposes of clause (c) of the definition of “Excluded Taxes”, any Lender that acquires a participation pursuant to this Section 2.17(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d)          Unless the Administrative Agent has received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due.  In such event, if such Borrower has not in fact made such payment, then the applicable Lender or Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

SECTION 2.18.          Mitigation Obligations; Replacement of Lenders.

(a)          If (i) any Lender or Issuing Bank requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19 or (iii) any Borrower or other Loan Party is required to pay any additional amount to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending or issuing office for funding, booking or issuing its Loans or Letters of Credit hereunder or its participation in any Letter of Credit or Swingline Loan affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or

Affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future or mitigate the impact of Section 2.19, as the case may be, and (B) would not subject such Lender or Issuing Bank to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank from economic, legal or regulatory perspective in any material respect.

(b)          If (i) any Lender requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19, (iii) any Borrower or other Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iv) any Lender is a Defaulting Lender, (v) in connection with any Extension/Modification Offer, any Lender is a Non-Extending/Modifying Lender, (vi) any Lender (or any Participant in respect of any Lender) is a Disqualified Institution or a Disqualified Person (solely for this purpose, in each case, whether or not it was such at the time it acquired any Commitment or Loan (or any participation therein) subject to the assignment and delegation pursuant to this Section 2.18(b)) or (vii) in connection with any proposed amendment, waiver, consent or other modification requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly and adversely affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which the consent of the Required Lenders or the Required Revolving Lenders (or the consent of Lenders holding Loans or Commitments of such Class or lesser group representing more than 50% of the sum of the total Outstanding Amount of Loans and unused Commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender does not provide its consent thereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate all the Commitments of such Lender and repay (or cause to be repaid) all the outstanding Loans of such Lender and, if applicable, funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document (or terminate the Commitment of such Lender of the applicable Class or Classes and repay (or cause to be repaid) all the outstanding Loans of such Lender of the applicable Class or Classes and, if applicable, funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes), in each case, without any obligation to terminate any Commitment or pay or prepay (or cause to be paid or prepaid) any Loan or any other amount of any other Lender, or (B) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement (or all of its interests, rights and obligations under this Agreement as a Lender of the applicable Class or Classes), other than its existing rights to payment pursuant to Section 2.14 or 2.16, to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment and delegation); provided that (1) subject to, in the case of any Lender that is a Disqualified Person, Section 9.05(f)(ii), such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document (if applicable, in each case, only to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes), (2) in the case of any assignment and delegation resulting from a claim for compensation under Section 2.14 or payment required to be made pursuant to Section 2.16, such assignment and delegation would result in a reduction in such compensation or payment and (3) such assignment and delegation does not conflict with applicable law.  No Lender (other than a Defaulting Lender, a Disqualified Institution or a Disqualified Person) shall be required to make any such assignment and delegation, and the Company may not repay (or cause to be repaid) the Obligations of such Lender or terminate its Commitments, in each case, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.  Each Lender agrees that if it is required to assign and delegate any of its rights or obligations pursuant to this Section 2.18(b) or Section 9.05(f)(ii), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and delegation and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided that, notwithstanding anything to the contrary in Section 9.05, the failure of such Lender to execute an Assignment Agreement or deliver any such Promissory Note shall not render such assignment and delegation (and the corresponding sale and purchase) invalid), and any such assignment and delegation shall be recorded in the Register and any such Promissory Note shall be deemed cancelled.  Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.18(b) or Section 9.05(f)(ii).

SECTION 2.19.          Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR, the EURIBO Rate or the Term CORRA, or to determine or charge interest rates based upon the Term SOFR, the EURIBO Rate or the Term CORRA or, in the case of EURIBOR Loans, any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of the applicable currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans, EURIBOR Loans or Term CORRA Loans or, in the case of Loans denominated in U.S. Dollars, to convert ABR Loans to Term SOFR Loans or, in the case of Loans denominated in Canadian Dollars, to convert Canadian Prime Rate Loans to Term CORRA Loans, as applicable, shall be suspended and (b) if such notice asserts the illegality for such Lender to make or maintain ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly).  Upon receipt of such notice, (i) the applicable Borrowers shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), (A) in the case of Term SOFR Loans, prepay or convert, as elected by the applicable Borrower, all of such Lender’s Term SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), (B) in the case of EURIBOR Loans, prepay all of such Lender’s EURIBOR Loans or, at the election of the applicable Borrower, all of such Lender’s EURIBOR Loans, solely for the purpose of calculating the rate of interest applicable to such EURIBOR Loans, shall be deemed to be Term Benchmark Loans denominated in U.S. Dollars and shall accrue interest at the same rate of interest as would be applicable to a Term Benchmark Borrowing of the applicable Class denominated in U.S. Dollars at such time (assuming consecutive Interest Periods of one month’s duration, with the first such Interest Period commencing on the date set forth below) and (C) in the case of Term CORRA Loans, prepay or convert, as elected by the applicable Borrower, all of such Lender’s Term CORRA Loans to Canadian Prime Rate Loans, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans, EURIBOR Loans or Term CORRA Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, EURIBOR Loans or Term CORRA Loans (in which case the Borrowers shall not be required to make payments pursuant to Section 2.15 in connection with such payment) and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative

Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR (which notice such Lender agrees to give promptly).  Upon any such prepayment or conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.20.          Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)          the Commitments, Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each directly and adversely affected Lender, the Required Lenders, the Required Revolving Lenders or such other number or percentage of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that, to the extent provided in Section 9.02, this Section 2.20(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender directly and adversely affected thereby;

(c)          any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from such Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Company as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender; fourth, so long as no Default or Event of Default exists, as the Company may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amount owing to the non-Defaulting Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amount owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans, LC Disbursements or participations in Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans or Swingline Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, LC Disbursements owed to, and participations in Swingline Loans of, all Non-Defaulting Revolving Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, LC Disbursements owed to, or participations in Swingline Loans of, such Defaulting Lender until such time as all Revolving Loans are held by the Revolving Lenders in accordance with their Applicable Percentages of the applicable Class and funded and unfunded participations are held in accordance with their Applicable Revolving Credit Percentages, in each case, without giving effect to Section 2.20(d); it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(d)          if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)          the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c) and, in the case of any Defaulting Lender that is the Swingline Lender, other than the portion of the Swingline Exposure referred to in clause (b) of the definition of such term) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(d) and 2.05(e)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all Non-Defaulting Revolving Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any Non-Defaulting Revolving Lender that is attributable to its Revolving Credit Commitment of any Class does not exceed such Non-Defaulting Revolving Lender’s Revolving Credit Commitment of such Class;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, within two Business Days following notice by the Administrative Agent or the relevant Issuing Bank, (A) first, the Borrowers shall prepay the portion of such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the first parenthetical in clause (i) above) that has not been reallocated as set forth in such clause and (B) second, the Company shall cash collateralize (or cause to be cash collateralized) for the benefit of the relevant Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the second parenthetical in clause (i) above) that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)          if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay any participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of any Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and

(v)          if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)          so long as such Lender (if a Revolving Lender) is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue or increase any Letter of Credit unless, in each case, it is satisfied that the related exposure and such Defaulting Lender’s then-outstanding Swingline Exposure or LC Exposure, as applicable, will be 100% covered by the Revolving Credit Commitments of the Non‑Defaulting Revolving Lenders and/or that the related exposure has been cash collateralized in accordance with Section 2.20(d) to its satisfaction, and participating interests in any newly funded Swingline Loan or in any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

In the event that each of the Administrative Agent, the Company and, in the case of a Defaulting Lender that is a Revolving Lender, the Swingline Lender and the Issuing Banks agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then any such Defaulting Lender shall cease to be such and, if such Defaulting Lender is a Revolving Lender, the Applicable Revolving Credit Percentages of the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class and such of the funded participations in Swingline Loans and LC Disbursements of the other Revolving Lenders as the Administrative Agent determines is necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage of the applicable Class and such participations in accordance with its Applicable Revolving Credit Percentage.  Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (ii) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.20 and Section 9.02 during the period it was a Defaulting Lender shall be binding on it and (iii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.21.          Incremental Credit Extensions.

(a)          The Company may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities (which may take the form of delayed draw term facilities) (each, an “Incremental Term Facility” and the loans thereunder, “Incremental Term Loans”), (ii) add one or more new Classes of incremental revolving facilities (each, an “Incremental Revolving Facility” and the loans thereunder, “Incremental Revolving Loans”) and/or (iii) increase the aggregate amount of the Term Loans or Term Commitments of any existing Class and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such increase, an “Incremental Increase” and, together with any Incremental Term Facility and any Incremental Revolving Facility, collectively, the “Incremental Facilities”; and the loans thereunder, together with any Incremental Term Loans and Incremental Revolving Loans, collectively, “Incremental Loans”); provided that the amount of any Incremental Facility established at any time shall not exceed the Incremental Cap as of such time; provided further that:

(i)          no Incremental Term Facility may be in an aggregate principal amount that is less than US$1,000,000 (or such lesser amount as shall be the remaining amount of the Incremental Cap or to which the Administrative Agent may reasonably agree);

(ii)          except as the applicable Borrower and such Lender may separately agree, no Lender shall be obligated to provide any Incremental Facility, and the determination to provide any Incremental Facility shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrowers shall not be obligated to offer the opportunity to any Lender to provide any Incremental Facility);

(iii)          no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender, other than in its capacity, if any, as an Incremental Lender providing all or part of such Incremental Facility or Incremental Loan;

(iv)          in the case of an Incremental Increase, the terms of such Incremental Increase (other than (A) original issue discount, upfront fees, closing fees and schedule amortization, so long as, in the case of any Incremental Increase with respect to any Class of Term Loans or Term Commitments, such terms do not affect fungibility thereof for Tax purposes, and (B) in the case of an Incremental Increase with respect to any Class of Term Loans, any escrow provisions applicable thereto (including any mandatory prepayment thereof required if the conditions to the release from escrow are not satisfied) prior to the release of the proceeds of any Incremental Loans made thereunder from escrow) shall be the same as the terms of the applicable Class of Term Loans, Term Commitment or Revolving Credit Commitments subject to such Incremental Increase;

(v)          the pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms) applicable to any Incremental Facility shall be determined by the applicable Borrower and the Incremental Lenders providing such Incremental Facility; provided that the Effective Yield (determined on the date of the incurrence of such Incremental Term Loans) applicable to any Incremental Term Loans (other than Customary Bridge Loans and Customary Term A Loans) in the form of broadly syndicated (as determined by the Company in good faith) “term B loans” denominated in U.S. Dollars and which (A) are pari passu with the Initial Term Loans in right of payment and with respect to the Collateral (but without regard to the control of remedies), (B) are scheduled to mature prior to the date that is one year after the Initial Term Loan Maturity Date, (C) are not incurred in reliance on clause (e) of the definition of “Incremental Cap”, (D) as to any single Class of Incremental Term Loans, have an original aggregate principal amount in excess of the greater of (1) US$1,120,000,000 and (2) 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period, (E) are not incurred in connection with an acquisition or Investment permitted hereunder and (F) are incurred prior to the date that is six months after the Closing Date may not be more than 0.75% higher than the Effective Yield (determined on such date but prior to any adjustment thereto pursuant to this clause (a)(v)) applicable to the Initial Term Loans that will remain outstanding after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds thereof unless the Effective Yield (and/or, as provided in the proviso below, the Alternate Base Rate floor or Term SOFR floor) with respect to such Initial Term Loans is adjusted (in such manner as shall be determined by the Company in its sole discretion, including through the payment of fees to the Initial Term Lenders) to be equal to the Effective Yield with respect to such Incremental Term Loans minus 0.75%; provided further that any increase in Effective Yield applicable to the Initial Term Loans due to the application or imposition of any “Term SOFR” interest rate floor on such Incremental Term Loans may, at the election of the Company, be effected through an increase in the Term SOFR floor (and the corresponding adjustment to the Alternate Base Rate floor) applicable to the Initial Term Loans;

(vi)          (A) if any Initial Term Loans will remain outstanding after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds thereof, then, other than with respect to the Inside Maturity Amount, the Maturity Date with respect to any Incremental Term Loans (other than Customary Bridge Loans, Customary Term A Loans, Incremental Term Loans incurred in connection with an acquisition or Investment permitted hereunder and Incremental Term Loans incurred in reliance on clause (b) of the definition of “Incremental Cap”) shall be no earlier than the Initial Term Loan Maturity Date; provided that such requirement shall not apply with respect to any Incremental Term Loans that effectively refinance any Loans or Other First Lien Indebtedness so long as such Incremental Term Loans shall have a Maturity Date that is no earlier than the scheduled final maturity of such Loans or Other First Lien Indebtedness so refinanced, and (B) if the Initial Revolving Credit Commitments will remain in effect after giving effect to the establishment of any Incremental Revolving Facility, such Incremental Revolving Facility may not have a Maturity Date earlier than (or require scheduled mandatory commitment reductions prior to) the Initial Revolving Credit Maturity Date;

(vii)          if any Initial Term Loans will remain outstanding after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds thereof, then, other than with respect to the Inside Maturity Amount, the Weighted Average Life to Maturity of any Incremental Term Loans (other than Customary Bridge Loans, Customary Term A Loans, Incremental Term Loans incurred in connection with an acquisition or Investment permitted hereunder and Incremental Term Loans incurred in reliance on clause (b) of the definition of “Incremental Cap”) shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) on the date of incurrence of such Incremental Term Loans; provided that such requirement shall not apply with respect to any Incremental Term Loans that effectively refinance any Loans or any Other First Lien Indebtedness so long as such Incremental Term Loans shall have a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of such Loans or Other First Lien Indebtedness so refinanced;

(viii)          (A) any Incremental Term Facility or Incremental Revolving Facility shall be pari passu in right of payment and with respect to security (but without regard to the control of remedies) with any then-existing Class of Loans and (B) any Incremental Term Facility or Incremental Revolving Facility may be made available to, and may be borrowed under by, any Borrower (including any Person that, substantially currently with the establishment of such Incremental Facility, will become a Borrower) and (C) no Incremental Facility may be (x) guaranteed by any Person that is not a Loan Party (it being understood that any Incremental Facility may be made available to any Borrower), provided that the obligations of any Person with respect to any escrow or similar arrangement described in clause (y) below shall be deemed not to constitute a guarantee by such Person, or (y) secured by any assets other than the Collateral, provided that any Incremental Facility may be secured by the proceeds of such Incremental Facility, and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Incremental Facility, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Incremental Facility pending the application of the proceeds thereof;

(ix)          any Incremental Term Loans may participate in any existing mandatory prepayment under Section 2.10(b) on a pro rata basis (or on a less than pro rata basis, but not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(x)          the proceeds of any Incremental Facility may be used for working capital needs and other general corporate purposes, including for capital expenditures, acquisitions, Investments, Restricted Payments and any other purposes not prohibited by the terms of the Loan Documents;

(xi)          on the date of the borrowing of any Incremental Loans that will be of the same Class as any then-existing Class of Term Loans (or on the date of the release from escrow of the proceeds of any Incremental Loans that, upon the release of such proceeds, will be of the same Class as any then-existing Class of Term Loans), and notwithstanding anything to the contrary set forth in Section 2.07 or 2.12, such Incremental Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the applicable Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Incremental Lender providing such Incremental Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xi) may result in such Incremental Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Term Benchmark Loans of the relevant Class and which end on the last day of such Interest Period; and

(xii)          subject to the foregoing terms of this Section 2.21(a), any Incremental Term Facility or Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined by the applicable Borrower and the Incremental Lenders providing such Incremental Term Facility or Incremental Revolving Facility; provided that, except with respect to the currency, pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), scheduled final maturity or commitment termination, amortization, escrow provisions, prepayments (including restrictions on prepayments) and except as otherwise permitted herein, the terms of any Incremental Term Facility or Incremental Revolving Facility, if not substantially consistent with the terms of any Class of Term Loans or Revolving Credit Commitments, as applicable, outstanding or in effect (determined after giving effect to any repayment or prepayment of Loans and termination of Commitments on such date) on the date of the effectiveness of such Incremental Term Facility or Incremental Revolving Facility, as applicable, shall be reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Incremental Facility that are (A) applicable only after the then-existing Latest Term Loan Maturity Date or Latest Revolving Credit Maturity Date, as applicable, (B) more favorable, when taken as a whole, to the Incremental Lenders of such Incremental Facility than those applicable to any then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, and are then conformed (or added) to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, pursuant to the applicable Incremental Facility Amendment and/or (C) in the case of any Incremental Term Facility, consistent with market terms, when taken as a whole, at the time of incurrence (as reasonably determined by the Company), shall be deemed satisfactory to the Administrative Agent); provided further that (x) in the event any Incremental Term Facility contains a financial maintenance covenant, then, other than in the case of any Incremental Term Facility consisting of Customary Bridge Loans or Customary Term A Loans, such financial maintenance covenant shall be added to this Agreement for the benefit of the Lenders under each then-existing Class of Term Loans and Revolving Credit Commitments, and (y) any Incremental Term Facility that consists of Customary Bridge Loans or Customary Term A Loans may include one or more financial maintenance covenants that do not apply for the benefit of any Lender that does not hold such Customary Bridge Loans or Customary Term A Loans so long as such financial maintenance covenant or covenants shall be added to this Agreement for the benefit of the Lenders under each then-existing Class of Revolving Credit Commitments (including, if applicable, by conforming the

Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Lenders than the then-existing Financial Covenant).

(b)          Incremental Facilities may be provided by any existing Lender or by any other Eligible Assignee (each, an “Incremental Lender”); provided that, in the case of any Incremental Revolving Facility and any Incremental Increase with respect to any Revolving Credit Commitments, each Issuing Bank and the Swingline Lender shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of such Incremental Revolving Facility or Incremental Increase solely if such consent would be required under Section 9.05(b) for an assignment of Loans of the applicable Class to such Incremental Lender; provided further that any Incremental Lender that is a Non-Debt Fund Affiliate or a Debt Fund Affiliate shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Incremental Lender by way of assignment.

(c)          Each Incremental Lender providing a portion of any Incremental Facility shall execute and deliver to the Administrative Agent and the Company such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Facility.  On the effective date of any Incremental Facility, each Incremental Lender that is not then a Lender shall become a Lender for all purposes in connection with this Agreement.

(d)          As conditions precedent either to the effectiveness of any Incremental Facility or to the making of any Incremental Loans (as set forth in the applicable Incremental Facility Amendment), (i) the Administrative Agent shall be entitled to receive such customary reaffirmation agreements as it shall reasonably request, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender that is not then a Lender, an Administrative Questionnaire and (iii) in the case of the making of any Incremental Loans under an Incremental Term Facility or an Incremental Increase with respect to any existing Class of Term Loans, the Administrative Agent shall have received a Borrowing Request (it being understood that such Borrowing Request shall not be required to contain any representation, warranty or certification).

(e)          Upon the effectiveness of an Incremental Increase with respect to any Revolving Credit Commitments pursuant to this Section 2.21, (i) each Revolving Lender immediately prior to such Incremental Increase will automatically and without further act be deemed to have assigned to each relevant Incremental Lender, and each relevant Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans, such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each such Incremental Lender) participations hereunder in Letters of Credit and Swingline Loans shall be held pro rata on the basis of their respective Applicable Revolving Credit Percentages (determined after giving effect to such Incremental Increase) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Increase), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Increase) shall purchase such Revolving Loans, in each case, to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Applicable Percentages of such Class (after giving effect to any such Incremental Increase); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.21(e).

(f)          The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or any other Loan Document (and, if applicable, any Incremental Facility Amendment) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to give effect to the provisions of this Section 2.21, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.21; it being understood and agreed that the Administrative Agent shall not be required to execute any Incremental Facility Amendment unless such Incremental Facility Amendment would affect the Loan Documents in a manner that would require the consent of the Administrative Agent pursuant to Section 2.21(a)(xii) or 9.02(b)(C). The Administrative Agent agrees that its consent, if required, to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Incremental Facility Amendment, will not be unreasonably withheld, delayed or conditioned.

(g)          Notwithstanding anything to the contrary in this Section 2.21 or in any other provision of any Loan Document, but subject to Section 1.09, the availability of any Incremental Facility shall be subject to such other conditions as shall be agreed by the Company and the Incremental Lenders providing such Incremental Facility, including, if the proceeds of such Incremental Facility are intended to be applied to finance an acquisition or other Investment and the Incremental Lenders providing such Incremental Facility so agree, the availability thereof being subject to customary “SunGard” or “certain funds” conditionality.

(h)          This Section 2.21 shall supersede any provision in Section 2.17 or 9.02 to the contrary.

SECTION 2.22.          Extensions and Modifications.

(a)          Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension/Modification Offer”) made from time to time by the applicable Borrowers to all Lenders holding Loans or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the Loans or Commitments of such Class) and on the terms offered on the same basis to each such Lender, the Borrowers are hereby permitted to consummate transactions with any individual Lender that accepts the terms contained in the relevant Extension/Modification Offer (any Lender that does not accept the terms contained in any such Extension/Modification Offer, a “Non-Extending/Modifying Lender”) to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and/or otherwise to modify the terms of all or a portion of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Extension/Modification Offer (including by increasing or decreasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension/Modification”); it being understood that any Extended/Modified Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended/Modified Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted; provided that the following terms are satisfied:

(i)          except as to (A) pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), scheduled final maturity, commitment reductions, required prepayments and participation in prepayments (which shall be determined by the applicable Borrowers and any Lender that agrees to an Extension/Modification of its Revolving Credit Commitments and set forth in the applicable Extension/Modification Amendment), (B) terms applicable to such

Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans (each as defined below) that are more favorable to the Lenders holding such Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans than those applicable to any then-existing Class of Revolving Credit Commitments and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders pursuant to the applicable Extension/Modification Amendment and (C) any covenants or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of effectiveness of such Extension/Modification), the Revolving Credit Commitment of any Lender that agrees to such Extension/Modification Offer with respect to such Commitment (an “Extended/Modified Revolving Credit Commitment”; and the Loans thereunder, “Extended/Modified Revolving Loans”), and the related outstandings, shall have terms substantially consistent with (or terms not less favorable, when taken as a whole, to existing Revolving Lenders of such Class than) the terms of the Class of Revolving Credit Commitments subject to the relevant Extension/Modification Offer (and related outstandings);

(ii)          except as to (A) pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), amortization, scheduled final maturity, required prepayments and participation in prepayments (which shall, subject to clause (iii) below, be determined by the applicable Borrowers and any Lender that agrees to an Extension/Modification of its Term Loans and set forth in the applicable Extension/Modification Amendment), (B) terms applicable to such Extended/Modified Term Loans (as defined below) that are more favorable to the Lenders of such Extended/Modified Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders pursuant to the applicable Extension/Modification Amendment and (C) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of effectiveness of such Extension/Modification), the Term Loans of any Lender that are extended or otherwise modified pursuant to any Extension/Modification (any such Term Loans, the “Extended/Modified Term Loans”) shall have terms substantially consistent with (or terms not less favorable, when taken as a whole, to existing Term Lenders of such Class than) the terms of the Class of Term Loans subject to the relevant Extension/Modification Offer or market terms, when taken as a whole, at the time the applicable Extension/Modification (in each case, as reasonably determined by the Company);

(iii)          any Extended/Modified Term Loans may participate in any existing mandatory prepayment under Section 2.10(b) on a pro rata basis (or on a less than pro rata basis, but not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(iv)          if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension/Modification Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended or modified by the applicable Borrowers pursuant to such Extension/Modification Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended or modified ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension/Modification Offer;

(v)          unless the Administrative Agent otherwise agrees, any Extension/Modification must be in a minimum amount of US$1,000,000; and

(vi)          no Extension/Modification of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit or as to the obligations of any

Swingline Lender with respect to Swingline Loans without the consent of such Issuing Bank or the Swingline Lender, as applicable (such consent not to be unreasonably withheld, conditioned or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to such Issuing Bank or the Swingline Lender, as applicable, without giving effect to such Extension/Modification).

(b)          (i) No Extension/Modification consummated in reliance on this Section 2.22 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.10, (ii) the scheduled amortization payments (insofar as such Extension/Modification affects payments due to Lenders participating in the relevant Class) set forth in Section 2.09 shall be adjusted to give effect to any Extension/Modification of any Class of Loans and/or Commitments and (iii) except as set forth in Section 2.22(a)(v), no Extension/Modification Offer is required to be in any minimum amount or any minimum increment; provided that the applicable Borrowers may at their election specify as a condition (a “Minimum Extension/Modification Condition”) to the consummation of any Extension/Modification that a minimum amount (to be specified in the relevant Extension/Modification Offer in the applicable Borrowers’ sole discretion) of Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the applicable Borrowers may, in their sole discretion, waive any such Minimum Extension/Modification Condition.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended/Modified Term Loans and/or Extended/Modified Revolving Credit Commitments on such terms as may be set forth in the relevant Extension/Modification Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.09, 2.10 and/or 2.17) or any other Loan Document that may otherwise prohibit any such Extension/Modification or any other transaction contemplated by this Section 2.22.

(c)          Subject to any consent required under Section 2.22(a)(v) or 2.22(a)(vi), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension/Modification, other than the consent of each Lender agreeing to such Extension/Modification with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof).  All Extended/Modified Term Loans and Extended/Modified Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed by the Guarantors on a pari passu basis (but without regard to the control of remedies) with all other Credit Facilities.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or any other Loan Document (and, if applicable, any Extension/Modification Amendment) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to give effect to the provisions of this Section 2.22, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.22; it being understood and agreed that the Administrative Agent shall not be required to execute any Extension/Modification Amendment unless such Extension/Modification Amendment would affect the Loan Documents in a manner that would require the consent of the Administrative Agent pursuant to Section 9.02(b)(C).  The Administrative Agent agrees that its consent, if required, to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Extension/Modification Amendment, will not be unreasonably withheld, delayed or conditioned.

(d)          In connection with any Extension/Modification, the applicable Borrowers shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Credit Facilities hereunder after such Extension/Modification), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.

(e)          This Section 2.22 shall supersede any provision in Sections 2.17 or 9.02 to the contrary.

SECTION 2.23.          Borrowing Subsidiaries.

(a)          The Company may at any time and from time to time designate any Person that is (or substantially concurrently with such designation will become) a Restricted Subsidiary that is a Wholly-Owned Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Restricted Subsidiary and the Company, whereupon such Restricted Subsidiary shall for all purposes of this Agreement and the other Loan Documents be a Borrowing Subsidiary and a party to this Agreement; provided that solely for purposes of the Revolving Facilities, no Restricted Subsidiary shall become a Borrowing Subsidiary (i) in the case of any Foreign Subsidiary not organized in a Borrowing Subsidiary Permitted Jurisdiction, (A) until the 15th Business Day following such delivery of such Borrowing Subsidiary Agreement or (B) if any Revolving Lender or Issuing Bank shall inform the Administrative Agent prior to the 15th Business Day following such delivery of such Borrowing Subsidiary Agreement that it is unlawful for such Revolving Lender or Issuing Bank to extend credit to such Restricted Subsidiary or that such Revolving Lender or Issuing Bank is restricted by internal policies of general applicability from extending credit to Persons organized or located in the jurisdiction in which such Restricted Subsidiary is organized or located, and (ii) until each Revolving Lender, each Issuing Bank and the Swingline Lender shall have received all documentation and other information with respect to such Borrowing Subsidiary required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and if the Borrowing Subsidiary is a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification from such Borrowing Subsidiary, that shall have been requested by such Lender or Issuing Bank within five Business Days following such delivery of such Borrowing Subsidiary Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall make a copy thereof available to each Revolving Lender, each Issuing Bank and the Swingline Lender.

(b)          Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Borrowing Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder or any fees or other amounts remain unpaid with respect thereto; provided further that if any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding at the time such Borrowing Subsidiary shall cease to be a Borrowing Subsidiary as set forth above, the Company shall automatically be substituted for such Borrowing Subsidiary as the account party on each such Letter of Credit and shall be fully responsible for the reimbursement of LC Disbursements thereunder in accordance with the terms hereof, the payment of interest thereon, the payment of fees due under Section 2.11(b) with respect such Letter of Credit and shall otherwise be primary liable thereunder.  As soon as practicable upon receipt of a Borrowing Subsidiary Termination, the Administrative Agent shall make a copy thereof available to each Revolving Lender, each Issuing Bank and the Swingline Lender.

(c)          Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for all purposes of this Agreement and the other Loan Documents, including (i) the giving and receipt of notices (including any Borrowing Request and any Interest Election Request) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein.  Each Borrowing Subsidiary hereby acknowledges that any amendment or other modification to this Agreement or any other Loan Document may be effected as set forth in Section 9.02, that no consent of such Borrowing Subsidiary shall be required to effect any such amendment or other modification and that such Borrowing Subsidiary shall be bound by this Agreement or any other Loan Document (if it is theretofore a party thereto) as so amended or modified.

(d)          Notwithstanding anything in this Agreement or any of the Loan Documents to the contrary, it is agreed, and the Loan Documents shall in all circumstances be interpreted to provide, that each Borrowing Subsidiary, in its capacity as such, is liable only for Loans made to such Borrowing Subsidiary, interest on such Loans, such Borrowing Subsidiary’s reimbursement obligations with respect to any Letter of Credit issued for its account and interest thereon.  Nothing in this Agreement or in any other Loan Document shall be deemed or operate to cause any Borrowing Subsidiary, in its capacity as such, to Guarantee or assume liability with respect to any Loan made to any other Borrower, any Letters of Credit issued for the account of the Company or any of its other subsidiaries and any joint ventures of any of the foregoing or other Obligation for which any other Borrower or other Loan Party is the primary obligor.  Nothing in this paragraph is intended to limit, nor shall it be deemed to limit, any liability of any Borrower or any other Loan Party (other than a Borrowing Subsidiary, in its capacity as such) for any of the Secured Obligations, whether in its primary capacity as a Borrower, as a Guarantor, at law or otherwise, including any liability of any Borrowing Subsidiary that is also a Subsidiary Guarantor.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01 or 4.02, as applicable, the Company hereby represents and warrants to the Lenders that (it being agreed that (x) on the Closing Date such representations and warranties are being made by the Company solely to the extent constituting Specified Representations and (y) for so long as any Restricted Subsidiary is a Borrowing Subsidiary, any reference to a “Loan Party” or the “Loan Parties” in the representations and warranties set forth in Sections 3.02, 3.03, 3.08 and 3.16 shall be deemed to include such Borrowing Subsidiary):

SECTION 3.01.          Organization; Powers.  The Company and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the law of its jurisdiction of organization, (b) has all requisite corporate or other organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in the case of each clause above (other than clause (a)(i) with respect to the Company), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02.          Authorization; Enforceability.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party.  Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3.03.          Governmental Approvals; No Conflicts.  The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) such Loan Party’s Organizational Documents or (ii) any law applicable to such Loan Party, which violation, in the case of this clause (b)(ii), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation to which such Loan Party is a party, which violation or default, in the case of this clause (c), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.          Financial Condition; No Material Adverse Effect.

(a)          (i) The audited consolidated balance sheet and the related audited consolidated statements of operations, comprehensive (loss) income, equity and cash flows of Historical Amentum as of the last day of, and for, the fiscal year of Historical Amentum ended September 29, 2023, (ii) the unaudited condensed consolidated balance sheet and the related unaudited condensed consolidated statements of operations, comprehensive loss, equity and cash flows of Historical Amentum as of the last day of, and for, the fiscal quarter or the portion of the fiscal year, as applicable, of Historical Amentum ended March 29, 2024, (iii) the audited combined balance sheet and the related audited combined statements of operations, comprehensive income, equity and cash flows of the Critical Mission Solutions and the Cyber & Intelligence Businesses of Jacobs as of the last day of, and for, the 12-month period ended September 29, 2023 and (iv) the unaudited condensed combined balance sheet and the related unaudited condensed combined statements of operations, comprehensive income, equity and cash flows of the Critical Mission Solutions and the Cyber & Intelligence Businesses of Jacobs as of the last day of, and for, the three-month and six-month periods ended March 29, 2024, (A) in the case of the financial statements referred to in clauses (i) and (ii) above, present fairly, in all material respects, the financial position and results of operations and cash flows of Historical Amentum on a consolidated basis as of the dates and for the periods covered thereby in accordance with GAAP, (1) except as otherwise expressly noted therein and/or (2) subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments, and (B) in the case of the financial statements referred to in clauses (iii) and (iv) above, present fairly, in all material respects, the financial position and results of operations and cash flows of the Critical Mission Solutions and the Cyber & Intelligence Businesses of Jacobs as of the dates and for the periods covered thereby in accordance with GAAP, (1) except as otherwise expressly noted therein and/or (2) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments.

(b)          Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 3.05.          Properties.

(a)          The Company and its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for Permitted Liens or (ii) where the failure to have such title, rights or interests would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          The Company and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights (“IP Rights”) as such rights are used to conduct their respective businesses as presently conducted without, to the knowledge of the Company, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use any of such IP Rights would not, or where the infringement or misappropriation of any IP Rights of any third party would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.          Litigation and Environmental Matters.

(a)          There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened in writing against the Company or any of its Restricted Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Restricted Subsidiaries (i) is subject to any pending (or, to the knowledge of the Company, threatened in writing) action, suit or proceeding arising under Environmental Laws, (ii) is subject to any Environmental Liability that has given rise, or is reasonably expected to give rise, to a claim against or legal obligation to the Company or any of its Restricted Subsidiaries and (iii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required to be held by the Company or any of its Restricted Subsidiaries under any Environmental Law.

(c)          Neither the Company nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real property in a manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.          Compliance with Laws.  Each of the Company and its Restricted Subsidiaries is in compliance with all laws applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.          Investment Company Status.  No Loan Party is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940.

SECTION 3.09.          Taxes.  Each of the Company and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Company or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.          ERISA.

(a)          Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable law, except, in each case, where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.          Disclosure.

(a)          As of the Closing Date, and with respect to information relating to the SpinCo Business provided on or prior to the Closing Date, to the knowledge of the Company, all written information (other than (i) the Projections, pro forma financial information, forecasts, financial estimates, other forward-looking information and/or projected information, (ii) information of a general economic or industry-specific nature and/or (iii) third party reports and/or memoranda; it being understood that third party reports and/or memoranda shall not be deemed to include written information (other than of the type described in clause (i) or (ii) above) on which such third party reports and/or memoranda are based to the extent such written information has been otherwise made available to any Arranger, any Lender or the Administrative Agent) concerning the Company, the Borrowing Subsidiaries and their respective subsidiaries that was included in the Lender Presentation or otherwise prepared by or on behalf of the Company, the Borrowing Subsidiaries or their respective representatives and made available to any Arranger, any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)          The Projections have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time furnished to the Arrangers (it being recognized that the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

SECTION 3.12.          Solvency.  As of the Closing Date and after giving effect to the Transactions and the incurrence of the Indebtedness and other obligations being incurred in connection with this Agreement and the Transactions, (a) the sum of the debt (including contingent liabilities) of the Company and its subsidiaries, taken as a whole, does not exceed the fair saleable value of the assets (on a going concern basis) of the Company and its subsidiaries, taken as a whole, (b) the capital of the Company and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its subsidiaries, taken as a whole, contemplated as of the Closing Date and (c) the Company and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business.  For the purposes of the foregoing, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.13.          Subsidiaries.  Schedule 3.13 sets forth, as of the Closing Date, a correct and complete list of the legal name of the Company and each subsidiary of the Company, the type of entity and the jurisdiction of organization thereof and, in the case of subsidiaries, the ownership interest therein held by the Company or its other subsidiaries.

SECTION 3.14.          Security Interest in Collateral.  Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the Collateral

Documents create legal, valid and enforceable Liens on all of the Collateral expressed to be subject thereto in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens shall constitute perfected Liens (subject to Permitted Liens and with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under the relevant Collateral Document) on such Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case, as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Company nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent or any other Secured Party with respect thereto, under foreign law, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization approval or license under, any law or (C) on the Closing Date and until required pursuant to Section 5.11, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date pursuant to the terms hereof.

SECTION 3.15.          Federal Reserve Regulations.  No part of the proceeds of any Loan or any Letter of Credit has been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U.

SECTION 3.16.          Sanctions and Anti-Corruption Laws.

(a)          None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer or employee of any of the foregoing is a Sanctioned Person.

(b)          The Company and its Restricted Subsidiaries will not, directly or, to the knowledge of the Company, indirectly, use the proceeds of any Loan or any Letter of Credit or otherwise make available such proceeds to any Person (i) for the purpose of financing the activities of any Sanctioned Person or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (ii) in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto.

(c)          To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the USA PATRIOT Act and (ii) Sanctions.

(d)          (i) Except to the extent that the relevant violation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Company or any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent (solely to the extent acting in its capacity as an agent for the Company or any of its subsidiaries) or employee of the Company or any of its subsidiaries, has taken any action, directly or indirectly, that would constitute or result in a violation by any such Person of applicable Anti-Corruption Laws and (ii) the Company and its Restricted Subsidiaries will not directly or, to the knowledge of the Company, indirectly use the proceeds of any Loan or any Letter of Credit for any payments to any governmental official or employee, political party, official of a political party, candidate for public office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage in violation of any applicable Anti-Corruption Laws.

(e)          The Company has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Company and its Restricted Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws and applicable Sanctions.

The representations and warranties set forth in this Section 3.16 made by or on behalf of any Foreign Subsidiary are subject to and limited by any law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in this Section 3.16 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent law relating to sanctions, anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

ARTICLE 4

CONDITIONS

SECTION 4.01.          Closing Date.  The obligations of each Initial Term Lender to make the Initial Term Loans, obligations of each Initial Revolving Lender to make Initial Revolving Loans, obligations of the Swingline Lender to make Swingline Loans and obligations of any Issuing Bank to issue Letters of Credit, in each case, on the Closing Date is subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):

(a)          Credit Agreement and Loan Documents.  The Administrative Agent shall have received (i) from each Loan Party that is a party thereto a counterpart signed by such Loan Party (which, subject to Section 9.07(b), may include any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) of this Agreement, the Security Agreement and the Guaranty Agreement, (ii) (A) from Historical Amentum, a completed Perfection Certificate as to the Loan Parties (other than the Loan Parties that, immediately prior to the effective time of the Merger, were SpinCo or subsidiaries of SpinCo), dated the Closing Date and executed by a Responsible Officer of Historical Amentum and (B) from SpinCo, a completed Perfection Certificate as to SpinCo and the Loan Parties that, immediately prior to the effective time of the Merger, were subsidiaries of SpinCo, dated the Closing Date and executed by a Responsible Officer of SpinCo, and (iii) from Historical Amentum, a Borrowing Request as required by Section 2.03 (which shall not contain any representations and warranties).

(b)          Legal Opinions.  The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks on the Closing Date, a customary written opinion of (i) Cravath, Swaine & Moore LLP, in its capacity as special New York counsel for the Company, (ii) Richards, Layton & Finger, PA, in its capacity as special Delaware counsel for the Company, and (iii) Holland & Knight LLP, in its capacity as special Alabama, California, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Tennessee and Virginia counsel for the Loan Parties organized under the laws of such States, in each case dated the Closing Date and addressed to the Administrative Agent, the Lenders and the Issuing Banks and with respect to the Loan Documents executed on the Closing Date.

(c)          Secretary’s Certificates and Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, each dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (1) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization or other comparable Organizational Document of such Loan Party, certified by the relevant authority of its jurisdiction of organization, (2) the certificate or articles of incorporation, formation or organization or other comparable Organizational Document of such Loan Party attached thereto has not been amended (except as attached thereto) since the date reflected thereon, (3) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, as applicable, together with all amendments thereto as of the Closing Date and such by-laws or operating, management, partnership or similar agreement, as applicable, are in full force and effect as of the Closing Date and (4) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party who are authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for each Loan Party from the relevant authority of its jurisdiction of organization (to the extent applicable in such jurisdiction) dated as of a recent date.

(d)          Officer’s Certificate.  The Administrative Agent shall have received a customary certificate from a Responsible Officer of Historical Amentum certifying satisfaction of the conditions precedent set forth in Sections 4.01(f) and 4.01(g).

(e)          Solvency.  The Administrative Agent shall have received a certificate in substantially the form of Exhibit L from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Historical Amentum, dated as of the Closing Date and certifying as to the matters set forth therein.

(f)          Representations and Warranties.  The Specified Merger Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof, and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, which Specified Representation shall be true and correct in all material respects as of such date or for such period, as the case may be); provided that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects.

(g)          Reorganization, Distribution and Merger.  The Reorganization, the Distribution and the Merger shall have been consummated prior to, or shall be consummated substantially concurrently with, the funding of the Initial Term Loans on the Closing Date, in each case, in all material respects in accordance with the Separation and Distribution Agreement and the Merger Agreement, but without giving effect to any amendment, modification or waiver of the Separation and Distribution Agreement or the Merger Agreement, or any consent under the Separation and Distribution Agreement or the Merger Agreement, in each case, executed by Historical Amentum and/or any Affiliate thereof (with “Affiliates” thereof being determined immediately prior to giving effect to the Transactions), in each case, that is materially adverse to the interests of the Initial Lenders or the Arrangers in their respective capacities as such without the prior written consent of each of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (and provided that the Initial Lenders and the Arrangers shall be deemed to have consented to such amendment, modification, waiver or consent unless they shall object thereto within three Business Days of receipt of written notice of such proposed amendment, modification, waiver or consent) (it being understood and agreed that (i) any decrease in the SpinCo Payment of not more than 10% shall be deemed not to be materially adverse to the interests of the Initial Lenders or the Arrangers, (ii) any decrease in the SpinCo Payment of more than 10% shall be deemed not to be materially adverse to the interests of the Initial Lenders or the Arrangers so long as the amount of such decrease in excess of 10% results in a corresponding decrease, on a dollar-for-dollar basis, to the SpinCo Term Facility (and, correspondingly, the Initial Term Facility), (iii) any increase in the SpinCo Payment of not more than 10% shall be deemed not to be materially adverse to the Initial Lenders or the Arrangers, (iv) any increase or decrease in the SpinCo Payment effected in accordance with any working capital or other adjustments set forth in the Separation and Distribution Agreement shall be deemed not to be materially adverse to the interests of the Initial Lenders or the Arrangers, (v) any increase or decrease in the amount of shares of SpinCo Common Stock retained by Jacobs or issued to the Historical Amentum Equityholder shall be deemed not to be materially adverse to the interests of the Initial Lenders or the Arrangers, (vi) any substantive amendment or modification to the definition of the term “SpinCo Material Adverse Effect” in the Merger Agreement will be deemed to be materially adverse to the interests of the Initial Lenders and the Arrangers, (vii) the granting of any consent under the Merger Agreement that is not materially adverse to the interests of the Initial Lenders or the Arrangers will not otherwise constitute an amendment, modification or waiver, (viii) any amendment or other modification to the Merger Agreement to modify the form of the Merger to be a merger of Historical Amentum with a subsidiary of SpinCo (and any conforming changes to the Merger Agreement and the Separation and Distribution Agreement) shall be deemed not to be materially adverse to the interests of the Initial Lenders or the Arrangers, (ix) any change to the Reorganization in accordance with Section 2.1(c) or 2.1(d) of the Separation and Distribution Agreement, and any change to the Separation in accordance with Section 2.16 of the Separation and Distribution Agreement, in each case, shall be deemed not to be materially adverse to the Initial Lenders and the Arrangers, (x) any change to Section 5.1 of the SpinCo Disclosure Schedule in accordance with Section 5.1 of the Merger Agreement shall be deemed not to be materially adverse to the interests of the Initial Lenders or the Arrangers, (xi) any change to the Transactions contemplated by Section 7.2(h) of the Merger Agreement shall be deemed not to be materially adverse to the interests of the Initial Lenders or the Arrangers and (xii) any change to Section 7.1(c) or 7.1(d) of the Merger Agreement (including any consent by Jacobs referred to in any such Section) shall be deemed not to be materially adverse to the Initial Lenders and the Arrangers).

(h)          Historical Amentum Refinancing.  Prior to, or substantially concurrently with, the funding of Initial Term Loans hereunder on the Closing Date, the Historical Amentum Refinancing shall have occurred.

(i)          Pledged Collateral.  Subject to the last paragraph of this Section 4.01, the Administrative Agent (or its counsel) shall have received the certificates or instruments representing or evidencing the Pledged Collateral (as defined in the Security Agreement) required to be delivered pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate or instrument endorsed in blank by a duly authorized officer of the pledgor thereof.

(j)          Filings, Registrations and Recordings.  Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statements) required by any Collateral Document or under applicable law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered on the Closing Date pursuant to such Collateral Document shall be in proper form for filing, registration or recordation.

(k)          Fees.  All fees required to be paid on the Closing Date as separately agreed in writing by the Company in respect of the Credit Facilities and all expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in the case of expenses, to the extent invoiced at least three Business Days prior to the Closing Date, shall have been paid (which amounts may be offset against the proceeds of the funding of Initial Term Loans hereunder on the Closing Date).

(l)          USA PATRIOT Act.  The Administrative Agent and the Arrangers shall have received, at least three Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower, in each case of clauses (i) and (ii), that has been reasonably requested by any Initial Lender in writing at least 10 Business Days in advance of the Closing Date.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by the funding of Loans hereunder on the Closing Date or any issuance of a Letter of Credit, each Lender and Issuing Bank shall be deemed, and by executing and delivering a counterpart hereof the Administrative Agent shall be deemed, in each case, to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders, as the case may be.  The Administrative Agent shall promptly notify the Lenders, the Issuing Banks and the Company in writing of the occurrence of the Closing Date, and such notification shall be conclusive and binding.

Notwithstanding anything to the contrary herein or in any other Loan Document, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, to the extent expressly required under the Security Agreement, the creation and perfection (solely by such filings) of a Lien on Collateral that is of the type where a Lien on such Collateral may be perfected by the filing of a financing statement under the UCC) after the Company’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the obligations of the Lenders and the Issuing Banks on the Closing Date but may instead be delivered and/or perfected within 90 days (or such later date as the Administrative Agent may reasonably agree) after the Closing Date pursuant to arrangements to be mutually agreed by the Company and the Administrative Agent acting reasonably.  Without limiting the generality of the foregoing, notwithstanding anything to the contrary herein or in any other Loan Document, solely with respect to the matters identified on Schedule 5.14, the satisfaction by the Loan Parties of the foregoing conditions shall not be required on the Closing Date, and shall not be a condition to the making of the Initial Term Loans or the Initial Revolving Loans or the issuance of Letters of Credit on the Closing Date, but shall be required to be accomplished in accordance with Section 5.14.  Immediately after the effective time of the Merger on the Closing Date, SpinCo, in its capacity as the surviving entity in the Merger, shall deliver to the Administrative Agent a reaffirmation agreement, in form and substance reasonably satisfactory to the Administrative Agent, reaffirming its assumption of all the rights, obligations and liabilities of Historical Amentum under this Agreement and the other Loan Documents.

SECTION 4.02.          Each Revolving Credit Extension.  After the Closing Date, the obligation of each Revolving Lender, the Swingline Lender and each Issuing Bank to make any Revolving Credit Extension is subject to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):

(a)          (i) In the case of any borrowing of Revolving Loans or a Swingline Loan, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or 2.04, as applicable, or (ii) in the case of any Revolving Credit Extension with respect to any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice with respect thereto as required by Section 2.05(b).

(b)          The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Revolving Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Revolving Credit Extension; provided that to the extent that any representation and warranty expressly relates to an earlier date, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(c)          At the time of and immediately after giving effect to such Revolving Credit Extension, no Default or Event of Default has occurred and is continuing.

Each Revolving Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in Sections 4.02(b) and 4.02(c).  Notwithstanding the foregoing, the conditions set forth in this Section 4.02 shall not apply to (i) any Incremental Loan made in connection with any acquisition or other Investment and/or (ii) any credit extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension/Modification Amendment, unless, in each case, the Lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension/Modification Amendment, as applicable.

SECTION 4.03.          Conditions to Initial Borrowing by each Borrowing Subsidiary.  The obligation of each Revolving Lender, the Swingline Lender and each Issuing Bank to make any Revolving Credit Extension hereunder to or for the account of any Borrowing Subsidiary designated as such after the Closing Date pursuant to Section 2.23 shall not become effective until the date on which the following additional condition precedent is satisfied (or waived in accordance with Section 9.02):

(a)          The Administrative Agent shall have received such documents and certificates, including such opinions of counsel, as the Administrative Agent may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions described in clause (a) of the definition of such term by such Borrowing Subsidiary, the incumbency of the Persons executing any Loan Document on behalf of such Borrowing Subsidiary and any other legal matters reasonably relating to such Borrowing Subsidiary, this Agreement, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the Termination Date, the Company covenants and agrees with the Lenders that:

SECTION 5.01.          Financial Statements and Other Information.  The Company will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a)          Quarterly Financial Statements.  Within 60 days  after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the first Fiscal Quarter ending after the Closing Date, the consolidated balance sheet of the Company as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Company for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter and, in the case of the consolidated statement of income, for such Fiscal Quarter, and, commencing with the first such corresponding period that commenced after the Closing Date, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year; provided that if the SEC has granted generally to non-accelerated filers an extension of any quarterly financial statement reporting deadline, and such extended deadline would be later than the applicable deadline described in this Section 5.01(a), then such extended deadline shall apply for purposes of this Section 5.01(a) with respect to the applicable period;

(b)          Annual Financial Statements.  Within 120 days after the end of each Fiscal Year ending after the Closing Date, the consolidated balance sheet of the Company as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ending after the Closing Date, setting forth in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of an independent registered public accounting firm of recognized national standing or otherwise reasonably acceptable to the Administrative Agent, which report shall be unqualified as to “going concern” (except for any such qualification pertaining to (i) the maturity of any Indebtedness, (ii) any breach or anticipated breach of any financial covenant (including the Financial Covenant) and/or (iii) the activities, operations, assets or liabilities of any Unrestricted Subsidiary) and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at the dates indicated and its consolidated results of operations and cash flows for the periods indicated in accordance with GAAP; provided that if the SEC has granted generally to non-accelerated filers an extension of any annual financial statement reporting deadline, and such extended deadline would be later than the applicable deadline described in this Section 5.01(b), then such extended deadline shall apply for purposes of this Section 5.01(b) with respect to the applicable period;

(c)          Compliance Certificate.  Within 5 days of each delivery of financial statements of the Company pursuant to Section 5.01(a) or 5.01(b), (i) a duly executed and completed Compliance Certificate and (ii) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements;

(d)          Notice of Default.  Promptly upon any Responsible Officer of the Company obtaining knowledge of any Default or Event of Default, a written notice thereof describing, in reasonable detail, the nature and period of existence of such condition, event or change and what action the Company has taken, is taking or proposes to take with respect thereto;

(e)          Information Regarding Collateral.  Prompt (and, in any event, within 90 days after the relevant change or such longer period as the Administrative Agent may reasonably agree) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case, to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change; provided that no such notice shall be required to be delivered with respect to the Company solely as a result of the consummation of the Merger; and

(f)          Other Information.  Such other information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Company and its Restricted Subsidiaries, including all documentation and other information that any Lender may reasonably request in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; provided that none of the Company or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of any Parent Company, the Company or any of their respective subsidiaries or any joint ventures of any of the foregoing or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent, any Lender or any Issuing Bank (or any of their respective representatives) is prohibited by applicable law (it being understood that any information (x) that is treated as “classified information” by any Governmental Authority and (y) the receipt of which requires valid security clearance or the prior authorization of the applicable Governmental Authority shall not be required to be disclosed or provided), (iii) the disclosure of which would waive attorney-client or similar privilege or that constitutes attorney work product or (iv) in respect of which any Parent Company, the Company or any of their respective subsidiaries owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(f)).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically.  Information required to be delivered pursuant to Section 5.01(a) or 5.01(b) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Approved Electronic Platform or shall be publicly available on the website of the SEC at http://www.sec.gov or on the website of the Company.  Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in Sections 5.01(a) and 5.01(b) may be satisfied with respect to any financial statements of the Company by furnishing (x) the applicable financial statements of any Parent Company or (y) any Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such Sections and, in the case of clause (y), without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided that, with respect to each of clauses (x) and (y), (i) to the extent (A) such financial statements relate to any Parent Company and (B) such Parent Company (or any other Parent Company that is a subsidiary of such Parent Company) has any material operations (as determined by the Company in good faith and other than any operations that are attributable solely to such Parent Company’s ownership of the Company and its subsidiaries), such financial statements or such Form 10-K or Form 10-Q, as applicable, shall be accompanied by consolidating information (which consolidating information need not be audited and may be in footnote form) that summarizes in reasonable detail the differences between the information relating to such Parent Company and its consolidated subsidiaries (other than the Company and its consolidated subsidiaries), on the one hand, and the information relating to the Company and its consolidated subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such materials are in lieu of financial statements required to be provided under Section 5.01(b), such materials shall be accompanied by a report and opinion of an independent accounting firm of recognized national standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if references therein to the Company were references to such Parent Company.

Notwithstanding anything to the contrary set forth herein, no financial statement required to be delivered pursuant to Section 5.01(a) or 5.01(b) shall be required to include acquisition accounting adjustments relating to any acquisition or any other Investment to the extent the Company determines, in good faith, that it is not practicable to include any such adjustments in such financial statement.

The Company hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Approved Electronic Platform and (b) certain of the Lenders may be Public Lenders.  The Company hereby agrees that, at the request of the Administrative Agent, it will identify that portion of the Borrower Materials as may be distributed to the Public Lenders and that (i) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking any Borrower Materials “PUBLIC”, the Company shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Private Side Information and (iii) the Administrative Agent shall be required to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Side Information”.  Notwithstanding the foregoing, the Company agrees that, so long as the Company has been notified of the proposed distribution thereof to Public Lenders within a reasonable time period prior thereto and the Company has not notified the Administrative Agent that any such document or information constitutes or contains Private Side Information, (A) any Loan Documents and (B) the information delivered pursuant to Sections 5.01(a) and 5.01(b) will be deemed to be Public Side Information and may be made available to Public Lenders.

SECTION 5.02.          Existence.  Except as otherwise permitted under Section 6.06, the Company will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Company or any Borrowing Subsidiary, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03.          Payment of Taxes.  The Company will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves, to the extent required under GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any Collateral, such contest proceedings conclusively operate to stay the sale of such Collateral to satisfy such Tax, or (b) failure to pay such Tax would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04.          Maintenance of Properties.  The Company will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty, condemnation, taking or similar event excepted, all property reasonably necessary to the normal conduct of business of the Company and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case, except as expressly permitted by this Agreement or where the failure so to maintain such properties or make such repairs, renewals or replacements would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.          Insurance.  Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company will maintain or cause to be maintained, with financially sound and reputable insurers (as reasonably determined by the Company) or with “captive insurance companies”, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Restricted Subsidiaries as  the Company reasonably believes to be prudent in light of the business of the Company and its Restricted Subsidiaries and the availability of insurance on a cost-effective basis.  Each such policy of insurance maintained by or on behalf of the Company and the Subsidiary Guarantors shall, promptly following request of the Administrative Agent with respect to such policy (but, in any event, not prior to the date that is 60 days after the Closing Date or, in the case of any such policy of insurance maintained by any Restricted Subsidiary that becomes a Subsidiary Guarantor after the Closing Date, the date that is 45 days after the date it becomes a Subsidiary Guarantor (or, in the case of any such policy, not prior to such later date as the Administrative Agent may agree to in writing)) (a) in the case of each general liability insurance policy, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b) in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a lender loss payable clause or endorsement that (i) names the Administrative Agent, on behalf of the Secured Parties, as a lender loss payee thereunder and (ii) to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provides for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder), provided that, subject to the requirements of Section 2.10(b)(ii) in respect of the application of Net Proceeds in connection with a Casualty/Condemnation Event, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from casualty insurance policies shall be paid to the applicable Loan Party, (B) to the extent the Administrative Agent receives any such proceeds, the Administrative Agent shall promptly turn over to the Company any amounts received by it as a loss payee under any casualty insurance maintained by the Company or any Restricted Subsidiary and (C) the Administrative Agent agrees that the Company and the Restricted Subsidiaries shall have the sole right to adjust or settle any claims under such casualty insurance.

SECTION 5.06.          Inspections.  The Company will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Company and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent registered public accounting firm (provided that the Company (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent, on behalf of the Lenders, and not any Lender, may exercise the rights of the Administrative Agent under this Section 5.06 and (b) the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided that the limitation in this clause (b) shall not apply at any time an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing (it being understood that, in respect of any such exercise of rights by the Administrative Agent, the Company shall reimburse the Administrative Agent for costs and expenses incurred in connection therewith in accordance with Section 9.03); provided further that, notwithstanding anything to the contrary herein, neither the Company nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of any Parent Company, the Company or any of their respective subsidiaries or any joint ventures of any of the foregoing or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent (or any Person acting on its behalf in connection with the foregoing), any Lender or any Issuing Bank is prohibited by applicable law (it being understood that any document, information or other matter (A) that is treated as “classified information” by any Governmental Authority and (B) the receipt of which requires valid security clearance or the prior authorization of the applicable Governmental Authority shall not be required to be disclosed or discussed, and the inspection, examination or making of copies thereof or taking abstracts therefrom shall not be required to be permitted), (iii) the disclosure of which would waive attorney-client or similar privilege or that constitutes attorney work product or (iv) in respect of which any Parent Company, the Company or any of their respective subsidiaries owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

SECTION 5.07.          Maintenance of Books and Records.  The Company will, and will cause its Restricted Subsidiaries to, maintain books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Company and its Restricted Subsidiaries that are complete, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP, it being agreed that failure to maintain such books of record and account with respect to (a) any period commencing prior to the Closing Date shall not constitute a Default or Event of Default and (b) any period commencing after the Closing Date shall not constitute a Default or Event of Default until (and solely to the extent then constituting a Default or Event of Default) the date that the financial statements covering such period are first required to be delivered pursuant to Section 5.01(a) or 5.01(b).

SECTION 5.08.          Compliance with Laws.  The Company will, and will cause each of its Restricted Subsidiaries to, comply with all applicable laws (including ERISA, Environmental Laws, Sanctions, Anti-Corruption Laws, the USA PATRIOT Act and Export Controls), except to the extent the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that (a) each Loan Party shall comply with applicable Sanctions in all material respects and (b) the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with any Sanctions or any requirements of the USA PATRIOT ACT, Anti-Corruption Laws or Export Controls are subject to and limited by any law applicable to such Foreign Subsidiary in its relevant local jurisdiction.

SECTION 5.09.          Designation of Subsidiaries.  The Company may, at any time after the Closing Date, designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately after giving effect to such designation or redesignation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (b) any subsidiary of an Unrestricted Subsidiary shall be deemed to be an Unrestricted Subsidiary and (c) no Unrestricted Subsidiary may own any IP Rights, and neither the Company nor any of its Restricted Subsidiaries may assign or otherwise transfer to any Unrestricted Subsidiary any IP Rights, in each case, which IP Rights are material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole.  The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Company’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably estimated by the Company (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.05).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation, of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable.  Notwithstanding the foregoing, no Borrowing Subsidiary may be designated as (or become) an Unrestricted Subsidiary.

SECTION 5.10.          Use of Proceeds.

(a)          The applicable Borrowers shall use the proceeds of (i) the Initial Term Loans made on the Closing Date solely to finance all or any portion of the Transactions (including working capital and/or purchase price adjustments under the Merger Agreement and the payment of Transaction Costs) and, to the extent of any remaining amounts, to finance the working capital needs and other general corporate purposes of the Company and its subsidiaries and any joint ventures of any of the foregoing (it being understood and agreed that, notwithstanding the foregoing, the proceeds of the Initial Term Loans previously constituting SpinCo Term Loans shall be used for the purposes set forth in the SpinCo Term Credit Agreement), (ii) the Initial Revolving Loans and Swingline Loans made on or after the Closing Date for working capital needs and other general corporate purposes of the Company and its subsidiaries and any joint ventures of any of the foregoing, including for capital expenditures, acquisitions and other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan

Documents, and (iii) any Class of Loans established pursuant to any Incremental Facility Amendment or a Refinancing Amendment for the purposes set forth in Section 2.21 or 9.02(c), as applicable.

(b)          Letters of Credit may be issued (i) on the Closing Date in the ordinary course of business and to replace or provide credit support for any letters of credit of the Company and its subsidiaries (including any Person that becomes a subsidiary upon the consummation of the Merger) or any of their Affiliates or any joint ventures of any of the foregoing and/or to replace Cash collateral posted by any of the foregoing Persons and (ii) after the Closing Date, for working capital and other general corporate purposes of the Company and its subsidiaries and any joint ventures of any of the foregoing and any other purpose not prohibited by the terms of the Loan Documents.

(c)          The Borrowers shall not use the proceeds of the Loans in violation of the representations and warranties set forth in Sections 3.16(b) and 3.16(d)(ii).

SECTION 5.11.          Covenant to Guarantee Obligations and Provide Security.

(a)          Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary or (iii) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, then, on or before the later of (x) the date on which the Compliance Certificate with respect to any Fiscal Quarter (or any Fiscal Year ending with such Fiscal Quarter) is next required to be delivered pursuant to Section 5.01(c) after the date on which the relevant event occurs and (y) 60 days after the date on which the relevant event occurs (or, in the case of each of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Company shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause such Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent customary evidence of authority for such Restricted Subsidiary, in each case, consistent with that provided by the Loan Parties on the Closing Date pursuant to Section 4.01(c).

(b)          Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i)          the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which shall apply retroactively) for the creation and perfection of security interests in, or obtaining of insurance endorsements or certificates, legal opinions or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (including in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender and Issuing Bank hereby consents to any such extension of time;

(ii)          any Lien required to be granted or perfected from time to time (A) pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth elsewhere in this Agreement and in the Collateral Documents and (B) pursuant to any Collateral Document shall be subject to the exceptions and limitations set forth in this Agreement and the other Collateral Documents;

(iii)          perfection through control agreements or perfection by control shall not be required with respect to any Collateral (including deposit accounts, securities accounts and commodities accounts), other than control with respect to the LC Collateral Account as set forth in

Section 2.05(j) and the control of pledged Capital Stock of any wholly-owned Restricted Subsidiary (other than any Immaterial Subsidiary) and/or any promissory notes required to be pledged and delivered to the Administrative Agent pursuant to the Collateral Documents;

(iv)          no Loan Party shall be required to (A) seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement or (B) make filings under the Federal Assignment of Claims Act;

(v)          no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any Lien on any assets, (B) execute any Collateral Document governed under the laws of any jurisdiction other than the U.S., any state thereof or the District of Columbia or (C) make any filing or recording, or conduct any Lien or other search, in any jurisdiction other than the U.S., any state thereof or the District of Columbia, in each case, other than with respect to a Discretionary Foreign Subsidiary Guarantor; provided that (x) no Discretionary Foreign Subsidiary Guarantor shall be required to take any action described in clause (A), (B) or (C) in respect of any assets of such Discretionary Foreign Subsidiary Guarantor in any jurisdiction other than the jurisdiction of organization of such Discretionary Foreign Subsidiary Guarantor and (y) with respect to any Discretionary Foreign Subsidiary Guarantor, the requirements of this Section, the Collateral and Guarantee Requirement, the Guaranty Agreement and the Collateral Documents may be modified as shall be reasonably agreed by the Administrative Agent and the Company;

(vi)          (A) no Loan Party shall be required to take any action with respect to, including any scheduling of or any action to create, grant or perfect any Lien on, any Excluded Assets and (B) in no event will the Company or any of its subsidiaries be required to make any Excluded Subsidiary become a Subsidiary Guarantor;

(vii)          no Loan Party shall be required to take any action to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, (B) letter of credit rights, (C) the Capital Stock of any Immaterial Subsidiary and/or (D) the Capital Stock of any Person that is not a Wholly-Owned Subsidiary, in each case except to the extent that a security interest therein can be perfected by filing a UCC or equivalent financing statement in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction where such Loan Party is organized;

(viii)          no Loan Party shall be required to perfect a Lien on any asset to the extent perfection of such Lien thereon would (A) be prohibited by the terms of any restriction in favor of, or require the consent of, any Person (other than the Company or any of its Restricted Subsidiaries), or result in a breach, termination (or a right of termination), default under (including pursuant to any “change of control” or similar provision) or right of payment or material modification or in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party in or under, any Contractual Obligation relating to such asset, provided that such Contractual Obligation exists on the Closing Date or on the date of acquisition of such asset and (other than in the case of Capital Leases, purchase money, equipment financings and similar financings or arrangements) is not entered into in anticipation of such acquisition and excluding any such Contractual Obligation that purports to prohibit or restrict grant of Liens over all the assets of any Loan Party, or (B) be prohibited by applicable law or would require any consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent, approval, license or authorization), in each case of the foregoing clauses (A) and (B), to the extent such prohibition, restriction, consent right, breach, termination (or right of termination), default, right, abandonment, invalidation or unenforceability would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law;

(ix)          any joinder or supplement to the Guaranty Agreement, any Collateral Document and/or any other Loan Document (including any Joinder Agreement) executed by any Restricted Subsidiary that is required to become (or otherwise becomes) a Loan Party pursuant to Section 5.11(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;

(x)          no Loan Party shall be required to take any action to perfect any Lien by any means other than (A) the filing of a UCC or equivalent financing statement in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction where such Loan Party is organized, (B) the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office to the extent required by the Collateral Documents and (C) the delivery to the Administrative Agent of any stock or equivalent certificate or promissory note to the extent required to be delivered pursuant to the Collateral Documents, together with instruments of transfer executed in blank, in each case, other than with respect to a Discretionary Foreign Subsidiary Guarantor to the extent set forth in the proviso to clause (v) above (it being understood that no Loan Party shall be required to file or record any mortgage, deed of trust or a similar agreement or any fixture filing); and

(xi)          no Loan Party shall be required to create or perfect any Lien as to which the cost, burden, difficulty or consequences of creating or perfecting such Lien (including (A) any mortgage, stamp, intangibles or other tax or expenses relating to such Lien and (B) any effect on the ability of such Loan Party to conduct its operations and business in the ordinary course of business) outweighs, or would be excessive in relation to, the practical benefit to the Lenders of the security afforded thereby, as reasonably determined in by the Company in consultation with the Administrative Agent (it being understood that the maximum Guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Lenders of increasing the Guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties).

SECTION 5.12.          Maintenance of Ratings.  The Company shall use commercially reasonable efforts to maintain (a) public corporate credit ratings and public corporate family ratings of the Company and (b) public ratings of the Initial Term Loans, in each case, from each of S&P and Moody’s; provided that in no event shall the Company be required to maintain any specific rating with any such agency.

SECTION 5.13.          Further Assurances.  Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.11 and elsewhere in this Agreement and the other Loan Documents:

(a)          The Company will, and will cause each Subsidiary Guarantor to, execute and deliver any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, Intellectual Property Security Agreements and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b)          The Company will, and will cause each Subsidiary Guarantor to, correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral.

SECTION 5.14.          Post-Closing Covenant.  The Company will, and will cause each other applicable Loan Party to, take the actions set forth in Schedule 5.14, if any, within the applicable periods set forth therein (or such longer period as the Administrative Agent may reasonably agree).

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, the Company covenants and agrees with the Lenders that:

SECTION 6.01.          Indebtedness.  The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)          the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b)          Indebtedness of the Company to any Restricted Subsidiary and/or of any Restricted Subsidiary to the Company and/or any other Restricted Subsidiary;

(c)          Indebtedness of the Company and/or any Restricted Subsidiary (i) arising from any indemnification, adjustment of purchase price, earn-out or similar obligations incurred (x) in connection with any Disposition permitted hereunder or consummated prior to the Closing Date or (y) any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock and (ii) in respect of Guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments to support any of the foregoing obligations;

(d)          Indebtedness of the Company and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, licenses, permits, bids, leases, governmental contracts, development obligations, client, customer and other trade contracts, utility contracts or services, surety, stay, customs, appeal, performance, completion, payment, financial assurance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of Guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments to support any of the foregoing obligations;

(e)          Indebtedness of the Company and/or any Restricted Subsidiary (i) in respect of any Banking Services and/or otherwise in connection with Cash management and deposit accounts and (ii) in respect of incentive, supplier finance or similar programs;

(f)          (i) Guarantees by the Company and/or any Restricted Subsidiary of the obligations of suppliers, joint venture partners, customers, licensees or sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Company and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of Guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(g)          Guarantees by the Company and/or any Restricted Subsidiary of Indebtedness or other obligations of the Company, any Restricted Subsidiary and/or any joint venture of any of the foregoing with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement;

(h)          Indebtedness of the Company and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date (other than the SpinCo Term Loans); provided that, other than in the case of any Indebtedness of SpinCo and its subsidiaries outstanding immediately prior to the effective time of the Merger, such Indebtedness, if it individually is in an aggregate outstanding principal amount (or committed amount) in excess of US$15,000,000, shall be described on Schedule 6.01;

(i)          Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of US$450,000,000 and 40% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(j)          Indebtedness of the Company and/or any Restricted Subsidiary consisting of obligations owing under incentive (including dealer incentive), supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(k)          Indebtedness of the Company and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums in the ordinary course of business, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(l)          Indebtedness of the Company and/or any Restricted Subsidiary (i) with respect to Capital Leases and/or (ii) incurred to finance the acquisition, construction, lease, expansion, development, improvement, installation, relocation, repair or replacement of any assets (in each case, whether directly (including the acquisition of any Capital Stock) or through an acquisition of any Capital Stock of, or other Investment in, any Person owning such assets, it being agreed that any such Indebtedness incurred prior to, or within two years after, any such acquisition, construction, lease, expansion, development, improvement, installation, relocation, repair or replacement may be deemed by the Company to have been incurred for such purpose) in an aggregate outstanding principal amount under this clause (l) not to exceed the greater of US$560,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(m)          Indebtedness of any Person that becomes a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary) or Indebtedness assumed by the Company and/or any Restricted Subsidiary in connection with any acquisition or Investment permitted hereunder, in each case, after the Closing Date, provided that, except in the case of any Guarantee thereof otherwise permitted pursuant to this Section 6.01, such Indebtedness existed at the time such Person became a Restricted Subsidiary (or is so merged, consolidated or amalgamated) or the assets subject to such Indebtedness were acquired and was not created or incurred in anticipation thereof (it being understood and agreed, for the avoidance of doubt, that, so long as the aggregate principal amount of such Indebtedness is not increased thereby, the terms of such Indebtedness may be amended, restated, supplemented or otherwise modified substantially concurrently with such Person becoming a Restricted Subsidiary or such merger, consolidation or amalgamation, as the case may be, or at any time thereafter), in an aggregate outstanding principal amount not to exceed the sum of (i) the greater of US$450,000,000 and 40% of Consolidated Adjusted EBITDA for the most recently ended Test Period plus (ii) an unlimited amount so long as, in the case of this clause (ii), after giving effect thereto and to such acquisition or Investment and all related transactions on a Pro Forma Basis (without “netting” the cash proceeds of any Indebtedness incurred concurrently therewith), no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom and either (A) the Company would be in compliance with the Financial Covenant as of the last day of the most recently ended Test Period (whether or not the Financial Covenant is then in effect and assuming such Indebtedness constitutes Consolidated First Lien Debt for purposes of this clause (A)) or (B) as of the last day of or for the most recently ended Test Period, (1) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities, the First Lien Leverage Ratio would not exceed the greater of (x) 4.75:1.00 and (y) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (2) if such Indebtedness is secured by Liens on the Collateral junior to the Liens on the Collateral securing the Credit Facilities, at the election of the Company, either (I) the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period or (II) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period or (3) if such Indebtedness is unsecured or secured solely by assets that do not constitute Collateral, at the election of the Company, either (I) the Total Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Total Leverage Ratio as of the last day of the most recently ended Test Period, (II) the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period, provided that, to the extent of reliance on this clause (II), such Indebtedness shall be deemed to be (whether or not it actually is) secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Credit Facilities for purposes of determining Secured Leverage Ratio, including (but solely for so long and to the extent such Indebtedness continues to be classified as outstanding in reliance on this clause (II)) for purposes of any subsequent determination of Secured Leverage Ratio, or (III) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period;

(n)          Indebtedness of the Company and/or any Restricted Subsidiary to any equityholder of any Parent Company or any Employee Related Person to finance the purchase or redemption of Capital Stock of the Company or any Parent Company permitted by Section 6.03(a);

(o)          any Refinancing Indebtedness in respect of any Indebtedness or other obligation permitted under Sections 6.01(a), 6.01(c), 6.01(h), 6.01(i), 6.01(l), 6.01(m), 6.01(n), 6.01(p), 6.01(q), 6.01(r), 6.01(t), 6.01(v), 6.01(w), 6.01(dd), 6.01(ee) and 6.01(ff) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i)          the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or other obligation being refinanced, except by the sum of (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums and prepayment premiums) thereon plus defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, (B) an amount equal to any existing commitments unutilized thereunder or letters of credit undrawn thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this Section 6.01 (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02);

(ii)          if after giving effect to the incurrence of such Refinancing Indebtedness any Initial Term Loans shall remain outstanding, then, other than with respect to the Inside Maturity Amount, in the case of Refinancing Indebtedness with respect to Indebtedness permitted under Sections 6.01(a) and/or 6.01(w), such Refinancing Indebtedness (A) has a scheduled final maturity no earlier than the earlier of (x) the Initial Term Loan Maturity Date and (y) the scheduled final maturity of the Indebtedness being refinanced and (B) has (x) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (y) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Initial Term Loans outstanding (determined after giving effect to any repayment or prepayment of Initial Term Loans on such date) as of the date of incurrence of such Refinancing Indebtedness; provided that the requirements of this clause (ii) shall apply only to refinancings of Indebtedness of the type described in clause (a) or (b) of the definition of such term; provided further that the requirements of this clause (ii) shall in any event not apply to any Refinancing Indebtedness in the form of Customary Bridge Loans or Customary Term A Loans, or to any refinancings of Indebtedness in the form of any revolving credit, working capital, commercial paper or letter of credit facilities, any Capital Lease, any purchase money, equipment finance or similar financings or arrangements and any Indebtedness issued to sellers in connection with an acquisition or other Investment;

(iii)          in the case of Refinancing Indebtedness with respect to any Indebtedness, or a portion thereof, outstanding under Section 6.01(i), 6.01(l), 6.01(m) (except to the extent incurred under the Incurrence-Based Amount), 6.01(p) (except (but not for the purposes of the Non-Loan Party Debt Cap) to the extent incurred under the Incurrence-Based Amount), 6.01(q), 6.01(t), 6.01(v) (except (but not for the purposes of the Non-Loan Party Debt Cap), to the extent incurred under the Incurrence-Based Amount), 6.01(w) (except to the extent incurred under the Incurrence-Based Amount) or 6.01(ff), the Fixed Amount available under such Section (or under the related defined terms used in such Section) or the amount available under the Non-Loan Party Debt Cap, as the case may be, shall be reduced (to the extent such reduction is required to eliminate duplication of availability) by the lesser of (x) the principal amount of such Indebtedness, or such portion thereof, being refinanced and (y) the outstanding principal amount of the applicable Refinancing Indebtedness incurred under this Section 6.01(o) with respect to such Indebtedness, or such portion thereof (in the case of the Non-Loan Party Debt Cap, only to the extent such Refinancing Indebtedness is incurred by Restricted Subsidiaries that are not Subsidiary Guarantors);

(iv)          (A) in the case of Refinancing Indebtedness with respect to any Indebtedness permitted under Section 6.01(a) or 6.01(w), such Refinancing Indebtedness is not an obligation of any Person that is not a Loan Party, except to the extent otherwise permitted pursuant to this Section 6.01, and (B) if the Indebtedness being refinanced was contractually subordinated in right of payment to the Obligations, such Refinancing Indebtedness is contractually subordinated in right of payment to the Obligations on terms not materially less favorable (as reasonably determined by the Company), taken as a whole, to the Lenders than those applicable to the Indebtedness being refinanced; and

(v)          in the case of Refinancing Indebtedness with respect to Indebtedness permitted under Section 6.01(a), such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement;

(p)          Indebtedness of the Company and/or any Restricted Subsidiary incurred in connection with any acquisition or Investment permitted hereunder after the Closing Date, in an aggregate outstanding principal amount not to exceed the sum of (i) the Shared Incremental Amount, plus (ii) an unlimited amount so long as, in the case of this clause (ii), after giving effect thereto and to such acquisition or Investment and all related transactions on a Pro Forma Basis (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred concurrently therewith), in each case, as of the last day of or for the most recently ended Test Period, (A) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities, the First Lien Leverage Ratio would not exceed the greater of (x) 4.75:1.00 and (y) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (B) if such Indebtedness is secured by Liens on the Collateral junior to the Liens on the Collateral securing the Credit Facilities, at the election of the Company, either (I) the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period or (II) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period or (C) if such Indebtedness is unsecured or secured solely by assets that do not constitute Collateral, at the election of the Company, either (I) the Total Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Total Leverage Ratio as of the last day of the most recently ended Test Period, (II) the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period, provided that, to the extent of reliance on this clause (II), such Indebtedness shall be deemed to be (whether or not it actually is) secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Credit Facilities for purposes of determining Secured Leverage Ratio, including (but solely for so long and to the extent such Indebtedness continues to be classified as outstanding in reliance on this clause (II)) for purposes of any subsequent determination of Secured Leverage Ratio, or (III) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors outstanding in reliance on this Section 6.01(p) or Section 6.01(v) shall not exceed the Non-Loan Party Debt Cap;

(q)          (i) Indebtedness of the Company and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 200% of the portion, if any, of the Available Amount (solely to the extent the Company attributes such portion to the Available Equity Contribution Amount) at such time that the Company elects to apply to this clause (i) and (ii) unsecured Indebtedness of the Company and/or any Restricted Subsidiary in an aggregate outstanding principal amount under this clause (ii) not to exceed the Available RP/RDP Capacity Amount (it being understood that the aggregate principal amount of Indebtedness outstanding under this clause (ii) shall reduce availability under the Sections referred to in the definition of Available RP/RDP Capacity Amount (and, as among such Sections, in such manner as shall be selected by the Company));

(r)          Indebtedness of the Company and/or any Restricted Subsidiary under any Hedge Agreement that was, at the time entered into, not for speculative purposes;

(s)          Indebtedness of the Company and/or any Restricted Subsidiary representing (i) deferred compensation to any Employee Related Person in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any acquisition or any other Investment permitted hereunder;

(t)          Indebtedness of the Company and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of US$670,000,000 and 60% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(u)          Indebtedness of the Company and/or any Restricted Subsidiary with respect to which Cash and/or Cash Equivalents have been irrevocably deposited with the applicable agent, trustee or other proper Person in trust or escrow for the benefit of the holders of such Indebtedness for the payment, redemption or satisfaction of such Indebtedness;

(v)          Indebtedness of the Company and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the sum of (i) the Shared Incremental Amount, plus (ii) an unlimited amount so long as, in the case of this clause (ii), after giving effect thereto and to all related transactions (including any acquisition or Investment consummated concurrently therewith and any other application of the proceeds thereof) on a Pro Forma Basis (without “netting” the cash proceeds thereof or of any other Indebtedness incurred concurrently therewith), in each case, as of the last day of or for the most recently ended Test Period, (A) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities, the First Lien Leverage Ratio would not exceed the greater of (x) 4.75:1.00 and (y) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (B) if such Indebtedness is secured by Liens on the Collateral junior to the Liens on the Collateral securing the Credit Facilities, at the election of the Company, either (I) the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period or (II) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period or (C) if such Indebtedness is unsecured or secured solely by assets that do not constitute Collateral, at the election of the Company, either (I) the Total Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Total Leverage Ratio as of the last day of the most recently ended Test Period, (II) the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period, provided that, to the extent of reliance on this clause (II), such Indebtedness shall be deemed to be (whether or not it actually is) secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Credit Facilities for purposes of determining Secured Leverage Ratio, including (but solely for so long and to the extent such Indebtedness continues to be classified as outstanding in reliance on this clause (II)) for purposes of any subsequent determination of Secured Leverage Ratio, or (III) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors outstanding in reliance on Section 6.01(p) or this Section 6.01(v) shall not exceed the Non-Loan Party Debt Cap;

(w)          Incremental Equivalent Debt;

(x)          Indebtedness of the Company and/or any Restricted Subsidiary (i) in respect of workers compensation, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or (ii) in respect of Guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments with respect to any of the foregoing;

(y)          any Specified Joint Venture Indebtedness incurred by any Project Joint Venture in the ordinary course of business solely in connection with the performance of customer contracts, and Guarantees by the Company and/or any Restricted Subsidiary of any Specified Joint Venture Indebtedness incurred by any Project Joint Venture (including any Project Joint Venture that is not a subsidiary);

(z)          Indebtedness of the Company and/or any Restricted Subsidiary in respect of any letter of credit or bank guaranty issued in favor of any Issuing Bank or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(aa)          Indebtedness of the Company and/or any Restricted Subsidiary supported by any Letter of Credit or any other letter of credit, bank guaranty or similar instrument issued in compliance with this Section 6.01 in a principal amount not exceeding the face amount of such instrument;

(bb)          unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Company and/or any Restricted Subsidiary in the ordinary course of business;

(cc)          customer deposits and advance payments received from customers for goods and services in the ordinary course of business;

(dd)          Indebtedness with respect to any Permitted Receivables Financing;

(ee)          Indebtedness of the Company and/or any Subsidiary Guarantor in respect of the Senior Notes, in an aggregate outstanding principal amount not to exceed US$1,000,000,000;

(ff)          Indebtedness of the Company and/or any Restricted Subsidiary incurred for the benefit of any joint ventures of any of the foregoing in an aggregate outstanding principal amount under this Section 6.01(ff) not to exceed the greater of US$170,000,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(gg)          Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to asset-based facilities or local working capital or other similar line of credit facilities;

(hh)          to the extent constituting Indebtedness, obligations arising under the RMT Transaction Documents; and

(ii)          without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Company and/or any Restricted Subsidiary.

For purposes of determining compliance with this Section 6.01 and Section 6.02, the principal amount of Indebtedness outstanding under any clause of this Section 6.01 shall be determined after giving effect to the application of proceeds of such Indebtedness to refinance any other Indebtedness.

For all purposes of this Agreement, no Indebtedness shall be treated as subordinated or junior in right of payment to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is secured by different collateral or issued or Guaranteed by other obligors or is unsecured.

SECTION 6.02.          Liens.  The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, securing any Indebtedness, except:

(a)          Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b)          Liens for Taxes (i) which are not yet overdue by more than 60 days, (ii) which are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves, to the extent required under GAAP, have been made for such contested Taxes or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(c)          Liens (and rights of setoff) of landlords, banks, carriers, warehousemen, mechanics, repairmen, construction contractors, workmen and materialmen, and other Liens imposed by applicable law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves, to the extent required under GAAP, have been made for such contested amounts or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(d)          Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs, appeal, performance and completion bonds, licenses, permits, bids, leases, government contracts, development obligations, trade contracts, utility contracts or services, performance, completion, payment, financial assurance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (A) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to the Company and its subsidiaries, (B) leases or licenses of property otherwise permitted by this Agreement or (C) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing and (iv) to secure obligations in respect of Guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)          Liens consisting of easements, rights-of-way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, and other similar rights, and any minor defects or irregularities in title, and leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other similar agreements, whether or not of record and whether in existence on the Closing Date or entered into thereafter, affecting any Real Estate Assets, in each case, which would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect;

(f)          Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease (including a lease of an aircraft), license or similar arrangement permitted hereunder, (ii) any landlord lien permitted by the terms of any lease, or assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub‑licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by the Company and/or any of its Restricted Subsidiaries are located;

(g)           (i) Liens solely on any Cash deposits (including as part of any escrow arrangement) made by the Company and/or any of its Restricted Subsidiaries in connection with any acquisition or other Investment permitted hereunder and (ii) Liens consisting of (A) customary rights and restrictions contained in agreements relating to any Disposition pending the completion thereof and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition;

(h)          Liens arising from precautionary UCC financing statements or similar filings, including any such filings relating to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business or (ii) any sale of accounts receivable, notes receivable and unbilled revenue (and related rights) permitted hereunder for which a UCC financing statement or similar filing under applicable law is required;

(i)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)          Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, taking or similar event proceedings;

(k)          Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(o) and any Guarantees of such Refinancing Indebtedness permitted pursuant to Section 6.01; provided that (i) to the extent Indebtedness being refinanced, or a portion thereof, was secured in reliance on Section 6.02(u), the amount available under Section 6.02(u) shall be reduced (to the extent such reduction is required to eliminate duplication of availability) by the lesser of (x) the principal amount of such Indebtedness, or such portion thereof, being refinanced and (y) the principal amount of such Refinancing Indebtedness in respect of such Indebtedness, or such portion thereof, that is secured by Liens in reliance on this Section 6.02(k), (ii) if the Indebtedness being refinanced was unsecured, no Refinancing Indebtedness in respect thereof may be secured in reliance on this Section 6.02(k), (iii) except in the case of Refinancing Indebtedness with respect to any Indebtedness outstanding in reliance on Section 6.01(a), 6.01(l), 6.01(m), 6.01(p) (other than any such Indebtedness outstanding in reliance on clause (ii)(C) thereof), 6.01(q), 6.01(t), 6.01(v) (other than any such Indebtedness outstanding in reliance on clause (ii)(C) thereof), 6.01(w) (other than any such Indebtedness outstanding in reliance on clause (e)(iii) of the definition of Incremental Cap) or 6.01(dd) or any Indebtedness secured by Liens in reliance on Section 6.02(u), no such Lien extends to any asset not covered (or pursuant to the definitive documentation for such Indebtedness, required to be covered) by the Liens securing the Indebtedness that is being refinanced, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any Person may be cross collateralized to other financings of such type provided by such Person or its Affiliates), (iv) in the case of Refinancing Indebtedness (and Guarantees thereof) with respect to any Indebtedness permitted under Section 6.01(a), 6.01(l), 6.01(m), 6.01(w) or 6.01(dd), if such Refinancing Indebtedness (or Guarantees thereof) is secured by Liens on any Collateral in reliance on this Section 6.02(k), such Refinancing Indebtedness (and Guarantees thereof) shall not be secured in reliance on this Section 6.02(k) by any assets that do not constitute Collateral and (v) if the Liens securing the Indebtedness being refinanced were contractually subordinated to the Liens on the Collateral securing the Credit Facilities, the Liens securing, in reliance on this Section 6.02(k), Refinancing Indebtedness (and Guarantees thereof) in respect of such Indebtedness shall be subordinated to the Liens on the Collateral securing the Credit Facilities on terms not materially less favorable (as reasonably determined by the Company), taken as a whole, to the Lenders than those (x) applicable to the Liens securing the Indebtedness being refinanced, taken as a whole, or (y) set forth in an Acceptable Intercreditor Agreement; it being agreed that, subject to the requirements of clause (v) above, any Lien on any Collateral permitted by this Section 6.02(k) may (at the Company’s option) be pari passu (but without regard to the control of remedies) with or junior to the Liens securing the Credit Facilities pursuant to an Acceptable Intercreditor Agreement;

(l)          Liens existing on the Closing Date, provided that, other than in the case of any Lien on property of SpinCo and its subsidiaries existing immediately prior to effective time of the Merger, any such Lien, if such Lien secures Indebtedness individually in an aggregate outstanding principal amount (or committed amount) in excess of US$15,000,000, shall be described on Schedule 6.02, and any modification, replacement, refinancing, renewal or extension thereof; provided that no such Lien extends to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates);

(m)          Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.06 and customary security deposits, related contract rights and payment intangibles related thereto;

(n)          Liens securing Capital Leases and other Indebtedness permitted pursuant to Section 6.01(l); provided that any such Lien shall encumber only (i) the assets subject to such Capital Lease or the assets with respect to the acquisition, construction, lease, expansion, development, improvement, installation, relocation, repair or replacement of which such Indebtedness was incurred (including, for the avoidance of doubt, deemed to be incurred as contemplated by Section 6.01(l)), (ii) after-acquired property that is affixed or incorporated into the property covered by such Lien and (iii) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates);

(o)          Liens securing Indebtedness permitted pursuant to Section 6.01(m) on the relevant acquired assets or on the Capital Stock and assets of the relevant Person that became a Restricted Subsidiary or that was merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary and/or of any relevant newly formed acquisition vehicle; provided that no such Lien (i) extends to any other assets, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any Person may be cross collateralized to other financings of such type provided by such Person or its Affiliates) or (ii) except in the case of Liens on the Capital Stock and assets of any relevant newly formed acquisition vehicle, was created in contemplation of the applicable merger, consolidation, amalgamation, acquisition or Investment;

(p)          (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the incurrence of Indebtedness, (B) pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, (C) purchase orders and other agreements entered into in the ordinary course of business, (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (E) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing, (ii) Liens encumbering customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts, (iv) Liens of a collection bank arising under Section 4-208 or 4-210 of the UCC on items in the ordinary course of business, (v) Liens (including rights of setoff) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into a dedicated account to secure such Indebtedness pending the application of such proceeds to finance such transaction, and on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest, premiums or fees on such Indebtedness and are held in such dedicated account pending application for such purpose;

(q)          Liens on assets of, and Capital Stock in, Restricted Subsidiaries that are not Subsidiary Guarantors (including Capital Stock owned by such Persons) securing Indebtedness and other obligations of Restricted Subsidiaries that are not Subsidiary Guarantors permitted (or not restricted) pursuant to Section 6.01;

(r)          Liens securing obligations (other than obligations representing Indebtedness for borrowed money), which Liens are (i) customary in the operation of the business of the Company and/or its Restricted Subsidiaries or (ii) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and/or its Restricted Subsidiaries;

(s)          (i) Liens securing Indebtedness permitted pursuant to Section 6.01(p) or 6.01(v), provided that any Lien that is granted in reliance on this clause (i) on the Collateral and is pari passu (but without regard to the control of remedies) or junior to the Lien securing the Credit Facilities shall be subject to an Acceptable Intercreditor Agreement, (ii) Liens securing Indebtedness permitted pursuant to Section 6.01(q)(i) or 6.01(t), it being agreed that any Lien that is granted in reliance on this clause (ii) on the Collateral may (at the Company’s option) be pari passu (but without regard to the control of remedies) with or junior to the Liens securing the Credit Facilities pursuant to an Acceptable Intercreditor Agreement and (iii) Liens securing Indebtedness permitted pursuant to Section 6.01(w) and obligations relating thereto not constituting Indebtedness, provided that any Lien that is granted in reliance on this clause (iii) shall be subject to an Acceptable Intercreditor Agreement;

(t)          Liens securing Indebtedness, so long as after giving effect thereto and to all related transactions (including any acquisition or Investment consummated concurrently therewith and any other application of the proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred concurrently therewith) on a Pro Forma Basis (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred concurrently therewith), as of the last day of or for the most recently ended Test Period, (i) in the case of Liens granted on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities, the First Lien Leverage Ratio would not exceed the greater of (x) 4.75:1.00 and (y) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (ii) in the case of Liens granted on the Collateral on a junior basis to the Liens on the Collateral securing the Credit Facilities, at the election of the Company, either (I) the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period or (II) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period or (iii) in the case of Liens granted solely on assets that do not constitute Collateral, at the election of the Company, either (I) the Total Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Total Leverage Ratio as of the last day of the most recently ended Test Period or (II) the Interest Coverage Ratio would not be less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period; provided that any Lien that is granted in reliance on clause (i) or (ii) shall be subject to an Acceptable Intercreditor Agreement;

(u)          Liens securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of US$670,000,000 and 60% of Consolidated Adjusted EBITDA for the most recently ended Test Period, it being agreed that any Lien that is granted in reliance on this Section 6.02(u) on the Collateral may (at the Company’s option) be pari passu (but without regard to the control of remedies) with or junior to the Liens securing the Credit Facilities pursuant to an Acceptable Intercreditor Agreement;

(v)          (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w)          leases, licenses, subleases or sublicenses granted to others in the ordinary course of business;

(x)          Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.05 arising out of such repurchase transaction;

(y)          Liens securing obligations in respect of Guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments permitted under Sections 6.01(c), 6.01(d), 6.01(f), 6.01(x), 6.01(y) and 6.01(z);

(z)          Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law under any jurisdiction);

(aa)          Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)          Liens (i) on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods and (ii) on bills of lading, drafts or other documents of title arising by operation of law or pursuant to standard terms of agreements relating to letters of credit, bank guaranties and other similar instruments;

(dd)          Liens securing obligations of the type described in Section 6.01(e) and/or 6.01(r), it being agreed that any Lien that is granted in reliance on this Section 6.02(dd) on the Collateral may (at the Company’s option) be pari passu (but without regard to the control of remedies) with or junior to the Liens securing the Credit Facilities pursuant to an Acceptable Intercreditor Agreement;

(ee)          (i) Liens on Capital Stock of Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries securing capital contributions to, or obligations of, such Persons, (ii) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture pursuant to any joint venture agreement, operating agreement, shareholders agreement or similar agreement with respect to such joint venture and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements, operating agreements, shareholders agreements or similar agreements with respect to Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries;

(ff)          (i) Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness and (ii) Liens on proceeds of any Indebtedness, and any related deposit of Cash or Cash Equivalents to cover interest, premium and fees with respect to such Indebtedness, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Indebtedness;

(gg)          Liens consisting of the prior rights of consignees and their creditors under consignment arrangements entered into in the ordinary course of business or agreements to subordinate any interest of the Company and/or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company and/or any Restricted Subsidiary pursuant to agreements entered into in the ordinary course of business;

(hh)          Liens arising out of receipt of customer deposits or advance or progress payments from customers, or deposits required by suppliers or joint venture partners, in each case in the ordinary course of business;

(ii)          maritime Liens on inventory or proceeds of inventory in transit;

(jj)          Liens on assets that do not constitute Collateral;

(kk)          Liens on accounts receivable, notes receivable, unbilled revenue or other securitization assets and any related assets (including any deposit accounts into which collection on such account receivables or other securitization assets are made) created or incurred in connection with any Permitted Receivables Financing; and

(ll)          restrictions on transfers of securities imposed by applicable securities laws.

SECTION 6.03.          Restricted Payments; Restricted Debt Payments.

(a)          The Company shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i)          the Company may (or may make Restricted Payments to enable any Parent Company to) repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock held by any Employee Related Person:

(A)          in an amount not to exceed, in any Fiscal Year, the greater of US$225,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period, which amount, if not used in such Fiscal Year, shall be carried forward to the succeeding Fiscal Years; or

(B)          with the net proceeds of any key-man life insurance policies;

provided that cancellation of any Indebtedness owing to the Company or any Restricted Subsidiary by any Employee Related Person will not be deemed to constitute a Restricted Payment for purposes of this Section 6.03(a) or any other provision of this Agreement;

(ii)          the Company may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount at such time that the Company elects to apply to this Section 6.03(a)(ii), provided that, to the extent the Company attributes such portion to the amount then available under clause (a)(ii) of the definition of “Available Amount”, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom;

(iii)          the Company may make Restricted Payments (or may make Restricted Payments to enable any Parent Company to make any such payments) (A) to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities, (B) consisting of payments made in respect of required withholding or similar Taxes with respect to any Employee Related Person and/or repurchases of Capital Stock in consideration of such payments, including demand repurchases in connection with the exercise of stock options, and (C) that are required to be made pursuant to any management equity plan, long term incentive plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme that has been agreed with the relevant pension trustee), any employee benefit trust or any employee benefit scheme;

(iv)          the Company may repurchase (or may make Restricted Payments to enable any Parent Company to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;

(v)          the Company may make Restricted Payments (or may make Restricted Payments to enable any Parent Company to make similar payments) with respect to any Capital Stock in an amount per annum not to exceed 7.00% per annum of the Market Capitalization at the time the applicable Restricted Payment is declared;

(vi)          the Company may make Restricted Payments to (A) redeem, repurchase, retire or otherwise acquire (x) any Capital Stock (“Treasury Capital Stock”) of the Company or (y) any Capital Stock of any Parent Company, in the case of each of clauses (x) and (y), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Company and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Company or any Parent Company to the extent any such proceeds are contributed to the capital of the Company in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (B) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Company or a Restricted Subsidiary) of any Refunding Capital Stock;

(vii)          the Borrower may declare and make the SpinCo Payment and, to the extent constituting a Restricted Payment, the Company may consummate the other Transactions (including the payment of working capital and/or purchase price adjustments and Transaction Costs and the making of any other payments contemplated by the RMT Transaction Documents) and the Company may (or may make Restricted Payments to any Parent Company to enable it to) consummate any transaction permitted by Section 6.05 (other than Section 6.05(j)), Section 6.06 (other than Section 6.06(g)) and Section 6.07 (other than Section 6.07(d));

(viii)          so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, the Company may make Restricted Payments in an aggregate amount not to exceed the greater of US$390,000,000 and 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(ix)          the Company may make Restricted Payments so long as (A) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom and (B) the Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period, would not exceed 3.50:1.00;

(x)          the Company may make distributions, by dividend or otherwise, of the Capital Stock of, or Indebtedness owed to the Company or any of its Restricted Subsidiaries by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary the primary assets of which are Cash and/or Cash Equivalents which were contributed to such Unrestricted Subsidiary by the Company and/or any Restricted Subsidiary) (or Capital Stock of, or Indebtedness owed to the

Company or any of its Restricted Subsidiaries by, any Restricted Subsidiary that owns no material assets other than Capital Stock of, or Indebtedness owed by, one or more Unrestricted Subsidiaries);

(xi)          the Company may make Restricted Payments (A) to satisfy dissenters’ or appraisal rights and/or in connection with the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) and (B) in connection with working capital adjustments and/or purchase price adjustments, or the satisfaction of indemnity and other similar obligations, in each case pursuant to or in connection with any acquisition or other Investment, any Disposition or any merger, consolidation or amalgamation;

(xii)          the Company may make Restricted Payments in respect of any Designated Preferred Stock issued by the Company after the Closing Date, provided that, as of the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a Pro Forma Basis, the Fixed Charge Coverage Ratio shall not be less than 2.00:1.00 as of the last day of the then most recently ended Test Period;

(xiii)          the Company may make payments on convertible Indebtedness in accordance with its terms, including payments in cash in lieu of the issuance of Capital Stock upon the conversion thereof;

(xiv)          the Company may make Restricted Payments to the extent necessary to enable any Parent Company:

(A)          to pay general administrative costs and expenses (including corporate overhead, legal or similar costs and expenses and customary salary, bonus and other benefits payable to Employee Related Persons) and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by any Employee Related Person, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Company and/or its subsidiaries), the Company and/or its subsidiaries;

(B)          (x) for any taxable period for which the Company is a member of a consolidated, combined, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a Parent Company is the common parent (or the Company is a disregarded subsidiary of such member or such common parent), to discharge the consolidated, combined, unitary or similar Tax liabilities of such Parent Company and its subsidiaries when and as due, to the extent such liabilities are attributable to the net income of the Company and/or any subsidiary; provided that the amount of such payments in respect of any taxable year do not exceed the amount of such Tax liabilities that the Company and/or its applicable subsidiaries would have paid as standalone companies or as a standalone group and (y) for any other taxable period for which the Company is treated as a disregarded entity for U.S. federal income tax purposes and/or applicable state, local or foreign tax purposes, to discharge the Tax liabilities of such Parent Company (if such Parent Company is treated as a corporation for U.S. federal income tax purposes and/or applicable state, local or foreign tax purposes) or such Parent Company’s direct or indirect owners (if such Parent Company is treated as a partnership or other flow-through entity for U.S. federal income tax purposes and/or applicable state, local or foreign tax purposes), as applicable, attributable to the operations and activities of the Company and its subsidiaries, in an aggregate amount not to exceed the product of (I) the highest combined marginal U.S. federal and/or applicable state, local or foreign Tax rate applicable to such Parent Company or such Parent Company’s direct or indirect owners, as applicable, as reasonably determined by the Company, and (II) the taxable income of such Parent Company or such Parent Company’s direct or indirect owners, as applicable, attributable to the operations and activities of the Company and its subsidiaries for such taxable year, as reasonably determined by the Company;

(C)          to pay audit and other accounting and reporting expenses of such Parent Company to the extent such expenses are attributable to any Parent Company (but excluding the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Company and/or its subsidiaries), the Company and/or its subsidiaries;

(D)          to pay any insurance premiums that are payable by or attributable to any Parent Company (but excluding the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Company and/or its subsidiaries), the Company and/or its subsidiaries;

(E)          to pay (x) any fees and/or expenses related to any debt or equity offerings, Investments or acquisitions (whether or not consummated) and/or any expenses of, or indemnification obligations in favor of, any trustee, agent, arranger, underwriter or similar Person and (y) any Public Company Costs;

(F)          to finance any Investment permitted under Section 6.05 (provided that (x) any Restricted Payment under this Section 6.03(a)(xiv)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, reasonably promptly following the closing thereof, cause (I) all property acquired to be contributed to the Company or one or more of its Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Company or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.05 as if undertaken as a direct Investment by the Company or the relevant Restricted Subsidiary); and

(G)          to pay customary salary, bonus, incentive, severance and other benefits (including payments pursuant to any profits, interest or equity plan) payable to any Employee Related Person of any Parent Company to the extent such salary, bonuses, incentive and other benefits are attributable and reasonably allocated to the operations of the Company and/or its subsidiaries;

in each case, so long as such Parent Company applies (or will apply reasonably promptly after the receipt thereof) the amount of any such Restricted Payment for such purpose; and

(xv)          the Company may make Restricted Payments within 60 days after the date of declaration thereof if, as of the date of the declaration thereof, such Restricted Payment would have been permitted by any of the foregoing clauses of this Section 6.03(a) (any Restricted Payment made in reliance on this Section 6.03(a)(xv) shall also be deemed to have been made under the applicable foregoing clause or clauses, except for the purpose of testing the permissibility of such Restricted Payment on the date it is actually made).

(b)          The Company shall not, nor shall it permit any Restricted Subsidiary to, make any payment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, defeasance, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled final maturity thereof (collectively, “Restricted Debt Payments”), except:

(i)          any Restricted Debt Payment made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii)          as part of an “applicable high yield discount obligation” catch-up payment;

(iii)          payments of regularly scheduled principal, payments of interest (including any penalty interest, if applicable, and payments of accrued interest on the amount of principal paid) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Restricted Debt constituting Subordinated Indebtedness that are prohibited by the subordination provisions thereof);

(iv)          so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of US$450,000,000 and 40% of Consolidated Adjusted EBITDA for the most recently ended Test Period, plus (B) at the election of the Company, the aggregate amount of any Restricted Payments then permitted to be made by the Company in reliance on Sections 6.03(a)(i), 6.03(a)(v) and 6.03(a)(viii) (it being understood that any amount utilized under this clause (B) to make a Restricted Debt Payment shall result in a reduction in availability under Sections 6.03(a)(i), 6.03(a)(v) and 6.03(a)(viii) (and, as among such Sections, in such manner as shall be selected by the Company));

(v)          Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount at such time that the Company elects to apply to this Section 6.03(b)(v), provided that, to the extent the Company attributes such portion to the amount then available under clause (a)(ii) of the definition of “Available Amount”, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom;

(vi)          Restricted Debt Payments so long as (A) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom and (B) the Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period, would not exceed 3.50:1.00;

(vii)          Restricted Debt Payments with respect to Restricted Debt permitted pursuant to Section 6.01(m); and

(viii)          Restricted Debt Payments made within 60 days after the date of giving an irrevocable notice in respect thereof if, as of the date such notice is given, such Restricted Debt Payment would have been permitted by any of the foregoing clauses of this Section 6.03(b) (and any Restricted Debt Payment made in reliance on this Section 6.03(b)(viii) shall also be deemed to have been made under the applicable foregoing clause or clauses, except for the purpose of testing the permissibility of such Restricted Debt Payment on the date it is actually made).

SECTION 6.04.          Burdensome Agreements.  The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of the Company that is not a Loan Party to pay dividends or other distributions to the Company or any Restricted Subsidiary that is a Loan Party, (y) any Restricted Subsidiary that is not a Loan Party to make cash loans or advances to the Company or any Restricted Subsidiary that is a Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets that constitute Collateral to secure the Secured Obligations (such agreements collectively, “Burdensome Agreements”), except restrictions:

(a)          set forth in (i) this Agreement or any other Loan Document, (ii) any agreement evidencing or governing (A) any Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (B) any Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Persons obligated in respect of such Indebtedness and their Restricted Subsidiaries or the assets intended to secure such Indebtedness and (C) Indebtedness permitted pursuant to Sections 6.01(h), 6.01(l), 6.01(m), 6.01(p), 6.01(q), 6.01(t), 6.01(v), 6.01(w), 6.01(ee) and/or 6.01(ff) or pursuant to Section 6.01(o) to the extent the applicable Refinancing Indebtedness is in respect of Indebtedness permitted pursuant to Sections 6.01(h), 6.01(l), 6.01(m), 6.01(p), 6.01(q), 6.01(t), 6.01(v), 6.01(w), 6.01(ee) and/or 6.01(ff);

(b)          arising under customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers of rights arising thereunder (including the granting of any Lien on such rights) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements;

(c)          that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, or any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d)          that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)          set forth in any agreement entered into in connection with any Disposition, provided that such restrictions apply only to the assets or the subsidiaries that are the subject of such Disposition pending the completion of such Disposition;

(f)          that prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)          imposed by customary provisions set forth in (i) the Organizational Documents of any Person or (ii) any joint venture, shareholders’ or other similar agreements;

(h)          arising in respect of Cash and other deposits with any Person or under net worth or similar provisions set forth in any agreement;

(i)          set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j)          set forth in any agreement evidencing or governing any Indebtedness permitted under Section 6.01 if (i) the relevant restrictions, when taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, when taken as a whole (as reasonably determined by the Company) or (ii) the relevant restrictions reflect market terms and conditions (when taken as a whole and as reasonably determined by the Company) and the Company shall have determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Company and the other Loan Parties to meet their obligations under this Agreement;

(k)          arising under applicable law or under any license, sublicense, authorization, concession or permit, including restrictions in respect of IP Rights contained in licenses or sublicenses of, or other grants of rights to use or exploit, such IP Rights;

(l)          arising under any Hedge Agreement and/or any agreement or arrangement relating to any Banking Services or any Ancillary Services;

(m)          relating to any asset (or all of the assets) of and/or the Capital Stock of the Company and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n)          set forth in any agreement relating to any Permitted Lien that limits the right of the Company or any Restricted Subsidiary to Dispose of or subject to Liens the assets subject to such Permitted Lien;

(o)          set forth in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such restriction relates solely to the assets that are the subject of such agreements, the payment rights arising thereunder or the proceeds thereof;

(p)          set forth in any agreement entered into by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary) so long as the relevant restriction was not entered into in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary (or such merger, consolidation or amalgamation); and

(q)          imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, instrument or obligation referred to in Sections 6.04(a) through 6.04(p); provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.05.          Investments.  The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a)          Cash Equivalents or Investments that were Cash Equivalents at the time made;

(b)          (i) Investments existing on the Closing Date in the Company or any of its subsidiaries and (ii) Investments made after the Closing Date in the Company and/or any Restricted Subsidiary (including, in each case, any such Investments in the form of Guarantees of Indebtedness of the Company and/or its subsidiaries or Restricted Subsidiaries, as applicable);

(c)          Investments (i) constituting deposits, prepayments and/or other credits to distributors, suppliers, joint venture partners, licensors and licensees, (ii) made in connection with obtaining, maintaining or renewing or performing under client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, joint venture partners, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Company, any Restricted Subsidiary or any joint ventures of any of the foregoing;

(d)          Investments in any Similar Business, Unrestricted Subsidiaries and/or joint ventures in an aggregate outstanding amount not to exceed the greater of US$615,000,000 and 55% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(e)          Permitted Acquisitions;

(f)          Investments (i) existing on, or contractually committed to as of, the Closing Date, provided that, if any such Investment individually is in an aggregate outstanding amount (or committed amount) in excess of US$15,000,000, such Investment shall be described on Schedule 6.05 and (ii) consisting of any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(g)          Investments (including earn-outs and other contingent consideration) received in lieu of Cash in connection with any Disposition permitted by Section 6.06;

(h)          loans or advances to any Employee Related Person in an aggregate outstanding principal amount not to exceed the greater of US$110,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(i)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)          Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01, Permitted Liens, Restricted Payments permitted under Section 6.03, Restricted Debt Payments permitted by Section 6.03 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.06 (other than Section 6.06(g));

(k)          Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, suppliers, joint venture partners, licensors, sublicensors, licensees or sublicensees;

(l)          Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, winding-up or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers, joint venture partners and other account debtors arising in the ordinary course of business, (iii) upon foreclosure or realization with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)          loans and advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures or of payroll payments or other compensation to any Employee Related Person in the ordinary course of business;

(n)          Investments to the extent that payment therefor is made solely with Qualified Capital Stock of the Company or Capital Stock of any Parent Company, in each case, to the extent not resulting in a Change of Control;

(o)          (i) Investments held by any Person that becomes a Restricted Subsidiary (or that is merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary) after the Closing Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation) and were in existence on the date such Person became a Restricted Subsidiary (or the date of such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(p)          Investments made in connection with the Transactions;

(q)          Investments by the Company and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed (i) the greater of US$505,000,000 and 45% of Consolidated Adjusted EBITDA for the most recently ended Test Period, plus (ii) at the election of the Company, the aggregate amount of any Restricted Payments then permitted to be made by the Company in reliance on Sections 6.03(a)(i), 6.03(a)(v) and 6.03(a)(viii) (it being understood that any amount utilized under this clause (ii) to make an Investment shall result in a reduction in availability under Sections 6.03(a)(i), 6.03(a)(v) and 6.03(a)(viii) (and, as among such Sections, in such manner as shall be selected by the Company)), plus (iii) at the election of the Company, the amount of Restricted Debt Payments then permitted to be made by the Company or any Restricted Subsidiary in reliance on Section 6.03(b)(iv)(A) (it being understood that any amount utilized under this clause (iii) to make an Investment shall result in a reduction in availability under Section 6.03(b)(iv)(A));

(r)          Investments by the Company and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount at such time that the Company elects to apply to this Section 6.05(r);

(s)          (i) Guarantees of leases or subleases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, joint venture partners, customers, distributors and licensees of the Company and/or its Restricted Subsidiaries or any joint ventures of any of the foregoing, in each case, in the ordinary course of business;

(t)          Investments made in connection with any Permitted Receivables Financing, including Investments made to fund the payment of fees and expenses incurred in connection therewith, the purchase of assets pursuant to a repurchase obligation in connection therewith and the contribution or lending of Cash and/or Cash Equivalents to Receivables Subsidiaries to finance the purchase of assets from the Company or any Restricted Subsidiary or to otherwise fund required reserves in connection therewith;

(u)          Investments by the Company and/or any Restricted Subsidiary that result solely from the receipt by the Company or such Restricted Subsidiary of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof), in each case without any consideration therefor being paid by the Company or any Restricted Subsidiary;

(v)          Investments in subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither the value of the Loan Guaranties under the Guaranty Agreement, taken as a whole, is materially reduced, nor the security interest of Administrative Agent in the Collateral, taken as a whole, is materially impaired (as reasonably determined by the Company and the Administrative Agent in good faith);

(w)          Investments under any Hedge Agreement that was, at the time entered into, not for speculative purposes;

(x)          Investments made in joint ventures in the ordinary course of business in connection with obtaining, maintaining or renewing or performing under customer contracts;

(y)          Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the parties thereto set forth in joint venture agreements, shareholders agreements and similar binding arrangements entered into in the ordinary course of business;

(z)          Investments made in connection with any management equity plan, long term incentive plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme that has been agreed with the relevant pension trustee), any employee benefit trust or any employee benefit scheme for any Employee Related Person;

(aa)          Investments in the Company, any of its subsidiaries and/or any joint venture of any of the foregoing, in each case, in connection with intercompany cash management arrangements and related activities;

(bb)          additional Investments so long as, after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended Test Period, the Total Leverage Ratio would not exceed the greater of (A) 4.00:1.00 and (B) the Total Leverage Ratio as of the last day of the most recently ended Test Period;

(cc)          (i)  any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary) so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary (or such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(dd)          Investments consisting of the licensing, sublicensing or contribution of any IP Rights pursuant to joint marketing or joint development arrangements with other Persons, in each case entered into in the ordinary course of business;

(ee)          Investments in an amount not to exceed, in the aggregate, the aggregate amount of net proceeds received by the Company and/or any of its subsidiaries under any “representation and warranty” insurance policy obtained by the Company or any of its subsidiaries in connection with the Merger or any other acquisition or Investment;

(ff)          Investments in Immaterial Subsidiaries so long as, after giving effect thereto on a Pro Forma Basis, such subsidiary remains an Immaterial Subsidiary;

(gg)          (i) Investments in any Person in which the Company or any Restricted Subsidiary owns any Capital Stock and that is a “captive insurance company” providing insurance for the benefit of the Company, its subsidiaries and/or any joint venture of any of the foregoing or any Parent Company and (ii) Investments by such a “captive insurance company” in accordance with any investment policy or any insurance statutes or regulations applicable to it;

(hh)          Investments made with the proceeds of any Disposition made to comply with any order of any Governmental Authority or any applicable law, including as a condition to, or in connection with, the consummation of the Transactions;

(ii)          contributions to a “rabbi” trust or for the benefit of any Employee Related Person or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Parent Company, the Company or any subsidiary;

(jj)          to the extent that constituting Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(kk)          intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business;

(ll)          Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event;

(mm)          Investments to the extent required by applicable rules under the Exchange Act or by any Governmental Authority, including any Investment made in order to avoid early warning or notice requirements under such rules or requirements;

(nn)          Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.03(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.03(a); and

(oo)          repurchases of the Senior Notes.

For the avoidance of doubt, if any Investment in any Person that is not a Restricted Subsidiary is made or owned in reliance on any clause of this Section 6.05, and such Person subsequently becomes a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary), such Investment may thereafter be deemed to have been made and/or owned under Section 6.05(b)(ii) and not such other clause of this Section 6.05.

SECTION 6.06.          Fundamental Changes; Disposition of Assets.  The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, merge, consolidate or amalgamate with or into any Person, or liquidate, wind up or dissolve, or make any Disposition of any assets having a fair market value in excess of the greater of US$110,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period in a single transaction or a series of related transactions, except:

(a)          the Company may merge, consolidate or amalgamate with or into any Restricted Subsidiary or any other Person and any Restricted Subsidiary may merge, consolidate or amalgamate with or into the Company or any Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation by the Company (other than the Merger), (A) the Company shall be the continuing or surviving Person or (B) if the Person formed by or surviving such merger, consolidation or amalgamation is not the Company (any such Person, the “Successor Company”), (x) the Successor Company shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Company shall expressly assume the Obligations of the Company in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Subsidiary Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Guaranty Agreement and the other Loan Documents, it being understood and agreed that if the requirements of clauses (x), (y) and (z) above are satisfied with respect to any Successor Company, such Successor Company will succeed to, and be substituted for, the Company under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation by any Borrowing Subsidiary (other than any Borrowing Subsidiary that, substantially concurrently with the consummation of such merger, consolidation or amalgamation shall cease to be a Borrowing Subsidiary pursuant to Section 2.23(b)), (A) such Borrowing Subsidiary shall be the continuing or surviving Person or (B) if the Person formed by or surviving such merger, consolidation or amalgamation is not such Borrowing Subsidiary (any such Person, the “Successor Borrowing Subsidiary”), (x) the Successor Borrowing Subsidiary shall be an entity organized or existing under the law of the jurisdiction of such Borrowing Subsidiary or the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrowing Subsidiary shall expressly assume the Obligations of such Borrowing Subsidiary in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Guaranty Agreement and the other Loan Documents;

(b)          Dispositions (including of Capital Stock) among the Company and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

(c)          (i) the liquidation or dissolution of any Restricted Subsidiary (other than a Borrowing Subsidiary, except a Borrowing Subsidiary that, substantially concurrently with the consummation of such liquidation or dissolution shall cease to be a Borrowing Subsidiary pursuant to Section 2.23(b)) if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; (ii) any merger, consolidation, amalgamation, dissolution or liquidation that constitutes or effects any Disposition otherwise permitted under this Section 6.06 (other than Section 6.06(a) or 6.06(b) or this Section 6.06(c)); and (iii) the conversion of the Company or any Restricted Subsidiary into another form of entity or any merger, consolidation or amalgamation in connection with internal reorganizations and/or restructurings or activities related to tax planning so long as, in the case of any such transaction involving any Loan Party, after giving effect to such conversion, merger, consolidation or amalgamation, neither the value of the Loan Guaranties under the Guaranty Agreement, taken as a whole, is materially reduced, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired (as reasonably determined by the Company and the Administrative Agent in good faith);

(d)          (i) Dispositions of inventory, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing, subleasing, licensing or sublicensing of property in the ordinary course of business;

(e)          Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Company, is (i) no longer used or useful in its business (or in the business of any Restricted Subsidiary of the Company) or (ii) otherwise economically impracticable to maintain;

(f)          Dispositions of Cash and/or Cash Equivalents and/or assets that were Cash Equivalents when the relevant original Investment was made;

(g)          Dispositions, mergers, consolidations, amalgamations, dissolutions or liquidations that constitute or effect (i) Investments permitted pursuant to Section 6.05 (other than Section 6.05(j)), (ii) Permitted Liens and (iii) Restricted Payments permitted by Section 6.03(a);

(h)          Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of US$170,000,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period, either (i) at least 75% of the consideration for such Dispositions consummated in reliance on this clause (i) since the Closing Date shall consist of Cash or Cash Equivalents or (ii) at least 50% of the consideration for such Dispositions consummated in reliance on this clause (ii) since the Closing Date shall consist of Cash or Cash Equivalents (provided that for purposes of the foregoing consideration requirement, (A) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Company or any Restricted Subsidiary) of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets (or that are otherwise terminated or cancelled in connection with the transaction with such transferee) and for which the Company and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (B) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Company or any Restricted Subsidiary) of any Restricted Subsidiary that, as a result of such Disposition or any related Disposition, is no longer a Restricted Subsidiary, to the extent that the Company and the other Restricted Subsidiaries have been validly released by all relevant creditors in writing from any Guarantee in respect of such Indebtedness or other liability, (C) the amount of any trade-in value (as determined by the Company in good faith) applied to the purchase price of any replacement assets acquired in connection with such Disposition, (D) any securities received by the Company or any Restricted Subsidiary from the applicable transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (E) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (E) that is at that time outstanding, not in excess of the greater of US$280,000,000 and 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash); provided further that (I) immediately after giving effect to such Disposition, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists and (II) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(i)          Dispositions of property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)          Dispositions of Investments in any joint venture or any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, in each case, to the extent required by, or made pursuant to, buy/sell or put/call arrangements between parties to such joint venture or equityholders in such Restricted Subsidiary set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or such Restricted Subsidiary;

(k)          Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any factoring, discount, netting and/or forgiveness thereof) or in connection with the collection or compromise thereof (including pursuant to incentive, supplier finance or similar programs);

(l)          Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) which relate to closed facilities or the discontinuation of any product line;

(m)          (i) any termination of any lease, sublease, license or sublicense in the ordinary course of business (and any related Disposition of improvements made to leased or subleased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)          Dispositions of property subject to foreclosure, casualty, condemnation, taking or similar event proceedings;

(o)          Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)          to the extent constituting a Disposition, the consummation of the Transactions, including Dispositions made pursuant to the terms of the RMT Transaction Documents;

(q)          Dispositions of (i) any non-core assets (as determined by the Company in good faith) or any Real Estate Assets, in each case, acquired in connection with any acquisition or Investment permitted hereunder or (ii) any non-core or idle assets (as determined by the Company in good faith); provided that the aggregate fair market value of the assets Disposed of under this clause (ii) shall not exceed the greater of US$390,000,000 and 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(r)          exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value for like assets;

(s)          Dispositions of assets that do not constitute Collateral for fair market value;

(t)          (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software or IP Rights of the Company or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, software or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any IP Rights, which, in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company or its Restricted Subsidiaries, or are no longer economical to maintain in light of their use;

(u)          terminations or unwinds of Hedge Agreements;

(v)          Dispositions of Capital Stock in, or of Indebtedness or other securities of, Unrestricted Subsidiaries (or any Restricted Subsidiary that does not own any material assets other than the Capital Stock in, or Indebtedness or other securities of, any Unrestricted Subsidiary);

(w)          Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities of any Employee Related Person;

(x)          Dispositions made to comply with any order of any Governmental Authority or any applicable law (including any Disposition of assets (including Capital Stock) made to obtain the approval of any applicable antitrust authority in connection with any acquisition or Investment);

(y)          any Disposition of Capital Stock in a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from which such Restricted Subsidiary was acquired by the Company or its Restricted Subsidiaries, or from which such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(z)          any Disposition of motor vehicles and information technology equipment or other assets purchased at the end of an operating lease and resold thereafter;

(aa)          any Disposition of Capital Stock in any subsidiary of the Company to members of the board of directors (or equivalent body otherwise named) of such subsidiary in order to qualify members of the board of directors of such subsidiary, if required by applicable law;

(bb)          other Dispositions of assets, provided that, with respect to any such Disposition, the fair market value of assets subject to such Disposition, when taken together with the aggregate fair market value of assets subject to all other such Dispositions theretofore consummated in the same Fiscal Year, shall not exceed the greater of US$170,000,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period (determined prior to giving pro forma effect to such Disposition), which amount, if not used in any Fiscal Year (commencing with the Fiscal Year in which the Closing Date occurs), shall be carried forward to succeeding Fiscal Years;

(cc)          Dispositions of accounts receivable, notes receivables, unbilled revenue or other securitization assets or any related assets (or of the Capital Stock in, or Indebtedness or other securities of, any Receivables Subsidiary) in connection with any Permitted Receivables Financing; and

(dd)          Dispositions that constitute or effect any Sale and Lease-Back Transaction; provided that to the extent such Sale and Lease-Back Transaction results in an incurrence of Indebtedness by the Company or any Restricted Subsidiary, such Indebtedness is permitted by Section 6.01 (and any related Liens on assets of the Company or any Restricted Subsidiary are permitted by Section 6.02).

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.06 to any Person other than the Company or any Subsidiary Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Company in order to effect the foregoing in accordance with Article 8 and Section 9.22.

Any determination of fair market value for purposes of this Section 6.06 shall be made by the Company in good faith at its election either (x) at the time of the execution of the definitive agreement governing the applicable Disposition or (y) the date on which such Disposition is consummated.

Notwithstanding anything to the contrary contained herein, the Company will not permit any Borrowing Subsidiary, for so long as it is a Borrowing Subsidiary, to cease to be a Wholly-Owned Subsidiary of the Company.

SECTION 6.07.          Transactions with Affiliates.  The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments by the Company or its Restricted Subsidiaries in excess of the greater of US$170,000,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period with any of their respective Affiliates unless the terms thereof, when taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person that is not an Affiliate (as reasonably determined by the Company) or, if in the good faith judgment of the Company there is no comparable transaction, such transaction, when taken as a whole, is otherwise fair to the Company and its Restricted Subsidiaries from a financial point of view; provided that the foregoing restriction shall not apply to:

(a)          (i) any transaction between or among the Company, the Restricted Subsidiaries and/or the joint ventures of any of the foregoing (or any Person that becomes a Restricted Subsidiary or a joint venture as a result of such transaction) to the extent permitted or not restricted by this Agreement, (ii) any transaction with any Parent Company in connection with a Permitted Reorganization Transaction and (iii) any transaction with any Parent Company or any other Affiliate in connection with a “change of control”, provided that such transaction is either customary for a “change of control” transaction (as determined by the Company in good faith) or is not, in the reasonable determination of the Company, materially disadvantageous to the Company and its Restricted Subsidiaries, taken as a whole;

(b)          any issuance, sale or grant of securities or any payments, awards or grants, whether in cash, securities or otherwise, pursuant to employment arrangements and stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company, the Company or any Restricted Subsidiary;

(c)          (i) any collective bargaining, employment or severance agreement or any other compensatory (including profit sharing) arrangement entered into by the Company or any of its Restricted Subsidiaries with any Employee Related Person, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Employee Related Person and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers any Employee Related Person or any employment contract or arrangement;

(d)          (i) transactions permitted by Sections 6.03, 6.05, 6.06(j), 6.06(p), 6.06(v), 6.06(w), 6.06(aa) and 6.06(cc), (ii) any issuance, sale, purchase, contribution, conversion, exchange or other transaction in respect of Capital Stock or other securities of the Company not restricted by this Agreement and (iii) any incurrence, repayment, prepayment, purchase, redemption, retirement, cancellation, modification or other transaction with respect to Indebtedness not restricted by this Agreement, including transactions permitted by Section 6.01 and 9.05(g);

(e)          transactions pursuant to agreements in existence on the Closing Date and any amendment, modification, replacement, renewal or extension thereof to the extent the resulting agreement, taken as a whole, (i) is not materially adverse to the Lenders or (ii) is not materially more disadvantageous to the Lenders than the relevant agreement in existence on the Closing Date, in each case, as reasonably determined by the Company;

(f)          the Transactions, including the payment of Transaction Costs and payments required under the RMT Transaction Documents;

(g)          customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Company in good faith;

(h)          Guarantees permitted by Section 6.01 or Section 6.05;

(i)          the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, any Employee Related Person and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Company or its subsidiaries;

(j)          transactions with customers, clients, suppliers, joint ventures, joint venture partners, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Company and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Company or the senior management thereof or (ii) on terms at least as favorable as might be obtained from a Person other than an Affiliate (as reasonably determined by the Company);

(k)          (i) the entry into, and performance by the Company and any of its Restricted Subsidiaries of their obligations under the terms of, any equityholders agreement, any investor rights agreement or any similar agreement (including any registration rights agreement or purchase agreement relating thereto) and (ii) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to holders of Capital Stock pursuant to any joint venture, agreement, operating agreement, shareholders agreement or similar agreement;

(l)          transactions between the Company and/or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person named by any Sponsor is also a director of any Parent Company, the Company or any subsidiary named by any Sponsor;

(m)          transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”, provided that such transactions were not entered into in contemplation of or in connection with such designation;

(n)          transactions in connection with any Permitted Receivables Financing;

(o)          entry into, and transactions pursuant to, a shared services agreement or pursuant to a membership in a purchasing consortium;

(p)          payment to any Permitted Holder of out-of-pocket costs and expenses incurred by such Permitted Holder in connection with any direct or indirect Investment in the Company and its subsidiaries;

(q)          transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company or any Restricted Subsidiary owns any Capital Stock in, or otherwise Controls, such Person;

(r)          any lease between or among the Company or any Restricted Subsidiary, on the one hand, and any Affiliate of the Company, on the other hand, that is entered into in the ordinary course of business;

(s)          intellectual property licenses entered into in the ordinary course of business;

(t)          transactions with respect to Capital Stock in, or Indebtedness or other securities of, any Unrestricted Subsidiaries;

(u)          entry into, and transactions pursuant to, any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of any Disposition, merger, consolidation or amalgamation permitted by Section 6.06; provided that such arrangement is either customary for Dispositions, mergers, consolidations or amalgamations (as determined by the Company in good faith) or is not, in the reasonable determination of the Company, materially disadvantageous to the Company and its Restricted Subsidiaries, taken as a whole;

(v)          transactions pursuant to any tax sharing agreements; provided (i) that payments thereunder by the Company and its Restricted Subsidiaries shall not exceed the excess (if any) of the amount of Taxes that the Company and its subsidiaries would have paid on a stand-alone basis over the amount of such Taxes actually paid by the Company and its subsidiaries directly to Governmental Authorities and (ii) payments thereunder shall be without duplication of payments described in Section 6.03(a)(xiv)(A);

(w)          payments to and from, and transactions with, any joint ventures or Unrestricted Subsidiary entered into in the ordinary course of business (including cash management activities related thereto);

(x)          purchases or provision of Loans or Commitments by Affiliates to the extent permitted hereunder and purchases of the Senior Notes by Affiliates to the extent permitted under the Senior Notes Indenture;

(y)          any other transaction with an Affiliate that is approved by a majority of the disinterested members of the board of directors (or similar governing body) of the Company in good faith;

(z)           any transaction in respect of which the Company delivers to the Administrative Agent a letter addressed to the board of directors (or similar governing body) of the Company from an accounting, appraisal, consulting or investment banking firm of recognized standing stating that such transaction is on terms that are no less favorable to the Company or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person that is not an Affiliate; and

(aa)          transactions undertaken in good faith for the purposes of improving the consolidated tax efficiency of the Company and its subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.

SECTION 6.08.          Conduct of Business.  The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in, conducted or proposed to be conducted by the Company or any Restricted Subsidiary on the Closing Date and similar, incidental, complementary, ancillary, supportive, synergetic or related businesses or extensions thereof (and non-core incidental businesses acquired in connection with any acquisition or Investment or other immaterial businesses), as reasonably determined by the Company, and (b) such other lines of business to which the Administrative Agent may consent.

SECTION 6.09.          Financial Covenant.  Solely with respect to the Revolving Facility, on the last day of any Test Period (commencing with the Test Period ending on the last day of the second full Fiscal Quarter ending after the Closing Date), if the Revolving Facility Test Condition is satisfied as of such day, the Company shall not permit the First Lien Leverage Ratio as of such day to exceed the applicable ratio set forth opposite such Test Period below:

Test Period	First Lien Leverage Ratio
For any Test Period ending on or after the last day of the second full Fiscal Quarter ending after the Closing Date to and including the last day of the fourth full Fiscal Quarter ending after the Closing Date
5.25 to 1.00
For any Test Period ending thereafter	5.00 to 1.00

ARTICLE 7

EVENTS OF DEFAULT

SECTION 7.01.          Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)          Failure to Make Payments When Due.  Failure by the Company or any other Borrower to pay (i) any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any LC Disbursement, any interest on any Loan or LC Disbursement or any fee or premium due hereunder within five Business Days after the date due; provided that any such failure arising from an administrative, technical or clerical error shall not constitute a Default or an Event of Default unless such failure has not been remedied within five Business Days after the receipt by the Company of written notice of such failure from the Administrative Agent;

(b)          Default in Other Agreements.  (i)  Failure by the Company or any of its Restricted Subsidiaries to pay when due any principal of or interest on, or any other amount payable in respect of, any Material Indebtedness, in each case, beyond the grace period, if any, provided therefor and subject to any required notice of such failure having been given; or (ii) breach or default by the Company or any of its Restricted Subsidiaries with respect to any Material Indebtedness, in each case, beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with any required notice of such breach or default having been given), such Material Indebtedness to become or be declared due and payable (or redeemable) prior to its scheduled final maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due and payable (or redeemable) as a result of the voluntary Disposition of, or a casualty, condemnation, taking or similar event with respect to, the property securing such Indebtedness, (B) any Indebtedness that becomes due as a result of a voluntary refinancing thereof and (C) any Indebtedness under any Hedge Agreement, Capital Lease, purchase money financing, equipment financing or similar financings or arrangements; provided further that, with respect to any failure, breach or default described under clause (i) or (ii) above, (x) such failure, breach or default is unremedied and is not waived by the holder or holders of the applicable Indebtedness (or a trustee or agent on behalf of such holder or holders) prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7 and (y) with respect to any breach or default of any financial covenant applicable to any Indebtedness, such breach or default shall not constitute a Default or an Event of Default with respect to any Term Loans or Term Commitments unless and until (I) such breach or default results in the applicable Material Indebtedness becoming or being declared due and payable (or redeemable) prior to its scheduled final maturity or (II) the Required Revolving Lenders have accelerated the Revolving Loans and terminated the Revolving Credit Commitments pursuant to this Section 7.01;

(c)          Breach of Certain Covenants.  Failure of any Borrower or any other Loan Party to perform or comply with any of its covenants or agreements contained in Section 5.01(d), Section 5.02 (as it applies to the preservation of the existence of the Company or any other Borrower) or Article 6 (other than Section 6.07, which shall be subject to Section 7.01(e) below); provided that, notwithstanding the foregoing, any failure by the Company to comply with the Financial Covenant or any other financial covenant set forth in any Loan Document, if any, shall not constitute a Default or an Event of Default with respect to any Term Loans or Term Commitments unless and until the Required Revolving Lenders have accelerated the Revolving Loans and terminated the Revolving Credit Commitments pursuant to this Section 7.01;

(d)          Breach of Representations, Etc.  Any representation, warranty or certification made or deemed made by any Borrower or any other Loan Party in this Agreement or any other Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) shall be untrue in any material respect as of the date made or deemed made (subject, in the case of any representation, warranty or certification that is capable of being cured (including by a restatement of any relevant financial statements or a change or recasting of any relevant calculation set forth in any Compliance Certificate as permitted by the definition of such term), to a grace period of 30 days following the receipt by the Company of written notice thereof from the Administrative Agent); provided that any inaccuracy of any representation, warranty or certification resulting from the Administrative Agent no longer having possession of any Collateral actually delivered to it or any UCC financing statement or equivalent filing having lapsed because a UCC continuation statement or equivalent filing was not filed in a timely manner shall not result in a Default or Event of Default under this Section 7.01(d);

(e)          Other Defaults under Loan Documents.  Default by any Borrower or any other Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other clause of this Section 7.01, which default has not been remedied or waived within 30 days after the receipt by the Company of written notice thereof from the Administrative Agent;

(f)          Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law or (ii) the commencement of an involuntary case against the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary), or over all or a material part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) for all or a material part of its property, in each case under this clause (ii), which remains undismissed, unvacated, unbonded or unstayed pending appeal for 60 consecutive days;

(g)          Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) in a voluntary case under any Debtor Relief Law, (ii) the commencement by the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) to the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary), or over all or a material part of its property, and (iii) the making by the Company, any Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; provided that any liquidation or dissolution permitted by Section 6.06(c) shall not constitute a Default or Event of Default under this Section 7.01(g);

(h)          Judgments and Attachments.  The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in each case, to the extent not adequately covered by self-insurance (if applicable), including insurance provided by any “captive insurance company” or by indemnity from a third party or insurance from a third party where the relevant third party has been notified thereof and has not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days;

(i)          Employee Benefit Plans.  The occurrence of one or more ERISA Events which have resulted, individually or in the aggregate, in liability of the Company or any of its Restricted Subsidiaries in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect;

(j)          Change of Control.  The occurrence of a Change of Control; or

(k)          Guaranties, Collateral Documents and Other Loan Documents.  At any time after the execution and delivery thereof and prior to the Termination Date, (i) this Agreement, the Guaranty Agreement or any material Collateral Document for any reason shall cease to be in full force and effect or shall be declared by a court of competent jurisdiction to be null and void or any Loan Party shall contest in writing the validity or enforceability of any material provision thereof or, if a party thereto, deny in writing that it has any further liability thereunder (in each case under this clause (i), other than in accordance with the terms thereof or as a result of the discharge of the applicable Loan Party in accordance with the terms thereof and other than as a result of any act or omission by the Administrative Agent or any Lender), or (ii) any Lien created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (A) such perfection not being required pursuant to this Agreement, (B) the Administrative Agent no longer having possession of any Collateral actually delivered to it or any UCC financing statement or equivalent filing having lapsed because a UCC continuation statement or equivalent filing was not filed in a timely manner or (C) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof) or any Loan Party shall contest in writing the validity or enforceability of any such Lien (other than solely by reason of (x) such Lien (or perfection thereof) not being required pursuant to this Agreement or (y) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof);

then, and in every such event (other than (x) an event with respect to the Company described in Section 7.01(f) or 7.01(g) or (y) any Standstill Event of Default prior to the occurrence of a Cross Default

Trigger with respect thereto), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Company, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require that the Company deposit (or cause to be deposited) Cash in the LC Collateral Account as provided in Section 2.05(j); and (A) upon the occurrence of an event with respect to the Company described in Section 7.01(f) or 7.01(g), all Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the obligation of the Company to cash collateralize (or cause to be cash collateralized) the LC Exposure as set forth above shall automatically become effective, in each case, without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default that is a Standstill Event of Default (and solely prior to the occurrence of a Cross Default Trigger with respect thereto), upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Company, (1) terminate the Revolving Credit Commitments, and thereupon the Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans and the Swingline Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans and the Swingline Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder with respect to the Revolving Facilities, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (3) require that the Company deposit (or cause to be deposited) Cash in the LC Collateral Account as provided in Section 2.05(j).  Upon the occurrence and during the continuance of an Event of Default (other than any Standstill Event of Default prior to the occurrence of a Cross Default Trigger with respect thereto), the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC; and upon the occurrence and during the continuance of an Event of Default that is a Standstill Event of Default (and solely prior to the occurrence of a Cross Default Trigger with respect thereto), the Administrative Agent may, and at the request of the Required Revolving Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Notwithstanding the foregoing, the Administrative Agent may not (and the Lenders shall not request the Administrative Agent to) exercise any rights or remedies provided under the Loan Documents or at law or equity with respect to any Event of Default if (a) the event giving rise to such Event of Default was disclosed to the Administrative Agent in a notice delivered pursuant to Section 5.01(d) and (b) two years have passed since the date of such notice; provided that such limitation shall not apply if the Administrative Agent has commenced any remedial action in respect of such Event of Default prior to the end of such two-year period.

Notwithstanding anything to the contrary in this Agreement, each Lender, each Issuing Bank and the Administrative Agent hereby acknowledge and agree that a restatement of any financial statements or a change or recasting of any calculation set forth in any Compliance Certificate shall not result in a Default or Event of Default hereunder (whether pursuant to Section 7.01(d) as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or such Compliance Certificate or pursuant to Section 7.01(c) as it relates to delivery requirements for financial statements or Compliance Certificates pursuant to Section 5.01) to the extent that, as applicable, (i) such restatement does not reveal any material adverse difference in the financial position, results of operations or cash flows of the Company and its Restricted Subsidiaries in the previously reported information from actual results reflected in such financial statements as so restated for any relevant prior period or (ii) such change or recasting of any calculation in such Compliance Certificate would be permitted by the definition of such term.

Notwithstanding anything to the contrary in this Agreement, with respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived.  If any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time (including pursuant to Section 5.01(d)), such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents.  If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default.  Notwithstanding anything to the contrary in this paragraph, an Event of Default (the “Initial Default”) may not be cured pursuant to this paragraph:

(A)  if the taking of any action by the Company or any Restricted Subsidiary that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the Company or such Restricted Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing;

(B)  in the case of an Event of Default under Section 7.01(k) that directly results in material impairment of the rights and remedies of the Lenders and the Administrative Agent under the Loan Documents and such material impairment is incapable of being cured; or

(C)  (1) in the case of an Event of Default under Section 7.01(c) arising due to a failure to deliver a notice of default in accordance with Section 5.01(d) or (2) in the case of an Initial Default for which the Company failed to give notice of such Initial Default in accordance with Section 5.01(d) and, in each case, a Responsible Officer of the Company had actual knowledge of such failure to give such notice and reasonably should have known in the course of his or her duties that the failure to provide such notice would constitute an Event of Default.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints JPMorgan Chase Bank, N.A. (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated or unless such Person is in fact not a Lender or an Issuing Bank, include each Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.  The Lenders and the Issuing Banks acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents (including in connection with any transaction contemplated by Section 2.20, 2.22 or 9.02(c) or any incurrence of any Indebtedness permitted under Section 6.01(e), 6.01(m), 6.01(o), 6.01(p), 6.01(q)(i), 6.01(r), 6.01(t), 6.01(v) or 6.01(w) or any Liens permitted under Section 6.02(k), 6.02(o), 6.02(s), 6.02(t), 6.02(u) or 6.02(dd), including as to the determination of the terms and conditions of, and the execution and delivery of, any Acceptable Intercreditor Agreement) and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to  the Company or any of its subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of a court of competent jurisdiction having found, in a final and non-appealable judgment, that in connection with its duties expressly set forth herein, the Administrative Agent acted (or failed to act) with its own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any Liability, on any theory of liability, to the Lenders or any other Secured Party for, or be responsible for any loss, cost or expense suffered by any Lender or any other Secured Party as a result of, any determination of the Effective Yield or the terms and conditions of any Acceptable Intercreditor Agreement.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document on the part of any other Person or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items (and which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or to be satisfactory to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Company, the Borrowing Subsidiaries, the Administrative Agent and each Secured Party agree that (a) no Secured Party (other than the Administrative Agent (or its sub-agents)) shall have any right individually to realize upon any of the Collateral or to enforce any Loan Guaranty, it being understood and agreed that any right to realize upon the Collateral or enforce any Loan Guaranty against any Loan Party pursuant hereto or pursuant to any other Loan Document may be exercised solely by the Administrative Agent (or its sub-agents) on behalf of the Secured Parties in accordance with the terms hereof or thereof, and (b) in the event of a foreclosure or realization by the Administrative Agent (or its sub-agents) on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (i) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other Disposition, to use and apply all or any portion of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other Disposition and (ii) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such sale or other Disposition.  Each Secured Party agrees that the Administrative Agent may in its sole discretion, but is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral.

No holder of any Secured Hedging Obligation, Banking Services Obligation or Ancillary Services Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party or Borrowing Subsidiary under this Agreement or any other Loan Document.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding with respect to any Loan Party or Borrowing Subsidiary, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, receiver and manager, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to any Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered on account of, (a) any confirmation of the Revolving Credit Exposure, the component amounts thereof or any Exchange Rate or U.S. Dollar Equivalent or (b) any determination that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or such issuance, amendment or extension of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties.  The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving 10 days’ prior written notice to the Lenders, the Issuing Banks and the Company; provided that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such 10-day period.  If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Company may, upon 10 days’ prior written notice, remove the Administrative Agent; provided that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent’s removal shall, at the option of the Company, not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such 10-day period.  Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of US$1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, solely with respect to any Borrower, Section 7.01(f) or 7.01(g), no consent of the Company shall be required.  If no successor has been appointed as provided above, and accepted such appointment, prior to the effectiveness of the resignation or removal of the Administrative Agent as provided above, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Company) or (b) in the case of a removal, the Company may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Company, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Company notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such Collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Company to enable the Company to take such actions), until such time as the Required Lenders or the Company, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8.  Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13).  The fees payable by the Company to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor Administrative Agent.  After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any Collateral security following the retirement or removal of the Administrative Agent).  Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank acknowledges and agrees that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender or an Issuing Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company and its Restricted Subsidiaries, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law) and (c) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or Borrowing Subsidiaries or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a)          (i) release (or confirm an automatic release of) any Lien on any property granted to or held by the Administrative Agent under any Loan Document as provided in Section 9.22 and (ii) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document in connection with enforcement of any rights or remedies in respect thereof under the Loan Documents;

(b)          release (or confirm an automatic release of) any Subsidiary Guarantor from its obligations under the Guaranty Agreement and the other Loan Documents as provided in Section 9.22;

(c)          subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is described in Sections 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(h), 6.02(k) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly referred to in this clause (c)), 6.02(l), 6.02(m), 6.02(n), 6.02(o), 6.02(q), 6.02(r), 6.02(s)(i) or 6.02(s)(ii) (in each case of Section 6.02(s)(i) or 6.02(s)(ii), to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly referred to in this clause (c)), 6.02(t) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly referred to in this clause (c)), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly referred to in this clause (c)), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg) and/or 6.02(hh) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided that, in each case, the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Lien in accordance with the documentation governing the Indebtedness or obligations that is secured by such Lien; and

(d)          enter into any Acceptable Intercreditor Agreement (or any amendment, restatement, supplement or other modification thereto permitted by Section 9.20) in respect of any Indebtedness, Banking Services Obligations, Ancillary Services Obligations or Hedging Obligations that, pursuant to the terms hereof, (i) is required or permitted to be subordinated in right of payment and/or (ii) is secured by Liens, and with respect to which, this Agreement contemplates an intercreditor, subordination or similar agreement or arrangement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release (or to confirm an automatic release of) or subordinate its interest in particular types or items of property, or to release (or to confirm an automatic release of) any Loan Party from its obligations under the Guaranty Agreement or its Lien on any Collateral pursuant to this Article 8.  In each case as specified in this Article 8, the Administrative Agent will (and each Secured Party hereby authorizes the Administrative Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Lien granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Article 8; provided that upon the request of the Administrative Agent, the Company shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement, and the Administrative Agent shall be entitled to conclusively rely on any such certificate.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Company in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify the Administrative Agent (and any Related Party thereof) in proportion to their respective pro rata shares for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Related Party thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Related Party’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  For purposes of this Section, a Lender’s “pro rata share” shall be determined (a) as if there were no Defaulting Lenders and (b) based upon its share of the sum of the Total Revolving Credit Exposures, unused Revolving Credit Commitments, outstanding Term Loans and unused Term Commitments, in each case, at the time (or most recently outstanding and in effect).  In the case of any investigation, litigation or proceeding giving rise to any indemnified liabilities, this paragraph applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its pro rata share (determined as set forth above) of any costs or out-of-pocket expenses (including legal costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company; provided that such reimbursement by the Lenders shall not affect the Company’s continuing reimbursement obligations with respect thereto; provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof.  The provisions of this paragraph shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the Overnight Rate, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or Issuing Bank under this paragraph shall be conclusive, absent manifest error.

Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party.

Each party’s obligations under the three immediately preceding paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that at least one of the following is and will be true:

(a)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)          the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(c)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

In addition, unless clause (a) above is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting such Communications on an Approved Electronic Platform. The Administrative Agent, the Lenders and the

Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an Approved Borrower Portal.

Although each of the Approved Electronic Platform and the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform or of any Loan Party that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution.  Each of the Lenders, the Issuing Banks and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

EACH OF THE APPROVED ELECTRONIC PLATFORM, THE COMMUNICATIONS AND THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM, THE COMMUNICATIONS, THE APPROVED BORROWER PORTAL OR THE BORROWER COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS, THE APPROVED ELECTRONIC PLATFORM, THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OR ANY LOAN PARTY’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL, EXCEPT, SUBJECT TO SECTION 9.04, TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S (OR ANY OF ITS RELATED PARTY’S) GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents.  Each Lender and Issuing Bank agrees (a) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such email address.

Each of the Lenders, the Issuing Banks and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform and the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01.          Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)          if to the Company, to it at (and if to any Borrowing Subsidiary, to such Borrowing Subsidiary in the care of the Company at):

Amazon Holdco Inc.
4800 Westfields Boulevard, Suite 400
Chantilly, VA 20151
Attention:  Brian Hockenberry
Email:  brian.hockenberry@amentum.com
Telephone: (703) 579-0410

with a copy to (which shall not constitute notice to any Loan Party):

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:  Tatiana Lapushchik
Email:  tlapushchik@cravath.com
Telephone: (212) 474-1442

(ii)          if to JPMorgan, as the Administrative Agent, an Issuing Bank or a Swingline Lender, from any Loan Party, to JPMorgan Chase Bank, N.A. at the address, email and telephone separately provided by it to the Company;

(iii)          if to JPMorgan, as the Administrative Agent, from any Lender or Issuing Bank, at:

JPMorgan Chase Bank, N.A.
Attention: Loan and Agency Servicing
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Email: jpm.agency.cri@jpmorgan.com

Agency Withholding Tax Inquiries:
Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Virtual Data rooms:
Email: covenant.compliance@jpmchase.com

if to JPMorgan, as an Issuing Bank, from any Lender or Issuing Bank, at:

JPMorgan Chase Bank, N.A.
Attention: LC Agency Team
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Telephone: 800-364-1969
Email: chicago.lc.agency.activity.team@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A. .
131 S Dearborn St, Floor 04.
Chicago, IL, 60603-5506.
Attention: Loan and Agency Servicing.
Email: jpm.agency.cri@jpmorgan.com

if to JPMorgan, as a Swingline Lender, from any Lender or Issuing Bank, at:

JPMorgan Chase Bank, N.A.
Attention: Loan and Agency Servicing
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Email: jpm.agency.cri@jpmorgan.com

Agency Withholding Tax Inquiries:
Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Virtual Data rooms:
Email: covenant.compliance@jpmchase.com

(iv)          if to any other Issuing Bank, to it at its address, email or telephone most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address, email or telephone set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof), and

(v)          if to any Lender, to it at its address, email or telephone set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) given by email or delivered through an Approved Electronic Platform shall be effective as provided in Section 9.01(b).

(b)          Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished, in addition to email, through an Approved Electronic Platform pursuant to procedures set forth herein or otherwise approved by the Administrative Agent.  Notices and other communications to the Administrative Agent may be delivered or furnished, in addition to email, through other electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next business day for the recipient, and (ii) posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Any party hereto may change its address, email or other notice information hereunder by notice to the other parties hereto (or, in the case of any change by a Lender or an Issuing Bank, by notice to the Company and the Administrative Agent); it being understood and agreed that the Company or any Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

(d)          Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including U.S. federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain Private Side Information.

SECTION 9.02.          Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any other Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.  Without limiting the generality of the foregoing, to the extent permitted by applicable law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article 7 for the benefit of all the Lenders, the Issuing Banks and the other Secured Parties; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each Issuing Bank or Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or a Swingline Lender, as applicable) hereunder and under the other Loan Documents, (iii) any Lender or Issuing Bank from exercising setoff rights in accordance with Section 9.09 (subject to the terms of Section 2.17) or (iv) any Lender or Issuing Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relating to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article 7 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the immediately preceding proviso and subject to Section 2.17, any Lender or Issuing Bank may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(b)          Subject to Sections 9.02(c), 9.02(d), 9.02(e) and 9.05(f) and except as otherwise expressly set forth in this Agreement, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent, with the consent of the Required Lenders, and each Loan Party (or the Company on its behalf) that is party thereto; provided that, notwithstanding the foregoing:

(A)          the prior written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1)          increases the amount of, or extends the scheduled expiration date of, any Commitment of such Lender, or changes the currency in which any Loans are available thereunder; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory reduction of Commitments or mandatory prepayment shall constitute an increase or an extension of any Commitment of such Lender;

(2)          reduces the principal amount of any Loan or LC Disbursement owed to such Lender or any scheduled amortization payment of any Loan due to such Lender;

(3)          (x) extends the scheduled final maturity of any Loan held by such Lender or (y) postpones any scheduled amortization payment of any Loan held by such Lender, or the date of any scheduled payment of any interest on any Loan held by such Lender or of any scheduled payment of any fee due to such Lender hereunder (in each case, other than any extension for administrative convenience as agreed by the Administrative Agent), it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory reduction of Commitments or mandatory prepayment shall constitute any such extension or postponement;

(4)          reduces the stated rate of interest on any Loan held by such Lender or the stated amount of any fee or premium owed to such Lender (other than to waive any Default or Event of Default or to waive, amend or modify any obligation of any Borrower to pay interest to such Lender at the default rate of interest under Section 2.12(e) or any obligation under Section 2.11(g), each of which shall not be subject to this clause (4)), it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio (or, in each case, in any component definition thereof) used in the calculation of the Applicable Rate or in the Commitment Fee Rate, or in the calculation of any other interest, fee or premium due under any Loan Document (and no waiver of any amount required to be paid on the account of any inaccuracy of any such calculation), shall constitute a reduction in any rate of interest or any fee or premium hereunder; or

(5)          waives, amends or modifies the provisions of Section 2.17(b) or 2.17(c) of this Agreement or any other “waterfall” or pro rata sharing provision of any other Loan Document, in each case, in a manner that would by its terms alter the pro rata sharing of payments required thereby in a manner adverse to such Lender (except as otherwise expressly provided in this Agreement);

provided that, notwithstanding the foregoing provisions of this clause (A), it is understood that any waiver, amendment or modification of Section 2.21 (including Section 2.21(a)(v)) (and the definition of the term “Effective Yield” as used in such Section), or of any other “most favored nation” provision set forth in any Loan Document (and the defined terms relating thereto) may be effected pursuant to any agreement or agreements in writing entered into by the Company and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);

(B)          no such waiver, modification or amendment shall:

(1)          change (x) any of the provisions of this Section 9.02(b) or the definition of “Required Lenders”, in each case, to reduce any voting percentage required to waive, amend or modify any Loan Document without the prior written consent of each Lender; provided that, in the case of any provision of this Section 9.02(b) that by its express terms only relates to Lenders of a particular Class, any change to such provision to reduce any voting percentage of Lenders of such Class required to waive, amend or modify any Loan Document shall require the prior written consent of each Lender of such Class (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any such change) or (y) the definition of “Required Revolving Lenders” to reduce the voting percentage set forth therein without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2)          release Liens granted pursuant to the Loan Documents on all or substantially all of the value of the Collateral (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22), without the prior written consent of each Lender, it being understood that any waiver, amendment or modification of Section 6.06 or any addition of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents; or

(3)          release all or substantially all of the value of the Loan Guaranties under the Guaranty Agreement (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.22), without the prior written consent of each Lender, it being understood that any waiver, amendment or other modification of Section 6.06 or the addition of obligations Guaranteed under the Guaranty Agreement shall not be deemed to be a release of any Loan Guaranties under the Guaranty Agreement;

(C)          no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be;

(D)          the consent of the Administrative Agent (but not the consent of the Required Lenders or any other Lender or group of Lenders) shall be required for any amendment or modification that adds one or more provisions to the Loan Documents that are, in the reasonable judgment of the Administrative Agent, favorable to the Lenders; and

(E)          solely with the consent of the Required Revolving Lenders (and not without such consent), any such agreement may waive, amend or modify Section 6.09 (or the definition of “First Lien Leverage Ratio” or any component definition thereof or any other definition, in each case, as any such definition is used solely for purposes of Section 6.09) (other than, in the case of Section 6.09, for purposes of determining compliance with such Section as a condition to taking any action under this Agreement) (and if the approval set forth in this clause (E) is obtained, the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders), shall not be required).

(c)          Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended:

(i)          with the written consent of the Company, the applicable Borrowers and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of (x) all or any portion of the Term Loans of any Class (any such Term Loans being refinanced, the “Replaced Term Loans”), (y) all or any portion of the outstanding Revolving Loans of any Class (any such Revolving Loans being refinanced, the “Replaced Revolving Loans”) (it being understood that Revolving Credit Commitments in an amount equal to the aggregate principal amount of such Replaced Revolving Loans shall have been, or shall be substantially concurrently with such refinancing, terminated) or (z) any Other First Lien Indebtedness with one or more refinancing term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that:

(A)          the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, Replaced Revolving Loans or Other First Lien Indebtedness, except by (1) any additional amounts permitted to be incurred under Section 6.01, provided that, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02, plus (2) the amount of unpaid accrued interest, penalties and premiums (including any tender premiums and any prepayment premiums) thereon, any committed but undrawn amounts and any defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees, original issue discount and initial yield payments) associated therewith;

(B)          if after giving effect to the incurrence of such Replacement Term Loans, any Initial Term Loans shall remain outstanding, then, other than with respect to the Inside Maturity Amount, such Replacement Term Loans (other than any Customary Bridge Loans and any Customary Term A Loans) shall have (1) a scheduled final maturity that is no earlier than the earlier of (x) the scheduled final maturity date applicable to such Replaced Term Loans or Other First Lien Indebtedness and (y) the Initial Term Loan Maturity Date and (2) a Weighted Average Life to Maturity equal to or greater than the lesser of (x) the Weighted Average Life to Maturity of such Replaced Term Loans or Other First Lien Indebtedness and (y) the Weighted Average Life to Maturity of the Initial Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) as of the date of incurrence of such Replacement Term Loans; provided that the requirements of this clause (B) shall apply only to refinancings of Indebtedness of the type described in clause (a) or (b) of the definition of such term; provided further that the requirements of this clause (B) shall in any event not apply to any refinancings of Indebtedness in the form of any revolving credit, working capital, commercial paper or letter of credit facilities (including refinancing of Revolving Loans), any Capital Lease, any purchase money, equipment finance or similar financings or arrangements and any Indebtedness issued to sellers in connection with an acquisition or other Investment;

(C)          such Replacement Term Loans (1) shall be pari passu in right of payment and with respect to security (but without regard to the control of remedies) with any then-existing Class of Term Loans, (2) shall not be guaranteed by any Person that is not a Loan Party (it being understood that any Replacement Term Loans may be made available to any Borrower, including any Person that, substantially currently with the incurrence of such Replacement Term Loans, will become a Borrower) and (3) shall not be secured by any asset other than the Collateral;

(D)          any such Replacement Term Loans may participate in any existing mandatory prepayment under Section 2.10(b) on a pro rata basis (or on a less than pro rata basis, but not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(E)          the other terms of such Replacement Term Loans (excluding currency, pricing, interest, fees, rate floors, premiums, and other components of yield (and any “MFN” terms), scheduled final maturity, commitment terminations, amortization, escrow provisions and prepayments (including restrictions on prepayments), subject to preceding clauses (B) through (D) above) shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Company) on the Company and its Restricted Subsidiaries than those applicable to such Replaced Term Loans, Replaced Revolving

Loans or Other First Lien Indebtedness (other than any terms that (1) are applicable only to periods after the Latest Term Loan Maturity Date as of the date of incurrence of such Replacement Term Loans, (2) are on then-current market terms (taken as a whole) for the applicable type of Indebtedness (as reasonably determined by the Company) or (3) are conformed (or added) to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans); provided that (x) in the event the terms of such Replacement Term Loans include a financial maintenance covenant, then, other than in the case of any such Replacement Term Loans consisting of Customary Bridge Loans or Customary Term A Loans, such financial maintenance covenant shall be added to this Agreement for the benefit of the Lenders under each then-existing Class of Term Loans and Revolving Credit Commitments, and (y) any such Replacement Term Loans that consist of Customary Bridge Loans or Customary Term A Loans may include one or more financial maintenance covenants that do not apply for the benefit of any Lender that does not hold such Customary Bridge Loans or Customary Term A Loans so long as such financial maintenance covenant or covenants shall be added to this Agreement for the benefit of the Lenders under each then-existing Class of Revolving Credit Commitments (including, if applicable, by conforming the Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Lenders than the then-existing Financial Covenant); and

(F)          such Replaced Term Loans, Replaced Revolving Loans or Other First Lien Indebtedness and all accrued interest thereon shall have been or shall be paid in full prior to or on the date of incurrence of such Replacement Term Loans; and

(ii)          with the written consent of the Company and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing of all or any portion of the Revolving Credit Commitments of any Class (any such Revolving Credit Commitment being refinanced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)          the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Replaced Revolving Facility, except by (1) any additional amounts permitted to be incurred under Section 6.01, provided that, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02, plus (2) the amount of unpaid accrued interest, penalties and premiums (including any prepayment premiums) thereon, any committed but undrawn amounts, underwriting discounts and other fees, commissions and/or expenses (including upfront fees and/or original issue discount) associated therewith;

(B)          if the Initial Revolving Credit Commitments will remain in effect after giving effect to the establishment of such Replacement Revolving Facility, then such Replacement Revolving Facility may not have a scheduled final maturity date earlier than (or require commitment reductions prior to) the earlier of (x) the Maturity Date applicable to such Replaced Revolving Facility and (y) the Initial Revolving Credit Maturity Date;

(C)          such Replacement Revolving Facility (1) shall be pari passu in right of payment and with respect to security (but without regard to the control of remedies) with any then-existing Revolving Facilities, (2) shall not be guaranteed by any Person that is not a Loan Party (it being understood that any Replacement Revolving Facility may be made available to any Borrower, including any Person that, substantially currently with the establishment of such Replacement Revolving Facility, will become a Borrower) and (3) shall not be secured by any assets other than the Collateral; and

(D)          the other terms of such Replacement Revolving Facility (excluding currency, pricing, interest, fees, rate floors, premiums, and other components of yield (and any “MFN” terms), scheduled final maturity, commitment terminations, escrow provisions and prepayments (including restrictions on prepayments), subject to clauses (B) through (C) above) shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Company) on the Company and its Restricted Subsidiaries than those applicable to such Replaced Revolving Facility (other than any terms that (1) are applicable only to periods after the Latest Revolving Credit Maturity Date as of the date of establishment of such Replacement Revolving Facility, (2) are on then-current market terms (taken as whole) for the applicable type of Indebtedness (as reasonably determined by the Company), (3) are reasonably acceptable to the Administrative Agent or (4) are conformed (or added) to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Revolving Credit Commitments); and

(E)          the Revolving Credit Commitments in respect of such Replaced Revolving Facility shall be terminated to the extent of such refinancing, and all Revolving Loans and Revolving Credit Exposure outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case, on the date such Replacement Revolving Facility is established.

(iii)          Replacement Term Loans and Replacement Revolving Facilities may be provided by any existing Lender or by any other Eligible Assignee; provided that, in the case of any Replacement Revolving Facility, the Administrative Agent, each Issuing Bank and the Swingline Lender shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Lender’s provision of such Replacement Revolving Facility solely if such consent would be required under Section 9.05(b) for an assignment of Loans of the applicable Class to such Lender; provided further that any such Lender that is a Non-Debt Fund Affiliate or a Debt Fund Affiliate shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Commitments and related Obligations had been acquired by such Lender by way of assignment.  It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or any other Loan Document (including, if applicable, any Refinancing Amendment) as may be necessary, in the reasonable opinion of the Administrative Agent and the Company, to give effect to the provisions of this Section 9.02(c), including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 9.02(c); it being understood and agreed that, except as specifically set forth in this Section 9.02(c), the Administrative Agent shall not be required to execute any Refinancing Amendment unless such Refinancing Amendment would affect the Loan Documents in a manner that would require the consent of the Administrative Agent pursuant to Section 9.02(b)(C), 9.02(c)(ii)(D) or 9.02(c)(iii).  The Administrative Agent agrees that its consent, if required, to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Refinancing Amendment, will not be unreasonably withheld, conditioned or delayed.

(d)          Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i)          the Company and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive the Guaranty Agreement and/or any Collateral Document to (A) comply with any law or the advice of counsel and/or (B) cause the Guaranty Agreement and/or such Collateral Document to be consistent with this Agreement and/or the relevant other Loan Documents;

(ii)          the Company and the Administrative Agent may, without the input or consent of any Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Company and the Administrative Agent, (A) to give effect to the provisions of Sections 1.07, 2.21, 2.22, 5.11 and/or 9.02(c) (including, in the case of any Loans incurred or established pursuant to any such Section that are intended to be “fungible” with any then-existing Class of Loans, to modify the scheduled amortization to be in such percentages or amounts as may be agreed by the Company and the Administrative Agent, to add or extend any “call protection” period for the benefit of, or increase the Effective Yield with respect to, such then-existing Class of Loans or to make other modifications to such then-existing Class of Loans so long as other modifications are favorable to the Lenders in respect thereof, in each case, to the extent necessary in order to ensure that such Loans are “fungible” with such then-existing Class of Loans) or any other provision of this Agreement or any other Loan Document (or any Exhibit hereto or thereto) specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) in connection with any transaction permitted by Section 2.21, 2.22 and/or 9.02(c), to add terms (including representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent, it being understood that (x) where applicable, any such amendment may be effected as part of the applicable Incremental Facility Amendment, Extension/Modification Amendment or Refinancing Amendment and (y) any Incremental Facility Amendment, Extension/Modification Amendment or Refinancing Amendment also may provide for amendments or other modifications to this Agreement and the other Loan Documents in addition to those referred to in Section 2.21, 2.22 or 9.02(c), as the case may be (any such additional amendment or modification, an “Additional Amendment”); provided that no Additional Amendment shall become effective prior to the time that such Additional Amendment shall have been consented to (including pursuant to consents set forth in any Incremental Facility Amendment, Extension/Modification Amendment or Refinancing Amendment) by such of the Lenders and other Persons (if any) as may be required in order for such Additional Amendment to become effective in accordance with this Section 9.02; provided further that, notwithstanding anything to the contrary contained herein, for purposes of determining whether the consent of the Required Lenders (or such other requisite percentage of Lenders required hereunder) has been obtained in respect of any Additional Amendment, to the extent any Additional Loans and/or Additional Commitments to be made or established pursuant to any Incremental Facility Amendment, Extension/Modification Amendment and/or Refinancing Amendment would be permitted by Section 2.21, 2.22 and/or 9.02(c) without giving effect to such Additional Amendment, then the consent of the Required Lenders (or such other requisite percentage of Lenders required hereunder) to such Additional Amendment shall be determined after giving effect to such Additional Loans and/or Additional Commitments so made or established (and any refinancing of any Loans and/or Commitments to be effected in connection therewith);

(iii)          if the Administrative Agent and the Company have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan

Document, then the Administrative Agent and the Company shall be permitted to amend such provision without the consent of any Lender solely to address such matter as reasonably determined by them acting jointly;

(iv)          the Administrative Agent and the Company may amend, restate, amend and restate or otherwise modify any Intercreditor Agreement as provided therein or as provided in Section 9.20;

(v)          the Administrative Agent may amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.05 and/or reductions, terminations, increases or additions of Commitments pursuant to Sections 2.08, 2.21, 2.22 and/or 9.02(c);

(vi)          no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or modification referred to in clause (A)(1), (A)(2), (A)(3) or (A)(4) (or clause (A)(5) if such waiver, amendment or modification by its terms affects such Defaulting Lender more adversely than the other directly and adversely affected Lenders of the same Class) of the first proviso to Section 9.02 and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or modification;

(vii)          this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Company and the applicable Borrowers (A) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and/or Required Revolving Lenders on substantially the same basis as the Lenders prior to such inclusion;

(viii)          (A) any amendment, waiver or modification of any term or provision of this Agreement or any other Loan Document that by its terms directly affects Lenders under one or more Classes and does not directly and adversely affect Lenders under one or more other Classes, including any waiver of any condition precedent set forth in Section 4.02 or 4.03, may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time, and (B) any waiver of any Default or Event of Default that arises from the inaccuracy of any representation, warranty or certification made or deemed made by any Loan Party or Borrowing Subsidiary in any Loan Document or in any certificate required to be delivered in connection therewith, in each case, in connection with any credit extension under the Revolving Facility may be effected by an agreement or agreements in writing entered into by the Company and the Required Revolving Lenders (without the consent of any other Lender);

(ix)          this Agreement may be amended in the manner provided in Sections 1.13 and 2.13(b);

(x)          (A) this Agreement may be amended in the manner provided in Section 2.05(i) and the definition of “LC Commitment” and (B) the Company and any Issuing Bank may, without the input or consent of any Lender or any other Person, waive, amend or modify any provision of Section 4.02 or 4.03 solely as it pertains to any Revolving Credit Extension by such Issuing Bank;

(xi)          the Company, the Administrative Agent and the Swingline Lender may, without the input or consent of any Lender or any other Person, waive, amend or modify the limit set forth in Section 2.04(a)(i) on the aggregate principal amount of outstanding Swingline Loans permitted hereunder;

(xii)          any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company, the Administrative Agent (and, if their consent would be required under Section 9.02(b)(C), the Issuing Banks and the Swingline Lender) and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full in Cash of the principal of and interest accrued on each Loan made by it, and all other amounts owing to it or accrued for its account under this Agreement;

(xiii)          this Agreement and the other Loan Documents may be amended in the manner provided in the definition of “Alternative Currency” or Section 2.23 and, in connection with any new currency being added as an Alternative Currency or any Borrowing Subsidiary becoming a party hereto, this Agreement (including the Exhibits hereto) may be amended by an agreement in writing entered into by the Company and the Administrative Agent to provide for such technical modifications as they determine to be necessary or advisable in connection therewith, including the addition of “parallel debt” provisions or, in the case of any new currency, the addition of, and incorporation of customary replacement provisions with respect to, the applicable benchmark rates with respect to such currency;

(xiv)              this Agreement and the other Loan Documents may be amended in the manner provided in Section 9.26 and, in connection therewith, the Company and the Administrative Agent may, without the input or consent of any Lender or any other Person, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to give effect to the provisions of Section 9.26, including (A) amendment to the definition of the “Company” to include a reference to the applicable Permitted Parent, (B) amendments to include such Permitted Parent as a Borrower in respect of the Revolving Facilities and to reflect the status of the Company (as constituted immediately prior to giving effect to the transactions contemplated by Section 9.26) as a Borrowing Subsidiary and (C) any other technical amendments relating thereto; and

(xv)          if the Company shall have delivered a written notice to the Administrative Agent that the Company intends change its Fiscal Year to end on any date set forth in such notice, the Company and the Administrative Agent may, without the input or consent of any Lender or any other Person, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Company and the Administrative Agent, to give effect to such change in Fiscal Year and any corresponding changes in the Fiscal Quarters.

(e)          (i) Notwithstanding anything in this Section 9.02 or elsewhere in this Agreement or any other Loan Document to the contrary, (A) in connection with any determination as to whether the Required Lenders, the majority in interest of Lenders of any Class or any other requisite Lenders have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Borrower or any other Loan Party therefrom, (2) otherwise acted on any matter related to any Loan Document or (3) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender that is a Regulated Bank or

Morgan Stanley Senior Funding, Inc.) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) (and shall have no right to vote any of its Loans and Commitments); it being understood that for purposes of any such determination all Term Loans, Revolving Credit Exposures and unused Commitments held by any Net Short Lender shall be deemed to be not outstanding, and (B) each Net Short Lender shall be deemed to vote in the same proportion as Lenders that are neither Net Short Lenders nor Disqualified Institutions in any proceeding under any Debtor Relief Law commenced by or against any Borrower or any other Loan Party.

(ii)          For purposes of determining whether a Lender has a “net short position” on any date of determination, (A) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof if in U.S. Dollars or, if the notional amount thereof is in a currency other than U.S. Dollars, at the notional amount thereof converted to the U.S. Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (B) derivative contracts in respect of an index that includes any of the Borrowers or any other Loan Parties or any instrument issued or guaranteed by any of the Borrowers or any other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrowers and the other Loan Parties and any instrument issued or guaranteed by any of the Borrowers and the other Loan Parties, collectively, shall represent less than 5% of the components of such index, (C) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation, or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrowers or the other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions and (D) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrowers or the other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrowers, the other Loan Parties and any instrument issued or guaranteed by any of the Borrowers or the other Loan Parties, collectively, shall represent less than 5% of the components of such index.  Each Lender shall, in connection with any determination referred to in clause (i) above determine whether or not it is a Net Short Lender and, if such Lender shall be a Net Short Lender, such Lender shall promptly notify the Administrative Agent and the Company in writing that it is a Net Short Lender, it being agreed that (1) each Lender that shall not have provided such notice to the Administrative Agent and the Company shall be deemed to have represented and warranted to the Administrative Agent and the Company that it is not a Net Short Lender and (2) the Administrative Agent and the Company shall be entitled to rely on each such notification and each such deemed representation and warranty and shall have (x) no duty to (I) inquire as to or investigate the accuracy of any such deemed representation and warranty, (II) verify any statements in any officer’s certificates delivered to it or (III) otherwise make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions and (y) no liabilities with respect to any provisions of this Agreement relating to Net Short Lenders.

(f)          The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or modifications of this Agreement or any other Loan Document on behalf of such Lender.  Any waiver, amendment or modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.          Expenses; Indemnity.

(a)          Subject to Section 9.05(f), the Company shall, if the Closing Date occurs, pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole (and, if reasonably necessary, of one firm of local counsel to all such Persons, taken as a whole, in any relevant material local jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions))) in connection with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Loan Documents (including in connection with any visit or inspection permitted by Section 5.06) and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Company and except as otherwise provided in a separate writing between the Company, the relevant Arranger and/or the Administrative Agent), and (ii) all reasonable and documented and invoiced out-of-pocket expenses incurred by the Administrative Agent or its Affiliates, the Arrangers, the Issuing Banks or the Lenders (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole and, if reasonably necessary, of one firm of local counsel in any relevant material local jurisdiction to all such Persons, taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section 9.03, or in connection with the Loans made and/or Letters of Credit issued hereunder (in each case of clauses (i) and (ii) above, excluding allocated costs of in-house counsel and, in the case of any expenses incurred in connection with the matters described in Section 9.03(b), subject to the limitations set forth in Section 9.03(b) on the Company’s obligation to pay such expenses).  Except to the extent required to be paid on the Closing Date, all amounts due under this Section 9.03(a) shall be payable by the Company within 30 days of receipt by the Company of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)          The Company shall, if the Closing Date occurs, indemnify each Arranger, the Administrative Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out-of-pocket fees, disbursements and other charges of one firm of counsel to all Indemnitees, taken as a whole, and, if reasonably necessary, one firm of local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions, and solely in the case of an actual or reasonably perceived conflict of interest where any affected Indemnitee notifies the Company of such conflict and thereafter retains its own counsel, (x) one additional firm of counsel to all affected Indemnitees, taken as a whole, and (y) one additional firm of local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release by the Company or any of its Restricted Subsidiaries or any other Environmental Liability related to the Company or any of its Restricted Subsidiaries and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Company, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such Liability or related expense (A) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such Liability or related expense has resulted from such Indemnitee’s or any of its Related Parties’ material breach of this Agreement or any other Loan Document or (B) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or any Arranger, acting in its capacity as the Administrative Agent or as an Arranger) that does not involve any act or omission of the Company or any of its subsidiaries.  Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Company pursuant to this Section 9.03(b) to such Indemnitee to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof.  All amounts due under this Section 9.03(b) shall be payable by the Company within 30 days (x) after receipt by the Company of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Company of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.  This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent Liabilities in respect of a non-Tax claim.

(c)          The Company shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), but if any claim, litigation, investigation or proceeding is settled with the written consent of the Company, or if there is a final judgment against any Indemnitee in any such proceeding, the Company agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above.  The Company shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

SECTION 9.04.          Waiver of Claim.  To the extent permitted by applicable law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives, any claim against any other party hereto, any Borrower or other Loan Party and/or any Related Party of any of the foregoing, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any Borrower or other Loan Party, to the extent such damages are included in a third party claim that would otherwise be subject to indemnification pursuant to, and in accordance with, the terms of Section 9.03 or any similar indemnification provision of any other Loan Document.

SECTION 9.05.          Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 2.23(b), 6.06 or 9.26, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(f)).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in Section 9.05(e), Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in Section 9.05(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Commitment at the time owing to it) with the prior written consent of:

(A)          the Company (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that it is reasonable for the Company to withhold its consent to any assignment to any Person that is not a Disqualified Institution but is known by the Company to be an Affiliate of a Disqualified Institution, regardless of whether such Person is reasonably identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name); provided that (x) the Company shall be deemed to have consented to any assignment of Term Loans or Term Commitments (other than any such assignment to a Disqualified Institution, unless the Company otherwise agrees in writing in its sole discretion, or a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof and (y) no consent of the Company shall be required for any assignment of Loans or Commitments (1) in the case of any assignment of Term Loans, to another Lender, an Affiliate of any Lender or an Approved Fund, (2) at any time when an Event of Default under Section 7.01(a) or, solely with respect to the Company, Section 7.01(f) or 7.01(g) exists or (3) in the case of any Revolving Facility, any assignment by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC or by Goldman Sachs Lending Partners LLC to Goldman Sachs Bank USA;

(B)          the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for (1) any assignment to another Lender, an Affiliate of any Lender (including, in the case of Goldman Sachs Bank USA or Goldman Sachs Lending Partners LLC, the other) or an Approved Fund or (2) any assignment to any Affiliated Lender or any Debt

Fund Affiliate to the extent such assignment is made in compliance with Section 9.05(g); and

(C)          in the case of any Revolving Facility, each Issuing Bank and the Swingline Lender (not to be unreasonably withheld, conditioned or delayed); provided that no consent of any Issuing Bank or the Swingline Lender shall be required (1) for any assignment to another Revolving Lender or an Affiliate of any Revolving Lender (including, in the case of Goldman Sachs Bank USA or Goldman Sachs Lending Partners LLC, the other) or (2) at any time when (x) an Event of Default under Section 7.01(f) or 7.01(g) exists, solely with respect to the Company and (y) (I) in the case of any Issuing Bank, such Issuing Bank has no outstanding Letters of Credit or (II) in the case of the Swingline Lender, the Swingline Lender has no outstanding Swingline Loans.

(ii)          Assignments shall be subject to the following additional conditions:

(A)          except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the trade date and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) US$1,000,000, in the case of Term Loans and Term Commitments, and (y) US$5,000,000, in the case of Revolving Loans and Revolving Credit Commitments, in each case, unless the Company and the Administrative Agent otherwise consent;

(B)          any partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments and Loans;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of US$3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)          the relevant Eligible Assignee (if it is not a Lender and if other than the Company or any of its subsidiaries) shall deliver, on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form or other document required under Section 2.16.

(iii)          Subject to the acceptance and recording thereof pursuant to Section 9.05(b)(iv) and except as otherwise provided in Section 9.05(g), from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13).  If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the applicable Borrowers shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, but subject to the requirements of, Section 9.05(c).

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the U.S. a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, the Issuing Banks and their respective successors and assigns, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Company, the Borrowing Subsidiaries, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, the Borrowing Subsidiaries, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b)(ii)(C), if applicable, and any written consent to the relevant assignment required by this Section 9.05(b), the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.05(b)(v).

(c)          (i) Any Lender may, without the consent of the Company, any Borrowing Subsidiary, the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any Person (other than to any Disqualified Institution, any natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in clause (vii) of the proviso to the first paragraph of Section 9.05(g), as if the limitation applied to such participations), the Company or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Borrowing Subsidiaries, the other Loan Parties, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in clause (A)(1), (A)(2), (A)(3), (A)(4), (B)(1) or (B)(2) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or Commitments in which such Participant has an interest.  The Company and the Borrowing Subsidiaries agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the limitations and requirements of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.16(a) or 2.16(c), to the Company and the Administrative Agent); provided that no Participant shall be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (in its sole discretion), expressly acknowledging that such Participant’s entitlement to benefits under Section 2.14, 2.15 or 2.16 is not limited to what the participating Lender would have been entitled to receive absent the participation.  To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.17(c) as though it were a Lender.

(ii)          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the proposed U.S. Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution, any natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii)          No Lender, acting in its capacity as a Lender (or any Affiliate or other Person acting on such Lender’s behalf), other than a Regulated Bank, may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a sole reference obligation (or a reference obligation constituting at least 5% of the weight in any bucket of such derivative instruments) with any counterparty that is a Disqualified Institution solely to the extent that under such swap or derivative instrument, such Disqualified Institution is granted voting rights in respect of any amendment, modification or waiver hereunder or under any other Loan Document.

(e)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the applicable Borrower all or any part of any Loan that the Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company or any Borrowing Subsidiary under this Agreement (including its obligations under Section 2.14, 2.15 or 2.16) and no SPC shall be entitled to any greater amount under Section 2.14, 2.15 or 2.16 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Company (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Section 2.14, 2.15 or 2.16 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided that (1) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Company and the applicable Borrowing Subsidiaries hereunder and (2) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (x) with notice to, but without the prior written consent of, the Company or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)          (i) If any assignment or participation under this Section 9.05 is made by any Lender without the Company’s prior written consent (A) to any Disqualified Institution or (B) if the Company’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(i)(A)) for such assignment or participation, to any other Person, then the Company and the Borrowing Subsidiaries shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to the Company or any Borrowing Subsidiary at law or in equity; it being understood and agreed that the Company and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment or participation to any Disqualified Institution or to any other Person where the Company’s consent thereto is required but not obtained.  Upon the request of any Lender, the Administrative Agent shall make the list of Disqualified

Institutions available to such Lender at the relevant time and such Lender may provide the list of Disqualified Institutions to any potential assignee or participant or counterparty to any derivative instrument referred to in Section 9.05(d)(ii) on a confidential basis in accordance with Section 9.13 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) constitutes a Disqualified Institution.

(ii)          If any assignment or participation under this Section 9.05 is made by any Lender to any Disqualified Institution and/or any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund that is not itself a Disqualified Institution) without the Company’s prior written consent (any such Person, a “Disqualified Person”), then the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) exercise its rights under Section 2.18(b) in respect of such Disqualified Person, provided that, notwithstanding anything to the contrary in Section 2.18(b), with respect to the outstanding principal amount of any Term Loans of any Class held by such Disqualified Person, such Disqualified Person shall only be entitled to receive the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued and unpaid interest thereon and (B) with respect to any Term Loans of any Class held by such Disqualified Person, purchase such Term Loans from such Disqualified Person (and such Disqualified Person shall be obligated to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement in respect of such Term Loans) by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued and unpaid interest thereon and all other amounts payable to it hereunder from the Borrowers.  Notwithstanding anything to the contrary set forth herein, (1) no processing and recordation fee required under Section 9.05(b)(ii)(C) shall be required in connection with any assignment pursuant to this Section 9.05(f)(ii), (2) any Term Loan acquired by any Affiliated Lender pursuant to this Section 9.05(f)(ii) will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following the effectiveness of such assignment; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following the effectiveness of such assignment, then such excess amount shall either be (x) contributed to the Company or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled, and (3) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.11(g), 2.12(e), 2.15 or 9.03.  Each Lender acknowledges its agreements and appointments set forth in Section 2.18(b) with respect to this Section 9.05(f)(ii).

(iii)          If any Disqualified Person shall have been identified by the Company to the Administrative Agent, then, notwithstanding anything to the contrary set forth herein, such Disqualified Person (A) shall not be permitted to, and shall not, (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) by or among any Borrower or any other Loan Party, the Administrative Agent or any Lender or (y) receive any information or materials prepared by any Borrower or any other Loan Party, the Administrative Agent or any Lender, or any communication by or among any Borrower or any other Loan Party, the Administrative Agent or any Lender (in each case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2), (B) (x) shall not for purposes of determining whether the Required Lenders, the Required Revolving Lenders, the majority in interest of Lenders under any Class, each Lender or each directly and adversely affected Lender have (I) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Borrower or any other Loan Party therefrom, (II) otherwise acted on any matter related to any Loan Document or (III) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action (and shall have no right to vote any of its Term Loans, Revolving Credit Exposures and unused Commitments); it being understood that for purposes of any such determination all Term Loans, Revolving Credit Exposures and unused Commitments held by any Disqualified Person shall be deemed to be not outstanding, and (y) shall be deemed to vote in the same proportion as Lenders that are neither Disqualified Persons nor Net Short Lenders in any proceeding under any Debtor Relief Law commenced by or against any Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 2.11(g), 2.12(e), 2.15 or 9.03.

(iv)          Notwithstanding anything to the contrary herein, each of the Company, each Borrowing Subsidiary, each other Loan Party and the Lenders acknowledges and agrees that (x) the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Person and the Administrative Agent shall have no liabilities with respect to any assignment or participation made to a Disqualified Person and (y) (I) the Administrative Agent will be permitted to make the list of Disqualified Institutions available (subject to the provisions of Section 9.13) to any Lender and (II) the list of Disqualified Institutions shall be permitted to be disclosed to any prospective assignee, participant and contractual counterparty to any Hedge Agreement (including any credit default swap) or similar derivative product, in each case of the foregoing clauses (I) and (II), that specifically requests a copy thereof.

(v)          Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that the Company, any Borrowing Subsidiary or any other Loan Party may otherwise have at law or equity.  It is understood that the provisions of Sections 9.05(f)(ii) and 9.05(f)(iii) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(g)          Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement (x) in respect of its Term Loans of any Class, to any Affiliated Lender or (y) in respect of its Loans or Commitments of any Class, to any Debt Fund Affiliate, in each case, on a non-pro rata basis (A) through Auctions open to all Lenders holding the Loans or Commitments of the applicable Class on a pro rata basis or (B) through open market or other purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)          in the case of any such assignment to the Company or any of its subsidiaries, any Term Loans acquired by it shall be retired and cancelled immediately upon the acquisition thereof; it being agreed that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each scheduled amortization payment installment with respect to the Term Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled;

(ii)          the relevant Affiliated Lender or Debt Fund Affiliate and assigning Lender shall have executed and delivered to the Administrative Agent (A) in the case of an Affiliated Lender, an Affiliated Lender Assignment and Assumption and (B) in the case of a Debt Fund Affiliate, an Assignment and Assumption;

(iii)          in the case of any such assignment to a Non-Debt Fund Affiliate, immediately after giving effect to the relevant assignment, the aggregate principal amount of all Term Loans then held by all Non-Debt Fund Affiliates shall not exceed 30% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous retirements and cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (iii) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Term Loans held by Non-Debt Fund Affiliates by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Non-Debt Fund Affiliate or the provision of Additional Term Loans by any Non-Debt Fund Affiliate)); provided further that to the extent that any assignment to any Non-Debt Fund Affiliate would result in the aggregate principal amount of Term Loans then held by all Non-Debt Fund Affiliates exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous retirements and cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(iv)          in the case of any assignment effected pursuant to an Auction and/or open market or other purchase conducted by the Company or any of its subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans or Swingline Loans to fund the purchase price for such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Auction or the confirmation of such open market or other purchase, as applicable;

(v)          in the case of any assignment to a Non-Debt Fund Affiliate, whether by its acquisition of Term Loans or otherwise, such Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that:

(A)          the Term Loans held by such Non-Debt Fund Affiliate shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided that (x) such Non-Debt Fund Affiliate shall have the right to vote (and the Term Loans held by such Non-Debt Fund Affiliate shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders (or all Lenders of the applicable Class) or all Lenders (or all Lenders of the applicable Class) directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Non-Debt Fund Affiliate in its capacity as a Lender as compared to other Lenders of the same Class that are not Non-Debt Fund Affiliates or (2) deprive any Non-Debt Fund Affiliate of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without the consent of such Non-Debt Fund Affiliate; and

(B)          such Non-Debt Fund Affiliate, solely in its capacity as a Lender, will not be entitled to (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Borrowers or any other Loan Parties or their representatives are not invited or (y) receive any information or materials prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information, materials or communication have been made available by the Administrative Agent or any Lender to any Borrower or other Loan

Party or its representatives (and in any case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2);

(vi)          in the case of any assignment to a Non-Debt Fund Affiliate, whether by its acquisition of Term Loans or otherwise, such Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that in any proceeding under any Debtor Relief Law, the interest of such Non-Debt Fund Affiliate in any Term Loan of any Class will be deemed to be voted in the same proportion as the vote of Lenders of such Class that are not Non-Debt Fund Affiliates on the relevant matter; provided that each Non-Debt Fund Affiliate will be entitled to vote its interest in any Term Loan of any Class to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Non-Debt Fund Affiliate in such Term Loan in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of Term Loans of such Class held by other Term Lenders that are not Non-Debt Fund Affiliates;

(vii)          in the case of any assignment to a Debt Fund Affiliate, the Loans and Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders or the Required Revolving Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Borrower or other Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Loans and/or Commitments held by Debt Fund Affiliates that represents the excess over 49.9% of such amounts shall be deemed to be voted pro rata along with the other Lenders that are not Debt Fund Affiliates; and

(viii)          no Affiliated Lender or Debt Fund Affiliate shall be required to represent or warrant that it is not in possession of Private Side Information with respect to the Company and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g).

The Administrative Agent is authorized to make appropriate entries in the Register to reflect any retirement and cancelation of the Term Loans retired and cancelled pursuant to this Section 9.05(g).  Any payment made by the Company or any subsidiary in connection with an acquisition of Term Loans permitted by this Section 9.05(g) shall not be subject to the provisions of Sections 2.15, 2.16 and 2.17.  Failure by the Company or any subsidiary to make any payment to a Lender required to be made in consideration of an acquisition of Term Loans permitted by this Section 9.05(g) shall not constitute a Default under Section 7.01.

Notwithstanding anything to the contrary contained herein, any Term Loans acquired by any Non-Debt Fund Affiliate or any Debt Fund Affiliate may (but shall not be required to) be contributed to the Company or any of its subsidiaries, provided that, in the case of any such contribution to the Company or any of its subsidiaries, such Term Loans shall be retired and cancelled immediately upon the contribution thereof, it being agreed that (i) upon any such retirement and cancellation, (A) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each scheduled amortization payment with respect to the Term Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and (B) such contribution shall be treated as a capital contribution in respect of Qualified Capital Stock of the Company for purposes of clause (a)(iii) of the definition of “Available Amount” (it being understood that the fair market value of the Term Loans so contributed shall be as reasonably determined by the Company at the time of such contribution (and, in the Company’s discretion, may be based on the purchase price for such Term Loans paid by such Non-Debt Fund Affiliate or such Debt Fund Affiliate), but net of the fair market value of any Indebtedness of the Company or any Restricted Subsidiary received by it in exchange therefor as contemplated by clause (ii) below) and (ii) in exchange for such contribution, such Non-Debt Fund Affiliate or Debt Fund Affiliate may receive Indebtedness (or, in the case of any Parent Company, Capital Stock) of any Parent Company, the Company or any of its subsidiaries that is otherwise permitted (or not prohibited) under this Agreement to be incurred or issued by such Person at such time.  Each Non-Debt Fund Affiliate agrees to notify the Administrative Agent and the Company promptly (and in any event within 15 Business Days) if it acquires any Person that is also a Lender, and each Lender agrees to notify the Administrative Agent and the Company promptly (and in any event within 15 Business Days) if it becomes a Non-Debt Fund Affiliate.

SECTION 9.06.          Survival.  All covenants, agreements, representations and warranties made by the Borrowers and the other Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and the issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date.  The provisions of Sections 2.14, 2.15, 2.16, 2.23(d), 9.03, 9.04, 9.13 and 9.23 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but, in each case, subject to the limitations set forth in this Agreement.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, from and after the Termination Date, each Letter of Credit (or, with respect to any Letter of Credit, from and after such other time prior to the Termination Date as may be agreed in writing by the applicable Issuing Bank, such Letter of Credit) shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d).

SECTION 9.07.          Counterparts; Integration; Effectiveness; Electronic Execution.  (a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it has been executed by the Company and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)          Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further without limiting the foregoing, (i) to the extent the Administrative Agent and the Company have agreed to accept any Electronic Signature, the Administrative Agent, the Lenders, the Issuing Banks, each Borrower and each other Loan Party shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Administrative Agent, any Lender, any Issuing Bank, any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or the Company, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, each party hereto (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks, the Borrowers and the other Loan Parties, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page or any electronic images of this Agreement, any other Loan Document or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that each of the Administrative Agent, the Lenders, the Issuing Banks, the Borrowers and the other Loan Parties may, at its option, create one or more copies of this Agreement, any other Loan Document and any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against the Administrative Agent, any Lender, any Issuing Bank, any Borrower or any other Loan Party for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s, Issuing Bank’s, Borrower’s or any other Loan Party’s reliance on or use of Electronic Signatures or transmissions by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Administrative Agent, any Lender, any Issuing Bank, any Borrower or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.08.          Severability.  To the extent permitted by applicable law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

SECTION 9.09.          Right of Setoff.  At any time when an Event of Default exists, the Administrative Agent and, subject to the prior written consent of the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any and all of the Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 (and subject to the provisions of Section 2.23(d)) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off; provided further that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.  Any applicable Lender or Issuing Bank shall promptly notify the Company and the Administrative Agent of such setoff or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.09.  The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

SECTION 9.10.          Governing Law; Jurisdiction; Consent to Service of Process.

(a)          THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN TORT, IN CONTRACT, AT LAW OR IN EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT (I) THE INTERPRETATION OF THE DEFINITION OF “SPINCO MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A “SPINCO MATERIAL ADVERSE EFFECT” HAS OCCURRED), (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF HISTORICAL AMENTUM OR ITS APPLICABLE AFFILIATE HAS THE RIGHT (GIVING EFFECT TO ANY APPLICABLE NOTICE OR CURE PERIOD AND WITHOUT INCURRING ANY LIABILITY) TO TERMINATE ITS OBLIGATIONS UNDER THE MERGER AGREEMENT OR TO DECLINE TO CONSUMMATE THE MERGER, IN EACH CASE, IN ACCORDANCE WITH THE MERGER AGREEMENT AND (III) THE DETERMINATION OF WHETHER EACH OF THE REORGANIZATION, THE DISTRIBUTION AND THE MERGER HAS BEEN OR SUBSTANTIALLY CONCURRENTLY WITH THE AVAILABILITY AND FUNDING OF THE CREDIT FACILITIES WILL BE CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE SEPARATION AND

DISTRIBUTION AGREEMENT AND THE MERGER AGREEMENT AND, IN ANY CASE, ALL CLAIMS, DISPUTES, CONTROVERSIES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS AND ATTORNS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT, IN EACH CASE, SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED EXCLUSIVELY IN SUCH U.S. FEDERAL COURT OR, IF SUCH COURT SHALL NOT HAVE SUBJECT MATTER JURISDICTION, SUCH NEW YORK STATE COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE MERGER AGREEMENT OR THE SEPARATION AND DISTRIBUTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND WHICH DOES NOT INVOLVE CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE ISSUING BANKS, THE LENDERS OR ANY INDEMNITEE, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE MERGER AGREEMENT OR THE SEPARATION AND DISTRIBUTION AGREEMENT, AS APPLICABLE.  EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON AS PROVIDED FOR IN SECTION 9.01 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY THAT IS A FOREIGN SUBSIDIARY IN THE COURTS OF ITS JURISDICTION OF ORGANIZATION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.10(b).  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY

REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01.  EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUIT, ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)          EACH BORROWING SUBSIDIARY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE COMPANY, AND THE COMPANY HEREBY ACCEPTS SUCH APPOINTMENT, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS THAT MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO ANY BORROWING SUBSIDIARY IN CARE OF THE COMPANY AT THE COMPANY’S ADDRESS USED FOR PURPOSES OF GIVING NOTICES UNDER SECTION 9.01, AND EACH BORROWING SUBSIDIARY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE COMPANY TO ACCEPT SUCH SERVICE ON ITS BEHALF.

(f)          IN THE EVENT ANY BORROWING SUBSIDIARY THAT IS A FOREIGN SUBSIDIARY OR ANY OF ITS ASSETS HAS OR HEREAFTER ACQUIRES, IN ANY JURISDICTION IN WHICH JUDICIAL PROCEEDINGS MAY AT ANY TIME BE COMMENCED WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, ANY IMMUNITY FROM JURISDICTION, LEGAL PROCEEDINGS, ATTACHMENT (WHETHER BEFORE OR AFTER JUDGMENT), EXECUTION, JUDGMENT OR SETOFF, SUCH BORROWING SUBSIDIARY HEREBY IRREVOCABLY AGREES NOT TO CLAIM AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES SUCH IMMUNITY.

SECTION 9.11.          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12.          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13.          Confidentiality.  The Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”), on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the confidential information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and its and their Representatives’ compliance with this paragraph; provided further that unless the Company otherwise consents in writing, no such disclosure shall be made by the Administrative Agent, any Arranger, any Lender or any Issuing Bank or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Arranger, any Lender or any Issuing Bank that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority over such Person or its Affiliates, (i) to the extent permitted by applicable law, inform the Company promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any regulatory or governmental authority (including any self-regulatory body) exercising examination or regulatory authority over such Person or its Affiliates, to the extent permitted by applicable law, (i) inform the Company promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Company and the Administrative Agent, including as set forth in the Lender Presentation) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Hedge Agreement (including any credit default swap) or similar derivative product to which any Borrower or other Loan Party is a party (other than any Disqualified Institution) and (iv) (I) subject to the Company’s prior approval of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), (x) to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.12 or (y) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, to market data collectors and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the Loan Documents or (II) on a confidential basis, to data service providers, including league table providers, that serve the lending industry (to the extent such information is routinely given by agents or arrangers to such Persons), (f) with the prior written consent of the Company, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section 9.13 by such Person, its Affiliates or their respective Representatives and (h) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document.  For purposes of this Section, “Confidential Information” means all information relating to the Company and/or any of its Affiliates and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Lender, any Arranger or any Issuing Bank or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Company and/or any of its Affiliates from time to time, including prior to the date hereof), other than any such information that is available to the Administrative Agent, any Arranger, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by the Company or any of its Affiliates.  For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to any Person that is, at the time of disclosure, a Disqualified Institution.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, (x) the Administrative Agent, the Lenders and the Issuing Banks acknowledge that the Company and its subsidiaries perform classified contracts funded by or for the benefit of the U.S. federal government and, accordingly, neither the Company nor any subsidiary will be obligated to release, disclose or otherwise make available to the Administrative Agent, any Lender or any Issuing Bank any classified or special nuclear material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the U.S. federal government to receive such material, (y) the Administrative Agent, the Lenders and the Issuing Banks agree that in connection with any exercise of a right or remedy the U.S. federal government may remove classified information or government-issued property prior to any remedial action implicating such classified information or government-issued property and (z) upon notice from the Company, the Administrative Agent, the Lenders and the Issuing Banks shall take such steps in accordance with this Agreement as may reasonably be requested by the Company to enable the Company or any of its subsidiaries to comply with the foreign ownership, control or influence requirements of the U.S. federal government imposed from time to time.

SECTION 9.14.          No Fiduciary Duty.  (a) Each of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic or other interests that conflict with those of the Borrowers and other Loan Parties, their stockholders and/or their respective Affiliates.  The Company and the Borrowing Subsidiaries agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that nothing in the Loan Documents (except as expressly provided in Section 9.05(b)(iii) with respect to the limited agency relationship expressly provided for therein) or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Borrower or other Loan Party, its stockholders or their respective Affiliates, on the other.  The Company and the Borrowing Subsidiaries acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that:  (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers and other Loan Parties and their respective subsidiaries, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Borrower or other Loan Party, its stockholders or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower or other Loan Party, its stockholders or their respective Affiliates on other matters) or any other obligation to any Borrower or other Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of any Borrower or other Loan Party, its management, stockholders, creditors or any other Person.  Each of the Company and the Borrowing Subsidiaries agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that it will not assert any claim against any Lender based on an alleged breach of fiduciary duty by such Lender in connection with this Agreement and the transactions contemplated hereby.  Additionally, the Company and the Borrowing Subsidiaries acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that no Lender is advising any of them as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  The Company and the Borrowing Subsidiaries acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that each Borrower and other Loan

Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

(b)          The Company and the Borrowing Subsidiaries further acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that each Lender, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower or other Loan Party and other companies with which any Borrower or other Loan Party may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)          The Company and the Borrowing Subsidiaries also acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that no Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

SECTION 9.15.          Several Obligations.  The respective obligations of the Lenders and the Issuing Banks hereunder are several and not joint and the failure of any Lender or any Issuing Bank to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender or any other Issuing Bank from any of its obligations hereunder.

SECTION 9.16.          USA PATRIOT Act and Beneficial Ownership Regulation.  Each Lender that is subject to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation hereby notifies the Borrowers and other Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower and other Loan Party, which information includes the name and address of such Borrower or other Loan Party and other information that will allow such Lender to identify such Borrower or other Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.17.          Disclosure of Agent Conflicts.  Each party hereto hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrowers or other Loan Parties and their respective Affiliates.

SECTION 9.18.          Appointment for Perfection.  Each Lender and Issuing Bank hereby appoints each other Lender and Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession.  If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.19.          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees,

charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively, the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, has been received by such Lender or Issuing Bank.

SECTION 9.20.          Intercreditor Agreements.  (a) Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Loan Parties under certain Indebtedness that is permitted to be incurred hereunder and secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) or junior with the Liens on the Collateral securing the Obligations are required or permitted, under the terms hereof, to be subject to an Acceptable Intercreditor Agreement (such Indebtedness being referred to hereunder as “Specified Intercreditor Indebtedness”).  Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, from time to time upon the request of the Company, in connection with the establishment, incurrence, amendment or refinancing of any such Specified Intercreditor Indebtedness, any Acceptable Intercreditor Agreement (it being understood that the Administrative Agent is hereby authorized and directed to determine the terms and conditions of any Acceptable Intercreditor Agreement as contemplated by the definition of each such term), including any amendment, supplement or other modification to any Loan Document to implement the terms of any such Acceptable Intercreditor Agreement, and any ancillary documents thereto.

(b)          Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of the Liens and the Secured Obligations to be provided for under any Acceptable Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement (including any purchase option(s) contained therein) as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document.

(c)          Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that the Company may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties.

(d)          Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured

Party, any amendments, supplements or other modifications of any Collateral Document to add or amend any legend that may be required pursuant to any Intercreditor Agreement.

SECTION 9.21.          Conflicts.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control.

SECTION 9.22.          Release of Loan Parties and Liens.

(a)          Notwithstanding anything in Section 9.02(b) to the contrary, (i) each Borrower and each other Loan Party shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall automatically be released) upon the occurrence of the Termination Date, (ii) any Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall be automatically be released) upon the consummation of any transaction permitted hereunder if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary and (iii) without limiting the immediately preceding clause (ii), (A) any Subsidiary Guarantor that qualifies as an Excluded Subsidiary (other than as a result of any transaction that is not permitted hereunder), provided that if such Subsidiary Guarantor qualifies as an Excluded Subsidiary pursuant to clause (a) of the definition of such term, such Subsidiary Guarantor so qualifies as a result of a bona fide transaction not undertaken for the primary purpose of obtaining the release of such Subsidiary Guarantor from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents), and (B) any Restricted Subsidiary designated as a Subsidiary Guarantor pursuant to the last sentence of the definition of “Subsidiary Guarantor”, in each case, shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall be released) upon written notice thereof by the Company to the Administrative Agent.

(b)          Notwithstanding anything in Section 9.02(b) to the contrary, any Liens on any property granted to or held by the Administrative Agent under any Loan Document shall automatically be released (i) upon the occurrence of the Termination Date, (ii) if the property subject to such Lien (A) is Disposed of in any Disposition (including by means of a Restricted Payment) permitted under this Agreement to a Person that is not the Company or any Subsidiary Guarantor, (B) constitutes (or becomes) an Excluded Asset, (C) is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Guaranty Agreement in accordance with the Loan Documents, or (D) is comprised of property leased to the Company or a Subsidiary Guarantor by a Person that is not the Company or a Subsidiary Guarantor (or interests in such lease), upon termination or expiration of such lease, (iii) as expressly provided in any Acceptable Intercreditor Agreement or (iv) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02.

(c)          In connection with any release under Section 9.22(a) or 9.22(b), the Administrative Agent shall promptly execute and deliver to the relevant Borrower or other Loan Party, at the Company’s expense, all documents that such Borrower or other Loan Party shall reasonably request to evidence termination or release; provided that upon the request of the Administrative Agent, the Company shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement, and the Administrative Agent shall be entitled to conclusively rely on any such certificate.  Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.22(c) shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

SECTION 9.23.          Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including each Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)          The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

SECTION 9.24.          Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.25.          Acknowledgment Regarding Any Supported QFCs.  (a)  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as set forth in Section 9.25(b) with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan

Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the U.S. or any other state of the U.S.).

(b)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the U.S. or a state of the U.S.  Without limitation of the foregoing, it is understood and agreed that the rights and remedies of the parties hereto with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.26.          Permitted Reorganization Transaction.  At any time that a Permitted Parent shall beneficially own, directly or indirectly, more than 50.0% of the Voting Stock of the Company, the Company may, in its sole discretion, by written notice to the Administrative Agent elect that such Permitted Parent succeed to, and be substituted for, the Company under this Agreement and the other Loan Documents in its capacity as the “Company” (but not in its capacity as a Borrower hereunder) and that, in connection therewith, the Company assign and delegate to such Permitted Parent, and such Permitted Parent assume from the Company, all rights, obligations and liabilities of the Company in its capacity as the “Company” (but not in its capacity as a Borrower hereunder) under this Agreement and the other Loan Documents (and, in such notice, the Company may, in its sole discretion, further elect that such Permitted Parent be added as a “Borrower” for purposes of the Revolving Facilities (but not for purposes of the Initial Term Facility or any other Term Facility that was established prior thereto, it being understood and agreed, however, that such Permitted Parent would be permitted to be a Borrower with respect to any Term Facility established thereafter)); provided that (a) such Permitted Parent shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (b) such Permitted Parent shall expressly assume all rights, obligations and liabilities of the Company in its capacity as the “Company” (but not in its capacity as a Borrower hereunder) under this Agreement and the other Loan Documents in a manner reasonably satisfactory to the Administrative Agent, (c) except as the Administrative Agent may otherwise agree, each Subsidiary Guarantor shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Guaranty Agreement and the other Loan Documents and (d) after giving effect to the transactions contemplated by this Section 9.26 (and, for the avoidance of doubt, after giving effect to such Permitted Parent becoming subject to the covenants set forth in Articles 5 and 6 and the Events of Default set forth in Article 7, in each case, as if the such Permitted Parent were the Company), no Default or Event of Default exists or would result therefrom, it being understood and agreed that if the requirements of clauses (a), (b), (c) and (d) above are satisfied with respect to such Permitted Parent, (i) such Permitted Parent will become a party to this Agreement and the other Loan Documents to which “the Company” was then a party, (ii) such Permitted Parent will succeed to, and be substituted for, the Company under this Agreement and the other Loan Documents, and will have all the rights, obligations and liabilities of the Company, in each case, in its capacity as the “Company” (but not in its capacity as a Borrower hereunder) under this Agreement and the other Loan Documents, and the Company (as constituted immediately prior to the transactions contemplated by this Section 9.26) shall be released and discharged from, and shall cease to have rights or obligations under, in its capacity as the “Company” (but not in its capacity as a Borrower hereunder) this Agreement and the other Loan Documents and (iii) such Permitted

Parent shall be deemed to be a “Successor Company” for purposes of clause (b) of the definition of the “Company”.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMENTUM PARENT HOLDINGS LLC

by:	/s/ Travis Johnson
	Name:	Travis Johnson
	Title:	Chief Financial Officer

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender, an Issuing Bank and a Lender

by:	/s/ Michael Mastronikolas
	Name:	Michael Mastronikolas
	Title:	Vice President

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

BANK OF AMERICA, N.A., as an Issuing Bank and a Lender

by:	/s/ Oscar D. Cortez
	Name:	Oscar D. Cortez
	Title:	Director

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

MORGAN STANLEY BANK N.A., as an Issuing Bank and a Lender

by:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

MUFG BANK, LTD., as an Issuing Bank and a Lender

by:	/s/ George Stoecklein
	Name:	George Stoecklein
	Title:	Managing Director

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

by:	/s/ Eric H. Williams
	Name:	Eric H. Williams
	Title:	Senior Vice President

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

ROYAL BANK OF CANADA, as an Issuing Bank and a Lender

by:	/s/ Mark Tarnecki
	Name:	Mark Tarnecki
	Title:	Authorized Signatory

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

TRUIST BANK, as an Issuing Bank and a Lender

by:	/s/ Anika Kirs
	Name:	Anika Kirs
	Title:	Director

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

by:	/s/ Nathan R. Rantala
	Name:	Nathan R. Rantala
	Title:	Managing Director

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

BANK OF MONTREAL, as an Issuing Bank and a Lender

by:	/s/ Andrew Degrassi
	Name:	Andrew Degrassi
	Title:	Director

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

by:	/s/ Scott Lorimer
	Name:	Scott Lorimer
	Title:	Authorized Signatory

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

CITIZENS BANK, N.A., as an Issuing Bank and a Lender

by:	/s/ Andy Zayas
	Name:	Andy Zayas
	Title:	Managing Director

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

GOLDMAN SACHS BANK USA, as an Issuing Bank and a Lender

by:	/s/ Dana Siconolfi
Authorized Signatory: Dana Siconolfi

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

by:	/s/ Sean P. MacIver
	Name:	Sean P. MacIver
	Title:	Director

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as an Issuing Bank and a Lender

by:	/s/ Minxiao Tian
	Name:	Minxiao Tian
	Title:	Director

[Signature Page to Amentum Holdings, Inc. Credit Agreement]

Acknowledged and agreed, including for purposes of Section 1.13 hereof: JPMORGAN CHASE BANK, N.A., as lender of the SpinCo Term Loans under the SpinCo Term Credit Agreement,

by:	/s/ Michael Mastronikolas
	Name:	Michael Mastronikolas
	Title:	Vice President

[Signature Page to Amentum Holdings, Inc. Credit Agreement]